Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196386

131 Heartland Boulevard Edgewood, New York 11717	33122 Valle Road San Juan Capistrano, California 92675
July 17, 2014
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Vicon Industries, Inc. and
the Shareholders of IQinVision, Inc.:
As previously announced, the boards of directors of Vicon Industries, Inc., referred to herein as Vicon, and IQinVision, Inc., referred to herein as IQinVision, have each approved an Agreement and Plan of Merger and Reorganization dated March 28, 2014 (“Merger Agreement”) by and among Vicon, IQinVision and VI Merger Sub, Inc., a California corporation and wholly owned subsidiary of Vicon, referred to herein as Merger Sub, pursuant to which Merger Sub will be merged with and into IQinVision, with IQinVision surviving as a wholly owned subsidiary of Vicon (the “Merger”).
Vicon is soliciting proxies for use at its 2014 annual meeting of shareholders (the “Vicon annual meeting”) to consider and vote to approve the issuance of shares of Vicon common stock in connection with the Merger. In addition, because Vicon would ordinarily hold its annual meeting of shareholders in May, in order to avoid the expense and inconvenience of holding two shareholder meetings in a short period of time, a single shareholder meeting will be held to act on the matters customarily placed before shareholders at the annual meeting as well as the matters to be placed before shareholders in connection with the Merger. Accordingly, this proxy statement/prospectus/consent solicitation includes information related to all such matters.
IQinVision is soliciting written consents from its shareholders to consider and vote on a proposal to adopt and approve the Merger Agreement and the transactions completed thereby.
Following the consummation of the transactions contemplated by the Merger Agreement, the shareholders of Vicon immediately prior to the effective time of the Merger and the shareholders of IQinVision immediately prior to the effective time of the Merger will each own approximately 50% of the outstanding shares of common stock of Vicon after the Merger. Pursuant to the terms of the Merger Agreement, based on the number of shares of Vicon common stock outstanding and the number of shares of IQinVision capital stock outstanding, as of the close of business on July 16, 2014, the last trading day before the date of this proxy statement/prospectus/consent solicitation, at the effective time of the Merger, the issued and outstanding shares of capital stock of IQinVision will be converted into such total number of shares of Vicon common stock equal to approximately 0.2525 for each share of common stock of IQinVision and approximately 0.4013 for each share of common stock into which each share of preferred stock of IQinVision is convertible, subject to adjustment.
Vicon’s common stock is listed on the NYSE MKT under the symbol “VII.” On July 16, 2014, the last trading day before the date of this proxy statement/prospectus/consent solicitation, the closing price of the Vicon common stock was $2.30 per share. IQinVision is a privately-held company and there is no public market for its securities.
This proxy statement/prospectus/consent solicitation provides you with detailed information concerning Vicon, IQinVision and the Merger. It also contains important information about the other matters to be considered and voted upon at the Vicon annual meeting. Please give all of the information contained in this proxy statement/prospectus/consent solicitation your careful attention.
In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 35 of this proxy statement/prospectus/consent solicitation.
Thank you for your cooperation and continued support.
Sincerely,

Kenneth M. Darby Chairman of the Board of Directors Chief Executive Officer Vicon Industries, Inc.	Charles Chestnutt Chief Executive Officer IQinVision, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/prospectus/consent solicitation or passed upon the adequacy or accuracy of this proxy statement/prospectus/consent solicitation. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus/consent solicitation is dated July 17, 2014 and was first mailed to shareholders of Vicon and shareholders of IQinVision on or about July 21, 2014.

REFERENCES TO ADDITIONAL INFORMATION
Vicon has supplied all information contained in this proxy statement/prospectus/consent solicitation relating to Vicon and IQinVision has supplied all information contained in this proxy statement/prospectus/consent solicitation relating to IQinVision.
This proxy statement/prospectus/consent solicitation incorporates or refers to important business and financial information about Vicon that is not included in or delivered with this proxy statement/prospectus/consent solicitation. Such information is available without charge to shareholders of Vicon upon written request at the following address: Vicon Industries, Inc., 131 Heartland Boulevard, Edgewood, New York 11717, c/o Corporate Secretary, or by telephone (631) 952-2288. If you would like to request additional information from Vicon, please do so at least five business days before the Vicon annual meeting (i.e., by August 21, 2014), in order to receive the information before the Vicon annual meeting.
If you would like to request additional information from IQinVision, please send a request to: IQinVision, Inc., 33122 Valle Road, San Juan Capistrano, CA 92675, c/o Corporate Secretary, or by telephone (949) 369-8100. Please make your request at least five business days before you plan to deliver your written consent, which must be delivered to IQinVision by August 27, 2014.
See the section entitled “WHERE YOU CAN FIND ADDITIONAL INFORMATION.”

Vicon Industries, Inc.
131 Heartland Boulevard
Edgewood, New York 11717
(631) 952-2288
NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 28, 2014
TO THE VICON SHAREHOLDERS:
We are pleased to invite you to attend the 2014 annual meeting of shareholders (the “Vicon annual meeting”) of Vicon Industries, Inc. (“Vicon”), a New York corporation, which will be held at the principal executive offices of Vicon, which are located at 131 Heartland Boulevard, Edgewood New York 11717, on August 28, 2014 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

Proposal No. 1:
To approve the issuance of shares of Vicon common stock (the “Merger Consideration”) to shareholders of IQinVision, Inc., a California corporation (“IQinVision”), pursuant to the Agreement and Plan of Merger and Reorganization dated March 28, 2014 (the “Merger Agreement”), by and among Vicon, IQinVision, Inc., and VI Merger Sub, Inc., a California corporation and wholly owned subsidiary of Vicon (“Merger Sub”), pursuant to which Merger Sub will be merged with and into IQinVision, with IQinVision surviving as a wholly owned subsidiary of Vicon (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus/consent solicitation.

Proposal No. 2:	To approve the adjournment or postponement of the Vicon annual meeting, if necessary or appropriate, to solicit additional proxies.

Proposal No. 3:	To approve the election of two (2) directors of Vicon for a term of three years or until a successor is duly elected and qualified, or until their earlier death, resignation or removal.

Proposal No. 4:
To approve, on an advisory (non-binding) basis, the compensation of Vicon’s named executive officers as disclosed in the Compensation Discussion and Analysis – Executive Compensation section of the accompanying proxy statement/prospectus/consent solicitation.

Proposal No. 5:	To approve the ratification of the appointment of BDO USA, LLP as Vicon’s independent registered public accounting firm for the fiscal year ending September 30, 2014.
Vicon will not transact any other business at the Vicon annual meeting except such business as may properly be brought before the Vicon annual meeting or any adjournment or postponement thereof.
The Vicon board of directors has fixed July 11, 2014 as the record date for determining which Vicon shareholders have the right to receive notice of and to vote at the Vicon annual meeting or any adjournments or postponements thereof. Only holders of record of shares of Vicon common stock at the close of business on the record date have the right to receive notice of and to vote at the Vicon annual meeting. At the close of business on the record date, Vicon had 4,522,335 shares of common stock outstanding and entitled to vote. The list of shareholders entitled to vote at the Vicon annual meeting will be available for examination by any Vicon shareholder at Vicon’s offices at 131 Heartland Boulevard, Edgewood, New York, 11717, for at least 10 calendar days prior to the date of the Vicon annual meeting.
Your vote is very important. Completion of the Merger is conditioned on, among other things, approval of the issuance of shares of Vicon common stock to IQinVision shareholders pursuant to the Merger Agreement. Whether or not you expect to attend the Vicon annual meeting in person, we urge you to complete, sign and return the enclosed proxy card or otherwise provide your proxy and thus ensure that your shares will be represented at the Vicon annual meeting if you are unable to attend.
You may revoke the proxy at any time before its exercise in the manner described in the accompanying proxy statement/prospectus/consent solicitation. Any shareholder present at the Vicon annual meeting, including any adjournment or postponement of the Vicon annual meeting, may revoke such shareholder’s proxy and vote personally on the matters to be considered at the Vicon annual meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” Proposal Nos. 1, 2, 4 and 5 and “FOR” each of the director nominees set forth in Proposal No. 3 outlined above.
THE VICON BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO AND IN THE BEST INTERESTS OF VICON AND ITS SHAREHOLDERS. ACCORDINGLY, THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.
The enclosed proxy statement/prospectus/consent solicitation provides a detailed description of the Merger and the Merger Agreement as well as a description of the issuance of shares of Vicon common stock to IQinVision shareholders pursuant to the Merger. It also contains important information about the other matters to be considered and voted upon at the Vicon annual meeting. We urge you to read this proxy statement/prospectus/consent solicitation, including the attached annexes and any documents incorporated by reference, carefully and in their entirety. For a discussion of certain risks associated with the Merger and its potential impact on Vicon and the Vicon shareholders, see the section entitled “Risk Factors” beginning on page 35 of the proxy statement/prospectus/consent solicitation.

BY ORDER OF THE BOARD OF DIRECTORS
Kenneth M. Darby
July 17, 2014 Edgewood, New York	Chairman of the Board of Directors Chief Executive Officer

IQinVision, Inc.
33122 Valle Road
San Juan Capistrano, CA 92675
NOTICE OF SOLICITATION OF WRITTEN CONSENT
To the IQinVision Shareholders:
IQinVision, Inc., a California corporation (“IQinVision”), has entered into an Agreement and Plan of Merger and Reorganization, dated March 28, 2014 (the “Merger Agreement”), by and among Vicon Industries, Inc., a New York corporation (“Vicon”), VI Merger Sub, Inc., a California corporation and wholly owned subsidiary of Vicon (“Merger Sub”) and IQinVision, a copy of which is attached as Annex A to this proxy statement/prospectus/consent solicitation, pursuant to which Merger Sub would merge with and into IQinVision, with IQinVision surviving the merger as a wholly owned subsidiary of Vicon, and pursuant to which Vicon would issue common stock to IQinVision’s shareholders (the “Merger”).
This proxy statement/prospectus/consent solicitation is being delivered to you on behalf of IQinVision’s board of directors to request that holders of IQinVision common stock and preferred stock as of July 15, 2014, or the record date, execute and return written consents to approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby. At the close of business on the record date, IQinVision had 5,766,922 shares of common stock and 7,162,103 shares of preferred stock outstanding and entitled to vote.
As a record holder of outstanding shares of IQinVision common stock or preferred stock on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return it to IQinVision. IQinVision’s board of directors has set August 27, 2014 as the target final date for receipt of written consents. IQinVision reserves the right to extend the final date for receipt of written consents without any prior notice to shareholders.
This proxy statement/prospectus/consent solicitation describes the Merger Agreement and the actions to be taken in connection with the Merger and provides additional information about the parties involved and the effect of the Merger on IQinVision’s shareholders. You are urged to carefully read the accompanying proxy statement/prospectus/consent solicitation, including any Annexes thereto, before executing the written consent. In addition, please note that, as an IQinVision shareholder, you are not being asked to vote upon or consent to any of the proposals to be considered at the Vicon annual meeting as described elsewhere in the accompanying proxy statement/prospectus/consent solicitation.
Written consents from the holders of (i) a majority of the outstanding shares of IQinVision common stock, (ii) a majority of the outstanding shares of IQinVision preferred stock, voting together as a single class on an as-converted-to-common stock basis, and (iii) a majority of the outstanding shares of each series of IQinVision preferred stock, voting separately on an as-converted-to-common stock basis, each outstanding on the record date, are required to approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby.
For a summary of the dissenters’ rights that may be available to you, see the section entitled “The Merger—Dissenters’ Rights of IQinVision Shareholders” beginning on page 85 of the accompanying proxy statement/prospectus/consent solicitation. For a discussion of certain risks associated with the Merger and its potential impact on IQinVision and the IQinVision shareholders, see the section entitled “Risk Factors” beginning on page 35 of the accompanying proxy statement/prospectus/consent solicitation.
Regardless of the number of shares you own, it is important that you execute and return your written consent. Please complete, date and sign the written consent furnished with the accompanying proxy statement/prospectus/consent solicitation and return it promptly to IQinVision by one of the means described in “Solicitation of IQinVision Written Consent—Submission of Consents” on page 52 of the accompanying proxy statement/prospectus/consent solicitation. You may change or revoke your consent at any time before the consents of holders of a sufficient number of shares to approve the Merger have been filed with IQinVision’s Corporate Secretary. Please take action immediately to ensure that your written consent is received no later than August 27, 2014.

THE IQINVISION BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE MERGER, INCLUDING THE TERMS OF THE MERGER AGREEMENT, AND HAS DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF IQINVISION AND ITS SHAREHOLDERS. ACCORDINGLY, THE IQINVISION BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IQINVISION SHAREHOLDERS APPROVE THE MERGER, INCLUDING THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION.

BY ORDER OF THE BOARD OF DIRECTORS
Charles Chestnutt
San Juan Capistrano, California July 17, 2014	Chief Executive Officer

i

ANNEXES
Merger Agreement	ANNEX A	A-1
Fairness Opinion of TM Capital	ANNEX B	B-1
Fairness Opinion of Imperial Capital	ANNEX C	C-1
Chapter 13 of the California General Corporation Law	ANNEX D	D-1
Form of Vicon Voting Agreements	ANNEX E	E-1
Form of IQinVision Voting Agreements	ANNEX F	F-1
Form of Post-Closing Lock-Up Agreement	ANNEX G	G-1
IQinVision unaudited condensed financial statements and related notes for the three-month periods ended March 31, 2014 and 2013 and audited financial statements and related notes for the years ended December 31, 2013 and 2012
	ANNEX H	H-1

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PART I – SUMMARY AND GENERAL INFORMATION

DEFINED TERMS

CGCL	California General Corporation Law

Code	The Internal Revenue Code of 1986, as amended

Effective Time	The time at which the articles of merger are filed with the Secretary of State of California in connection with the Merger

Exchange Act	Securities Exchange Act of 1934, as amended

IQinVision	IQinVision, Inc., a California corporation

Merger	The transaction whereby Merger Sub will be merged with and into IQinVision, with IQinVision surviving as a wholly owned subsidiary of Vicon pursuant to the terms of the Merger Agreement

Merger Agreement	Agreement and Plan of Merger and Reorganization, dated as of March 28, 2014, as it may be amended from time to time, by and among Vicon, IQinVision and Merger Sub

Merger Consideration
A number of shares of Vicon common stock equal to the total number of shares of Vicon common stock then issued and outstanding, excluding outstanding options to purchase Vicon common stock, and any other securities convertible into Vicon common stock, on the terms provided in the Merger Agreement and as further described below under the section entitled “The Merger Agreement – The Merger Consideration,” immediately prior to the Effective Time, which shall be issued to the holders of shares of IQinVision capital stock in accordance with the Merger Agreement

Merger Sub	VI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Vicon

NYBCL	New York Business Corporation Law

SEC	Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

Vicon*	Vicon Industries, Inc., a New York corporation

Vicon annual meeting
The 2014 annual meeting of shareholders of Vicon, to be held on August 28, 2014 at 10:00 a.m., Eastern Daylight Time, for the purposes described in this proxy statement/prospectus/consent solicitation.

*    In this proxy statement/prospectus/consent solicitation, references to “we,” “us” or “our” refer to Vicon.

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE VICON ANNUAL MEETING AND THE IQINVISION CONSENT SOLICITATION
The following questions and answers are intended to briefly address potential questions that Vicon or IQinVision shareholders may have about the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby, and the effect of the Merger on Vicon shareholders and IQinVision shareholders. They are also intended to address questions that Vicon shareholders may have about the separate matters to be considered at the Vicon annual meeting. This section, however, only provides summary information. Vicon shareholders and IQinVision shareholders are urged to read carefully the remainder of this proxy statement/prospectus/consent solicitation, including any Annexes hereto, because the information in this section may not provide all the information that could be important to you when making a voting decision regarding the matters being considered by this proxy statement/prospectus/consent solicitation. If you are a Vicon shareholder and have additional questions about the information provided in this proxy statement/prospectus/consent solicitation, please refer to “Questions and Answers for Vicon Shareholders - Who can help answer my questions?” below. If you are an IQinVision shareholder and have additional questions about the information provided in this proxy statement/prospectus/consent solicitation, please refer to “Questions and Answers for IQinVision Shareholders - Who can help answer my questions?” below.
Questions and Answers Regarding the Merger
Q: What is the transaction?
A: The transaction is the Merger of Merger Sub with and into IQinVision with IQinVision surviving the Merger as the wholly owned subsidiary of Vicon. Following the consummation of the transactions contemplated by the Merger Agreement, the shareholders of Vicon immediately prior to the Effective Time and the shareholders of IQinVision immediately prior to the Effective Time will each own approximately 50% of the outstanding shares of common stock of Vicon after the Merger.
Pursuant to the terms of the Merger Agreement, based on the number of shares of Vicon common stock outstanding and the number of shares of IQinVision capital stock outstanding, as of the close of business on July 16, 2014, the last trading day before the date of this proxy statement/prospectus/consent solicitation, at the Effective Time, the issued and outstanding shares of capital stock of IQinVision will be converted into such total number of shares of Vicon common stock equal to approximately 0.2525 for each share of common stock of IQinVision and approximately 0.4013 for each share of common stock into which each share of preferred stock of IQinVision is convertible, subject to adjustment.
Q: Why am I receiving this proxy statement/prospectus/consent solicitation?
A: You are receiving this proxy statement/prospectus/consent solicitation because you are a shareholder of Vicon or a shareholder of IQinVision. If you are a shareholder of Vicon, you are entitled to vote on each of the proposals being considered at the Vicon annual meeting, including the issuance of the Merger Consideration. If you are a shareholder of IQinVision, you are entitled to vote on the Merger by signing the IQinVision shareholder written consent. This document serves as a proxy statement of Vicon used to solicit proxies for the Vicon annual meeting, as a consent solicitation of IQinVision shareholders, and as a prospectus of Vicon used to offer shares of Vicon common stock to IQinVision shareholders pursuant to the terms of the Merger Agreement. This document contains important information about the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby, and the effect of the Merger on Vicon shareholders and IQinVision shareholders. It also contains important information about the separate matters to be considered at the Vicon annual meeting. You are urged to carefully read this proxy statement/prospectus/consent solicitation, including any Annexes hereto, before voting on any of the matters discussed herein.
Q: What is required to approve the Merger Agreement and consummate the Merger?
A: To consummate the Merger, Vicon shareholders must approve the issuance of the Merger Consideration, and IQinVision shareholders must approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby.

The approval by the shareholders of Vicon of the issuance of the Merger Consideration requires the affirmative vote of a majority of the votes cast at the Vicon annual meeting, assuming a quorum is present. The approval of the Merger, including the terms of the Merger Agreement, by the shareholders of IQinVision requires the affirmative vote, through the execution of the enclosed written consent, of the holders of (i) a majority of the outstanding shares of IQinVision common stock, (ii) a majority of the outstanding shares of IQinVision preferred stock, voting together as a single class on an as-converted to common stock basis, and (iii) a majority of the outstanding shares of each series of IQinVision preferred stock, voting separately on an as-converted to common stock basis, in each case outstanding on the applicable record date.
In addition to the requirement to obtain the requisite shareholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, you are urged to read the section entitled “The Merger Agreement—Conditions to Completion of the Merger” of this proxy statement/prospectus/consent solicitation.
Q: What will happen to Vicon and IQinVision if the Merger is not ultimately completed?
A: If the Merger is not completed, Vicon and IQinVision will continue to operate as separate companies and their respective businesses and operations will continue as they currently are. The board of directors of each of Vicon and IQinVision believe that the Merger will enable the combined company to compete more effectively and efficiently in the increasingly competitive international security market.
Q: When do Vicon and IQinVision expect to complete the Merger?
A: Vicon and IQinVision are working to complete the Merger during the fourth quarter of Vicon’s 2014 fiscal year, which ends on September 30, 2014, or as soon thereafter as reasonably possible. Vicon and IQinVision must first obtain the necessary approvals, including, but not limited to, the approval of each company’s shareholders as described herein, and satisfy the additional closing conditions described in the Merger Agreement. Neither Vicon nor IQinVision can provide any assurances as to whether all the conditions to closing the Merger will be met nor can they predict the exact timing of the closing of the Merger. It is possible that, regardless of whether the requisite shareholder approvals are obtained, the Merger will not be completed.
Q: What are the material U.S. federal income tax consequences of the Merger?
A: The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the Merger qualifies as a reorganization, it is anticipated that IQinVision shareholders will not recognize a gain or loss for U.S. federal income tax purposes upon the exchange of shares of IQinVision capital stock for shares of Vicon common stock, except with respect to cash received in lieu of fractional shares of Vicon common stock and except for IQinVision shareholders who exercise their dissenters’ rights with respect to the Merger.
Tax matters are very complicated, and the tax consequences of the Merger to a particular shareholder will depend, in part, on such shareholder’s individual circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information, please see the section entitled “The Merger and the Combined Company—Material U.S. Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus/consent solicitation.
Q: What risks should I consider in deciding whether to vote in favor of the proposals?
A: You should carefully review the section of this proxy statement/prospectus/consent solicitation entitled “Risk Factors” beginning on page 35, which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Vicon and IQinVision, as an independent company, is subject.
Q: Who is paying for this proxy solicitation and consent solicitation?
A: Vicon and IQinVision have jointly prepared this proxy statement/prospectus/consent solicitation and will each bear their own costs associated with providing this proxy statement/prospectus/consent solicitation, including the preparation, assembly, printing and mailing of this proxy statement/prospectus/consent solicitation, to their respective shareholders. Vicon may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding the proxy statement/prospectus/consent solicitation materials to beneficial owners who hold their shares in “street name” through such custodians, nominees or fiduciaries.
Questions and Answers for Vicon Shareholders
Q: What will I receive in the Merger?
A: Whether or not the Merger is completed, Vicon shareholders will retain the Vicon common stock that they currently own. They will not receive any Merger Consideration, and they will not receive any additional shares of Vicon common stock in the Merger. As part of the Merger, and pursuant to the terms of the Merger Agreement, on June 9, 2014, the Vicon board of directors declared a special cash dividend of $0.55 per share payable to Vicon shareholders of record as of July 11, 2014, payable within 15 days after the Effective Time, subject to the satisfaction of the closing conditions set forth in the Merger Agreement. The special cash dividend will not be paid if the Merger is not completed.
Q: What is the difference between a shareholder of record and a beneficial owner of shares?
A: If your shares are registered directly in your name with Vicon’s transfer agent, Computershare, you are considered a “shareholder of record” with respect to those shares. If this is the case, this proxy statement/prospectus/consent solicitation has been sent or provided directly to you by Vicon.
If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in “street name.” If this is the case, the proxy materials have been forwarded to you by your broker, bank or other nominee, which is considered the shareholder of record with respect to these shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares.
Q: What do I need to do now?
A: You are encouraged to carefully read and consider the information in this proxy statement/prospectus/consent solicitation, including the Annexes hereto and the documents incorporated herein by reference. If you are the shareholder of record of your shares of Vicon common stock, you may instruct the proxy holders how to vote your shares by:

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Logging onto the website http://www.envisionreports.com/VII and following the prompts using your control number located on your proxy card to vote over the Internet anytime up to 1:00 a.m., Central Daylight Time, on August 28, 2014 and following the instructions provided on that site;

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Dialing 1-800-652-VOTE (8683) and listening for further directions to vote by telephone anytime up to 1:00 a.m., Central Daylight Time, on August 28, 2014 and following the instructions provided in the recorded message; or

•	Signing and returning your proxy card in the postage-paid envelope provided.
If you are the beneficial owner of shares of Vicon common stock, you have the right to direct your broker, bank or nominee on how to vote your shares. Your broker, bank or nominee has provided a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. Please follow the instructions provided by the nominee or contact the nominee directly if you need to receive a voting instruction card or have any questions about voting your shares held in street name.
Vicon shareholders may also attend the Vicon annual meeting and vote in person. If you hold shares in street name and wish to be able to vote in person at the Vicon annual meeting, you must obtain a “legal proxy” from your broker, bank or other nominee and present it to the inspector of elections with your ballot at the Vicon annual meeting. Even if you plan to attend the Vicon annual meeting in person, we recommend that you submit your proxy in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy in advance of the Vicon annual meeting will not affect your right to vote in person should you decide to attend the meeting.

Q: What am I being asked to vote on?
A: Vicon shareholders are being asked to vote on the following proposals at the Vicon annual meeting:

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Proposal No. 1 - Approval of the Issuance of the Merger Consideration: To approve the issuance of shares of Vicon common stock to IQinVision shareholders to complete the Merger, pursuant to the terms of the Merger Agreement;

•	Proposal No. 2 - Approval of Adjournment or Postponement of Meeting: To approve the adjournment or postponement of the Vicon annual meeting, if necessary or appropriate, to solicit additional proxies;

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Proposal No. 3 - Election of Directors: To approve the election of two (2) directors of Vicon for a term of three years or until a successor is duly elected and qualified, or until their earlier death, resignation or removal; and

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Proposal No. 4 - Approval of the Compensation of Vicon’s Named Executive Officers: To approve, on an advisory (non-binding) basis, the compensation of Vicon’s named executive – officers as disclosed in the Compensation Discussion and Analysis – Executive Compensation section; and

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Proposal No. 5 - Approval of the Appointment of Vicon’s Independent Registered Public Accountants: To approve the ratification of the appointment of BDO USA, LLP as Vicon’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

Q: Are there any other matters to be addressed at the Vicon annual meeting?
A: Vicon knows of no other matters to be brought before the Vicon annual meeting, but if other matters are properly brought before the meeting, or at any adjournment or postponement thereof, the persons named in the proxy intend to take such action as in their judgment is in the best interests of Vicon and its shareholders. The proxy holders, Kenneth M. Darby and Arthur D. Roche are members of the Vicon board of directors.
Q: What vote of Vicon shareholders is required to approve each item?
A: Assuming a quorum is present at the Vicon annual meeting, the vote requirements for the various proposals are as follows:

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Proposal No. 1 - Approval of the Issuance of the Merger Consideration: Approval of the issuance of the Merger Consideration to IQinVision shareholders requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Vicon annual meeting.

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Proposal No. 2 - Approval of Adjournment or Postponement of Meeting: Approval of the adjournment or postponement of the Vicon annual meeting requires the affirmative vote of the holders of the majority of the votes cast, in person or by proxy, at the Vicon annual meeting, whether or not a quorum is present.

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Proposal No. 3 - Election of Directors: Each director must be elected by the affirmative vote of a plurality of the votes cast with respect to such director by the shares represented, in person or by proxy, and entitled to vote therefor at the Vicon annual meeting.

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Proposal No. 4 - Approval of the Compensation of Vicon’s Named Executive Officers: Approval of the compensation of Vicon’s named executive officers, on an advisory (non-binding) basis, requires the affirmative vote of a majority of the total votes cast, in person or by proxy, at the Vicon annual meeting.

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Proposal No. 5 - Approval of the Appointment of Vicon’s Independent Registered Public Accountants: Approval of the appointment of BDO USA, LLP as Vicon’s independent registered public accountants requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Vicon annual meeting.

Q: How many votes do I have?
A: You are entitled to one vote for each share of Vicon common stock you owned at the close of business on the record date, provided that those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a nominee.
Q: How are abstentions and broker non-votes treated?
A: A Vicon shareholder’s abstention from voting will have the same effect as a vote “AGAINST” Proposal No. 1 (Approval of the Issuance of the Merger Consideration). A Vicon shareholder’s abstention from voting will have no effect on Proposal No. 2 (Approval of Adjournment or Postponement of Meeting), Proposal No. 4 (Approval of the Compensation of Vicon’s Named Executive Officers) or Proposal No. 5 (Approval of the Appointment of Vicon’s

Independent Registered Public Accountants). Votes that are withheld for Proposal No. 3 (Election of Directors) will not be included in the vote tally for the election of the directors.
Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or nominee holding the shares. “Broker non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or nominee can still vote the shares with respect to matters that are considered to be “routine.”
Proposal No. 2 (Approval of Adjournment or Postponement of Meeting) and Proposal No. 5 (Approval of the Appointment of Vicon’s Independent Registered Public Accountants) are considered to be “routine” matters; as such, if you hold your shares in street name and do not give voting instructions to the broker, bank or nominee holding your shares, your broker, bank or nominee can still vote the shares with respect to these two proposals. Proposal No. 1 (Approval of the Issuance of the Merger Consideration), Proposal No. 3 (Election of Directors) and Proposal No. 4 (Approval of the Compensation of Vicon’s Named Executive Officers) are considered to be “non-routine” matters; as such, if you hold your shares in street name and do not give voting instructions to the broker, bank or nominee holding your shares, your shares will not be voted with respect to these three proposals. This is what is referred to as a “broker non-vote.” Broker non-votes will not count for purposes of determining the number of votes cast. To make sure your vote is counted, you should instruct your broker, bank or other nominee as to how to vote your shares, following the instructions contained in the voting instructions card that your nominee provides to you.
Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one notice or set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you receive more than one proxy card, please vote promptly with respect to each proxy card that you receive to ensure that all of your shares are voted at the Vicon annual meeting.
Q: What happens if I do not return a proxy card or otherwise provide proxy instructions?
A: If you are the holder of record of your shares, the failure to return your proxy card means that your shares will not be counted for purposes of determining whether a quorum is present at the Vicon annual meeting and will not be counted toward the vote for any of the proposals.
Executed proxies without instructions will be voted “FOR” the approval of the issuance of the Merger Consideration and “FOR” each of the other proposals to be considered at the Vicon annual meeting.
Q: Can I change or revoke my vote after I return a proxy card or voting instruction card?
A: Yes, you may change your mind at any time before the vote is taken at the Vicon annual meeting.
If you are the holder of record of your shares, you may revoke or change a previously delivered proxy at any time before the Vicon annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Vicon’s Corporate Secretary at Vicon’s principal executive offices before the beginning of the Vicon annual meeting. You may also revoke your proxy by attending the Vicon annual meeting and voting in person, although attendance at the Vicon annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered.
If you are the beneficial owner of your shares, you must contact your broker, bank or other nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Vicon annual meeting if you obtain a legal proxy as described above.

Q: Who can help answer my questions?
A: If you are a Vicon shareholder and have any questions about the Merger, the Vicon annual meeting, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus/consent solicitation, the enclosed proxy card, or voting instructions, you should contact Vicon’s proxy solicitor, Georgeson Inc. at (800) 261-1047, or Vicon Industries, Inc. at (631) 952-2288.
Questions and Answers for IQinVision Shareholders
Q: What do IQinVision shareholders need to do now?
A: You should read this proxy statement/prospectus/consent solicitation carefully, including the Annexes hereto and the documents incorporated herein by reference, and consider how the Merger affects you as an IQinVision shareholder. IQinVision shareholders are being asked to sign and return the enclosed written consent. IQinVision is not asking IQinVision shareholders for a proxy and IQinVision shareholders are not requested to send IQinVision a proxy. If you hold shares of IQinVision common stock or preferred stock as of the record date and you wish to give your written consent, you must complete the enclosed written consent, date and sign it, and promptly return it to IQinVision. Once you have completed, dated and signed the written consent, you may deliver it to IQinVision by faxing it to IQinVision’s legal counsel, Stradling Yocca Carlson & Rauth, P.C., Attention: Brandon Sanders, Esq. at (949) 823-5085, by emailing a .pdf copy of it to bsanders@sycr.com, or by mailing it to Stradling Yocca Carlson & Rauth, P.C. at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, Attention: Brandon Sanders, Esq.
Q: What am I being asked to approve?
A: You are being asked to approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby. As an IQinVision shareholder, you are not being asked to vote upon or consent to any of the proposals to be considered at the Vicon annual meeting as described elsewhere in this proxy statement/prospectus/consent solicitation.
Q: What will IQinVision shareholders receive in the Merger?
A: Vicon has agreed to issue, and IQinVision shareholders will have the right to receive, for each share of IQinVision common stock or preferred stock they hold, that number of shares of Vicon common stock determined pursuant to the exchange ratio set forth in the Merger Agreement and described in this proxy statement/prospectus/consent solicitation under the heading “The Merger Agreement—Merger Consideration.” If the Merger is consummated, each share of IQinVision common stock and preferred stock, based on the number of shares of common stock into which the preferred stock is convertible, will convert into the right to receive that number of shares of Vicon common stock equal to the applicable exchange ratio. Based on Vicon’s and IQinVision’s outstanding securities as of July 16, 2014, the exchange ratio for (i) the IQinVision common stock would have been 0.2525 and (ii) the IQinVision common stock into which each share of preferred stock is convertible would have been 0.4013. Each outstanding share of IQinVision Series A preferred stock is convertible into approximately 1.5203 shares of IQinVision common stock and each outstanding share of IQinVision Series B, Series C and Series D preferred stock is convertible into one share of IQinVision common stock. Upon completion of the Merger, current shareholders of Vicon are expected to own approximately 50% of the combined company, and current shareholders of IQinVision are expected to own approximately 50% of the combined company. The Merger will not result in the payment of any liquidation preferences of the IQinVision preferred stock.
Q: What options do I have with respect to the Merger Agreement proposal?
A: With respect to the shares of IQinVision common stock or preferred stock that you hold, you may execute a written consent to approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby (which is equivalent to a vote for the Merger), or to you can choose not to execute the written consent (which is equivalent to a vote against the Merger). If you fail to execute and return your written consent, it has the same effect as voting against the Merger.
Q: How will the Merger affect stock options for and stock appreciation rights with respect to IQinVision common stock?
A: Vicon will assume outstanding options to purchase and stock appreciation rights with respect to shares of IQinVision common stock. The options and stock appreciation rights will become exercisable for shares of Vicon common stock with substantially similar terms regarding exercisability, vesting schedule and other provisions, but with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between Vicon common stock and IQinVision common stock determined in accordance with the Merger Agreement.
Q: As an IQinVision shareholder, how does IQinVision’s Board of Directors recommend that I vote?
A: After careful consideration, IQinVision’s Board of Directors unanimously recommends that IQinVision’s shareholders vote to adopt and approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby.
Q: Who is entitled to give a written consent?
A: IQinVision’s Board of Directors has set July 15, 2014 as the record date for determining holders of IQinVision common stock or preferred stock entitled to execute and deliver this written consent with respect to this solicitation. Holders of IQinVision common stock or preferred stock on the record date will be entitled to give a consent using the written consent furnished with this proxy statement/prospectus/consent solicitation.
Q: Who is soliciting my written consent?
A: IQinVision’s Board of Directors is providing these consent solicitation materials to you. These materials also constitute a prospectus with respect to the Vicon common stock issuable to IQinVision’s shareholders in the Merger.
Q: How can I return my IQinVision written consent?
A: If you hold shares of IQinVision common stock or preferred stock as of the record date and you wish to give your written consent, you must complete the enclosed written consent, date and sign it, and promptly return it to IQinVision. You may deliver it to IQinVision by faxing it to IQinVision’s legal counsel, Stradling Yocca Carlson & Rauth, P.C., Attention: Brandon Sanders, Esq., at (949) 823-5085, by emailing a .pdf copy of it to bsanders@sycr.com, or by mailing it to Stradling Yocca Carlson & Rauth, P.C. at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, Attention: Brandon Sanders, Esq. If you mail your written consent, please allow sufficient time for it to be delivered in advance of the delivery deadline discussed below.
Q: What happens if I do not return my IQinVision written consent?
A: If you do not return your written consent, that will have the same effect as a vote against the Merger.
Q: Will my rights as a Vicon shareholder be different from my rights as an IQinVision shareholder?
A: Yes. Upon completion of the Merger, each shareholder of IQinVision will become a shareholder of Vicon. There are important differences between the rights of shareholders of Vicon and shareholders of IQinVision. Please carefully review the description of these differences in the section of this proxy statement/prospectus/consent solicitation entitled “Comparison of Rights of Shareholders.”
Q: Are IQinVision shareholders entitled to dissenters’ rights?
A: Under California law, holders of IQinVision capital stock are entitled to dissenters’ rights in connection with the Merger. If you do not wish to accept shares of Vicon common stock in the Merger and you do not approve the Merger Agreement by the IQinVision shareholder action by written consent, you have the right under California law to seek from IQinVision the “fair market value” of your shares in lieu of the Vicon common stock you would receive if the Merger is completed. IQinVision refers you to the information under the heading “The Merger— Dissenters’ Rights of IQinVision Shareholders” of this proxy statement/prospectus/consent solicitation and to the applicable California statute attached as Annex D to this proxy statement/prospectus/consent solicitation for information on how to exercise your dissenters’ rights. Failure to follow all of the steps required under California law will result in the loss of your dissenters’ rights. In addition, if holders of more than ten percent (10%) of the outstanding shares of IQinVision, on an as-converted-to-common stock basis, decide to exercise their dissenters’ rights, Vicon will have the right to terminate the Merger Agreement.
Q: What is the deadline for returning my written consent?
A: The board of directors of IQinVision has set August 27, 2014 as the targeted final date for receipt of written consents. IQinVision reserves the right to extend the final date for receipt of written consents beyond August 27, 2014 in the event that consents adopting and approving the Merger, including the Merger Agreement and the transactions contemplated thereby, have not been obtained by that date from holders of a sufficient number of shares of IQinVision common stock and preferred stock to satisfy the conditions to the Merger. Any such extension may be made without notice to shareholders. When IQinVision has received written consents from shareholders sufficient to approve the Merger, the consent solicitation will conclude.
Q: Can I change or revoke my written consent?
A: Yes, you may change or revoke your consent to the Merger at any time before the consents of a sufficient number of shares to approve the Merger have been filed with IQinVision’s Corporate Secretary. If you wish to change or revoke your consent before that time, you may do so by one of the means described in the section entitled “Solicitation of IQinVision Written Consent—Submission of Consents” of this proxy statement/prospectus/consent solicitation, or delivering a notice of revocation to IQinVision’s Corporate Secretary.
Q: Should I send in my stock certificates now?
A: No. If you are an IQinVision shareholder, assuming the Merger is completed, you will receive written instructions from the exchange agent about how to exchange your stock certificates representing shares of IQinVision capital stock for stock certificates representing shares of Vicon common stock.
Q: Who can help answer my questions?
A: If you are an IQinVision shareholder and have any questions about the Merger or how to submit your written consent, or if you need additional copies of this proxy statement/prospectus/consent solicitation, you should contact Charles Chestnutt at IQinVision at (949) 369-8100.
SUMMARY
The following summary highlights selected information from this proxy statement/prospectus/consent solicitation and may not contain all of the information that is important to you. To better understand the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby, being considered at the Vicon annual meeting and by written consent by the IQinVision shareholders, you should carefully read this entire proxy statement/prospectus/consent solicitation, including the Merger Agreement attached as Annex A to this proxy statement/prospectus/consent solicitation. For purposes of this proxy statement/prospectus/consent solicitation, the term “Merger Agreement” will refer to the Merger Agreement, as the same may be amended. For the convenience of the reader, certain capitalized terms used in this proxy statement/prospectus/consent solicitation have been consolidated in the section entitled “Defined Terms.”
The Companies
Vicon Industries, Inc.
Vicon Industries, Inc., a New York corporation founded in 1967, is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including digital and network video recorders (DVR & NVR), video encoders, decoders, servers and related video management software, data storage units, HD, IP and analog fixed and robotic cameras, virtual and analogue matrix video switchers and controls, and system peripherals. Such products are widely deployed in commercial/industrial, critical infrastructure, city surveillance, education, gaming, corrections, government/law enforcement, healthcare, retail, and transportation applications, among others.
Vicon’s common stock is traded on the NYSE MKT market under the symbol “VII.”
The principal executive offices of Vicon are located at 131 Heartland Boulevard, Edgewood, New York 11717, and its telephone number is (631) 952-2288.
Additional information about Vicon is included in documents incorporated by reference into this proxy statement/prospectus/consent solicitation. See the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

IQinVision, Inc.
IQinVision, Inc., a California corporation, has been designing, manufacturing and marketing the IQeye line of HD megapixel IP cameras since 1998. IQinVision’s products are widely deployed in banking/finance, city surveillance, commercial/industrial, critical infrastructure, education, gaming, government/law enforcement, healthcare, retail, and transportation applications, among others.
IQinVision is a privately-held corporation.
The principal executive offices of IQinVision are located at 33122 Valle Road, San Juan Capistrano, California 92675, and its telephone number is (949) 369-8100.
Additional information about IQinVision is included elsewhere in this proxy statement/prospectus/consent solicitation. See the sections entitled “IQinVision’s Business” and “IQinVision Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Merger
A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation. Vicon and IQinVision encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section entitled “The Merger Agreement.”
The Merger Agreement is included in this proxy statement/prospectus/consent solicitation to provide you with information regarding its terms and is not intended to provide any factual information about Vicon or IQinVision. Such information can be found elsewhere in this proxy statement/prospectus/consent solicitation and, in the case of Vicon, in the other public filings Vicon makes with the SEC. See the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.
In addition, these representations and warranties were made as of the date of the Merger Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of Vicon. Accordingly, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT VICON OR IQINVISION, but instead should read such representations and warranties together with the information provided elsewhere in this proxy statement/prospectus/consent solicitation and in the documents incorporated by reference into this proxy statement/prospectus/consent solicitation. See the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
Effects of the Merger (see page 88)
Subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, Merger Sub, a wholly owned subsidiary of Vicon formed for the sole purpose of effecting the Merger, will be merged with and into IQinVision. IQinVision will survive the Merger as a wholly owned subsidiary of Vicon. Following the consummation of the transactions contemplated by the Merger Agreement, the shareholders of Vicon immediately prior to the Effective Time and the shareholders of IQinVision immediately prior to the Effective Time will each own approximately 50% of the outstanding shares of common stock of Vicon after the Merger.
Merger Consideration (see page 88)
Pursuant to the terms of the Merger Agreement, based on 4,522,335 shares of Vicon common stock outstanding and 12,929,025 shares of IQinVision capital stock outstanding (including 5,766,922 shares of common stock, 920,051 shares of Series A preferred stock, 3,295,428 shares of Series B preferred stock, 1,444,212 shares of Series C preferred stock and 1,502,412 shares of Series D preferred stock), as of the close of business on July 16, 2014, the last trading day before the date of this proxy statement/prospectus/consent solicitation, at the Effective Time of the Merger, the issued and outstanding shares of capital stock of IQinVision will be converted into 4,522,335 outstanding shares of Vicon common stock allocated among holders of IQinVision capital stock in accordance with a conversion formula of approximately 0.2525 for each share of common stock of IQinVision and approximately 0.4013 for each share of common stock into which each share of preferred stock of IQinVision is convertible, subject to adjustment for changes in Vicon common stock and IQinVision capital stock prior to the Effective Time of the Merger. Each outstanding share of IQinVision Series A preferred stock is convertible into approximately 1.5203 shares of IQinVision common stock and each outstanding share of IQinVision Series B, Series C and Series D preferred stock is convertible into one share of IQinVision common stock. The Merger will not result in the payment of any liquidation preferences of the IQinVision preferred stock.
Treatment of IQinVision Options and Stock Appreciation Rights (see page 89)
In connection with the Merger, all outstanding IQinVision options and stock appreciation rights, as well as IQinVision’s 2011 Stock Incentive Plan and 2001 Stock Incentive Plan, will be assumed by Vicon. Each option and stock appreciation right of IQinVision assumed in the Merger will be converted into an option to purchase or stock appreciation right with respect to, as applicable, a number of shares of Vicon’s common stock representing the number of IQinVision shares subject to such option or stock appreciation right multiplied by approximately 0.2525. The exercise price of each option and the base value per share of Vicon common stock for each stock appreciation right will be increased proportionately.
Conditions to Completion of the Merger (see page 91)
Completion of the Merger is subject to a number of conditions, including, but not limited to:

•
the issuance of the Merger Consideration in connection with the Merger shall have been approved by Vicon’s shareholders and the approval of the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby shall have been approved by IQinVision’s shareholders;

•	the registration statement on Form S-4, of which this proxy statement/prospectus/consent solicitation is a part, shall have been declared effective by the SEC; and

•	the Merger Consideration to be issued in connection with the Merger shall have been authorized for listing on the NYSE MKT.

In addition, the obligation of Vicon to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties of IQinVision contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and the Effective Time, except where the failure to be true would not be reasonably expected to have a material adverse effect on IQinVision;

•	IQinVision shall have performed or complied in all material respects with all agreements and covenants to be performed or complied with by it; and

•	holders of no more than ten percent (10%) of the outstanding shares of IQinVision capital stock shall have exercised dissenters’ rights.

In addition, the obligation of IQinVision to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties of Vicon contained in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and the Effective Time, except where the failure to be true would not be reasonably expected to have a material adverse effect on Vicon;

•	Vicon shall have performed or complied in all material respects with all agreements and covenants to be performed or complied with by it; and

•
David W. Wright, W. Gregory Robertson and Bernard F. Reynolds, directors of Vicon, shall have submitted irrevocable letters of resignation from the Vicon board of directors, effective at the Effective Time (such irrevocable letters of resignation were submitted concurrently and in connection with the Merger Agreement on March 28, 2014 and Mr. Wright has resigned from the Vicon board of directors effective as of May 15, 2014).

Termination of the Merger Agreement (see page 95)
The Merger Agreement may be terminated at any time before the completion of the Merger by the mutual consent of Vicon and IQinVision. Under certain circumstances specified in the Merger Agreement, the Merger Agreement may be terminated:

•
by Vicon or IQinVision upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the other party which cannot be or has not been cured within a 30-day cure period;

•
by Vicon or IQinVision if any consent of any regulatory authority required for consummation of the Merger and the transactions contemplated thereby are denied or if any law or order prohibits the Merger;

•	by Vicon or IQinVision if the Merger shall not have been approved by the Vicon shareholders at the Vicon annual meeting or by written consent of the IQinVision shareholders;

•
by Vicon or IQinVision if the Merger has not been consummated by (i) September 28, 2014, provided however, that if the SEC has not declared the registration statement effective by September 28, 2014, then either party may extend the termination date by an additional 60 days;

•
by Vicon if (i) the board of directors of IQinVision shall have failed to recommend approval of the Merger; (ii) the board of directors of IQinVision shall have authorized any acquisition proposal other than the Merger; or (iii) IQinVision shall have breached the no solicitation provisions set forth in the Merger Agreement;

•
by IQinVision if (i) the Vicon board of directors shall have failed to recommend approval of the Merger Consideration; (ii) the Vicon board of directors shall have authorized any acquisition proposal other than the Merger; or (iii) Vicon shall have breached the no solicitation provisions set forth in the Merger Agreement; or

•	by Vicon or IQinVision if the board of directors of such party authorizes such party to accept a superior proposal.

Opinion of Vicon’s Financial Advisor (see page 64)
TM Capital, financial advisor to Vicon, delivered its opinion to Vicon’s special committee of the board of directors and to the Vicon board of directors that, as of March 28, 2014, and based upon and subject to the factors and assumptions set forth therein, the total consideration to be paid by Vicon in connection with the Merger, including the Merger Consideration, is fair to Vicon and its shareholders from a financial point of view.
The full text of the written opinion of TM Capital dated March 28, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus/consent solicitation. TM Capital provided its opinion for the information and assistance of Vicon’s special committee of the board of directors and the Vicon board of directors in connection with their consideration of the Merger and the transactions contemplated thereby. TM Capital’s opinion is not a recommendation as to how any holder of Vicon’s common stock should vote with respect to the proposal to consider the issuance of the Merger Consideration in connection with the Merger or any other matter.
Opinion of IQinVision’s Financial Advisor (see page 71)
Imperial Capital, financial advisor to IQinVision, delivered its opinion to IQinVision’s board of directors that, as of March 26, 2014, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the shareholders of IQinVision in connection with the Merger is fair to the shareholders of IQinVision from a financial point of view.
The full text of the written opinion of Imperial Capital dated March 26, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus/consent solicitation. Imperial Capital provided its opinion for the information and assistance of IQinVision’s board of directors in connection with its consideration of the Merger, including the Merger Agreement and the transactions contemplated thereby. Imperial Capital’s opinion is not a recommendation as to how any holder of IQinVision’s capital stock should vote with respect to the Merger.
Voting and Lock-Up Agreements (see page 98)
Concurrently and in connection with the execution of the Merger Agreement, IQinVision entered into voting and lock-up agreements with Kenneth Darby, David W. Wright, Article 6 Marital Trust, Henry Partners, L.P., and Matthew Partners, L.P., shareholders of Vicon holding an aggregate of approximately 28% of the outstanding shares of Vicon common stock as of March 28, 2014, pursuant to which such shareholders agreed to vote their respective shares of Vicon common stock (i) in favor of the issuance of the Merger Consideration pursuant to the Merger Agreement and any actions required in furtherance thereof, (ii) against any proposal or transaction involving Vicon, the effect of which proposal or transaction is to delay, impair, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement, and (iii) against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty of the Merger Agreement.
In addition, Vicon entered into a voting and lock-up agreements with certain of IQinVision’s shareholders holding an aggregate of approximately 72% of the outstanding shares of IQinVision common stock and 54% of the outstanding shares of IQinVision preferred stock, which includes 60% of the outstanding shares of IQinVision Series A preferred stock, 76% of the outstanding shares of IQinVision Series B preferred stock, 42% of the outstanding shares of IQinVision Series C preferred stock, and 9% of the outstanding shares of IQinVision Series D preferred stock, as of March 28, 2014, pursuant to which such shareholders agreed to vote their respective shares of IQinVision capital stock (i) in favor of the approval of the Merger, the Merger Agreement and any actions required in furtherance thereof, (ii) against any other proposal or transaction involving IQinVision, the effect of which proposal or transaction would be to delay, impair, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement, and (iii) against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty of the Merger Agreement.
The voting and lock-up agreements provide that the Vicon shareholders and the IQinVision shareholders, as applicable, will not transfer any of their shares of Vicon common stock or IQinVision capital stock, respectively, prior to the Effective Time or the termination of the Merger Agreement.
The voting and lock-up agreements will terminate upon, among other things, the earlier of the Effective Time or termination of the Merger Agreement. As to the voting and lock-up agreement entered into by Mr. Wright, Henry Partners, L.P., and Matthew Partners, L.P., the agreement will terminate earlier in the event Vicon enters into any material amendment to the Merger Agreement without Mr. Wright’s approval and certain restrictions on transfer of their shares of Vicon common stock will terminate no later than September 28, 2014. As to the voting and lock-up agreement entered into by Werner Wolfen, the agreement will terminate early if IQinVision enters into any material amendment to the Merger Agreement without the approval of Werner Wolfen.

Post-Closing Lock-Up Agreements (see page 99)
Concurrently and in connection with the execution of the Merger Agreement, certain shareholders of IQinVision and the continuing directors of Vicon following the Merger have entered into post-closing lock-up agreements with Vicon. Pursuant to these agreements, each such person will be subject to lock-up restrictions on the sale of Vicon common stock acquired in the Merger and/or owned by such person immediately prior to the Effective Time, pursuant to which such person may not, subject to certain exceptions, sell any of such Vicon common stock for a period of six months after the Effective Time. As to the continuing directors of Vicon, the post-closing lock-up agreements will terminate earlier in the event the director stops serving as a director.
Special Cash Dividend (see page 93)
As permitted by the Merger Agreement, on June 9, 2014, the Vicon board of directors declared a special cash dividend of $0.55 per share payable to Vicon shareholders of record as of July 11, 2014, payable within 15 days after the Effective Time. The special cash dividend will not be paid if the Merger is not completed.
Board of Directors and Management of the Combined Company Following the Merger (see page 90)
Pursuant to the Merger Agreement, immediately following the Effective Time of the Merger, the board of directors of the combined company will consist of three directors of Vicon immediately prior to the closing of the Merger and three directors of IQinVision immediately prior to the closing of the Merger. In lieu of one such director, either of Vicon or IQinVision may appoint one person not currently serving on such party’s board of directors to the board of the combined company, subject to such person’s qualification as an independent director under applicable NYSE MKT rules and approval by the other party. Vicon has also consented to the appointment of IQinVision’s chief executive officer in lieu of one of IQinVision’s current directors. The fees and/or other remuneration to be provided to the additional directors will be consistent with those provided to current non-employee directors of Vicon.
Concurrently and in connection with the execution of the Merger Agreement, W. Gregory Robertson and Bernard F. Reynolds delivered to Vicon written resignations from the Vicon board of directors, which resignations are in each case contingent and effective upon the completion of the Merger. David W. Wright also executed a written resignation in connection with the execution of the Merger Agreement, which was to be contingent and effective upon the completion of the Merger, however, on May 5, 2014 he delivered to Vicon a separate written resignation from the Vicon board of directors effective as of May 15, 2014. The three directors of Vicon immediately prior to the Effective Time who will serve on the board of directors of the combined company are Kenneth M. Darby, Julian A. Tiedemann and Arthur D. Roche. The three directors appointed by IQinVision who will serve on the board of directors of the combined company are Gioia Messinger, Charles Chestnutt and Joseph Budano.
Upon completion of the Merger, Kenneth M. Darby and John M. Badke will continue to serve as Vicon’s Chief Executive Officer and Chief Financial Officer, respectively. Mr. Darby had previously announced his retirement, but has agreed to serve until a replacement is named. IQinVision’s Chief Executive Officer, Charles Chestnutt, and Executive Vice President, Robert Ledenko, will serve as Vicon’s Executive Vice President and Chief Operating Officer and Senior Vice President of Sales & Marketing, respectively.
Interests of Certain Persons in the Merger (see page 80)
Vicon
In considering the recommendation of the Vicon board of directors with respect to the issuance of shares of Vicon common stock to IQinVision shareholders in the Merger, you should be aware that some of Vicon’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Vicon shareholders generally. For example, Kenneth M. Darby, Julian A. Tiedemann and Arthur D. Roche, current directors of Vicon, will serve as directors of the combined company following the Effective Time (assuming the reelection of Messrs. Darby and Roche under Proposal No. 3 at the Vicon annual meeting); the current executive officers of Vicon will also retain their positions; and Gregory Robertson, one of Vicon’s directors, is the Chairman and holder of 10.32%

of the capital stock of TM Capital, Vicon’s financial advisor; however, Mr. Robertson abstained from the Vicon board of directors’ vote with respect to the Merger. The Vicon board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the issuance of the Merger Consideration pursuant to the Merger Agreement and to recommend that Vicon shareholders vote “FOR” the issuance of Vicon common stock to IQinVision shareholders in the Merger.
IQinVision
In considering the recommendation of the IQinVision board of directors with respect to approving the Merger Agreement and the Merger, IQinVision shareholders should be aware that some of IQinVision’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of IQinVision shareholders generally.  For example, upon the Effective Time, Gioia Messinger, a director of IQinVision, and Mr. Chestnutt, IQinVision’s Chief Executive Officer, will serve as directors of Vicon; Mr. Chestnutt will serve as Executive Vice President and Chief Operating Officer of Vicon; Mr. Ledenko, IQinVision’s Executive Vice President, will serve as Senior Vice President of Sales & Marketing; and IQinVision will pay Peter DeAngelis, one of its current directors, a fee of $75,000 as consideration for termination of a consulting agreement between IQinVision and Mr. DeAngelis.  In connection with the employment of Messrs. Chestnutt and Ledenko upon the Effective Time, Vicon and each of Messrs. Chestnutt and Ledenko have entered into employment agreements. The IQinVision board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger, including the Merger Agreement and the transactions contemplated thereby, and to recommend that IQinVision shareholders approve the Merger Agreement and the Merger.
Material U.S. Federal Income Tax Consequences (see page 82)
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Tax matters are very complicated, and the tax consequences of the Merger to a particular shareholder will depend, in part, on such shareholder’s circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.
Accounting Treatment (see page 85)
Vicon and IQinVision each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States of America, referred to as “GAAP.” The merger will be accounted for using the acquisition method of accounting. Vicon will be treated as the acquirer for accounting purposes. This determination was made by Vicon in accordance with applicable accounting guidance. In making this determination, numerous factors were considered including, but not limited to, the relative ownership of the combined company by the Vicon shareholders and former IQinVision shareholders, the composition of the management team and board of directors of the combined company, the structure of the Merger in which IQinVision will become a wholly owned subsidiary of Vicon, the location of the corporate offices of the combined company, and the continued listing of the Vicon common stock on the NYSE MKT.

Comparison of Shareholder Rights (see page 111)
Upon consummation of the Merger, the holders of issued and outstanding IQinVision capital stock will be entitled to receive Vicon common stock. The rights of the holders of Vicon common stock are generally governed by Vicon’s Certificate of Incorporation, Vicon’s Bylaws and New York Business Corporation Law, while the rights of holders of IQinVision capital stock are generally governed by IQinVision’s Articles of Incorporation, IQinVision’s Bylaws and the General Corporation Law of the State of California. There are important differences between the rights of the shareholders of Vicon and shareholders of IQinVision.

Dissenters’ Rights of IQinVision Shareholders (see page 85)
If the Merger Agreement is approved by written consent of the IQinVision shareholders, holders of IQinVision capital stock who did not approve the Merger Agreement may, by complying with Sections 1300 through 1313 of CGCL, be entitled to dissenters’ rights as described herein and receive cash for the fair market value of their IQinVision capital stock. For more information about dissenters’ rights, see Sections 1300 through 1313 of the CGCL, attached as Annex D to this proxy statement/prospectus/consent solicitation, and the section entitled “Dissenters’ Rights of IQinVision Shareholders” beginning on page 85.
Risks Associated with the Merger (see page 35)
Both Vicon and IQinVision are subject to various risks associated with their businesses and industries. In addition, the Merger poses a number of risks to each company and its respective shareholders, including, but not limited to, the following:

•	current Vicon shareholders and IQinVision shareholders will have a reduced ownership and voting interest after the Merger;

•	any delay in completing the Merger may reduce or eliminate the benefits expected to be achieved thereunder;

•	uncertainties associated with the Merger may cause a loss of management personnel and other key employees;

•
IQinVision shareholders may receive consideration in the Merger that is greater than or less than the fair market value of the IQinVision shares because the lack of a public market for IQinVision shares makes it difficult to evaluate the fairness of the Merger;

•	the market price of Vicon’s common stock may decline or not appreciate as a result of the Merger;

•
certain provisions of the Merger Agreement may discourage third parties from submitting alternative business proposals, including proposals that may be superior to the terms contemplated by the Merger Agreement;

•
future results of the combined company may differ materially from the unaudited pro forma financial statements and financial projections prepared by Vicon and IQinVision in connection with their discussions concerning the Merger; and

•	Vicon and IQinVision may not be able to successfully integrate their operations.

These and other risks are discussed in greater detail under the section entitled “Risk Factors” beginning on page 35. Vicon and IQinVision encourage you to read and consider all of these risks carefully.
Expected Timing of the Merger
Vicon and IQinVision currently expect the closing of the Merger to occur in the fourth quarter of Vicon’s 2014 fiscal year, which ends on September 30, 2014. However, the Merger is subject to the satisfaction or waiver of other conditions as described in the Merger Agreement, and it is possible that factors outside the control of Vicon and IQinVision could result in the Merger being completed at an earlier time, a later time or not at all.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables present summary historical and unaudited pro forma condensed combined financial data for Vicon and IQinVision.
Selected Condensed Consolidated Financial Data of Vicon
The following statement of operations data for the fiscal years ended September 30, 2013 and 2012 and the balance sheet data as of September 30, 2013 and 2012 have been derived from the audited consolidated financial statements of Vicon contained in its Annual Report on Form 10-K for the fiscal year ended September, 2013, which statements are incorporated into this document by reference.
The statement of operations data for the six months ended March 31, 2014 and 2013, and the balance sheet data as of March 31, 2014 have been derived from Vicon’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which statements are incorporated into this document by reference. The balance sheet data as of March 31, 2013 has been derived from Vicon’s unaudited interim consolidated financial statements for such period, which statements have not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Vicon’s management, contain all adjustments necessary to present fairly Vicon’s financial position, results of operations and cash flows for the periods indicated. Vicon’s historical results are not necessarily indicative of Vicon’s results to be expected for any future period.
You should read this selected historical financial data together with the financial statements that are incorporated by reference into this proxy statement/prospectus/consent solicitation and their accompanying notes and the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vicon sections contained in such reports, which sections are incorporated herein by reference.
Statement of Operations Data of Vicon:

	Six Months Ended		Year Ended
	March 31, 2014	March 31, 2013	September 30, 2013	September 30, 2012
	(in thousands, except per share data)
Net sales	$15,146	$19,785	$39,846	$49,652
Gross profit	5,617	7,451	15,144	19,637
Operating loss	(3,466)	(1,914)	(4,063)	(1,388)
Net income (loss)	(3,473)	(1,874)	19	(1,380)
Net income (loss) per share:
Basic	(.77)	(.42)	—	(.31)
Diluted	(.77)	(.42)	—	(.31)

Balance Sheet Data of Vicon:

	March 31,	March 31,	September 30,	September 30,
	2014	2013	2013	2012
	(in thousands)
Cash and cash equivalents	$6,654	$4,513	$8,282	$6,234
Total assets	25,061	27,806	30,306	31,335
Shareholders’ equity	18,214	19,431	21,525	21,188

Selected Condensed Financial Data of IQinVision
The following statement of operations data for years ended December 31, 2013 and 2012 and the balance sheet data as of December 31, 2013 and 2012 have been derived from the audited financial statements of IQinVision that are attached as Annex H to this proxy statement/prospectus/consent solicitation.
The statement of operations data for the three months ended March 31, 2014 and 2013, and the balance sheet data as of March 31, 2014 and 2013 have been derived from IQinVision’s unaudited financial statements. Such unaudited financial statements are included in this proxy statement/prospectus/consent solicitation, except for the unaudited financial statements from which the March 31, 2013 balance sheet data was derived. These financial statements are unaudited, but, in the opinion of IQinVision’s management, contain all adjustments necessary to present fairly IQinVision’s financial position, results of operations and cash flows for the periods indicated. IQinVision’s historical results are not necessarily indicative of IQinVision’s results to be expected for any future period.
You should read this selected historical financial data together with the audited financial statements and their accompanying notes that are attached as Annex H to this proxy statement.
Statement of Operations Data of IQinVision:

	Three Months Ended		Year Ended
	March 31, 2014	March 31, 2013	December 31, 2013	December 31, 2012
	(in thousands)
Net sales	$3,168	$4,647	$19,009	$21,375
Gross profit	1,362	2,495	9,587	10,787
Operating income (loss)	(1,039)	183	555	1,287
Net income (loss)	(599)	88	570	769
Balance Sheet Data of IQinVision:

	March 31,	March 31,	December 31,	December 31,
	2014	2013	2013	2012
	(in thousands)
Cash and cash equivalents	$2,975	$1,481	$3,082	$2,822
Total assets	11,561	12,226	12,654	13,238
Shareholders’ equity	9,614	9,662	10,187	9,477

Selected Unaudited Pro Forma Condensed Combined Financial Information
The following table presents selected unaudited pro forma combined financial information about the combined company’s consolidated balance sheet and statements of operations, after giving effect to the Merger. The information under “Statement of Operations Data” in the table below assumes the Merger had been consummated on October 1, 2012, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the Merger had been consummated on March 31, 2014. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Vicon considered the acquirer of IQinVision. See the section entitled “Accounting Treatment.”
The unaudited pro forma combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The information presented below should be read in conjunction with the historical financial statements and accompanying notes of Vicon, which are incorporated herein by reference, and the historical financial statements and accompanying notes of

IQinVision, which are attached hereto as Annex H, and with the unaudited pro forma condensed combined financial statements of Vicon and IQinVision, including the related notes, appearing elsewhere in this document. See “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial data is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.
Statement of Operations Data

(in thousands, except per share data)	Six Months Ended March 31, 2014	Year Ended September 30, 2013

Revenue	$22,951	$60,395
Gross profit	8,895	25,533
Operating loss	(3,940)	(2,919)
Net income (loss)	(3,446)	870
Net income (loss) per share:
Basic	$(.38)	$.10
Diluted	$(.38)	$.10

Balance Sheet Data

(in thousands)	March 31, 2014
Working capital	$19,775
Total assets	$39,679
Total shareholders’ equity	$29,729

Comparative Historical and Unaudited Pro Forma Per Share Information
Presented below are Vicon’s historical per share data for the six months ended March 31, 2014 and the year ended September 30, 2013; IQinVision’s historical unaudited per share data for the six months ended March 31, 2014 and year ended September 30, 2013; and Vicon’s unaudited pro forma combined per share data for the six months ended March 31, 2014 and the year ended September 30, 2013, and IQinVision’s unaudited pro forma equivalent data for the six months ended March 31, 2014 and the year ended September 30, 2013. The unaudited pro forma financial information below includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. This information should be read together with the historical financial statements and accompanying notes of Vicon, which are incorporated herein by reference, and the historical financial statements and accompanying notes of IQinVision, which are attached hereto as Annex H, and with the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information.” The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented or on the dates presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.
The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma net income per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding.

The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

	Six Months Ended March 31, 2014	Year Ended September 30, 2013
VICON HISTORICAL DATA
Historical diluted per common share
Net loss per share	$(.77)	$—
Book value per share (1)	$4.04	$ n/m

	Six Months Ended March 31, 2014	Year Ended September 30, 2013
IQINVISION HISTORICAL DATA
Historical diluted per common share
Net income (loss) per share	$(.15)	$.22
Book value per share (1)	$2.13	$ n/m

	Six Months Ended March 31, 2014	Year Ended September 30, 2013
PRO FORMA COMBINED DATA
Unaudited diluted pro forma per common share
Net income (loss) per share	$(.38)	$.10
Book value per share (1)	$3.30	n/m

(1)	Book value per share as of September 30, 2013 is not meaningful as purchase accounting adjustments were calculated as of March 31, 2014.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the Merger. The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Vicon and IQinVision reported in either company’s financial statements during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.
The unaudited pro forma condensed combined balance sheet assumes that the Merger took place on March 31, 2014 and combines Vicon’s and IQinVision’s March 31, 2014 balance sheets.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2013 assumes that the Merger took place on October 1, 2012. Vicon’s audited consolidated statement of operations for the fiscal year ended September 30, 2013 has been combined with IQinVision’s unaudited statement of operations for the four fiscal quarters ended September 30, 2013. This unaudited methodology includes the first three quarters of IQinVision’s fiscal year ended December 31, 2013 and the reported quarter of IQinVision’s fiscal year ended December 31, 2012.

The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2014 also assumes that the Merger took place on October 1, 2012. Vicon’s unaudited consolidated statement of operations for the six months ended March 31, 2014 has been combined with IQinVision’s unaudited statement of operations for the six months ended March 31, 2014.
The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical financial statements and accompanying notes of Vicon and IQinVision for the applicable periods.

•
Separate historical financial statements of Vicon as of and for the year ended September 30, 2013 and the related notes included in Vicon’s Annual Report on Form 10-K for the year ended September 30, 2013;

•	Separate historical financial statements of IQinVision as of and for the years ended December 31, 2013 and 2012 and related notes; and

•
Separate historical financial statements of Vicon as of and for the six months ended March 31, 2014 and the related notes included in Vicon’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under GAAP standards, which are subject to change and interpretation. Vicon has been treated as the acquirer in the Merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have not yet been completed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. There also may be additional differences between the accounting policies of Vicon and IQinVision that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Vicon is not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial information of the combined company that are not reflected in the pro forma adjustments.
The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to combine the operations of Vicon and IQinVision or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. In addition, pursuant to the Merger Agreement, on June 9, 2014, the Vicon board of directors declared a special cash dividend of $0.55 per share payable to Vicon shareholders of record as of July 11, 2014, payable within 15 days after the Effective Time, subject to satisfaction of the closing conditions set forth in the Merger Agreement. No adjustment has been made in the pro forma financial statements to reflect this special cash dividend.

Vicon Industries, Inc. and IQinVision, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended September 30, 2013
(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Vicon	IQinVision
Net sales	$39,846	$20,549	$—		$60,395
Costs of sales	24,702	9,922	238	A	34,862

Gross profit	15,144	10,627	(238)		25,533

Selling, general and administrative expense	15,018	7,013	155	A	22,186
Engineering and development expense	4,189	2,303	(226)	A	6,266

Total operating expenses	19,207	9,316	(71)		28,452

Operating income (loss)	(4,063)	1,311	(167)		(2,919)

Gain on the sale of building	3,498	—	—		3,498
Interest and other income	41	17	—		58

Income (loss) before income taxes	(524)	1,328	(167)		637
Income tax expense (benefit)	(543)	310	—	B	(233)

Net income	$19	$1,018	$(167)		$870

Net income (loss) per share
Basic	$—	$—			$.10	C
Diluted	$—	$—			$.10	C

Number of shares used in per share calculations:
Basic	4,496	—	4,504	C	9,000
Diluted	4,506	—	4,621	C	9,127

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Vicon Industries, Inc. and IQinVision, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended March 31, 2014
(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Vicon	IQinVision
Net sales	$15,146	$7,805	$—		$22,951
Cost of sales	9,529	4,408	119	A	14,056

Gross profit	5,617	3,397	(119)		8,895

Selling, general and administrative expense	6,449	2,960	77	A	9,486
Engineering and development expense	2,210	1,139	—		3,349
Merger related costs	424	462	(886)	D	—

Total operating expenses	9,083	4,561	(809)		12,835

Operating loss	(3,466)	(1,164)	690		(3,940)

Interest and other income	9	60	—		69

Loss before income taxes	(3,457)	(1,104)	690		(3,871)
Income tax expense (benefit)	16	(441)	—	B	(425)

Net loss	$(3,473)	$(663)	$690		$(3,446)

Net income (loss) per share
Basic	$(.77)	$—			$(.38)	C
Diluted	$(.77)	$—			$(.38)	C

Number of shares used in per share calculations:
Basic	4,504	—	4,504	C	9,008
Diluted	4,504	—	4,504	C	9,008

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Vicon Industries, Inc. and IQinVision, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2014
(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Vicon	IQinVision
ASSETS
Cash and cash equivalents	$6,654	$2,975	$—		$9,629
Marketable securities	117	—	—		117
Accounts receivable, net	4,139	2,112	—		6,251
Inventories	7,493	3,154	—		10,647
Deferred income taxes	—	1,409	(1,409)	A	—
Prepaid expenses and other current assets	868	235	—		1,103

Total current assets	19,271	9,885	(1,409)		27,747

Property, plant and equipment, net	4,848	334	—		5,182
Deferred income taxes	—	1,282	(1,282)	A	—
Goodwill	—	—	1,958	B	1,958
Intangible assets, net	—	—	3,790	C	3,790
Other assets	942	60	—		1,002

Total assets	$25,061	$11,561	$3,057		$39,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,680	$839	$—		$2,519
Accrued expenses and other current liabilities	3,022	1,035	1,156	D	5,213
Unearned revenue	240	—	—		240

Total current liabilities	4,942	1,874	1,156		7,972

Unearned revenue – non current	150	—	—		150
Other long-term liabilities	1,755	73	—		1,828

Total liabilities	6,847	1,947	1,156		9,950

Stockholders’ equity
Preferred stock	—	7,436	(7,436)	E	—
Common stock	54	1,089	(1,044)	E	99
Additional paid-in capital	25,619	2,173	10,453	F	38,245
Treasury stock	(4,227)	—	—		(4,227)
Accumulated other comprehensive loss	(39)	—	—		(39)
Accumulated deficit	(3,193)	(1,084)	(72)	G	(4,349)

Total stockholders’ equity	18,214	9,614	1,901		29,729

Total liabilities & stockholders’ equity	$25,061	$11,561	$3,057		$39,679

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.    Description of Transaction
On March 28, 2014, Vicon entered into the Merger Agreement with IQinVision, under which Merger-Sub will be merged with and into IQinVision with IQinVision surviving as a wholly owned subsidiary of Vicon.
As a result of the Merger, Vicon will issue common stock and equity-based awards, subject to certain exceptions, to the holders of IQinVision capital stock as follows:

(i)
all issued and outstanding shares of common and preferred stock of IQinVision (other than shares owned by IQinVision and any subsidiaries of IQinVision, which will be cancelled and cease to exist) will be converted into the right to receive such total number of outstanding shares of Vicon common stock equal to the total number of outstanding shares of Vicon common stock immediately prior to the Effective Time, with cash paid in lieu of fractional shares. Shares held by IQinVision shareholders who vote against the Merger and are entitled to and who properly exercise a demand for dissenters’ rights under the CGCL, will have the right to receive the payment described under “The Merger Agreement—Dissenters’ Rights of IQinVision Shareholders” below. Based on 4,522,335 shares of Vicon common stock outstanding and 12,929,025 shares of IQinVision capital stock outstanding (including 5,766,922 shares of common stock, 920,051 shares of Series A preferred stock, 3,295,428 shares of Series B preferred stock, 1,444,212 shares of Series C preferred stock and 1,502,412 shares of Series D preferred stock), as of the close of business on July 16, 2014, the last trading day before the date of this proxy statement/prospectus/consent solicitation, as of the Effective Time, the issued and outstanding shares of common and preferred stock of IQinVision will be converted into such total number of outstanding shares of Vicon common stock equal to approximately 0.2525 for each share of IQinVision common stock and approximately 0.4013 for each share of common stock into which each share of preferred stock of IQinVision is convertible, subject to adjustment for changes in Vicon common stock and IQinVision capital stock through the Effective Time of the Merger and adjustment for fractional shares of Vicon common stock pursuant to the Merger Agreement. Each outstanding share of IQinVision Series A preferred stock is convertible into approximately 1.5203 shares of IQinVision common stock and each outstanding share of IQinVision Series B, Series C and Series D preferred stock is convertible into one share of IQinVision common stock;

(ii)
all outstanding options to purchase IQinVision common stock, as well as IQinVision’s 2011 Stock Incentive Plan and 2001 Stock Incentive Plan, will be assumed by Vicon. Each option of IQinVision assumed in the Merger will be converted into an option to purchase a number of shares of Vicon’s common stock representing the number of IQinVision shares subject to such option multiplied by approximately 0.2525. The exercise price of each option will be increased proportionately; and

(iii)
all outstanding IQinVision stock appreciation rights will be assumed by Vicon. Each stock appreciation right of IQinVision assumed in the Merger will be converted into a stock appreciation right with respect to a number of shares of Vicon’s common stock representing the number of IQinVision shares subject to such stock appreciation right multiplied by approximately 0.2525. The base value per share of Vicon common stock for each stock appreciation right will be increased proportionately.

Completion of the Merger is subject to certain closing conditions, including, but not limited to, approval of the issuance of the Merger Consideration by Vicon shareholders, and approval of the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby, by the IQinVision shareholders, and other customary conditions.

The Merger Agreement contains certain termination rights for both Vicon and IQinVision and further provides that, Vicon or IQinVision, as applicable, may be required to pay a termination fee of $750,000, depending on the termination event.
In addition, pursuant to the Merger Agreement, on June 9, 2014, the Vicon board of directors declared a special cash dividend of $0.55 per share payable to Vicon shareholders of record as of July 11, 2014, payable within 15 days after the Effective Time, subject to the satisfaction of the closing conditions set forth in the Merger Agreement. No adjustment has been made in the pro forma financial statements to reflect this special dividend.
2.    Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Vicon and IQinVision. For ease of reference, all pro forma statements use Vicon’s period end dates and IQinVision’s reported information has been recast accordingly to correspond to Vicon’s period end dates by adding IQinVision’s comparable quarterly periods as necessary.
The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.
ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Vicon issued after completion of the Merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Vicon issued after the completion of the Merger will not be retroactively restated to reflect the historical financial position or results of operations of IQinVision. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the Merger at the then-current market price, which will likely result in a purchase price that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.
ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Vicon in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Vicon may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Vicon’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the period incurred. Vicon expects to incur total acquisition-related transaction costs of approximately $1.1 million and IQinVision expects to incur total acquisition-related transaction costs of approximately $1.2 million. As discussed in Note 6(D), the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of March 31, 2014.

3.    Estimate of Consideration Expected to be Transferred
The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of IQinVision:

(in thousands, except per share amounts)	Conversion Calculation	Estimated Fair Value
Estimated Vicon shares to be issued at closing as of May 15, 2014	4,503,885
Price per share price of Vicon common stock as of May 15, 2014	$2.71	$12,206

Estimated fair value of vested IQinVision equivalent Stock Options (1)		380
Estimated fair value of vested IQinVision equivalent Stock Appreciation Rights (SAR)(2)		85

Estimated purchase price consideration (3)		$12,671

(1)
The fair value of the Vicon equivalent stock options as of May 15, 2014 was estimated using the Black-Scholes valuation model utilizing the assumptions noted below as of May 15, 2014 and giving effect to an assumed exchange ratio between Vicon common stock and IQinVision common stock of 0.2515. The expected volatility of the Vicon stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on IQinVision historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on Vicon’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the Effective Time of the Merger.

(2)
The fair value of the Vicon equivalent stock appreciation rights as of May 15, 2014 was estimated using the Black-Scholes valuation model utilizing the assumptions noted below as of May 15, 2014 and giving effect to an assumed exchange ratio between Vicon common stock and IQinVision common stock of 0.2515. The expected volatility of the Vicon stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on IQinVision historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on Vicon’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the Effective Time of the Merger.

Weighted average assumptions used for the valuation of Vicon stock options:

Expected volatility	53.53%
Risk-free interest rate	0.63%
Weighted average expected life (years)	2.55
Dividend yield	0%

(3)
The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the Merger is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the Merger at the then-current market price. This requirement will likely result in a per share equity component different from the $2.71 closing price of Vicon common stock on May 15, 2014 that is assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Vicon believes that an increase or decrease by as much as 25% in the Vicon common stock price on the closing date of the Merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of Vicon common stock price. A change in the estimated fair value of Vicon’s share price of 25% would increase or decrease the consideration paid as follows, with a corresponding increase or decrease in the goodwill recorded in connection with the Merger.
Sensitivity of common stock price

% change in common stock price	-25%	+25%
Stock price	$2.03	$3.39
Change in consideration transferred (in thousands)	$(3,063)	$3,063

(4)
No adjustment has been made to reflect the special cash dividend that the Vicon board of directors declared on June 9, 2014 to be payable to Vicon shareholders of record as of July 11, 2014, payable within 15 days after the Effective Time, subject to the satisfaction of the closing conditions set forth in the Merger Agreement.

4.    Estimate of Assets to be Acquired and Liabilities to be Assumed
The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Vicon in the Merger, reconciled to the estimate of consideration expected to be transferred:

(in thousands)
Net book value of assets acquired as of March 31, 2014	$9,614

Adjustments:
Identifiable intangible assets	3,790
Deferred taxes	(2,691)
Goodwill	1,958

Total net assets acquired	$12,671

The preliminary valuation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets, inventories and taxes. Vicon believes that the most significant and material portion of the purchase price will be allocated to identifiable intangible assets. Vicon will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.
The following is a discussion of the adjustments made to IQinVision’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:
Intangible assets: As of the Effective Time of the Merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with IQinVision, Vicon identified the following significant intangible assets: technology, trademarks and customer relationships.
For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or the relief-from-royalty method.
For the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, the fair value of IQinVision’s technology, trademarks and customer relationships were estimated by Vicon management to be as follows: technology—$2.4 million with a weighted average useful life of 10 years; trademarks—$610,000 with a weighted average useful life of 15 years; and customer relationships—$800,000 with a weighted average useful life of 7 years.
These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may occur prior to the Effective Time of the Merger.
Deferred taxes: A full valuation allowance has been recognized against IQinVision’s deferred tax asset balances due to the uncertainty of future realization upon combination with Vicon. Such valuation allowance was estimated based upon a preliminary assessment of the combined company’s tax characteristics and possible future operating results. Such assessments could be impacted by a variety of factors that may occur prior to the Effective Time of the Merger and are subject to further review by Vicon’s management, which may result in material adjustments at the Effective Time of the Merger—see Note 6 Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, item A for details regarding the adjustment to taxes.
Other Assets/Liabilities: Adjustments to IQinVision’s remaining assets and liabilities may also be necessary, however, at this time, Vicon has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. Since the majority of the remaining assets and liabilities are current assets and liabilities, Vicon believes that the current IQinVision book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Vicon does not anticipate that the actual adjustments for these assets and liabilities on the closing date of the Merger will be materially different.
Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5.    Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

(A)
Intangible Amortization—To eliminate the historical amortization related to IQinVision’s existing intangible assets and reflect amortization of intangibles based on the preliminary estimated fair values and useful lives of intangibles expected to be recorded as a result of the Merger. For estimated intangible asset values and the estimated associated useful lives, see note (C) in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

	Fiscal Year Ended September 30, 2013	Six Months Ended March 31, 2014
	(in thousands)
Eliminate IQinVision historical amortization
Cost of goods sold	$—	$—
Selling, general and administrative	—	—
Engineering and development	(226)	—

	$(226)	$—

New intangible asset amortization
Cost of goods sold	$238	$119
Selling, general and administrative	155	77
Engineering and development	—	—

	$393	$196

Pro forma amortization adjustment
Cost of goods sold	$238	$119
Selling, general and administrative	155	77
Engineering and development	(226)	—

	$167	$196

(B)
No income tax (benefit) adjustments were computed on the combined income (loss) before income taxes of Vicon and IQinVision due to a multitude of reasons. Therefore, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(C)
The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the exchange ratio. The historical basic and diluted weighted average shares of IQinVision are assumed to be increased by the shares expected to be issued by Vicon to effect the Merger as follows:

Basic	Year Ended September 30, 2013	Six Months Ended March 31, 2014
(in thousands)
Vicon historical weighted average shares outstanding	4,496	4,504
Additional common shares issued in the transaction	4,504	4,504

Basic Pro Forma weighted average shares outstanding	9,000	9,008

Diluted	Year Ended September 30, 2013	Six Months Ended March 31, 2014
(in thousands)
Vicon historical weighted average shares outstanding	4,506	4,504
Additional common shares issued in the transaction	4,504	4,504
Stock options and SAR’s assumed (1)	117	—

Diluted Pro Forma weighted average shares outstanding	9,127	9,008

(1)	Diluted shares for the six months ended March 31, 2014 do not include any effect resulting from assumed conversion of IQinVision stock options and SAR’s as they would be anti-dilutive.

(D)
Merger related costs recorded in the historical statements of operations have been reversed for pro forma statement of operations purposes as they would not be expected to have a continuing impact beyond the period presented.

The unaudited pro forma condensed combined financial statements do not reflect revenue synergies or cost savings that may be achieved by the combined company nor any of the costs that may need to be incurred to achieve such savings. Although Vicon management expects that cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved.
6.    Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets:

(A)
Deferred Tax Assets and Liabilities—a full valuation allowance has been recognized against IQinVision’s deferred tax asset balances due to the uncertainty of future realization upon combination with Vicon. Such valuation allowance was estimated based upon a preliminary assessment of the combined company tax characteristics and possible future operating results. Such assessments could be impacted by a variety of factors that may occur prior to the Effective Time of the Merger and are subject to further review by Vicon’s management, which may result in material adjustments at the Effective Time of the Merger.

(B)	Goodwill—To record the preliminary estimate of goodwill for the acquisition of IQinVision. Reflects adjustments to the following:

(in thousands)
Estimated transaction goodwill	$1,958

(C)
Intangible Assets—To record the preliminary fair values of IQinVision intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the transaction. Changes in fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method. Reflects adjustments to the following:

(in thousands, except years)	Estimated Average Useful Lives (years)	Estimated Fair Value March 31, 2014
Technology	10	$2,380
Trademarks	15	610
Customer relationships	7	800
Total		$3,790

(D)
Transaction Costs—Acquisition related transaction costs incurred by Vicon and IQinVision, including investment banking, legal, accounting and advisory fees, and other external costs directly related to the Merger, are not included as a component of purchase price, but will be expensed in the statements of operations of the respective companies in the periods incurred. The pro forma balance sheet reflects an aggregate $2.3 million of estimated acquisition related transaction costs, of which $570,000 and $576,000, respectively, were recorded in Vicon and IQinVision’s historical financial statements as of March 31, 2014. However, any such costs recorded in the historical statements of operations would be reversed for pro forma statement of operations purposes as they would not be expected to have a continuing impact on periods presented. An accrual for Vicon and IQinVision’s estimated transaction costs of $570,000 and $586,000, respectively, was included in accrued liabilities in the condensed combined balance sheet.

(E)	Preferred and Common Stock—To eliminate IQinVision preferred and common stock and reflect shares of Vicon common stock expected to be issued upon completion of the Merger:

(in thousands)
Issuance of Vicon common stock for each share of IQinVision common stock at par of 0.01	$45
Eliminate IQinVision preferred and common stock	(8,525)

Total	$(8,480)

(F)	Additional Paid-in Capital—To reflect value in excess of par of Vicon common stock expected to be issued upon completion of the Merger:

(in thousands)
Estimated fair value of Vicon shares to be issued	$12,206
Par value of IQinVision shares recorded within common stock	(45)
Estimated fair value of assumed stock options and SAR’s deemed purchase consideration	465
Eliminate IQinVision Additional paid-in capital	(2,173)

Total	$10,453

(G)	Accumulated Deficit—To eliminate IQinVision’s historical accumulated deficit and reflect the immediate impact to Vicon’s retained earnings had the Merger occurred on March 31, 2014:

(in thousands)
Eliminate IQinVision historical accumulated deficit	$1,084
To record estimated non-recurring costs for remaining acquisition related transaction costs (see note D above)	(1,156)

Total	$(72)

MARKET PRICE DATA AND DIVIDEND INFORMATION
Vicon
Shares of Vicon common stock are listed for trading on the NYSE MKT (formerly NYSE Amex) under the symbol “VII.” The following table sets forth the range of high and low closing sales prices per share of Vicon common stock as reported on the NYSE MKT, for the fiscal quarters indicated.

Fiscal Quarter	Vicon Common Stock
2014	High	Low
Third Quarter (ended 06/30/14)	$3.25	$2.49
Second Quarter (ended 03/31/14)	$4.22	$3.11
First Quarter (ended 12/31/13)	$3.25	$2.58
2013
Fourth Quarter (ended 09/30/13)	$2.78	$2.52
Third Quarter (ended 06/30/13)	$3.39	$2.50
Second Quarter (ended 03/31/13)	$2.95	$2.41
First Quarter (ended 12/31/12)	$3.01	$2.35
2012
Fourth Quarter (ended 09/30/12)	$3.25	$2.39
Third Quarter (ended 06/30/12)	$3.37	$2.81
Second Quarter (ended 03/31/12)	$3.65	$3.16
First Quarter (ended 12/31/11)	$3.55	$3.10

On March 28, 2014, the last trading day prior to announcement of the signing of the Merger Agreement, and on July 16, 2014, the last trading day prior to the date of this proxy statement/prospectus/consent solicitation, the last sales prices reported on the NYSE MKT for Vicon common stock were $3.47 per share and $2.30 per share, respectively. As of July 11, 2014, the record date for the Vicon annual meeting, there were 4,522,335 shares of Vicon common stock outstanding and approximately 136 holders of record of Vicon common stock.
Vicon has not historically paid cash dividends on its common stock. It is the present policy of Vicon to retain earnings to finance the growth and development of its business and other corporate purposes, and, therefore, Vicon does not anticipate paying any cash dividends in the foreseeable future other than the payment of a special cash dividend permitted by the Merger Agreement. As part of the Merger, on June 9, 2014, the Vicon board of directors declared a special cash dividend of $0.55 per share payable to Vicon shareholders of record as of July 11, 2014, payable within 15 days after the Effective Time, subject to the satisfaction of the closing conditions set forth in the Merger Agreement. The special cash dividend will not be paid if the Merger is not completed.

IQinVision
IQinVision is a privately-held company and there is no established public trading market for its capital stock. As of July 15, 2014, the record date for seeking IQinVision shareholder consent, there were 5,766,922 shares of IQinVision common stock outstanding, 920,051 shares of IQinVision Series A preferred stock outstanding, 3,295,428 shares of IQinVision Series B preferred stock outstanding, 1,444,212 shares of IQinVision Series C preferred stock outstanding and 1,502,412 shares of IQinVision Series D preferred stock outstanding, and there were 103 holders of record of IQinVision capital stock.
IQinVision has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

RISK FACTORS
In addition to the other information included and incorporated by reference in this proxy statement/prospectus/consent solicitation, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Vicon shareholders and IQinVision shareholders should carefully consider the following risks before deciding how to vote their shares of stock.
Risks Related to the Merger
Current Vicon shareholders and IQinVision shareholders will have a reduced ownership and voting interest after the Merger.
Vicon will issue or reserve for issuance approximately 4,522,335 shares of Vicon common stock to IQinVision shareholders in the Merger (including shares of Vicon common stock issuable in connection with outstanding IQinVision equity awards). Following the consummation of the Merger, the shareholders of Vicon immediately prior to the Effective Time and the shareholders of IQinVision immediately prior to the Effective Time will each own approximately 50% of the outstanding shares of common stock of Vicon after the Merger.
Vicon shareholders and IQinVision shareholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. When the Merger occurs, each IQinVision shareholder who receives shares of Vicon common stock will become a shareholder of Vicon with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of IQinVision prior to the Merger. Correspondingly, each Vicon shareholder will remain a shareholder of Vicon with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage of Vicon prior to the Merger. As a result of these reduced ownership percentages, Vicon shareholders will have less voting power in the combined company than they now have with respect to Vicon, and former IQinVision shareholders will have less voting power in the combined company than they now have with respect to IQinVision.
Any delay in completing the Merger may reduce or eliminate the benefits expected to be achieved thereunder.
The Merger is subject to a number of conditions beyond Vicon’s and IQinVision’s control that may prevent, delay or otherwise materially adversely affect its completion. Neither Vicon nor IQinVision can predict whether and when these other conditions will be satisfied. Any delay in completing the Merger could cause the combined company not to realize some or all of the synergies that Vicon and IQinVision expect to achieve if the Merger is successfully completed within its expected time frame. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” of this proxy statement/prospectus/consent solicitation.
Uncertainties associated with the Merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.
Vicon and IQinVision are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the Merger will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of Vicon and IQinVision may experience uncertainty about their roles within the combined company following the Merger or other concerns regarding the timing and completion of the Merger or the operations of the combined company, any of which may have an adverse effect on the ability of the combined company to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Vicon and IQinVision to the same extent that Vicon and IQinVision have previously been able to attract or retain their own employees.
In addition, Kenneth M. Darby, Vicon’s Chairman and Chief Executive Officer previously notified Vicon of his intention to retire, but has agreed to continue to serve as Chairman and Chief Executive Officer of Vicon until his replacement is found. The combined company’s success after the Merger will depend in part upon its ability to obtain a suitable replacement for Mr. Darby.
Because the lack of a public market for IQinVision’s outstanding shares makes it difficult to evaluate the fairness of the Merger, IQinVision shareholders may receive consideration in the Merger that is greater than or less than the fair market value of the IQinVision shares.
The outstanding capital stock of IQinVision is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of IQinVision shares. Since the percentage of Vicon’s equity to be issued to IQinVision shareholders was determined based on negotiations between the parties, it is possible that the value of the Vicon common stock to be issued in connection with the Merger will be greater than the fair market value of IQinVision shares. Alternatively, it is possible that the value of the shares of Vicon common stock to be issued in connection with the Merger will be less than the fair market value of IQinVision shares.
While TM Capital, as financial advisor to Vicon, delivered an opinion to Vicon’s special committee of the board of directors and to the Vicon board of directors that, as of March 28, 2014 and based upon and subject to the factors and assumptions set forth therein, the total consideration to be paid by Vicon in connection with the Merger, including the Merger Consideration, is fair to Vicon and its shareholders from a financial point of view, Vicon has not obtained an updated opinion as of the date of this proxy statement/prospectus/consent solicitation from TM Capital. Developments subsequent to the date of such opinion, including changes in the operations and prospects of Vicon or IQinVision, general market and economic conditions and other factors that may be beyond the control of Vicon and IQinVision, may affect TM Capital’s opinion.
The pendency of the Merger could have an adverse effect on the trading price of Vicon common stock and the business, financial condition, results of operations or business prospects for Vicon, IQinVision and the combined company.
While there have been no significant adverse effects to date, the pendency of the Merger could disrupt Vicon’s and IQinVision’s businesses in the following ways, including:

•
third parties may seek to terminate or renegotiate their relationships with Vicon or IQinVision as a result of the Merger, whether pursuant to the terms of their existing agreements with Vicon or IQinVision or otherwise; and

•
the attention of Vicon and IQinVision management may be directed toward completion of the Merger and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that otherwise might be beneficial to Vicon and IQinVision.

Should they occur, either of these matters could adversely affect the trading price of Vicon common stock or harm the financial condition, results of operations or business prospects of Vicon, IQinVision and the combined company.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of either Vicon or IQinVision.
The Merger Agreement contains no solicitation provisions that, subject to limited exceptions, restrict each of Vicon’s and IQinVision’ ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of their respective company’s stock or assets. Further, even if the Vicon board of directors or the IQinVision board of directors withdraws or qualifies its recommendation with respect to the Merger, Vicon or IQinVision, as the case may be, will still be required to submit each of their merger-related proposals to a vote by their shareholders, unless the Merger Agreement is earlier terminated. In addition, the other party generally has an opportunity to offer to modify the terms of the Merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the Merger. In addition, if either Vicon or IQinVision breaches the Merger Agreement’s covenant on non-solicitation, it may be required to pay the other a termination fee of $750,000.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Vicon or IQinVision from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. These provisions might also result in a potential third-party acquirer proposing to pay a lower price to the shareholders than it might otherwise have proposed to pay because of the added expense of the $750,000 termination fee that may become payable in certain circumstances. If the Merger Agreement is terminated and either Vicon or IQinVision determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.
Future results of the combined company may differ materially from the unaudited pro forma financial statements included in this document and the financial projections prepared by Vicon and IQinVision in connection with the discussions concerning the Merger.
The pro forma financial statements contained in this proxy statement/prospectus/consent solicitation are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. See the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information.” The financial projections were prepared by management of Vicon and IQinVision for internal use. See the section entitled “Financial Projections.” The actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements or the financial projections prepared by Vicon and IQinVision. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.
The combined company may be unable to integrate the businesses of Vicon and IQinVision successfully or realize the anticipated benefits of the Merger.
The Merger involves the combination of two companies that currently operate as independent companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Vicon and IQinVision. Potential difficulties the combined company may encounter as part of the integration process include the following:

•
the inability to successfully combine the businesses of Vicon and IQinVision in a manner that permits the combined company to achieve the full revenue and cost synergies and other benefits anticipated to result from the Merger;

•
complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger;

•	the inability to cross-sell Vicon and IQinVision products; and

•	the inability to integrate Vicon technologies into the IQinVision products and vice versa.
The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger.
Following the Merger, the size of the business of the combined company will increase significantly beyond the current size of either Vicon’s or IQinVision’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Merger.

The combined company is expected to incur substantial expenses related to the Merger and the integration of Vicon and IQinVision.
The combined company is expected to incur substantial expenses in connection with the Merger and the integration of Vicon and IQinVision. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing and benefits. While Vicon and IQinVision have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.
Third parties may terminate or alter existing contracts with IQinVision.
IQinVision has contracts with suppliers, distributors, customers, licensors, licensees, lessors, and other business partners that have “change of control” or similar clauses that allow the counterparty to terminate or change the terms of their contract upon the closing of the transactions contemplated by the Merger Agreement. Vicon and IQinVision may seek to obtain consent from these other parties, but if these third party consents cannot be obtained, or are obtained on unfavorable terms, the combined company may lose the benefit of such contracts, including benefits that may be material to the business of the combined company.
The rights of IQinVision shareholders holding Vicon common stock following the completion of the Merger will be governed by New York law and differ from the rights of shareholders under California law.
Because Vicon is a New York corporation, the rights of holders of its stock are governed by the laws of the State of New York and by Vicon’s Articles of Incorporation. These rights differ in certain ways from the rights of IQinVision shareholders under California law and under IQinVision’s Articles of Incorporation, including but not limited to those differences described in the section entitled “Comparison of Rights of Holders of Vicon Stock and IQinVision Stock.”
Anticipation of the special dividend may cause upward pressure on or support of the price of Vicon common stock as investors purchase or hold shares to collect the expected special cash dividend. The price of Vicon common stock may decline on or after the record date or payment date of the dividend.
As part of the Merger, on June 9, 2014 the Vicon board of directors declared a special cash dividend of $0.55 per share payable to Vicon shareholders of record as of July 11, 2014, payable within 15 days after the Effective Time, subject to the satisfaction of the closing conditions set forth in the Merger Agreement. Anticipation of the special dividend may cause upward pressure on or support of the price of Vicon common stock as investors purchase or hold shares to collect the declared special dividend. The price of Vicon common stock may decline on or after the record date or payment date of the dividend because the shareholders’ equity of Vicon will decrease by the amount of the distribution. Shares of Vicon stock commenced trading on a "due-bill" basis on July 9, 2014. Further, although the special cash dividend was declared by the Vicon board of directors, it will only be paid if the Merger is consummated.
If the Merger does not qualify as a reorganization under Section 368(a) of the Code or is otherwise taxable to U.S. holders of IQinVision capital stock, then such holders may be required to pay substantial U.S. Federal income taxes.
Fox Rothschild LLP, tax counsel to Vicon, has rendered its opinion to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion is based on certain assumptions and representations as to factual matters made by IQinVision, Vicon and Vicon on behalf of the Merger Sub, as well as certain covenants and undertakings by IQinVision, Vicon and Vicon on behalf of the Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, or inaccurate, or is violated in any material respect, the validity of the conclusions reached by counsel in its opinion would be jeopardized. Additionally, an opinion of counsel represents the counsel’s best legal judgment but is not binding on the United States Internal Revenue Service, or IRS, or any court, so there can be no certainty that the IRS will not challenge the conclusions set forth in the opinion or that a court will not sustain such a challenge. If the IRS or a court determines that the Merger should not be treated as a reorganization, a holder of IQinVision capital stock would recognize taxable gain or loss upon the exchange of IQinVision capital stock for Vicon common stock pursuant to the Merger. See the section entitled “The Merger and the Combined Company — Material U.S. Federal Income Tax Consequences of the Merger.”
The combined company’s ability to utilize IQinVision’s or Vicon’s net operating loss and tax credit carryforwards in the future may be subject to substantial limitations and may be further limited as a result of the merger.
Under Section 382 of the Code, if a company undergoes an “ownership change” (generally defined as a greater than 50 percent change (by value) in its equity ownership over a three-year period), the company’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Further, if the historic business of IQinVision or Vicon is not treated as being continued by the combined entity for the two-year period beginning on the date of the merger (referred to as the “continuity of business requirement”), the pre-transaction net operating loss carryforward deductions of IQinVision or Vicon (as the case may be) may become substantially reduced or unavailable for use by the combined company. The Merger may result in an “ownership change” of either IQinVision or Vicon. A corporation that experiences an ownership change will generally be subject to an annual limitation on its use of pre-ownership change net operating loss carryforwards (and certain other pre-change tax attributes) equal to, in general, the product of the long-term tax-exempt rate (as published by the IRS for the month in which the ownership change occurs) and the value of the company's outstanding stock immediately before the ownership change (subject to certain adjustments), increased by certain built-in gains held by the company at the time of the ownership change that are recognized in the five-year period after the ownership period. Accordingly, the combined company’s ability to utilize IQinVision’s or Vicon’s pre-Merger net operating loss and tax credit carryforwards may be substantially limited. These limitations, in turn, could result in increased future tax payments for the combined company, which could have a material adverse effect on the business, financial condition or results of operations of the combined company.
Risks Mutually Applicable to Vicon’s and IQinVision’s Businesses
If Vicon and IQinVision fail to develop and introduce new or enhanced products on a timely basis, their ability to attract and retain customers could be impaired and their competitive position could be harmed.
Vicon and IQinVision both operate in a dynamic environment characterized by rapidly changing technologies and technological obsolescence. To compete successfully, Vicon and IQinVision each must design, develop, market and sell enhanced products that provide increasingly higher levels of performance and functionality and that meet the cost expectations of their customers. Vicon’s and IQinVision's existing or future products could be rendered obsolete by the introduction of new products by their competitors; convergence of other markets with or into the video security market; the market adoption of products based on new or alternative technologies; or the emergence of new industry standards. In addition, the markets for Vicon’s and IQinVision’s products are characterized by frequent introduction of next-generation and new products, short product life cycles, increasing demand for added functionality and significant price competition. If Vicon and IQinVision or their customers are unable to manage product transitions in a timely and cost-effective manner, their business and results of operations would suffer.
Vicon’s and IQinVision’s failure to anticipate or timely develop new or enhanced products in response to technological shifts could result in decreased revenue. In particular, Vicon and IQinVision may experience difficulties with product design, development of new software, manufacturing, marketing or qualification that could delay or prevent their development, introduction or marketing of new or enhanced products. Moreover, it is possible that Vicon’s and IQinVision’s customers may develop their own product or adopt a competitor’s solution for products that they currently buy from them. If Vicon and IQinVision fail to introduce new or enhanced products that meet the needs of their customers or penetrate new markets in a timely fashion, they will lose market share and their respective operating results will be adversely affected.
Vicon and IQinVision may experience difficulties demonstrating the value to customers of newer, higher priced and higher margin products if they believe existing products are adequate to meet end customer expectations.
As Vicon and IQinVision develop and introduce new products, they each face the risk that customers may not value or be willing to bear the cost of incorporating these newer products into their solutions. Regardless of the improved features or superior performance of the newer products, customers may be unwilling to adopt Vicon’s or IQinVision’s new products due to design or pricing constraints. Owing to the extensive time and resources that Vicon and IQinVision invest in developing new products, if they are unable to sell customers new generations of their products, their respective revenue could decline and their respective business, financial condition, operating results and cash flows could be negatively affected.
The loss of any of Vicon’s or IQinVision’s key personnel could seriously harm their respective businesses, and their failure to attract or retain qualified management, engineering, sales and marketing talent could impair their ability to grow their businesses.
Vicon and IQinVision both believe their future success will depend in large part upon their ability to attract, retain and motivate highly skilled management, engineering and development teams, and sales and marketing personnel. The loss of any key employees or the inability to attract, retain or motivate qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and harm their ability to sell, their products and keep pace with changes in technology. Vicon and IQinVision believe that their future success is dependent on the contributions of their management. The loss of the services of their key personnel could harm their respective businesses, financial conditions and results of operations. For example, if any of these individuals were to leave unexpectedly, Vicon and IQinVision could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for any such successor and while any successor is integrated into their businesses and operations.
Both Vicon’s and IQinVision’s key technical and engineering personnel represent a significant asset and serve as the source of their respective technological and product innovations. Vicon and IQinVision may not be successful in attracting, retaining and motivating sufficient numbers of technical and engineering personnel to support their anticipated growth. The competition for qualified engineering personnel in Vicon’s and IQinVision’s industry is very intense. If Vicon and IQinVision are unable to hire, train and retain qualified engineering personnel in a timely manner, their ability to grow their respective business will be impaired. In addition, if Vicon and IQinVision are unable to retain their existing engineering personnel, their ability to maintain or grow their respective revenue will be adversely affected.
Vicon and IQinVision both rely upon independent contract manufacturers and suppliers. The loss of any of these manufacturers or suppliers may substantially disrupt Vicon’s and IQinVision’s ability to obtain orders and fulfill sales of their respective products.
Vicon and IQinVision both rely principally upon independent contract manufacturers and suppliers to produce and assemble their products and they expect to continue to rely on such entities in the future. The failure of Vicon and IQinVision to successfully manage their relationships with these parties could adversely affect their ability to market and sell their respective products.
Neither Vicon nor IQinVision currently have formal contractual agreements with any of these contract manufacturers or suppliers. Any significant change in their relationships with these manufacturers or suppliers could have a material adverse effect on their businesses, operating results and financial conditions. Vicon and IQinVision make substantially all of their purchases from their contract manufacturers on a purchase order basis. Vicon’s and IQinVision’s contract manufacturers are not otherwise required to manufacture their products for any specific period or in any specific quantity. Relying on contract manufacturers to produce and assemble their products also presents significant risks to Vicon and IQinVision, including the inability of these contract manufacturers to:

•	assure the quality of their products;

•	manage capacity during periods of volatile demand;

•	qualify appropriate component suppliers;

•	ensure adequate supplies of materials;

•	protect their intellectual property; and

•	deliver finished products at agreed upon prices and schedules.
While raw materials and components are generally available from a variety of sources, Vicon and IQinVision and their respective contract manufacturers currently depend on a limited number of suppliers for several components for their products. If the suppliers of these components or technology were to enter into exclusive relationships with other providers of networking equipment or were to discontinue providing such components and technology to Vicon and IQinVision and Vicon and IQinVision were unable to replace them cost effectively, or at all, Vicon’s and IQinVision’s ability to provide their products would be impaired. Vicon and IQinVision and their respective contract manufacturers generally rely on purchase orders rather than long-term contracts with these suppliers. As a result, even if available, Vicon and IQinVision and their respective contract manufacturers may not be able to secure sufficient components at reasonable prices or of acceptable quality to build their products in a timely manner. Therefore, Vicon and IQinVision may be unable to meet customer demand for their products, which would have a material adverse effect on Vicon’s and IQinVision’s respective businesses, operating results and financial conditions.
Vicon and IQinVision both rely on third-party vendors to supply software development tools to them for the development of their new products, and they may be unable to obtain the tools necessary to develop or enhance new or existing products.
Vicon and IQinVision both rely on third-party software development tools to assist them in the design, simulation and verification of new products or product enhancements. To bring new products or product enhancements to market in a timely manner, or at all, Vicon and IQinVision both need software development tools that are sophisticated enough or technologically advanced enough to complete their design, simulations and verifications. In the future, the design requirements necessary to meet consumer demands for more features and greater functionality from Vicon’s and IQinVision’s products may exceed the capabilities of available software development tools. Unavailability of software development tools may result in Vicon and IQinVision missing design cycles, either of which could result in a loss of market share or negatively impact their respective operating results.
The failure by Vicon and IQinVision to adequately protect their intellectual property rights could impair their ability to compete effectively or defend themselves from litigation, which could harm their respective businesses, financial conditions and results of operations.
Vicon’s and IQinVision’s success depends, in part, on their ability to protect their intellectual property. Vicon and IQinVision both rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements and other contractual protections, to protect their proprietary technologies and know-how, all of which offer only limited protection. The steps Vicon and IQinVision have taken to protect their intellectual property rights may not be adequate to prevent misappropriation of their proprietary information or infringement of their intellectual property rights, and their ability to prevent such misappropriation or infringement is uncertain, particularly in countries outside of the United States. As of December 31, 2013, IQinVision had one issued and allowed patents in the United States and one pending and provisional patent applications in the United States. Even if the pending patent applications are granted, the rights granted to IQinVision may not be meaningful or provide it with any commercial advantage. For example, these patents could be opposed, contested, circumvented, designed around by IQinVision’s competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of IQinVision’s patents to adequately protect its technology might make it easier for its competitors to offer similar products or technologies. Foreign patent protection is generally not as comprehensive as U.S. patent protection and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Many U.S.-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where Vicon and IQinVision sell products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. For example, the legal environment relating to intellectual property protection in China is relatively weak, often making it difficult to create and enforce such rights. IQinVision may not be able to effectively protect its intellectual property rights in China or elsewhere. If such an impermissible use of our intellectual property or trade secrets were to occur, our ability to sell our products at competitive prices may be adversely affected and our business, financial condition, operating results and cash flows could be materially and adversely affected.
The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and evolving. Neither Vicon nor IQinVision can assure you that others will not develop or patent similar or superior technologies, products or services, or that their patents, trademarks and other intellectual property will not be challenged, invalidated or circumvented by others.
Unauthorized copying or other misappropriation of Vicon’s and IQinVision’s proprietary technologies could enable third parties to benefit from their technologies without paying them for doing so, which could harm their respective businesses. Monitoring unauthorized use of their intellectual property is difficult and costly. Although Vicon and IQinVision are not aware of any unauthorized use of their intellectual property in the past, it is possible that unauthorized use of their intellectual property may have occurred or may occur without their knowledge. Vicon and IQinVision cannot assure you that the steps they have taken will prevent unauthorized use of their intellectual property. Vicon’s and IQinVision’s failure to effectively protect their intellectual property could reduce the value of their technology in licensing arrangements or in cross-licensing negotiations.
Vicon and IQinVision may in the future need to initiate infringement claims or litigation in order to try to protect their intellectual property rights or defend infringement claims or litigation brought by other parties. Litigation, whether they are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and management, which could harm their businesses, whether or not such litigation results in a determination favorable to them. Litigation also puts their patents and trademarks at risk of being invalidated or interpreted narrowly and their patent and trademark applications at risk of not issuing. Additionally, any enforcement of their patents, trademarks or other intellectual property may provoke third parties to assert counterclaims against them. If Vicon and IQinVision are unable to protect their proprietary rights or if third parties independently develop or gain access to their or similar technologies, their respective businesses, revenues, reputations and competitive positions could be harmed.
Failure to comply with the U.S. Foreign Corrupt Practices Act, or FCPA, and similar laws associated with Vicon’s and IQinVision’s activities outside of the United States could subject them to penalties and other adverse consequences.
Vicon and IQinVision face significant risks if they fail to comply with the FCPA and other anti-corruption laws that prohibit improper payments or offers of payment to foreign governments and political parties by them for the purpose of obtaining or retaining business. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other applicable laws and regulations. Further, IQinVision is in the early stages of implementing its FCPA compliance program and cannot assure you that all of its employees and agents, as well as those companies to which it outsources certain of its business operations, will not take actions in violation of its policies and applicable law, for which IQinVision may be ultimately held responsible. Any violation of the FCPA or other applicable anti-corruption laws could result in severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracting, which could have a material and adverse effect on Vicon’s and IQinVision’s respective reputations, businesses, financial conditions, operating results and cash flows.
Vicon and IQinVision are subject to warranty and product liability claims and to product recalls.
From time to time, Vicon and IQinVision are subject to warranty claims that may require them to make significant expenditures to defend these claims or pay damage awards. In the future, Vicon and IQinVision may also be subject to product liability claims. In the event of a warranty claim, Vicon and IQinVision may also incur costs if they compensate the affected customer. Vicon and IQinVision both maintain product liability insurance, but this insurance is limited in amount and, in the case of IQinVision, is subject to significant deductibles. There is no guarantee that Vicon’s and IQinVision’s insurance will be available or adequate to protect them against all claims. Vicon and IQinVision also may incur costs and expenses relating to a recall of one of their customers’ products containing one of their devices. The process of identifying a recalled product in consumer devices that have been widely distributed may be lengthy and require significant resources, and Vicon and IQinVision may incur significant replacement costs, contract damage claims from their customers and reputational harm. Costs or payments made in connection with warranty and product liability claims and product recalls could harm Vicon’s and IQinVision’s respective financial conditions and results of operations.
If Vicon’s or IQinVision’s operations are interrupted, their respective businesses and reputations could suffer.
Both Vicon’s and IQinVision’s operations and those of their manufacturers are vulnerable to interruption caused by technical breakdowns, computer hardware and software malfunctions, software viruses, infrastructure failures, fires, earthquakes, floods, power losses, telecommunications failures, terrorist attacks, wars, Internet failures and other events beyond their control. Any disruption in Vicon’s and IQinVision’s services or operations could result in a reduction in revenue or a claim for substantial damages against them, regardless of whether they are responsible for that failure. In addition, IQinVision relies on its computer equipment, database storage facilities and other office equipment, which are located primarily in the seismically active Southern California region. If Vicon and IQinVision suffer a significant database or network facility outage, their businesses could experience disruption until they fully implement their back-up systems.
While Vicon and IQinVision both intend to continue to invest in research and development, they may be unable to make the substantial investments that are required to remain competitive in their businesses.
Both Vicon’s and IQinVision’s industry requires substantial investment in engineering/research and development in order to bring to market new and enhanced products. Vicon’s engineering and development expense was $4.2 million in 2013 and $5.2 million in 2012, or 11% of net sales. IQinVision’s research and development expense was $2.3 million in 2013 and $2.6 million in 2012, or 12% of net sales. Both Vicon and IQinVision expect to continue to increase their engineering/research and development expenditures as compared to prior periods as part of their respective strategies of focusing on the development of innovative and sustainable products. The ongoing market shift to higher megapixel IP cameras will continue to burden IQinVision’s development resources and increase ongoing annual expense for product development. Vicon and IQinVision do not know whether they will have sufficient resources to maintain the level of investment in engineering/research and development required to remain competitive. In addition, neither Vicon nor IQinVision can assure you that the technologies which are the focus of their engineering/research and development expenditures will become commercially successful or generate any revenue.
Vicon and IQinVision rely on third parties to provide services and technology necessary for the operation of their businesses. Any failure of one or more of Vicon’s or IQinVision’s vendors, suppliers or licensors to provide such services or technology could harm their businesses.
Vicon and IQinVision rely on third-party vendors to provide critical services, including, among other things, services related to accounting, human resources, information technology and network monitoring that they cannot or do not create or provide themselves. Vicon and IQinVision depend on these vendors to ensure that their corporate infrastructure will consistently meet their business requirements. The ability of these third-party vendors to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond Vicon’s and IQinVision’s control. While Vicon and IQinVision may be entitled to damages if their vendors fail to perform under their agreements with them, Vicon’s and IQinVision’s agreements with these vendors limit the amount of damages they may receive. In addition, Vicon and IQinVision do not know whether they will be able to collect on any award of damages or that these damages would be sufficient to cover the actual costs they would incur as a result of any vendor’s failure to perform under its agreement with them. Upon expiration or termination of any of Vicon’s and IQinVision’s agreements with third-party vendors, Vicon and IQinVision may not be able to replace the services provided to Vicon and IQinVision in a timely manner or on terms and conditions, including service levels and cost, that are favorable to them, and a transition from one vendor to another vendor could subject them to operational delays and inefficiencies until the transition is complete.
Additionally, Vicon and IQinVision incorporate third-party technology into some of their products, and they may do so in future products. The operation of Vicon’s and IQinVision’s products could be impaired if errors occur in the third-party technology they use. It may be more difficult for Vicon and IQinVision to correct any errors in a timely manner, if at all, because the development and maintenance of the technology is not within their control. Neither Vicon nor IQinVision can assure you that these third parties will continue to make their technology, or improvements to the technology, available to them, or that they will continue to support and maintain their technology. Further, due to the limited number of vendors of some types of technology, it may be difficult to obtain new licenses or replace existing technology. Any impairment of the technology of or Vicon’s or IQinVision’s relationship with these third parties could harm their businesses.
Risks Relating to Vicon
Vicon shareholders and IQinVision shareholders should carefully consider the risks described in Part I, Item 1A in Vicon’s Annual Report on Form 10-K for the year ended September 30, 2013, filed with the SEC on December 30, 2013 and incorporated by reference into this proxy statement/prospectus/consent solicitation (See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus/consent solicitation), as well as the following risks relating to Vicon before deciding how to vote their shares of stock.
Vicon’s profitability may decline as its expands into new product areas.
Vicon’s engineering and development is directed principally at enhanced video system capability. In recent years, the trend of product development and demand within the video security and surveillance market has been toward enhanced software applications involving the compression, analysis, transmission, storage, manipulation, imaging and display of digital video over IP networks. Since Vicon’s target market segment (enterprise applications) requires it to keep pace with changes in technology, Vicon has focused its engineering efforts in these developing areas. Development projects are chosen and prioritized based on competitor threats, Vicon’s analysis as to the needs of the marketplace, anticipated technological advances and market research. As Vicon expands into new product areas, it may not be able to compete effectively with existing market participants and may not be able to realize a positive return on the investment it has made in these products or services. Entering these markets may result in increased product development costs and its new products may have extended time to market relative to its current products. If Vicon’s introduction of a new product is not successful or if Vicon encounters technical problems or it is not able to achieve the revenues or margins it expects, Vicon’s operating results may be harmed and it may not recover its product development and marketing expenditures.
A number of Vicon’s current or potential competitors have greater brand recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than it does.
Many of Vicon’s principal competitors are larger companies whose financial resources and scope of operations are substantially greater than Vicon’s. Such competitors include security divisions of the Bosch Group, Honeywell International, Schneider Electric, Tyco International, Samsung Group and United Technologies, among others. Vicon also competes with many video management system producers such as Avigilon Corporation, Exacq Technologies, Genetec Inc. and Milestone Systems and for cameras with companies such as Axis Communications, Matsushita (Panasonic), Mobotix Corp. and Sony Corporation, among others. Many additional companies, both domestic and international, produce products that compete against one or more of Vicon’s product lines.
As Vicon moves into new markets for different types of equipment, Vicon’s brand may not be as well-known as incumbents in those markets. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier, regardless of product performance or features. Vicon expects increased competition from other established and emerging companies if its market continues to develop and expand. As Vicon enter new markets, it expects to face competition from incumbent and new market participants.

Vicon’s business is susceptible to risks associated with operations outside of the United States.
Vicon sells its products in Europe, the Middle East and Africa (EMEA) through its European based subsidiaries and elsewhere outside the U.S. principally by direct export from its U.S. headquarters.
Export sales and sales from Vicon’s foreign subsidiaries amounted to $14.4 million and $18.0 million, or 36% of consolidated net sales in fiscal years 2013 and 2012, respectively. Vicon’s principal foreign markets are the U.K., Europe, Middle East and the Pacific Rim, which together accounted for approximately 81% of international sales in fiscal 2013. Vicon’s operations outside the United States subject it to risks that it has not generally faced in the United States. These include:

•	the burdens of complying with a wide variety of U.S. laws applicable to export controls, foreign operations, foreign laws and different legal standards;

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	counterfeiting of Vicon’s products or infringement on its intellectual property by third parties;

•	difficulties in managing the staffing of remote operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on distributors in various countries with different pricing policies and forecasting practices;

•	reduced or varied protection for intellectual property rights in some countries;

•	increased financial accounting and reporting burdens and complexity;

•	political, social and economic instability in some jurisdictions; and

•	terrorist attacks and security concerns in general.
If any of these risks were to come to fruition, it could negatively affect Vicon’s business outside the United States and, consequently, Vicon’s operating results. Additionally, operating in markets outside the United States requires significant management attention and financial resources. Vicon cannot be certain that the investment of resources to maintain operations in other countries will produce desired levels of revenues or profitability.
Vicon’s stock price has been volatile and its shareholders’ investments could lose value.
All of the risk factors discussed in this section could affect Vicon’s stock price. The timing of announcements in the public market regarding new products, product enhancements or technological advances by Vicon or its competitors, and any announcements by Vicon or its competitors of acquisitions, major transactions, or management changes could also affect Vicon’s stock price. Vicon’s stock price is subject to speculation in the press and the analyst community, including with respect to changes in recommendations by financial analysts, changes in investors' or analysts' valuation measures for Vicon’s stock, its credit ratings and market trends unrelated to its performance. Stock sales by Vicon’s directors, officers, or other significant holders may also affect Vicon’s stock price. A significant drop in Vicon’s stock price could also expose it to the risk of securities class actions lawsuits, which could result in substantial costs and divert management's attention and resources, which could adversely affect Vicon’s business.
Risks Relating to IQinVision
IQinVision depends on a limited number of customers for a significant portion of its revenue. If IQinVision fails to retain or expand its customer relationships, its revenue could decline.
IQinVision derives a significant portion of its revenue from a limited number of customers. IQinVision anticipates that this customer concentration will continue for the foreseeable future. In the fiscal year ended December 31, 2013, sales to IQinVision’s five largest customers collectively accounted for approximately 42% of its revenue, and sales to IQinVision’s 10 largest customers collectively accounted for approximately 56% of its revenue.
IQinVision believes that its operating results for the foreseeable future will continue to depend on sales to a relatively small number of customers. In the future, these customers may decide not to purchase its products at all, may purchase fewer products than they did in the past or may alter their purchasing patterns. As substantially all of IQinVision’s sales to date have been made on a purchase order basis, these customers may cancel, change or delay product purchase commitments with little or no notice to IQinVision and without penalty and may make IQinVision’s revenue volatile from period to period. Sales will vary from period to period depending on many factors including seasonal and geographic trends in construction activities and the timing of deliveries due to changes in project schedules and funding. The loss of a significant customer could happen at any time and without notice, and such loss would likely harm IQinVision’s financial condition and results of operations.
To attract new customers or retain existing customers, IQinVision may have to offer these customers favorable prices on its products. In that event, IQinVision’s average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer or its inability to attract new customers could seriously impact IQinVision’s revenue and harm its results of operations.
IQinVision expects competition to increase in the future, which could have an adverse effect on its revenue and market share.
The network camera, IP camera and network video recording markets are highly competitive. IQinVision competes in different target markets to various degrees on the basis of a number of competitive factors, including its products’ performance, features, functionality, energy efficiency, size, customer support, reliability and price, as well as on the basis of its reputation. IQinVision expects competition to increase and intensify as more and larger companies enter its markets. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could harm IQinVision’s business, revenue and operating results.
IQinVision’s competitors range from large, international companies offering a wide range of products to smaller companies specializing in narrow markets. IQinVision’s primary competitors in the camera market include Axis, Arecont, Samsung, Avigilon, Sony, Hikvision, Vivotek and Panasonic. IQinVision expects competition in its current markets to increase in the future as existing competitors improve or expand their product offerings and as potential new competitors enter these markets.
IQinVision’s ability to compete successfully depends on elements both within and outside of its control, including industry and general economic trends. Many of IQinVision’s competitors are substantially larger, have greater financial, technical, marketing, distribution, customer support and other resources, are more established than IQinVision is and have significantly better brand recognition and broader product offerings, which may enable them to better withstand adverse economic or market conditions in the future. IQinVision’s ability to compete will depend on a number of factors, including:

•	its ability to anticipate market and technology trends and successfully develop products that meet market needs;

•	its success in identifying and penetrating new markets, applications and customers;

•	its ability to understand the price points and performance metrics of competing products in the marketplace;

•	its products’ performance and cost-effectiveness relative to that of competing products;

•	its ability to develop and maintain relationships with key distributors;

•	its ability to protect our intellectual property;

•	its ability to expand international operations in a timely and cost-efficient manner;

•	its ability to deliver products in volume on a timely basis at competitive prices; and

•	its ability to recruit design and application engineers with expertise in video camera technology.
IQinVision’s competitors may also establish cooperative relationships among themselves or with third parties or acquire companies that provide similar products to IQinVision. As a result, new competitors or alliances may emerge that could acquire significant market share. Any of these factors, alone or in combination with others, could harm IQinVision’s business and result in a loss of market share and an increase in pricing pressure.

The use of open source software in IQinVision’s products, processes and technology may expose IQinVision to additional risks and compromise its proprietary intellectual property.
IQinVision’s products, processes and technology sometimes utilize and incorporate software that is subject to an open source license. Open source software is typically freely accessible, usable and modifiable. Certain open source software licenses, such as the GNU General Public License, require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on terms unfavorable to IQinVision or at no cost. This can subject previously proprietary software to open source license terms.
While IQinVision monitors the use of open source software in its products, processes and technology and try to ensure that no open source software is used in such a way as to require it to disclose the source code to the related product, processes or technology when it does not wish to do so, such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software IQinVision licenses from such third-party for its products, processes or technology, IQinVision could, under certain circumstances, be required to disclose the source code to its products, processes or technology. This could harm IQinVision’s intellectual property position and its business, results of operations and financial condition.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus/consent solicitation contains “forward-looking statements” of Vicon within the meaning of the Private Securities Litigation Reform Act of 1995, which is applicable to Vicon because Vicon is a public company subject to the reporting requirements of the Exchange Act, but is not applicable to IQinVision because IQinVision is not a public company and is not currently subject to the reporting requirements of the Exchange Act. These forward-looking statements include:

•	Vicon’s and IQinVision’ expectations with respect to the potential synergies, costs and other anticipated financial impacts of the Merger;

•	future financial and operating results of the combined company;

•	financial projections of Vicon and IQinVision;

•	the combined company’s plans, objectives, expectations and intentions with respect to future operations and services;

•	approval of the Merger by shareholders;

•	the satisfaction of the closing conditions to the Merger;

•	the timing of the completion of the Merger; and

•	the assumptions underlying the foregoing.

Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the following:

•	risks and uncertainties relating to Vicon’s and IQinVision’ expectations with respect to the potential synergies, costs and other anticipated financial impacts of the Merger;

•	risks relating to future financial and operating results of the combined company following the Merger;

•	risks relating to the market price of Vicon’s common stock as a result of the Merger;

•	risks relating to the combined company’s plans, objectives, expectations and intentions with respect to future operations and services following the merger;

•	risks relating to the combined company’s ability to attract and retain key personnel following the merger;

•	risks relating to the combined company’s relationships with customers, suppliers, and other third parties following the merger;

•	risks relating to approval of the proposed transaction by shareholders;

•	risks relating to the satisfaction of the closing conditions to the proposed transaction; and

•	risks relating to the timing of the completion of the proposed transaction.

Many of the important factors that will determine these results and values are beyond Vicon’s and IQinVision’s ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Vicon and IQinVision do not assume any obligation to update any forward-looking statements. In evaluating the Merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” of this proxy statement/prospectus/consent solicitation.
THE ANNUAL MEETING OF VICON SHAREHOLDERS
Date, Time and Place
The annual meeting of Vicon shareholders will be held at the principal executive offices of Vicon, which are located at 131 Heartland Boulevard, Edgewood, New York 11717, at 10:00 a.m., Eastern Daylight Time, on August 28, 2014. Vicon is sending this proxy statement/prospectus/consent solicitation to its shareholders in connection with the solicitation of proxies by the Vicon board of directors for use at the Vicon annual meeting and any adjournments or postponements of such meeting. This proxy statement/prospectus/consent solicitation is first being furnished to shareholders of Vicon on or about July 21, 2014.
Purpose of the Vicon Annual Meeting
At the Vicon annual meeting, Vicon shareholders will be asked to consider and vote on the following proposals:

•
Proposal No. 1 - Approval of the Issuance of the Merger Consideration: To approve the issuance of the Merger Consideration to shareholders of IQinVision pursuant to the Merger Agreement, pursuant to which Merger Sub will be merged with and into IQinVision, with IQinVision surviving as a wholly owned subsidiary of Vicon. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation.

•	Proposal No. 2 - Approval of Adjournment or Postponement of Meeting: To approve the adjournment or postponement of the Vicon annual meeting, if necessary or appropriate, to solicit additional proxies.

•
Proposal No. 3 - Election of Directors: To approve the election of two (2) directors of Vicon for a term of three years or until a successor is duly elected and qualified, or until their earlier death, resignation or removal.

•
Proposal No. 4 - Approval of the Compensation of Vicon’s Named Executive Officers: To approve, on an advisory (non-binding) basis, the compensation of Vicon’s named executive officers as disclosed in the Compensation Discussion and Analysis – Executive Compensation section of this proxy statement/prospectus/consent solicitation.

•
Proposal No. 5 - Approval of the Appointment of Vicon’s Independent Registered Public Accountants: To approve the ratification of the appointment of BDO USA, LLP as Vicon’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

Vicon will not transact any other business at the Vicon annual meeting except such business as may properly be brought before the meeting (including compliance with the applicable notice provisions in Vicon’s Bylaws) or any adjournment or postponement thereof.
Vicon Record Date; Shareholders Entitled to Vote
The Vicon board of directors has fixed the close of business on July 11, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Vicon annual meeting or any adjournments or postponements thereof. Only holders of record of shares of Vicon common stock at the close of business on the record date have the right to receive notice of and to vote at the Vicon annual meeting. At the close of business on the record date, Vicon had 4,522,335 shares of common stock outstanding and entitled to vote. Each share of Vicon’s common stock entitles its owner to one vote on each matter submitted to the shareholders.
Quorum; Broker Non-Votes
The presence, in person or by proxy, of a majority of the outstanding shares of Vicon’s common stock as of the record date is necessary to constitute a quorum at the Vicon annual meeting.
Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Proposal No. 2 (Approval of Adjournment or Postponement of Meeting) and Proposal No. 5 (Approval of the Appointment of Vicon’s Independent Registered Public Accountants) are considered to be “routine” matters. Proposal No. 1 (Approval of the Issuance of the Merger Consideration), Proposal No. 3 (Election of Directors) and Proposal No. 4 (Approval of the Compensation of Vicon’s Named Executive Officers) are considered to be “non-routine” matters; as such, if you hold your shares in street name and do not give voting instructions to the broker, bank or nominee holding your shares, your shares will not be voted with respect to these proposals. Broker non-votes will not count for purposes of determining the number of votes cast. However, broker non-votes will be counted in determining whether a quorum exists at the Vicon annual meeting.
Votes Required for Proposals
Vote Required for Proposal No. 1: Issuance of the Merger Consideration
Proposal No. 1 to approve the issuance of the Merger Consideration pursuant to the Merger Agreement requires the affirmative vote of a majority of the total votes cast at the Vicon annual meeting at which a quorum is present. You may vote either “FOR” or “AGAINST” the proposal or “ABSTAIN” as to the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Because this proposal is a non-routine matter, nominees do not have the discretion to vote uninstructed shares held by beneficial owners. Accordingly, broker non-votes may result for this proposal. Broker non-votes will not have any effect on the results of this vote.
THE VICON BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION, IS ADVISABLE AND IN THE BEST INTERESTS OF VICON AND ITS SHAREHOLDERS AND RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” VICON PROPOSAL NO. 1.
Vote Required for Proposal No. 2: Adjournment or Postponement to Solicit Additional Proxies
Proposal No. 2 to approve the adjournment or postponement of the Vicon annual meeting, if necessary or appropriate, to solicit additional proxies, requires approval by a majority of the total votes cast at the Vicon annual meeting, whether or not a quorum is present. You may vote either “FOR” or “AGAINST” the proposal or “ABSTAIN” as to the proposal. Abstentions will have no effect on the results of this vote. Because this proposal is a routine matter, nominees have the discretion to vote uninstructed shares held by beneficial owners. Accordingly, broker non-votes will not result for this proposal.
THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” VICON PROPOSAL NO. 2 TO ADJOURN OR POSTPONE THE VICON ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.
Vote Required for Proposal No. 3: Election of Two Directors of Vicon
The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote “FOR” the election of the director nominees proposed by the Vicon board of directors or you may “WITHHOLD” authority to vote for one or more of the director nominees being proposed. Because this proposal is a non-routine matter, nominees do not have the discretion to vote uninstructed shares held by beneficial owners. Accordingly, broker non-votes may result for this proposal. However, because directors are elected by a plurality of the votes cast, broker non-votes and shares marked “WITHHOLD” authority will not have any effect on the results of this vote.
THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN VICON PROPOSAL NO. 3.
Vote Required for Proposal No. 4: Non-Binding Advisory Vote on the Compensation for Named Executive Officers
Proposal No. 4 to approve, on a non-binding, advisory basis, the compensation of the named executive officers of Vicon as described in the Compensation Discussion and Analysis – Executive Compensation section of this proxy statement/prospectus/consent solicitation requires approval by a majority of the total votes cast at the Vicon annual meeting at which a quorum is present. You may vote either “FOR” or “AGAINST” the proposal or “ABSTAIN” as to the proposal. Abstentions will have no effect on the results of this vote. Because this proposal is a non-routine matter, nominees do not have the discretion to vote uninstructed shares held by beneficial owners. Accordingly, broker non-votes may result for this proposal. Broker non-votes will not have any effect on the results of this vote. Because this vote is advisory, it will not be binding on the Vicon board of directors; however, the Vicon board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.
THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” VICON PROPOSAL NO. 4 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
Vote Required for Proposal No. 5: Ratify the Appointment of BDO USA, LLP as Vicon’s independent registered public accountants
Proposal No. 5 to approve the ratification of the appointment of BDO USA, LLP as Vicon’s independent registered public accountants requires a majority of the votes cast at a meeting of shareholders at which a quorum is present. Your proxy enables you to vote “FOR” or “AGAINST” the ratification of the independent registered public accountants or “ABSTAIN” with regard to such ratification. Abstentions will have no effect on the results of this vote. Because this proposal is a routine matter, nominees have the discretion to vote uninstructed shares held by beneficial owners. Accordingly, broker non-votes will not result for this proposal.
THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” VICON PROPOSAL NO. 5 TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS VICON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
Voting of Proxies by Holders of Record
If you are the holder of record of Vicon common stock, a proxy card is enclosed for your use.
Vicon requests that you submit a proxy by:

•
Internet by logging onto the website http://www.envisionreports.com/VII and following the prompts using your control number located on your proxy card to vote over the Internet anytime up to 1:00 a.m., Central Daylight Time, on August 28, 2014 and following the instructions provided on that site;

•
Dialing 1-800-652-VOTE (8683) and listening for further directions to vote by telephone anytime up to 1:00 a.m., Central Daylight Time, on August 28, 2014 and following the instructions provided in the recorded message; or

•	Signing and returning your proxy card in the postage-paid envelope provided.

When the accompanying proxy is returned properly executed, the shares of Vicon common stock represented by it will be voted at the Vicon annual meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy. If a proxy is returned without an indication as to how the shares of Vicon common stock represented are to be voted with regard to a particular proposal, the Vicon common stock represented by the proxy will be voted in accordance with the recommendation of the Vicon board of directors and, therefore, “FOR” proposals 1, 2, 3, 4 and 5.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the Vicon annual meeting and which would be required to be set forth in this proxy statement/prospectus/consent solicitation or the related proxy card other than the matters described in this proxy statement/prospectus/consent solicitation. If any other matter is properly presented at the Vicon annual meeting, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Voting by Beneficial Owners
If you are the beneficial owner of shares of Vicon common stock held in street name, you have the right to direct your broker, bank or nominee on how to vote your shares. Your broker, bank or nominee has provided a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.
If your shares are held in street name and you wish to vote in person at the Vicon annual meeting, you will need to obtain a legal proxy” from your broker, bank or other nominee and present it to the inspector of elections with your ballot at the meeting.
Revocation of Proxies
If you are the holder of record of Vicon common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the Vicon annual meeting. You can do this by:

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•
attending the Vicon annual meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Vicon annual meeting without voting will not revoke any proxy that you have previously given or change your vote.

A holder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.
Please note that if you are the beneficial owner of shares held in street name through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your nominee in accordance with its established procedures. If you are the beneficial owner of shares and you decide to change your vote by attending the Vicon annual meeting and voting in person, your vote in person at the Vicon annual meeting will not be effective unless you have obtained and present an executed legal proxy issued in your name from the broker, bank or other nominee.
Cost of Proxy Solicitation
Vicon is soliciting proxies for the Vicon annual meeting and, in accordance with the terms of the Merger Agreement, the cost of soliciting the Vicon shareholders will be borne by Vicon. In addition to solicitation by use of mails, proxies may be solicited by Vicon directors, officers and employees and others, in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock held of record, and Vicon may reimburse these individuals for their reasonable expenses. To help assure the presence in person or by proxy of the largest number of shareholders possible, Vicon has engaged Georgeson Inc., a proxy solicitation firm, to solicit proxies on Vicon’s behalf. Vicon has agreed to pay Georgeson Inc. a minimum base proxy solicitation fee of $6,500 plus expenses.
SOLICITATION OF IQINVISION WRITTEN CONSENT
IQinVision Shareholder Action by Written Consent
IQinVision’s Board of Directors is providing this proxy statement/prospectus/consent solicitations to its shareholders. IQinVision’s shareholders are being asked to execute and deliver the written consent furnished with this proxy statement/prospectus/consent solicitation to approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby.
Shares Entitled to Consent and Consent Required
Only IQinVision shareholders of record at the close of business on July 15, 2014 will be entitled to execute and deliver a written consent. On the record date, the outstanding securities of IQinVision eligible to consent with respect to the Merger Agreement proposal consisted of 5,766,922 shares of IQinVision common stock and an aggregate of 7,162,103 shares of IQinVision’s preferred stock, which includes 920,051 shares of Series A preferred stock, 3,295,428 shares of Series B preferred stock, 1,444,212 shares of Series C preferred stock and 1,502,412 shares of Series D preferred stock.
Under IQinVision’s Fourth Amended and Restated Articles of Incorporation, each holder of IQinVision common stock is entitled to one vote for each share of common stock held of record and each holder of IQinVision preferred stock is entitled to one vote for each share of common stock into which such share of preferred stock held of record is convertible. As of the record date, the outstanding shares of Series A Preferred Stock are convertible into 1,398,717 shares of common stock and the outstanding shares of Series B, Series C and Series D preferred stock are each convertible into the number of shares of common stock equal to the number of shares of such preferred stock outstanding.
Adoption and approval of the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby requires the approval by the holders of (i) a majority of the outstanding shares of IQinVision common stock, (ii) a majority of the outstanding shares of IQinVision preferred stock, voting together as a single class on an as-converted-to-common stock basis, and (iii) a majority of the outstanding shares of each series of IQinVision preferred stock, voting separately on an as-converted-to-common stock basis. In addition, Vicon is not required to complete the Merger if holders of more than 10% of the total shares of IQinVision common stock and preferred stock, collectively, are dissenting shares pursuant to the California General Corporation Law, or the CGCL.
Submission of Consents
You may consent to the Merger with respect to your shares by completing and signing the written consent furnished with this proxy statement/prospectus/consent solicitation and returning it to IQinVision on or before August 27, 2014, the date IQinVision has set as the targeted final date for receipt of written consents. IQinVision reserves the right to extend the final date for receipt of written consents beyond August 27, 2014 in the event that consents adopting and approving the Merger have not been obtained by that date from holders of a sufficient number of shares of IQinVision common stock and preferred stock to satisfy the IQinVision shareholder approval conditions to the Merger. Any such extension may be made without notice to shareholders. When IQinVision has received written consents from shareholders sufficient to satisfy the approval requirements identified above, the consent solicitation will conclude.
If you hold shares of IQinVision common stock or preferred stock as of the record date and you wish to give your written consent, you must complete the enclosed written consent, date and sign it, and promptly return it to IQinVision. Once you have completed, dated and signed the written consent, you may deliver it to IQinVision by faxing it to IQinVision’s legal counsel, Stradling Yocca Carlson & Rauth, P.C., Attention: Brandon Sanders, Esq., at (949) 823-5085, by emailing a .pdf copy of it to bsanders@sycr.com, or by mailing it to Stradling Yocca Carlson &

Rauth, P.C. at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, Attention: Brandon Sanders, Esq.
Executing Consents; Revocation of Consents
With respect to the proposal to approve the Merger for which the shares of IQinVision common stock and preferred stock that you hold allow you to give consent, you may execute a written consent to approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby (which is equivalent to a vote for the Merger) or you can choose not to execute the written consent (which is equivalent to a vote against the Merger). If you do not execute and return your written consent, it will have the same effect as a vote against the Merger
Your consent to the Merger may be changed or revoked at any time before the consents of a sufficient number of shares to approve the Merger have been received by IQinVision’s legal counsel, Stradling Yocca Carlson & Rauth, P.C., and filed with IQinVision’s Corporate Secretary. If you wish to change or revoke a previously delivered consent before that time, you may do so by delivering a notice of revocation to IQinVision’s legal counsel, Stradling Yocca Carlson & Rauth, P.C., by the method specified above.
Solicitation of Consents; Expense
The expense of preparing, printing and mailing these consent solicitation materials is being borne by IQinVision. IQinVision’s officers and employees may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.
Recommendation of the IQinVision Board
IQinVision’s board of directors believes the Merger, including the Merger Consideration to be received by IQinVision’s shareholders, is fair to, advisable and in the best interests of IQinVision and its shareholders. IQinVision’s management and its board of directors, after careful study and evaluation of the economic, financial, legal and other factors, also believe that the Merger could provide the combined company with increased opportunity for expansion of its business, which in turn could benefit IQinVision’s shareholders who become shareholders of Vicon. See the section entitled “The Merger—IQinVision Reasons for the Merger” of this proxy statement/prospectus/consent solicitation.
THE IQINVISION BOARD OF DIRECTORS RECOMMENDS THAT IQINVISION SHAREHOLDERS APPROVE THE MERGER, INCLUDING THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION.
Voting and Other Agreement
Concurrently with and as a condition to Vicon and IQinVision entering into the Merger Agreement, on March 28, 2014, (i) certain shareholders, directors and officers of IQinVision who owned approximately 72% of the outstanding shares of IQinVision common stock and 54% of the outstanding shares of IQinVision preferred stock on as-converted-to-common stock basis, including 60% of the outstanding shares of Series A preferred stock, 76% of the outstanding shares of Series B preferred stock, 42% of the outstanding shares of Series C preferred stock and 9% of the outstanding shares of Series D preferred stock, entered into the IQinVision Voting and Lock-Up Agreement with Vicon whereby they have agreed to vote their IQinVision shares in favor of adopting and approving the Merger Agreement and (ii) certain shareholders, directors and officers of IQinVision, holding, in the aggregate, approximately 62% of the outstanding shares IQinVision capital stock, on as-converted-to-common stock basis, entered into Post-Closing Lock Up Agreements with Vicon whereby they have agreed to refrain from selling any of the Vicon common stock they receive in the Merger for six months following the closing date of the Merger. For a more detailed discussion of these agreements see the sections entitled “Voting and Other Agreements—Voting and Lock-Up Agreements” and “Voting and Other Agreements—Post-Closing Lock-Up Agreements” of this proxy statement/prospectus/consent solicitation.

THE MERGER AND THE COMBINED COMPANY
This section and the section entitled “The Merger Agreement” of this proxy statement/prospectus/consent solicitation describe the material aspects of the Merger, including the Merger Agreement. While Vicon and IQinVision believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/consent solicitation for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A hereto.
General
Under the terms of the Merger Agreement, VI Merger Sub, a wholly owned subsidiary of Vicon, will be merged with and into IQinVision, with IQinVision surviving as a wholly owned subsidiary of Vicon. At the Effective Time of the Merger, the issued and outstanding shares of capital stock of IQinVision will, in the aggregate, be converted into the right to receive an aggregate number of shares of Vicon common stock equal to the total number of shares of Vicon common stock then issued and outstanding, excluding outstanding options to purchase Vicon common stock, and any other securities convertible into Vicon common stock, on the terms provided in the Merger Agreement and as further described below under the section entitled “The Merger Agreement—The Merger Consideration.”
Background of the Merger
The Vicon board of directors and Vicon’s management regularly review and assess Vicon’s business strategies and objectives, and the Vicon board of directors regularly reviews and discusses Vicon’s performance, risks, opportunities and strategy, all with the goal of enhancing shareholder value. Vicon’s board of directors and Vicon’s management regularly review and evaluate pursuing various strategic alternatives as part of these ongoing efforts, taking into account expected economic, competitive and other market conditions. Vicon’s management utilizes both internal resources and external advisors in these activities.
In this regard, representatives of Vicon have had conversations from time to time with representatives of other companies regarding certain strategic alternatives that involved Vicon acquiring, being acquired by, or merging with other companies.
Likewise, as part of the ongoing evaluation of IQinVision’s business, IQinVision’s senior management and IQinVision’s board of directors have historically reviewed, considered and assessed IQinVision’s operations, financial performance and industry conditions as they may affect IQinVision’s long-term strategic goals and plans, including the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.
Accordingly, Vicon’s and IQinVision’s management had each become familiar with the other as a result of their general knowledge of the video security industry, and believed that the other party’s product lines, sales channels and positions in the marketplace would be complimentary to each other.
On June 25, 2012, Bret McGowan, Vicon’s Senior Vice President, Sales and Marketing, met with certain members of IQinVision’s management team at IQinVision’s corporate headquarters in California. At the meeting, IQinVision’s management gave a presentation as to its business, and the parties discussed the potential for combining the companies.
On July 17, 2012, the IQinVision board of directors specifically asked its corporate development committee to identify possible strategic merger or acquisition candidates and to conduct preliminary analyses with respect to such candidates.
On September 19, 2012, Mr. McGowan and John Badke, Vicon’s Senior Vice President and Chief Financial Officer, again met with management of IQinVision in California to further explore the merits of a combination of the two companies.

On November 7, 2012, the Vicon board of directors held a meeting, at which all of the directors were present. During the meeting, Kenneth M. Darby, Vicon’s Chairman and Chief Executive Officer, informed the Vicon board of directors of the exploratory discussions that Vicon’s management team had recently had with IQinVision and the anticipated benefits of a possible merger with, or acquisition of, IQinVision. The Vicon board discussed the possibility of a business combination between Vicon and IQinVision and whether it was in the best interests of Vicon’s shareholders to engage in discussions with IQinVision about a potential business combination. Because the Vicon board saw strategic value in the combination of the two companies, it concurred with management’s desire to pursue further discussions with IQinVision and authorized Vicon’s management to prepare a memorandum outlining the benefits of a combination with IQinVision for submission to IQinVision.
On November 17, 2012, Vicon sent a memorandum to Mr. Chestnutt at IQinVision, which set forth the rationale, from Vicon’s perspective, for the benefits of a combination between the two companies. Specifically, the memorandum discussed (i) an overview of Vicon’s business and financial performance; (ii) a preliminary value proposition of a combination between Vicon and IQinVision; (iii) a preliminary outline of a potential transaction structure; and (iv) a preliminary pro forma financial analysis of the combination of the two companies reflecting potential synergies.
On December 4, 2012, the Vicon board held a regular meeting, at which all of the directors were present. During the meeting, Mr. Darby reviewed the memorandum that Vicon had sent to IQinVision with the board.
In December 2012, members of the IQinVision corporate development committee attended the Imperial Capital Security Investor Conference in New York, during which representatives of IQinVision and Vicon continued their discussion concerning a possible combination of the companies.
On January 7, 2013, IQinVision engaged Imperial Capital to assess the potential value of IQinVision in the context of a sale event. Although IQinVision had not commenced any sale process, the board desired an independent assessment to assist the board in its evaluation of strategic alternatives. In reviewing the indicative valuation, it was noted that there had been very few cash acquisitions within IQinVision’s industry.
During February and March of 2013, Imperial Capital worked with IQinVision to assess the relative contributions of Vicon and IQinVision in the event of a combination of the two companies, and on March 18, 2013, IQinVision engaged Imperial Capital as its exclusive financial advisor in connection with a possible transaction with Vicon.
On March 6, 2013, a representative of Imperial Capital met with representatives from Vicon to discuss parameters around a possible combination of Vicon and IQinVision.
March 14, 2013, the IQinVision board of directors approved a letter of intent and summary of nonbinding terms, which was delivered to Vicon on March 18, 2013. The summary of nonbinding terms proposed a merger of equals between the companies.
On March 21, 2013, the Vicon board of directors held a special meeting, at which all of the directors were present. During the meeting, Mr. Darby provided the board with the March 18, 2013 letter of intent and summary of nonbinding terms.
Following the Vicon board’s special meeting, Vicon began conversations with TM Capital regarding its engagement as Vicon’s financial advisors in connection with a possible business combination, and discussions between the parties continued.
In May 2013, Vicon notified IQinVision that it was putting their business combination discussions temporarily on hold so that Vicon could focus on certain internal business matters.
On June 14, 2013, Mr. Darby met with Mr. Chestnutt and a representative of Imperial Capital at Vicon’s headquarters in New York to resume their discussions of a possible business combination. The parties discussed, among other things, the strategic opportunities and synergies that could result from a combination, possible organizational structure and deal terms. Mr. Darby indicated that Vicon would likely require an additional economic incentive for Vicon’s shareholders in order to approve a merger of equals transaction.
On June 25, 2013, the Vicon board of directors held a special meeting, at which all of the directors were present. During the meeting, the board discussed engaging TM Capital as its financial advisor to advise it as to possible business combinations. Following discussion, the board authorized Mr. Darby to engage TM Capital and to execute a mutual confidentiality agreement with IQinVision on Vicon’s behalf and to commence due diligence with IQinVision. Because Mr. Gregory Robertson, one of Vicon’s directors, is the Chairman and holder of 10.32% of the capital stock of TM Capital, he agreed to abstain from the Vicon board of directors’ vote with respect to any strategic transaction.
On June 29, 2013, the Vicon board of directors directed TM Capital to perform a market check for a potential buyer of Vicon. Because the Vicon board thought it was in Vicon’s interest to perform a market check before entering into exclusivity with IQinVision, the board instructed Mr. Darby to withdraw the executed confidentiality agreement from IQinVision, which he then withdrew following the meeting.
During June and July, IQinVision continued to explore possible alternative transactions and on June 27, 2013, IQinVision expanded the scope of Imperial Capital’s engagement to cover an alternative transaction.
On July 26, 2013, Vicon and IQinVision entered into a mutual confidentiality agreement and agreed to commence due diligence reviews. The parties did not agree to exclusivity, which gave both parties the continued ability to consider alternative transactions during the diligence period.
During the period from August 2013 through December 2013, TM Capital executed a market check and approached approximately 30 potential strategic acquirers for Vicon. Of the potential acquirers identified by TM Capital, six executed confidentiality agreements and received Vicon’s confidential information memorandum. Of the six parties that reviewed Vicon’s confidential information memorandum, four submitted indications of interest for a potential transaction. After preliminary due diligence discussions and meetings with certain of these potential transaction partners, none of these parties ultimately put forth a bona fide, firm offer to acquire Vicon.
During the period of TM Capital’s market check, Vicon continued to have discussions with IQinVision regarding a potential business combination. In August 2013, Vicon and IQinVision engaged in a series of due diligence calls and meetings with various members of their management teams. The meetings covered finance and administration, sales and marketing, and manufacturing and supply chain matters.
IQinVision continued to consider alternative transactions, including conducting due diligence to assess the validity of those transactions. IQinVision’s board of directors, with advice from Imperial Capital, also discussed other alternatives, including continuing the company’s operations without a transaction, growing through acquisitions, selling the company or recapitalizing the company.
On September 27, 2013, the Vicon board of directors held a special meeting, at which all directors were present. During the meeting, the board discussed formation of a special committee to review and evaluate, and to negotiate the terms of, a possible strategic transaction with another party. After discussion, the Vicon board formed a special committee consisting of the following four independent directors: Julian A. Tiedemann, Arthur D. Roche, Bernard F. Reynolds and David W. Wright. Mr. Tiedemann was appointed Chairman of the special committee.
On October 2, 2013, the Vicon special committee received a letter from IQinVision formally terminating discussions regarding a possible business combination due to the parties’ lack of progress.
From October 2013 to December 2013, Vicon continued to pursue a possible business combination with another strategic party and the engaged in due diligence with such party.
On October 3, 2013, the Vicon special committee held a meeting via teleconference at which all of the directors were present. Mr. Tiedemann, Chairman of the special committee, reported on the receipt of the October 2nd letter from IQinVision. The committee also discussed the status of the various strategic alternatives that TM Capital was evaluating on Vicon’s behalf.
On October 9, 2013, the Vicon board of directors met to, among other things, ratify and approve the resolutions establishing the special committee of the board of directors. All of the directors were present.
On October 23, 2013, at a meeting of the Vicon special committee, at which all of the committee members were present, Mr. Tiedemann led the committee in a discussion about resuming conversations with IQinVision and reported to the committee that he had contacted Mr. Ken Olson, Chairman of IQinVision’s board of directors, about a possible meeting between the two companies.
On October 23, 2013, Mr. Olson responded to Mr. Tiedemann, indicating a willingness to listen to further offers from Vicon or to clarify the terms of the previously offered summary of nonbinding terms delivered to Vicon in March of 2013.
In October 2013, IQinVision was contacted by a third party indicating a preliminary interest in a possible acquisition of IQinVision. IQinVision engaged in preliminary discussions and requested a written expression of interest.
On December 4, 2013, the Vicon special committee held a special meeting, at which all of the committee members were in attendance. During the meeting, the special committee authorized its financial advisor to re-engage with IQinVision regarding a possible business combination.
On December 9, 2013, IQinVision held a special meeting of its board of directors for the purpose of considering a proposed exclusivity agreement received from Vicon. No summary of terms was offered in writing, but Vicon indicated a willingness to discuss a business combination as a merger of equals as long as Vicon would be permitted to pay a cash dividend to its shareholders prior to the merger. IQinVision’s board of directors authorized management to enter into a 30-day exclusivity agreement with Vicon, after considering, among other things, the fact that a third party had contacted IQinVision, but had not proposed a written expression of interest, the desire to not lose the opportunity to re-engage with Vicon and the short duration of the proposed exclusivity.
On December 10, 2013, Vicon and IQinVision entered into an agreement for a 30-day period of exclusivity to enable the companies to negotiate the terms of a possible business combination and conduct due diligence on each other. During this 30-day period, Vicon and IQinVision’s management teams conducted due diligence through conference calls, information exchanges and on-site meetings at IQinVision’s headquarters in California.
On December 12, 2013, IQinVision received a written expression of interest to acquire all of the outstanding securities of IQinVision, and promptly informed Vicon of the submission.
On December 30, 2013, Vicon’s legal advisors delivered a draft of the proposed Merger Agreement to IQinVision and its legal advisors.
Upon expiration of the exclusivity term with Vicon, IQinVision commenced discussions with the third party who delivered the expression of interest. Management engaged in discussions with the third party and presented the results of those discussions to IQinVision’s board of directors. The third-party expression of interest was subject to significant risks of completion and uncertainty around deal terms. Among other concerns, the third party was a foreign entity that required time consuming approvals outside of IQinVision’s control, the proposed terms were based on inaccurate assumptions that would negatively impact valuation, the proposed terms included post-closing indemnification obligations, after deducting transaction expenses the net proceeds to all shareholders of IQinVision did not offer superior value to the Vicon proposal and the third party had a history of not consummating proposed acquisitions. As part of this analysis, IQinVision’s board of directors considered the benefits and costs of a sale of the company for cash against a strategic stock merger that would provide shareholders with the opportunity for future appreciation.

Following several communications between IQinVision and the third party, as well as ongoing negotiations between IQinVision and Vicon, and following further deliberation by the board of directors at various board meetings, on January 24, 2013, the IQinVision board of directors agreed to renew exclusivity with Vicon. Among other reasons, the IQinVision board of directors was concerned that failure to renew exclusivity with Vicon would foreclose the opportunity to merge with Vicon, and the IQinVision board of directors believed Vicon offered the best opportunity for the shareholders of IQinVision.
On January 23, 2014, the Vicon special committee held a meeting, at which all of the committee members were in attendance. Mr. Darby and Vicon’s legal and financial advisors were also in attendance. The purpose of the meeting was to review the presentation materials prepared by TM Capital that had been distributed to the committee members in advance of the meeting and which provided, among other things, an overview of the proposed merger with IQinVision. Following the presentation, Mr. Darby exited the meeting so that the committee could discuss the potential merger with IQinVision and formulate a recommendation to the Vicon board of directors. Thereafter, the committee discussed the open issues list prepared by IQinVision’s counsel in response to the draft Merger Agreement presented to IQinVision by Vicon. After evaluating the issued raised relating to the Merger Agreement and other issues, the special committee gave advice and direction to Vicon’s legal advisors as to its responses to those issues and suggested revisions to the draft Merger Agreement.
On January 29, 2014, Vicon and IQinVision extended the exclusivity period under the confidentiality agreement until the earlier to occur of the execution of the parties of a definitive agreement or March 1, 2014.
From January 2014 through March 2014, Vicon and IQinVision continued to negotiate the terms of the Merger Agreement and the transactions contemplated thereby, including in-person meetings between representatives of each company in New York on February 27, 2014.
On February 19, 2014, the Vicon special committee met by telephone conference to discuss additional issues in the Merger Agreement. All committee members were in attendance.
IQinVision’s board of directors held multiple meetings during this extensive negotiation period at which material terms of the negotiations were discussed, including, without limitation, the payment of a dividend by Vicon prior to the merger and the amount of the dividend, management structure, integration of the two companies, composition of the board of directors following the merger, cash resources and needs of the combined company following the Merger, shareholder voting thresholds required to approve the Merger and the allocation of consideration between the preferred shareholders and common shareholders of IQinVision. The board of directors also considered the fact that the Merger would not trigger the liquidation preferences of IQinVision’s outstanding shares of preferred stock and that significant preferred shareholders indicated that they would not support the transaction unless the holders of preferred stock received a higher exchange ratio than the holders of common stock.
On March 26, 2014, the Vicon board of directors held a special meeting via telephone conference call, with all of the directors in attendance. The purpose of the call was to discuss the various open issues with respect to the Merger Agreement.
On March 26, 2014, the IQinVision board of directors held a special meeting via telephone conference call at which all members of the board were in attendance. IQinVision’s legal and financial advisors were also in attendance. At this meeting, IQinVision’s legal advisors presented an overview of the terms of the Merger Agreement. Members of the board of directors and management asked questions, and received answers from IQinVision’s legal and financial advisors, concerning the terms of the Merger Agreement. Following a review of the terms of the Merger Agreement, Imperial Capital presented a financial overview of the proposed transaction and delivered its opinion that, as of March 26, 2014, the consideration to be paid to the shareholders of IQinVision pursuant to the Merger Agreement was fair from a financial point of view. Following the presentations of IQinVision’s legal and financial advisors and the discussions that followed, IQinVision’s board of directors unanimously determined, among other things, that the Merger Agreement and the proposed Merger contemplated thereby were advisable and in the best interests of IQinVision and its shareholders and resolved to recommend that IQinVision’s shareholders approve the proposed Merger Agreement and the transactions contemplated thereby.

On March 27, 2014, the Vicon special committee held a meeting via telephone conference call, with all of the committee members in attendance. The committee discussed the open issues in the Merger Agreement and their proposed responses thereto.
On March 28, 2014, the Vicon special committee held a special meeting via telephone conference call, with all of the committee members in attendance. Vicon’s legal and financial advisors were also in attendance. At this meeting, TM Capital reviewed with the Vicon special committee its financial analysis of the consideration to be paid in the transaction by Vicon and delivered to the Vicon special committee its opinion to the effect that, as of March 28, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the aggregate Merger Consideration to be paid by Vicon pursuant to the Merger Agreement was fair, from a financial point of view, to Vicon. After discussion, the Vicon special committee unanimously resolved to recommend to the Vicon board of directors that it adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement; that the board authorize the issuance of Vicon common stock pursuant to the Merger Agreement; that the board recommend that the Vicon shareholders approve the issuance of Vicon common stock pursuant to the Merger Agreement; and that the board direct that the proposed issuance of Vicon common stock pursuant to the Merger Agreement be submitted to Vicon’s shareholders for consideration in accordance with the Merger Agreement.
Immediately following the special committee meeting, the Vicon board of directors held a special meeting via telephone conference call, with all of the directors in attendance. Vicon’s legal and financial advisors were also in attendance. At this meeting, TM Capital again reviewed with the Vicon board directors its financial analysis of the consideration to be paid in the transaction by Vicon and delivered to the Vicon board its opinion to the effect that, as of March 28, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the aggregate Merger Consideration to be paid by Vicon pursuant to the Merger Agreement was fair, from a financial point of view, to Vicon. Mr. Tiedemann, Chairman of the Vicon special committee, conveyed the committee’s recommendations relating to the Merger. After discussion, the Vicon board of directors unanimously (with Mr. W. Gregory Robertson abstaining) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable and in the best interests of the shareholders of Vicon; approved the issuance of Vicon common stock pursuant to the Merger Agreement; resolved to recommend that the Vicon shareholders approve the issuance of Vicon common stock pursuant to the Merger Agreement; and directed that the proposed issuance of Vicon common stock pursuant to the Merger Agreement be submitted to Vicon’s shareholders for consideration in accordance with the Merger Agreement. The Vicon board further resolved that, as a condition to the Merger, a special cash dividend be declared by Vicon with respect to shares of Vicon common stock held by Vicon shareholders as of a record date prior to the Effective Time, in an amount not to exceed $0.55 per share.
Following the conclusion of the IQinVision and Vicon board of directors meetings, the management of Vicon and IQinVision, together with their respective legal and financial advisors, finalized the terms of the Merger Agreement and Vicon and IQinVision executed the Merger Agreement on March 28, 2014. In addition, the voting and lock-up agreements and the post-closing lock-up agreements were also executed.
On March 31, 2014, prior to the opening of trading on the NYSE MKT, Vicon and IQinVision issued a joint press release announcing the Merger.
Reasons for the Merger
The following discussion of the parties’ reasons for the Merger contains a number of forward-looking statements that reflect the current views of Vicon and/or IQinVision with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in this proxy statement/prospectus/consent solicitation.

Mutual Reasons for the Merger
In reaching the decision to adopt the Merger and recommend the Merger Agreement for approval by the shareholders of Vicon and shareholders of IQinVision, each company’s board of directors consulted with its respective management as well as legal and financial advisors. As discussed in greater detail below, these consultations included discussions regarding IQinVision’s and Vicon’s strategic business plan, the costs and risks of executing that business plan as an independent company, post and current business operations and financial condition, future prospects, the strategic rationale for the potential transaction, and the terms and conditions of the Merger Agreement.
Vicon and IQinVision believe that the combined company will have the following potential advantages:

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The belief that the combined company will be better-positioned to compete more effectively and grow in the increasingly competitive international security market than either Vicon or IQinVision separately as a stand-alone entity.

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The belief that the companies’ combined product and technology portfolios will enhance the combined company’s ability to develop and market next-generation products, to deliver technical solutions to customers that neither company could offer independently, to enhance the attractiveness of the combined company’s product offerings, to deliver more comprehensive support capabilities tailored to customers’ needs, and ultimately to create greater, more secure, and faster growth opportunities.

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The belief that Vicon’s and IQinVision’s customers are seeking suppliers with a broader suite of products and the capability to invest in new technologies, and that the combined company would address that demand by providing a complementary product line-up and an enhanced ability to develop next-generation products.

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The complementary nature of Vicon’s and IQinVision’s products, sales channels, sources of revenues, and geographic operating and management structure will provide the combined company with enhanced cross-selling opportunities.

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The opportunity to achieve significant cost synergies by realigning combined research and development, selling, general and administrative expenses to improve operational efficiency, streamlining supply chains and costs of goods sold to achieve synergies; integrating product sourcing processes and incorporating IQinVision products into Vicon’s solutions; and realizing benefits from the complementary business model strengths of Vicon and IQinVision.

•	The belief that Vicon and IQinVision will be able to successfully integrate their respective experienced management teams to better position the companies for growth.

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The fact that, having considered strategic alternatives, including other companies in the video security industry that Vicon and IQinVision might acquire and companies that might be interested in an acquisition of or business combination with Vicon and IQinVision, the respective boards of directors believed that this transaction offered the best and nearest-term opportunity to enhance shareholder value.

•	The historical information concerning Vicon and IQinVision’s business, financial performance and condition, technology, operations, management and competitive position.

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The Vicon and IQinVision boards of directors deem it highly likely that the Merger will be completed in a timely manner given the commitment of both parties to complete the business combination pursuant to their respective obligations under the Merger Agreement, the absence of any significant closing conditions under the Merger Agreement, other than the approvals by the holders of IQinVision’ capital stock and Vicon’s common stock.

Reports from management, tax advisors, independent auditors, outside legal experts and others relating to due diligence investigations.

Vicon’s Reasons for the Merger; Recommendation of the Vicon Special Committee and the Vicon Board of Directors
The Vicon board of directors established a special committee consisting of directors who are not officers or employees of Vicon or its financial advisors, TM Capital, to, among other things, review and evaluate, and to negotiate the terms of, the Merger. The Vicon special committee, acting with the advice of legal and financial advisors, evaluated and negotiated the Merger Agreement. The Vicon special committee unanimously resolved to recommend to the Vicon board of directors that the board approve the Merger Agreement.
In reaching its decision to, in the case of the Vicon special committee, recommend the approval of or, in the case of the Vicon board of directors, to approve, the Merger Agreement and recommend approval of the issuance of shares of Vicon common stock to IQinVision shareholders pursuant to the Merger, the Vicon special committee and the Vicon board of directors each considered the following:

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The opinion of TM Capital, dated March 28, 2014, to Vicon’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the shareholders of Vicon, of the consideration to be paid by Vicon pursuant to the Merger, as more fully described below in the section entitled “—Opinion of Vicon’ Financial Advisor.”

•
Its knowledge of the business, operations, financial condition and prospects of IQinVision taking into account the results of Vicon’s due diligence review of IQinVision, as well as its knowledge of the current and prospective environment in which IQinVision operates, including general economic and market conditions of the video security equipment business.

•	The fact that the approval of the issuance of the Merger Consideration would be subject to approval by Vicon shareholders.

•	The terms and conditions of the Merger Agreement, including the following related factors:

◦	the customary nature of the representations, warranties and covenants of Vicon in the Merger Agreement;

◦	the percentage of the combined company that the Vicon shareholders will maintain in the transaction;

◦	Vicon’s rights under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Vicon receive a superior proposal;

◦	the conclusion of Vicon’s board of directors that the potential termination fee of $750,000, and the circumstances when such fee may be payable, were reasonable;

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the no-solicitation provisions governing IQinVision’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an acquisition proposal;

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the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances; and

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The fact that shareholders of IQinVision holding an aggregate of approximately 72% of the outstanding shares of IQinVision common stock and 54% of the outstanding shares of IQinVision preferred stock, as of the date of the Merger Agreement, entered into a voting and lock-up agreement with Vicon to vote in favor of the transactions contemplated by the Merger Agreement.

•	In the case of the Vicon board of directors, the recommendation of the Vicon special committee.
The Vicon special committee and the Vicon board of directors also considered potential risks and potentially negative factors concerning the Merger in connection with their respective deliberations of the proposed transaction, including:

•	The obligation of Vicon to pay IQinVision a $750,000 termination fee if it terminates the Merger Agreement under certain circumstances.

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The possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons including the failure of Vicon shareholders to approve the issuance of shares of Vicon common stock in connection with the Merger, or the existence of dissenting IQinVision shareholders exceeding the thresholds provided in the Merger Agreement, or for other reasons beyond the control of Vicon.

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The challenges inherent in combining the businesses, operations and workforces of two companies, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in retaining and assimilating employees.

•	The potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

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The risk of not achieving the anticipated operational synergies and cost savings between Vicon and IQinVision and the risk that other anticipated benefits might not be realized on the expected timeframe or at all.

•	The substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Vicon and IQinVision and the transaction expenses arising from the Merger.

•	The potential effect of the Merger on Vicon’s business and relationships with employees, customers, suppliers, distributors, regulators and the communities in which it operates.

•	The other risks described in the section entitled “Risk Factors Relating to the Merger.”

The Vicon special committee and the Vicon board of directors each concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits that they expected Vicon’s shareholders would achieve as a result of the combination.
This discussion of the information and factors considered by the Vicon special committee and the Vicon board of directors includes the principal positive and negative factors considered by the Vicon special committee and the Vicon board of directors, but is not intended to be exhaustive and may not include all of the factors considered.
In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Vicon special committee and the Vicon board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Further, the Vicon special committee and the Vicon board of directors did not place particular reliance or weight on any particular factor. Rather, the Vicon special committee and the Vicon board of directors each viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered.
In addition, individual members of the Vicon special committee and the Vicon board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Vicon special committee and the Vicon board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements.”
IQinVision’s Reasons for the Merger; Recommendation of the IQinVision Board of Directors
In reaching its decision to approve the Merger Agreement and recommend approval of the Merger Agreement to IQinVision shareholders, the IQinVision board of directors considered the following:

•
the opinion of Imperial Capital, dated March 26, 2014, to IQinVision’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration, as more fully described below in the section entitled “—Opinion of Imperial Capital, Financial Advisor to IQinVision;”

•
its knowledge of the business, operations, financial condition and prospects of Vicon taking into account the results of IQinVision’s due diligence review of Vicon, as well as its knowledge of the current and prospective environment in which Vicon operates, including general economic and market conditions of the video management systems business;

•	Vicon’s historical and recent operating results and its financial condition;

•	the complimentary suite of products and systems solutions that could be offered by the combined company;

•	the limited number of transactions and prices paid in comparable acquisitions for companies in the same industry;

•	the combined company’s ability to access capital through the public equity markets;

•
the fact that the approval of the Merger would be subject to approval by IQinVision’s holders of common stock as a separate class, holders of preferred stock as a separate class and holders of each series of preferred stock, voting separately.

•	the terms and conditions of the Merger Agreement, including the following related factors:

◦
the amount and form of the Merger Consideration to be received by IQinVision shareholders, including the allocation of such Merger Consideration between holders of preferred stock and holders of common stock;

◦	the customary nature of the representations, warranties and covenants of Vicon in the Merger Agreement;

◦	the percentage of the combined company that the IQinVision shareholders will maintain in the transaction;

◦	IQinVision’s rights under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should IQinVision receive a superior proposal;

◦	the conclusion of IQinVision’s board of directors that the potential termination fee of $750,000, and the circumstances when such fee may be payable, were reasonable;

◦
the no-solicitation provisions governing Vicon’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an acquisition proposal;

◦
the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;

◦	the fact that the Merger Agreement does not provide for post-closing indemnification obligations;

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the fact that the Merger is structured to be treated as a reorganization for U.S. federal income tax purposes, with the result that the IQinVision shareholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes;

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the fact that the IQinVision shareholders will receive shares of Vicon common stock that are traded on the NYSE MKT, providing a liquidity option that is not available to holders of IQinVision capital stock as a private company; and

◦
the fact that shareholders of Vicon holding an aggregate of approximately 28% of the outstanding shares of Vicon’s common stock, as of the date of the Merger Agreement, entered into a voting and lock-up agreement with IQinVision to vote in favor of the transactions contemplated by the Merger Agreement.

The IQinVision board of directors also considered potential risks and potentially negative factors concerning the Merger in connection with their respective deliberations of the proposed transaction, including:

•	the impact of Vicon’s distribution of a $0.55 per share dividend to its shareholders prior to closing the Merger;

•	the possibility that Vicon’s common stock price may decline, reducing the value of the Merger to IQinVision shareholders;

•	the fact that Vicon’s common stock does not trade on high levels of volume, reducing the liquidity available to IQinVision shareholders;

•	the obligation of IQinVision to pay Vicon a $750,000 termination fee if it terminates the Merger Agreement under certain circumstances;

•
the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons including the failure of Vicon shareholders to approve the issuance of shares of Vicon common stock in connection with the Merger, the failure of IQinVision shareholders to approve the Merger Agreement, or the existence of dissenting IQinVision shareholders exceeding the thresholds provided in the Merger Agreement, or for other reasons beyond the control of IQinVision;

•
the challenges inherent in combining the businesses, operations and workforces of two companies, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in retaining and assimilating employees;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

•
the risk of not achieving the anticipated operational synergies and cost savings between Vicon and IQinVision and the risk that other anticipated benefits might not be realized on the expected timeframe or at all;

•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Vicon and IQinVision and the transaction expenses arising from the Merger;

•	the potential effect of the Merger on IQinVision’s business and relationships with employees, customers, suppliers, distributors, regulators and the communities in which it operates; and

•	the other risks described in the section entitled “Risk Factors Relating to the Merger.”

The IQinVision board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits that they expected IQinVision shareholders would achieve as a result of the combination.
This discussion of the information and factors considered by the IQinVision board of directors includes the principal positive and negative factors considered by the IQinVision board of directors, but is not intended to be exhaustive and does include all of the factors considered.
In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the IQinVision board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Further, the IQinVision board of directors did not place particular reliance or weight on any particular factor. Rather, the IQinVision board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered.
In addition, individual members of the IQinVision board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the IQinVision board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements.”
Opinion of TM Capital, Financial Advisor to Vicon
The special committee of the Vicon board of directors engaged TM Capital to review the proposed Merger and provide an opinion to the committee as to whether the consideration to be paid by Vicon pursuant to the Merger is fair, from a financial point of view, to the shareholders of Vicon. TM Capital, a New York, Boston and Atlanta based investment banking firm, served as financial advisor to the special committee of the Vicon board of directors. As part of its investment banking business, TM Capital is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, valuations, fairness opinions and other financial advisory services. Since its founding in 1989, the firm has assisted numerous special committees and boards of directors of public and private companies in reviewing various transactions and opining as to the fairness of such transactions to certain constituents from a financial point of view.
On March 28, 2014, TM Capital rendered its oral opinion to the special committee of the Vicon board of directors and to the Vicon board of directors, which was subsequently confirmed in a written opinion, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of March 28, 2014, the consideration to be paid by Vicon pursuant to the Merger was fair, from a financial point of view, to the shareholders of Vicon.
The full text of the written opinion of TM Capital, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Annex B to this proxy statement/prospectus/consent solicitation and is incorporated herein by reference. Shareholders are urged to read the opinion carefully and in its entirety.

The opinion of TM Capital is directed to the special committee of the Vicon board of directors and addresses only the fairness from a financial point of view to the shareholders of Vicon of the consideration to be paid by Vicon pursuant to the Merger. The opinion of TM Capital is not a recommendation as to how any shareholder or any other person or entity should vote or act with respect to any matters relating to the Merger. Further, the TM Capital opinion does not in any manner address Vicon’s underlying business decision to pursue the Merger or the relative merits of the Merger as compared to any alternative business transaction or strategy. The decision as to whether to approve the Merger may depend on an assessment of factors unrelated to the financial analysis on which the opinion of TM Capital is based.
The following is a summary of the material analyses performed by TM Capital in connection with rendering its opinion. TM Capital noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that TM Capital deemed material in its presentation and opinion to the special committee of the Vicon board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by TM Capital. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion of TM Capital.
In arriving at its opinion, TM Capital did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TM Capital in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by it. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TM Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TM Capital, therefore, is based on the application of its own experience and judgment to all analyses and factors considered by it, taken as a whole.
In connection with preparing its opinion, TM Capital made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	a review of the following documents related to Vicon:

•	Vicon’s Annual Reports on Form 10-K and related unaudited financial information for the years ended September 30, 2013, September 30, 2012 and September 30, 2011;

•	Vicon’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended December 31, 2013, June 30, 2013, March 31, 2013 and December 31, 2013;

•	the Proxy Statement on Schedule 14A for Vicon’s Annual Meeting of Shareholders held on May 23, 2013;

•
certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Vicon, furnished by Vicon or publicly available;

•	conducting discussions with members of senior management of Vicon concerning its business and prospects and visited certain of Vicon’s properties and operations;

•	a review of the historical market prices and trading activity of Vicon’s common stock;

•	a review of the following documents related to IQinVision:

•	audited financial statements for IQinVision for the years ended December 31, 2013, December 31, 2012 and December 31, 2011;

•	certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets, and prospects of IQinVision, furnished by IQinVision;

•	conducting discussions with members of senior management of IQinVision concerning its business and prospects and visiting certain of IQinVision’s properties and operations;

•	a review of the combined projected financial statements for Vicon and IQinVision, prepared on a pro forma basis to reflect the Merger;

•	a comparison of certain financial and market information for Vicon and IQinVision with that of certain publicly traded companies which TM Capital deemed to be relevant;

•	a review of the financial terms of certain merger and acquisition transactions which TM Capital deemed to be relevant;

•	a review of the Merger Agreement in substantially final form; and

•
a review of such other financial studies and analyses and performing such other investigations and taking into account such other matters as TM Capital deemed necessary, including its assessment of general economic, market and monetary conditions.

In its review and analysis, and in arriving at its opinion, TM Capital:

•
relied upon and assumed, without independent verification, the representations of management of Vicon and IQinVision that the financial forecasts and projections provided to TM Capital have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Vicon and IQinVision, respectively;

•
relied upon the accuracy and completeness of all information supplied or otherwise made available to TM Capital by Vicon and IQinVision and has not assumed any responsibility to independently verify such information;

•	relied upon assurances of the management of Vicon and IQinVision that they are unaware of any facts that would make the information provided incomplete or misleading;

•	did not make any independent appraisal of the assets or liabilities (contingent or otherwise) of Vicon or IQinVision; and

•
assumed, with Vicon’s consent, that any material liabilities (contingent or otherwise, known or unknown) of Vicon and IQinVision are as set forth in the consolidated financial statements of Vicon or IQinVision or have otherwise been disclosed by management.

TM Capital prepared its opinion as of March 28, 2014. The opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of such date, and TM Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of TM Capital after the date of the TM Capital opinion.
Summary of Financial Analyses by TM Capital
The following is a summary of the material financial analyses used by TM Capital in connection with providing its opinion to the special committee of the Vicon board of directors and to the Vicon board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by TM Capital, the tables must be read together with the text of each summary. The tables do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying TM Capital’s opinion.
Comparable Public Company Analysis
In order to assess how the public market values companies in the video surveillance business, TM Capital reviewed financial and operating data for the following 19 selected, publicly-traded companies, which were further categorized into “Intelligent Video” and “Security Hardware” categories based on their product and services mix, that TM Capital deemed appropriate. TM Capital chose these companies based on their focus on Intelligent Video or Security Hardware, respectively, noting that many of these companies are significantly larger than both Vicon and IQinVision. In performing the “Comparable Public Company Analysis” TM Capital used publicly-available historical financial data and, to the extent available, projected financial data. TM Capital reviewed multiples of enterprise value to adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA was adjusted by removing one-time, non-recurring items. TM Capital also reviewed multiples of enterprise value to revenue.
TM Capital’s analysis included a review of the following nine selected, publicly-traded Intelligent Video companies:

• Avigilon Corporation	• IndigoVision Group plc
• Axis AB	• Mobotix AG
• Digital Ally Inc.	• NICE Systems Ltd.
• FLIR Systems, Inc.	• Verint Systems Inc.
• Image Sensing Systems, Inc.

The following table shows for the selected publicly traded companies their enterprise value (“EV”) and the multiples of their enterprise value to 2012 revenue and EBITDA, latest twelve month revenue and EBITDA and 2014 estimated revenue and EBITDA.

($ in millions)
		EV / 2012		EV / LTM		EV / 2014E
Comparable Company	EV	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA

Avigilon Corporation	$1,094	10.9x	NM	6.5x	NM	4.3x	NM
Axis AB (publ)	2,308	3.6x	NM	3.1x	NM	2.7x	17.4x
Digital Ally Inc.	20	1.2x	NM	1.1x	NM	NA	NA
FLIR Systems, Inc.	4,684	3.3x	12.8x	3.1x	14.2x	3.1x	13.4x
Image Sensing Systems, Inc.	21	0.8x	8.6x	0.8x	NM	0.7x	NA
IndigoVision Group plc	50	1.0x	13.9x	1.0x	14.2x	0.6x	6.7x
Mobotix AG	267	2.5x	9.7x	2.3x	9.0x	2.0x	7.7x
NICE Systems Ltd.	2,334	2.7x	16.5x	2.5x	13.4x	2.3x	10.0x
Verint Systems Inc.	2,745	3.3x	16.9x	3.3x	16.9x	3.0x	12.3x

Median	$1,094	2.7x	13.3x	2.5x	14.2x	2.5x	11.2x
Vicon Industries Inc.	$7	0.2x	NM	0.2x	NM	0.2x	NM
TM Capital’s analysis included a review of the following ten selected, publicly-traded Security Hardware companies:

• Aver Information Inc.	• Mace Security International Inc.
• ACTi Corporation	• Magal Security Systems Ltd.
• CNB Technology, Inc.	• Napco Security Technologies, Inc.
• DynaColor, Inc.	• Shenzhen Infinova Limited
• EverFocus Electronics Corporation	• Synectics plc

The following table shows for the selected publicly traded companies their enterprise value and the multiples of their enterprise value to 2012 revenue and EBITDA, latest twelve month revenue and EBITDA and 2014 estimated revenue and EBITDA.

($ in millions, except per share data)
		EV / 2012		EV / LTM		EV / 2014E
Company	EV	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA

AVer Information Inc.	$60	0.9x	11.7x	1.1x	NM	NA	NA
ACTi Corporation	59	1.8x	NM	1.7x	NM	NA	NA
CNB Technology, Inc.	17	0.2x	3.1x	0.2x	NM	NA	NA
DynaColor, Inc.	275	3.8x	17.2x	3.7x	15.7x	3.2x	13.2x
EverFocus Electronics Corporation	46	0.6x	NM	0.6x	NM	NA	NA
Mace Security International Inc.	19	1.5x	NM	1.6x	NM	NA	NA
Magal Security Systems Ltd.	28	0.4x	4.2x	0.5x	12.5x	NA	NA
Napco Security Technologies, Inc.	139	2.0x	NM	1.9x	NM	NA	NA
Shenzhen Infinova Limited	905	7.5x	NM	5.8x	NM	NA	NA
Synectics plc	112	0.9x	11.2x	0.8x	8.7x	0.8x	7.5x

Median	$60	1.2x	11.2x	1.3x	12.5x	2.0x	10.3x
Vicon Industries Inc.	$7	0.2x	NM	0.2x	NM	0.2x	NM
Precedent Transactions Analysis
TM Capital analyzed 17 historical transactions announced by video surveillance companies from October 2010 to September 28, 2014 for which valuation statistics were publicly available. TM Capital selected these transactions based on the following criteria: (i) the target was engaged in businesses related to security cameras, video software, intrusion detection systems software and security, control, surveillance and detection equipment (ii) the transactions resulted in the acquisition by an acquirer of a majority stake in the target. The target companies included in this analysis were:

• Augusta Technologie AG	• Codestuff Limited
• Exacq Technologies	• HYVISION INC.
• Giga Indústria e Comércio de Produtos	• Visonic Group
• Panasonic AVC Technology Co., Ltd.	• Stryker Communications Limited
• Visimetrics (UK) Ltd.	• Sensormatic Guvenlik Sistemleri Tic. A.S.
• LOREX Technology Inc.	• WEBGATE Inc.
• B to B Links Ltd.	• Signature Security Group Pty Ltd.
• Hamilton Safe Co.	• Additionnel
• March Networks

The following table shows for the selected precedent transactions the implied enterprise value of the target and the multiples of their enterprise value to latest twelve month revenue and EBITDA, when available. As with the selected public companies, TM Capital considered these multiples in valuing Vicon, IQinVision and the pro forma combined company. TM Capital notes that acquisition valuations in the Video Surveillance space can vary widely based on a number of factors including, but not limited to: (i) profitability, (ii) historical growth, (iii) future business prospects and (iv) proprietary technology.

($ in millions)			LTM
Target	Aquiror / Investor	EV	Revenue	EV / Revenue	EBITDA	EV / EBITDA
Augusta Technologie AG (DB: ABE1)	Unidentified	$141	$118	1.2x	$16	8.7x
Exacq Technologies	Tyco International Ltd. (NYSE:TYC)	150	56	2.7x	0	0
Giga Indústria e Comércio de Produtos	Somfy Activités	9	$10	0.9x	0	0
Panasonic AVC Technology Co., Ltd.	Tempstaff Co., Ltd.	10	43	0.2x	0	0
Visimetrics (UK) Ltd	Digital Barriers plc (AIM:DGB)	13	$3	4.5x	0	0
LOREX Technology Inc.	FLIR Systems, Inc. (NasdaqGS:FLIR)	58	77	0.8x	9	6.6x
B to B Links Ltd.	PHSC plc (AIM:PHSC)	2	$3	0.7x	0	0
Hamilton Safe Co.	Gunnebo AB (OM:GUNN)	65	70	0.9x	0	0
March Networks	Shenzhen Infinova	44	$95	0.5x	($3)	NM
Codestuff Limited	Digital Barriers plc (AIM:DGB)	2	1	2.5x	0	0
HYVISION INC.	HyVISION SYSTEM.INC (KOSE:A126700)	31	$18	1.8x	0	0
Visonic Group	Tyco International Ltd. (NYSE:TYC)	77	76	1.0x	2	NM
Stryker Communications Limited	Digital Barriers plc (AIM:DGB)	2	$2	1.5x	$0	18.8x
Sensormatic Güvenlik Sistemleri Tic. A.S.	Securitas AB (OM:SECU B)	18	29	0.6x	0	0
WEBGATE Inc.	Daemyung Enterprise Co. Investment Arm	17	$18	0.9x	0	0
Signature Security Group Pty Ltd.	Tyco International Ltd. (NYSE:TYC)	171	80	2.1x	0	0
Additionnel	Sotrelec S.A.S.	1	$3	0.5x	0	0

Median		$18	$29	0.9x	$2	8.7x
Mean		$48	$41	1.4x	$5	11.4x

Preliminary Liquidation Analysis
TM Capital performed a preliminary analysis, based on information received from management, to estimate Vicon’s value in the event of a liquidation. TM Capital concluded that the range of Vicon’s value in the event of a liquidation to shareholders would be $1.44 to $1.94 per share with a median value of $1.69 per share.
Discounted Cash Flow Analysis
TM Capital performed discounted cash flow analyses for the years ending September 30, 2014 through September 30, 2016. All cash flows were discounted to September 30, 2013. Terminal values were calculated based on estimated 2016 EBITDA and EBITDA multiples or estimated 2016 revenue and revenue multiples. TM Capital calculated terminal value as a multiple of 6.0x estimated 2016 EBITDA; however, in the event this calculation resulted in a valuation of less than 0.3x revenue, terminal value was calculated as a multiple of 0.3x estimated 2016 revenue. These multiples reflect a discount to comparable public market median valuation multiples based on the relatively smaller size, profit margins and growth of Vicon, IQinVision and the pro forma combined company as compared to the comparable companies. For all analyses, TM Capital used discount rates of 14.3%, 15.3%, 16.3%, 17.3% and 18.3%.
TM Capital valued IQinVision’s equity using the specified discount rates and terminal value revenue multiples of 0.2x, 0.25x, 0.3x, 0.35x and 0.4x. Using these discount rates and terminal multiples, the discounted cash flow analysis of IQinVision’s business on a stand-alone basis implied a present value of IQinVision’s equity ranging from $5.5 million to $8.6 million with a median value of $7.0 million.
TM Capital valued IQinVision’s equity on a pro forma basis assuming that IQinVision achieves 50% of the cost synergies projected by Vicon’s management, using the specified discount rates and terminal value EBITDA multiples of 5.0x, 5.5x, 6.0x, 6.5x and 7.0x. Using these discount rates and terminal multiples, the discounted cash flow analysis of IQinVision’s business, assuming it achieves 50% of the cost synergies projected by Vicon’s management, implied a present value of IQinVision’s equity ranging from $13.8 million to $18.5 million with a median value of $16.1 million.
TM Capital valued Vicon’s common stock using the specified discount rates and terminal value revenue multiples of 0.2x, 0.25x, 0.3x, 0.35x and 0.4x. Using these discount rates and terminal multiples, the discounted cash flow analysis of Vicon’s business on a stand-alone basis implied a present value per Vicon share ranging from $1.39 to $2.71 with a median value of $2.02.
TM Capital valued Vicon’s common stock using the specified discount rates and terminal values EBITDA multiples of 5.0x, 5.5x, 6.0x, 6.5x and 7.0x, pro forma for the proposed Merger, assuming that the company achieves the cost synergies projected by Vicon’s management. Using these discount rates and terminal multiples, the discounted cash flow analysis of Vicon, pro forma for the proposed Merger, assuming Vicon achieves the cost synergies projected by Vicon’s management, implied a present value per Vicon share ranging from $1.87 to $2.53 with a median value of $2.19. Including the value of the $0.55 dividend to Vicon shareholders, this range is $2.42 to $3.08 with a median value of $2.74.
TM Capital valued Vicon’s common stock using the specified discount rates and terminal value EBITDA multiples of 5.0x, 5.5x, 6.0x, 6.5x and 7.0x, pro forma for the proposed Merger, assuming that Vicon achieves the cost synergies and revenue synergies projected by Vicon’s management. Using these discount rates and terminal multiples, the discounted cash flow analysis of Vicon, pro forma for the proposed Merger, assuming Vicon achieves the cost and revenue synergies projected by Vicon’s management, implied a present value per Vicon share ranging from $3.61 to $4.96 with a median value of $4.26. Including the value of the $0.55 dividend to Vicon shareholders, this range is $4.16 to $5.51 with a median value of $4.81.
Summary of Analyses
TM Capital provided a summary analysis illustrating the range of results of each valuation methodology for Vicon’s shareholders.

Valuation Methodology	Low	Median	High

Liquidation Analysis	$1.44	$1.69	$1.94
Vicon Standalone	$1.39	$2.02	$2.71
Combined Entity with Cost Synergies Only	$1.87	$2.19	$2.53
Combined Entity with Cost Synergies Only With Consideration of $0.55 dividend	$2.42	$2.74	$3.08
Combined Entity with All Projected Synergies	$3.61	$4.26	$4.96
Combined Entity with All Projected Synergies With Consideration of $0.55 dividend	$4.16	$4.81	$5.51

Fees and Expenses
Pursuant to the TM Capital engagement letter with Vicon, dated July 1, 2013, Vicon agreed to pay TM Capital an initial non-refundable cash retainer of $50,000 upon execution of the engagement letter and a non-refundable, cash monthly retainer fee of $25,000 due on each of the first three monthly anniversaries following the date of the initial retainer fee. Upon the fourth monthly anniversary of the date of the execution of the engagement letter, the monthly retainer fee is reduced to $10,000 per month. Vicon has also agreed to pay to TM Capital a transaction fee of $250,000. The transaction fee is due upon consummation of the Merger. Vicon also agreed to pay TM Capital a fee of $50,000 for its opinion described above, which was paid upon delivery of the opinion. Any monthly retainers paid in excess of $125,000 are credited against the amount of the transaction fee due upon consummation. In addition, Vicon has agreed to reimburse TM Capital for its expenses, including attorneys’ fees and disbursements, and to indemnify TM Capital and related persons against various liabilities, including certain liabilities under federal securities laws. TM Capital may provide valuation and financial advisory services to Vicon or the Vicon board of directors (or any committee thereof) in the future. W. Gregory Robertson, the Chairman of TM Capital, is a member of the Vicon board of directors and a shareholder of Vicon. In connection with TM Capital’s engagement, TM Capital agreed to ensure that Mr. Robertson is not a member of the investment banking team assigned to the engagement and that he does not otherwise act on behalf of TM Capital in connection with any services provided by TM Capital under the engagement letter. TM Capital also confirmed the representations in a letter delivered to the Vicon board of directors by Mr. Robertson contemporaneous with the execution of the engagement letter regarding Mr. Robertson’s role and financial interests in TM Capital, including his interest in the fees TM Capital will receive under the engagement letter.

Opinion of Imperial Capital, Financial Advisor to IQinVision
Pursuant to an engagement letter dated March 18, 2013, IQinVision engaged Imperial Capital to render financial advisory and investment banking services to IQinVision, including an opinion to the IQinVision board of directors as to the fairness from a financial point of view to the stockholders of IQinVision of the Merger Consideration in the Merger. IQinVision selected Imperial Capital because Imperial Capital is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Imperial Capital is continually engaged to perform financial services with regard to the valuation of businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of Imperial Capital attended the meeting of the IQinVision board of directors held on March 26, 2014, at which the IQinVision board of directors evaluated the proposed Merger. At this meeting, Imperial Capital reviewed the financial aspects of the proposed merger and delivered to the IQinVision board of directors its oral opinion, subsequently followed by delivery of its written opinion, that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Imperial Capital as set forth in such opinion, the Merger Consideration in the Merger was fair from a financial point of view to the shareholders of IQinVision.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of Imperial Capital’s written opinion dated March 26, 2014, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Imperial Capital in rendering its opinion.
Imperial Capital’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the IQinVision board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, to the IQinVision shareholders of the Merger Consideration. It did not address the underlying business decision to proceed with the Merger or constitute a recommendation to the IQinVision board of directors as to how it should vote on the Merger, and it does not constitute a recommendation to any shareholder of IQinVision or Vicon as to how to how any such shareholder should vote at any shareholder meeting at which the Merger is considered or whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
In connection with its opinion, Imperial Capital has made such reviews, analyses, and inquiries as it has deemed necessary and appropriate under the circumstances. It has, among other things:

•
Analyzed certain information of IQinVision that it believed to be relevant to its analysis, including IQinVision’s financial statements for the fiscal years ending December 31, 2011, December 31, 2012, and December 31, 2013;

•
Analyzed certain publicly available information of Vicon that it believes to be relevant to its analysis, including Vicon’s annual report on Form 10-K for the fiscal year ending September 30, 2011, September 30, 2012, and September 30, 2013 and Vicon’s quarterly report on Form 10-Q for the quarter ended December 31, 2013;

•	Reviewed certain internal financial forecasts and budgets, including anticipated cost savings, prepared and provided by IQinVision’s and Vicon’s managements;

•	Met with and held discussions with certain members of IQinVision’s and Vicon’s managements to discuss the companies’ operations and future prospects;

•	Reviewed industry reports and publications;

•	Reviewed public information with respect to certain other public companies with business lines and financial profiles which it deemed to be relevant;

•	Reviewed current and historical market prices of Vicon common stock, as well as the trading volume and public float of such common stock;

•	Reviewed the draft definitive Merger Agreement, including material schedules and exhibits, dated March 24, 2014; and

•
Conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed necessary, including its assessment of general economic and monetary conditions.

In giving its opinion, Imperial Capital has relied upon the accuracy and completeness of the foregoing financial and other information and has not assumed responsibility for independent verification of such information or conducted or has been furnished with any current independent valuation or appraisal of any assets of IQinVision or Vicon or any appraisal or estimate of liabilities of IQinVision or Vicon. With respect to the financial forecasts, including anticipated cost savings, Imperial Capital has assumed, with the consent of the IQinVision board of directors, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of IQinVision and Vicon as to the future financial performance of the companies as of the date of such forecasts. Imperial Capital also relied upon the assurances of management of both companies that they are unaware of any facts that would make the information or financial forecasts provided to Imperial Capital incomplete or misleading. Imperial Capital assumed no responsibility for, and expressed no view as to, such financial forecasts or the assumptions on which they were based.
Imperial Capital’s opinion is based upon economic, market and other conditions as they existed and can be evaluated on the date thereof and did not address the fairness of the Merger Consideration as of any other date. The financial markets in general, and the markets for the securities of the companies in particular, are subject to volatility, and Imperial Capital’s opinion did not purport to address potential developments in the financial markets or in the markets for the securities of the companies after the date thereof. Imperial Capital expressed no opinion as to what the value of Vicon common stock will be when issued pursuant to the Merger or the prices at which IQinVision common stock, IQinVision preferred stock or Vicon common stock will trade at any time. Imperial Capital also expressed no opinion as to the allocation of the Merger Consideration among the common stock and the various classes of preferred stock of IQinVision. In rendering its opinion, Imperial Capital assumed, with IQinVision’s consent, that (i) the final executed form of the Merger Agreement did not differ in any material respect from the draft that Imperial Capital examined, (ii) the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement, and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. Imperial Capital also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on Vicon, IQinVision or the Merger.
Imperial Capital’s opinion was prepared at the request of IQinVision for the information of the board of directors of IQinVision in connection with their consideration of the Merger. Imperial Capital’s opinion did not constitute a recommendation as to any action IQinVision or any shareholder of IQinVision should take in connection with the

Merger or any aspect thereof. Imperial Capital’s opinion does not address the merits of the underlying decision by IQinVision to engage in the Merger or the relative merits of any alternatives discussed by the board of directors of IQinVision. In addition, Imperial Capital expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger or any class of such persons.
In the ordinary course of our business, Imperial Capital may actively trade the debt and equity securities of Vicon for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of the opinion was approved by an authorized committee of Imperial Capital.
The following is a summary of the analysis conducted by Imperial Capital with respect to the Merger. In its analysis, Imperial Capital examined three areas: (i) the theoretical valuation of IQinVision on a standalone basis; (ii) the value of the stock of Vicon to be received as consideration for the equity of IQinVision; and (iii) the balance of relative contribution of each entity, the projected value of the combined companies post transaction and how the foregoing analyses relate to a proposed exchange value. In connection with the foregoing, Imperial Capital performed for each of IQinVision and Vicon four generally accepted valuation analyses, including discounted cash flows analysis, selected company analysis, selected transaction analysis and leveraged buyout analysis. In analyzing the Merger Consideration to be received by IQinVision shareholders in the Merger, Imperial Capital looked at the contribution analysis, pro forma combined companies valuation, pro forma last twelve months selected company and transaction analysis, as well as the value creation of the price per share on a pro forma basis.
In preparing its opinion, Imperial Capital reviewed multiple sources of information including certain financial information provided by IQinVision management and Vicon management; discussions with IQinVision and Vicon management to discuss operations and future prospects of the companies; and public information with respect to Vicon and certain other public companies with similar business lines and financial profiles.
Summary of Financial Analyses
The following is a brief summary of the material financial analyses performed by Imperial Capital and reviewed with the board of directors of IQinVision on March 26, 2014 and confirmed by Imperial Capital on in connection with Imperial Capital’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Imperial Capital’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Imperial Capital’s financial analyses.
Discounted Cash Flows Analysis
Imperial Capital performed a discounted cash flow analysis of IQinVision based on projected unlevered free cash flows for fiscal years 2014, 2015 and 2016 (the “forecast period”) provided by IQinVision’s management. The cash flows were calculated on projected earnings before interest after taxes, less taxes, plus depreciation and amortization, less capital expenditures and less increase in net working capital. Imperial Capital calculated the terminal values for IQinVision based on multiples ranging from 5.50x to 7.50x. The estimated terminal values were then discounted to implied present values using discount rates ranging from 16.0% to 20.0% (based on the calculation of the weighted average cost of capital of IQinVision). This analysis resulted in a range of implied equity values per share of IQinVision capital stock of approximately $1.24 to $1.51.
Imperial Capital also performed a discounted cash flow analysis of Vicon based on projected unlevered free cash flows for fiscal years 2014, 2015 and 2016 provided by Vicon management. The cash flows were calculated on projected earnings before interest after taxes, less taxes, plus depreciation and amortization, less capital expenditures and less increase in net working capital. Imperial Capital calculated the terminal values for Vicon based on multiples ranging from 5.50x to 7.50x. The estimated terminal values were then discounted to implied present values using discount rates ranging from 16.0% to 20.0% (based on the calculation of the weighted average cost of capital of Vicon).

This analysis resulted in a range of implied equity values per share of Vicon common stock that were negative and therefore deemed to be not meaningful by Imperial Capital.
Imperial Capital also performed a discounted cash flow analysis of the combined company based on projected unlevered free cash flows for fiscal years 2014, 2015 and 2016 provided by the management of IQinVision and Vicon management, including cost and sales synergies. The cash flows were calculated on projected earnings before interest after taxes, less taxes, plus depreciation and amortization, less capital expenditures and less increase in net working capital. Imperial Capital calculated the terminal values for the combined company based on multiples ranging from 6.50x to 8.50x. The estimated terminal values were then discounted to implied present values using discount rates ranging from 16.0% to 20.0% (based on the calculation of the weighted average cost of capital). This analysis resulted in a range of implied equity values per share of the combined company’s common stock of approximately $4.11 to $5.29.
Selected Company Analysis
Imperial Capital reviewed and compared selected financial information for IQinVision and Vicon with corresponding financial information for the following companies Imperial Capital believes possess characteristics, including lines of business, relevant to the financial metric and segment of IQinVision and Vicon. Imperial Capital did not use revenue multiples for high value video security companies given the dissimilarities of gross margins to IQinVision and Vicon.
High Value Video Security
FLIR Systems, Inc.
Verint Systems Inc.
NICE Systems Ltd.
Axis AB
Avigilon Corporation

Video Security Products Manufacturers
Mobotix AG
DynaColor, Inc.
Synectics plc
Yoko Technology Corp.
AVer Information Inc.
IndigoVision Group plc
EverFocus Electronics Corporation
Digital Ally Inc.
Costar Technologies, Inc.
In its review of the selected companies, Imperial Capital considered, among other things, (i) market capitalization (computed using closing stock prices as of March 24, 2014), (ii) enterprise values as a multiple of revenue for the latest reported twelve-month period and as a multiple of estimated revenue for the 2014 calendar year, and (iii) enterprise values as a multiple of EBITDA for the latest reported twelve-month period and as a multiple of estimated EBITDA for the 2014 calendar year. Financial data for selected companies was based on company filings and Capital IQ for non-English reporting companies.

This analysis indicated the following implied enterprise values based on EBITDA multiples for the twelve month period ending December 31, 2013 (“LTM”) for high value video security companies:

		Selected Multiple Range(1)	Implied Value (thousands)
IQinVision
LTM EBITDA	$944.5	13.3x – 14.3x	$12,576.4 – $13,520.9
Vicon
LTM EBITDA	$(4,425.00)	13.3x – 14.3x	N/M(2)

(1)	Multiples ranges are determined as median of selected company multiples +/- 0.5x.

(2)	EBITDA multiple for Vicon was considered not meaningful by Imperial Capital since EBITDA was negative.

This analysis indicated the following implied enterprise value based on (i) revenue for the twelve month period ending December 31, 2013 and (ii) EBITDA for the twelve month period end December 31, 2013 for video security products manufacturers.

IQinVision		Selected Multiple Range(1)	Implied Value (thousands)
LTM Revenue	$19,009.1	0.9x – 1.1x	$16,525.7– $20,327.6
LTM EBITDA	$944.5	11.1x – 12.1x	$10,501.4 –$11,445.9
Vicon		Selected Multiple Range(1)	Implied Value (thousands)
LTM Revenue	$36,856.0	0.9x – 1.1x	$32,041.1 – $39,412.3
LTM EBITDA	$(4,425.0)	11.1x – 12.1x	N/M(2)

(1)	Multiples ranges are determined as median of selected company multiples +/- 0.5x for EBITDA and +/- 0.1x for Revenue figures.

(2)	EBITDA multiple for Vicon was considered not meaningful by Imperial Capital since EBITDA was negative.

Selected Transaction Analysis
Imperial Capital reviewed publicly available information related to 27 selected mergers and acquisitions involving video security products and manufacturers that closed between December 2009 and March 2014. The analysis indicated the implied values for IQinVision and Vicon based on (i) multiples of revenue for the twelve month period December 31, 2013 and (ii) multiples of EBITDA for the twelve month period ended December 31, 2013.

IQinVision	Multiple(1)	Implied Value (thousands)
Multiples of Revenue for all Selected Transactions	0.8x – 1.0x	$15,809.6 – $19, 611.4
Multiples of EBITDA for all Selected Transactions	9.2x – 10.2x	$8,662.8 – $9,607.3

(1) Multiples ranges are determined as the median of selected company multiples +/- 0.5x EBITDA and +/- 0.1x for Revenue figures.

Vicon	Multiple(1)	Implied Value (thousands)
Multiples of Revenue for all Selected Transactions	0.8x – 1.0x	$30,652.5 – $38,023.7
Multiples of EBITDA for all Selected Transactions	9.2x – 10.2x	N/M(2)

(1) Multiples ranges are determined as the median of selected company multiples +/- 0.5x EBITDA and +/- 0.1x for Revenue figures.
(2) EBITDA multiple for Vicon was considered not meaningful by Imperial Capital since EBITDA was negative.
Two of the most relevant transactions with companies similar in size, business and focus were GVI Security Solutions, Inc. (“GVI”) and Lorex Technology Inc. (“LOREX”). The below outlines the revenue and EBITDA multiples for GVI and LOREX.

IQinVision LTM Revenue Multiple	Multiple	Implied Value (thousands)
GVI	0.5x	$9,649.7
LOREX	0.8x	$14,625.8
LTM EBITDA Multiple
GVI	12.7x	$11,994.7
LOREX	6.6x	$6,241.8

Vicon LTM Revenue Multiple	Multiple	Implied Value (thousands)
GVI	0.5x	$18,796.6
LOREX	0.8x	$28,357.3
LTM EBITDA Multiple
GVI	12.7x	N/M
LOREX	6.6x	N/M
LBO Analysis
Imperial Capital performed an analysis for the implied value of each of IQinVision and Vicon in the context of a leveraged buyout (the “LBO Analysis”). The LBO Analysis was based upon management projections for fiscal years 2014, 2015 and 2016.
For the LBO Analysis for IQinVision, Imperial Capital assumed (i) the transaction closed at the end of the 2013 fiscal year; (ii) Private Equity IRR range from 15.0% to 25.0%; (iii) total leverage of 3.0x LTM December 31,

2013 EBITDA; (iv) holding period of three years (2016 fiscal year exit); (v) senior secured note interest rate of 8.5% +/- 50 bps; and (vi) exit multiple of range of 5.5x to 7.5x. This analysis yielded an implied enterprise value of IQinVision ranging from $3,536,300 to $4,725,400.
For the LBO Analysis for Vicon, Imperial Capital assumed an exit multiple of 6.5x. The analysis yielded an implied enterprise value of Vicon deemed to be not meaningful by Imperial Capital.
Contribution Analysis
Imperial Capital reviewed and compared each party’s relative financial contribution to the pro forma combined entity. Imperial Capital based the implied market capitalization for IQinVision on select high value video security and video security products manufacturers. Imperial Capital compared the results of the equity split in the Merger of 50% to IQinVision shareholders and 50% to Vicon shareholders.

	IQinVision	Vicon
As Proposed Market Capitalization Enterprise Value	64.3%	35.7%
Market Capitalization – Low	64.2%	35.8%
Market Capitalization – High	54.4%	45.6%
Enterprise Value – Low	85.6%	14.4%
Enterprise Value – High	64.0%	36.0%
Pre-Transaction Cash	27.4%	72.6%
Post-Transaction Cash	35.2%	64.8%
Pre-Transaction Book-Value	33.6%	66.4%
Post-Transaction Book-Value	36.6%	63.4%
LTM Net Revenue	34.0%	66.0%
LTM Gross Profit	40.5%	59.5%
LTM Adjusted EBITDA	100%	0%

Value Creation Analysis
Imperial Capital performed an analysis of the implied present value of the future theoretical price per share of IQinVision capital stock. This analysis was designed to provide an indication of the present value of a theoretical future value of IQinVision’s equity as a function of:

•	IQinVision’s future EBITDA and a range of assumed enterprise values to forward EBITDA multiples with or without the Merger, assuming a constant discount rate, and

•	IQinVision’s estimated future EBITDA and a range of assumed discount rates assuming a constant forward EBITDA multiple.

For this analysis, Imperial Capital used the forecasts for IQinVision on a stand-alone basis and for the combined company on a pro forma basis for fiscal years 2014, 2015 and 2016. This analysis resulted in the following ranges of implied present values per share of IQinVision capital stock:

IQinVision Implied Present Value per Share
Combined Basis	Pro Forma Combined Basis	% Accretive / (Dilutive)
$3.14	$4.67	48.8%

Overview of Analyses; Other Considerations
The summaries set forth above do not purport to be a complete description of all the analyses performed by Imperial Capital in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Imperial Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Imperial Capital believes, and advised IQinVision board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying Imperial Capital’s opinion. In performing its analyses, Imperial Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of IQinVision. The analyses performed by Imperial Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of IQinVision, Imperial Capital or any other person assumes responsibility if future results are materially different from those projected.
Miscellaneous
Under the terms of Imperial Capital’s engagement, IQinVision has agreed to pay Imperial Capital a transaction fee of $500,000 payable upon consummation of the transaction. IQinVision previously paid Imperial Capital retainer fees of $125,000, $75,000 of which will be credited against the transaction fee, and $100,000 in connection with the delivery of the opinion. In addition, IQinVision agreed to pay reasonable fees, disbursements and out-of-pocket expenses incurred by Imperial Capital in connection with the services to be rendered and to indemnify Imperial Capital and related parties against any liabilities arising out of or in connection with advice or services rendered or to be rendered pursuant to the engagement letter agreement. No portion of Imperial Capital’s fee for the delivery of its opinion is contingent upon the consummation of the merger.
IQinVision selected Imperial Capital as its financial advisor based on its experience with merger transactions and familiarity with video security products and manufacturing companies. Imperial Capital is a full-service investment banking firm offering a wide range of advisory, finance and trading services. Although there exists no agreement or understanding between Imperial Capital, IQinVision or any of their respective affiliates regarding the provision of any such services in the future, Imperial Capital may render such services and receive fees for doing so. In the ordinary course of its business, Imperial Capital and its affiliates may actively trade the debt and equity securities of IQinVision for Imperial Capital’s own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Projections
Neither Vicon nor IQinVision generally makes public internal projections as to future performance, revenues, earnings or other results, and each is especially cautious of making projections for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in the course of the parties’ discussions regarding the proposed Merger, Vicon’s and IQinVision’s management exchanged internal financial projections for their respective companies and prepared certain estimates of potential revenue and cost savings synergies that could result from a merger, which were provided to their respective boards of directors and financial advisors in connection with the directors’ consideration of, and the financial advisors’ financial analyses of, the proposed Merger.
Set forth below are summaries of the material financial projections for the individual companies on a standalone basis and targeted combination synergies that Vicon and IQinVision provided to their boards of directors and their financial advisors. Vicon and IQinVision are including these summaries in this proxy statement/prospectus/consent solicitation solely to provide their respective shareholders with access to certain prospective financial information concerning each company that was provided to the companies’ respective boards and financial advisors. The inclusion of this information should not be regarded as an indication that Vicon, IQinVision, their boards of directors, their financial advisors or any other recipient of this information considered, or now considers, such financial projections to be a reliable prediction of future results. Readers of this proxy statement/prospectus/consent solicitation are, therefore, cautioned not to place undue, if any, reliance on the financial projections included herein.
Vicon’s and IQinVision’s respective financial projections were not prepared with a view toward public disclosure or compliance with U.S. GAAP, the published guidelines of the SEC regarding financial projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Neither BDO USA, LLP, Vicon’s independent registered public accounting firm, nor Moss Adams LLP, IQinVision’s independent auditors, nor any other independent registered public accounting firm or independent auditors, have examined, compiled or performed any procedures with respect to the financial projections, and, accordingly, neither BDO USA, LLP nor Moss Adams LLP, nor any other public accounting firm or auditors, expresses an opinion or any other form of assurance with respect to such financial projections.
The financial projections were prepared by management of Vicon and IQinVision for internal use based on numerous estimates and assumptions with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond Vicon’s and IQinVision’s control. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections will prove accurate, that the projected results will be realized, or that actual results will not be significantly different than projected.
The financial projections were prepared by management of Vicon and IQinVision based on information they had at the time of preparation and do not take into account any conditions, circumstances or events occurring since that time, including the transactions contemplated by the Merger Agreement. There can be no assurance that had such projections been prepared either as of the date of the Merger Agreement or the date of this proxy statement/prospectus/consent solicitation, similar estimates or assumptions would be used. Neither Vicon nor IQinVision has updated or revised, and except as required by law, neither intends to update or revise their respective financial projections to reflect any intervening conditions, circumstances or events or to reflect the occurrence of future events (including any failure of the Merger to occur), even if any or all of the assumptions underlying the financial projections are no longer appropriate or accurate.
The summaries of the financial projections included herein are forward-looking statements subject to numerous risks and uncertainties that could cause the financial projections not to be achieved. Such factors include, but are not limited to, those described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The financial projections should be read together with the financial statements included in this proxy statement/prospectus/consent solicitation and the filings made by Vicon with the SEC.

Vicon Financial Projections (on a stand-alone basis):

	Projected Financial Results for the FY Ending September 30,
	2014	2015	2016
	(in thousands)
Net sales	$34,309	$39,800	$43,800
Gross margin	12,989	15,881	17,611
Operating loss	(5,044)	(3,019)	(1,589)
Net Loss	(5,060)	(3,041)	(1,621)
Adjusted EBITDA	(4,624)	(2,669)	(1,289)

IQinVision Financial Projections (on a stand-alone basis):

	Projected Financial Results for the Year Ending December 31,
	2014	2015	2016
	(in thousands)
Net sales	$19,155	$20,077	$21,134
Gross margin	8,742	9,876	10,319
Operating income (loss)	(577)	304	387
Net Income (loss)	(358)	188	238
Adjusted EBITDA	(378)	536	677

Targeted Combination Synergies:

	Targeted Pre-Tax Synergies for the FY Year Ending September 30,
	2014(1)	2015	2016
	(in thousands)
Net pre-tax cost synergies	$3,238	$4,270	$4,270
Net pre-tax profit from sales synergies	2,057	3,650	3,650
Total pre-tax synergies	5,295	7,920	7,920

(1)	Assumes on a pro forma basis that the Merger closed as of September 30, 2013.

The targeted combination synergies were estimated based upon the potential for realizing benefits from complementary business model strengths of Vicon and IQinVision, access to and development of new markets, and reduced cost of sales and the elimination of certain duplicative operating expenses.
Interests of Certain Persons in the Merger
Interests of Vicon Directors and Executive Officers in the Merger
In considering the recommendation of the Vicon board of directors to Vicon shareholders to vote in favor of the issuance of shares of Vicon common stock in the Merger, and the other matters to be acted upon by Vicon shareholders at the Vicon annual meeting, Vicon shareholders should be aware that members of the Vicon board of directors and

Vicon’s executive officers have interests in the Merger that may be different from, or in addition to, or conflict with, the interests of Vicon shareholders.
Interests of the Vicon directors and executive officers relate to the retention of their positions as a director or executive officer of Vicon. It is anticipated that the current members of the board of directors of Vicon will retain their positions as directors other than W. Gregory Robertson and Bernard F. Reynolds, who have delivered to Vicon written resignations from Vicon’s board of directors, which resignations are in connection with and contingent upon the completion of the Merger. David Wright also executed a written resignation in connection with the execution of the Merger Agreement, which was to be contingent and effective upon the completion of the Merger, however, on May 5, 2014 he delivered to Vicon a separate written resignation from the Vicon board of directors effective as of May 15, 2014. The current executive officers of Vicon will also retain their positions, other than Kenneth M. Darby, who has agreed to resign from his position as Chief Executive Officer and as a director of Vicon upon Vicon’s hiring of his replacement.
In addition, Mr. Robertson, one of Vicon’s directors, is the Chairman and holder of 10.32% of the capital stock of TM Capital, Vicon’s financial advisor; however, Mr. Robertson abstained from the Vicon board of directors’ vote with respect to the Merger.
Interests of IQinVision Directors and Executive Officers in the Merger
In considering the recommendation of the IQinVision board of directors to IQinVision shareholders to adopt and approve the Merger, including the terms of the Merger Agreement and the transactions contemplated thereby, IQinVision shareholders should be aware that members of the IQinVision board of directors and IQinVision’s executive officers have interests in the Merger that may be different from, in addition to, or may conflict with the interests of IQinVision shareholders. These interests relate to or arise from, among other things:

•
The beneficial ownership interests of IQinVision directors and executive officers in shares of IQinVision capital stock and securities to be converted to Vicon common stock and rights to purchase Vicon common stock in the Merger.

•	The agreement that Gioia Messinger, a director of IQinVision, and Charles Chestnutt, IQinVision’s Chief Executive Officer, will serve as directors of Vicon.

•
The agreement that Robert Ledenko, IQinVision’s Executive Vice President, will serve as Senior Vice President of Sales & Marketing and Mr. Chestnutt will serve as Executive Vice President and Chief Operating Officer.

•	The agreement that IQinVision will pay Peter DeAngelis, one of its directors, a fee of $75,000 as consideration for termination of a consulting agreement between IQinVision and Mr. DeAngelis.

•	That in connection with the employment of Messrs. Chestnutt and Ledenko, Vicon and each of Messrs. Chestnutt and Ledenko have entered into employment agreements.
The IQinVision board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger including the terms of the Merger Agreement and transactions contemplated thereby, and to recommend that its shareholders consent to the approval of the Merger Agreement proposal contemplated by this proxy statement/prospectus/consent solicitation.
Effective Time of the Merger
The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the approval of the Merger Agreement by the shareholders of Vicon and shareholders of IQinVision. The Merger will become effective upon the filing of properly executed articles of merger with the Secretary of State of the State of California or at such later time as is agreed by Vicon and IQinVision and specified in the articles of merger. Neither Vicon nor IQinVision can predict the exact timing of the consummation of the Merger.

Regulatory Filings and Approvals Required to Complete the Merger
The transactions contemplated by the Merger Agreement do not require Vicon and IQinVision to submit antitrust notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the FTC.
Vicon is not aware of any material governmental or regulatory approval required for the completion of the Merger other than compliance with the applicable corporate law of the State of New York and the State of California.
Tax Treatment of the Merger
Vicon and IQinVision contemplated and intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Each of Vicon and IQinVision will use its commercially reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not permit or cause any affiliate or any subsidiary of Vicon or IQinVision to take any action or cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of the material United States federal tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” below.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion summarizes certain material U.S. federal income tax consequences of the Merger. This summary is based on, and subject to, the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS and judicial decisions, all as currently in effect and all of which may be subject to differing interpretations and/or to change, possibly with retroactive effect. Such change could materially and adversely affect these opinions and the tax consequences described below.
For purposes of this summary, the term U.S. holder means a beneficial owner of shares of IQinVision capital stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S. or any state thereof (or the District of Columbia);

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
This summary assumes that a U.S. holder holds its shares of IQinVision capital stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder of IQinVision capital stock in light of such holder’s particular circumstances, or that may apply to such shareholders that are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, S corporations, partnerships or other “pass-through entities” for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that may be deemed to accumulate earnings to avoid U.S. federal income tax, persons who hold shares of IQinVision capital stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of IQinVision capital stock through the exercise of options or other compensation arrangements, persons whose ability to sell their IQinVision capital stock is limited by SEC Rule 144 or persons who are not a U.S. holder). In addition, this summary does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to U.S. holders of IQinVision capital stock. The U.S. federal income tax consequences summarized below are not intended to constitute a complete description of all tax consequences relating to the Merger. U.S. holders of IQinVision capital stock are urged to consult their own tax advisors to determine the tax consequences to them of the receipt of the Merger Consideration in exchange for IQinVision capital stock pursuant to the Merger, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws.
If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of IQinVision capital stock, the tax treatment of its partners or members generally will depend, in part, upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds shares of IQinVision capital stock, you are encouraged to consult your tax advisor.

This summary further assumes that all substantial conditions to the respective obligations of the parties to effect the Merger will have been met and not waived and any debt or other obligation of IQinVision outstanding immediately prior to the completion of the Merger or that has been satisfied in connection with the Merger will not be treated as stock for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Fox Rothschild, LLP, tax counsel to Vicon, has rendered its opinion to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion is based on certain assumptions and representations as to factual matters made by Vicon, IQinVision and Vicon on behalf of VI Merger Sub, as well as certain covenants and undertakings by Vicon, IQinVision and Vicon on behalf of VI Merger Sub. Accordingly, subject to the limitations and qualifications set forth herein, the following are the anticipated material U.S. federal income tax consequences:

•
U.S. holders of IQinVision capital stock generally will not recognize any gain or loss upon the receipt of Vicon common stock in exchange for IQinVision capital stock in connection with the Merger (except to the extent of cash received in lieu of fractional shares of Vicon common stock or to the extent appraisal rights are exercised, as discussed below).

•
The aggregate tax basis of the Vicon common stock received by a U.S. holder of IQinVision capital stock in connection with the Merger will be the same as the aggregate tax basis of the IQinVision capital stock surrendered in exchange for Vicon common stock, reduced by any amount allocable to a fractional share of Vicon common stock for which cash is received.

•
The holding period of the Vicon common stock received by a U.S. holder of IQinVision capital stock in connection with the Merger will include the holding period of the IQinVision capital stock surrendered in connection with the Merger.

•	Vicon and IQinVision will not recognize gain or loss solely as a result of the Merger.

There will be no material U.S. federal income tax consequences of the Merger for holders of Vicon common stock whether or not the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If any of the representations or assumptions on which the opinion of Fox Rothschild, LLP, regarding tax matters is based proves to be incorrect, the federal income tax consequences of the Merger may be adversely affected. The opinion of counsel will not bind the courts, nor will they preclude the IRS from adopting a position contrary to those expressed in such opinion. Neither Vicon nor IQinVision intends to seek a ruling from the IRS with respect to the federal income tax consequences of the Merger.

Treatment of IQinVision Stockholders Who Exercise Appraisal Rights

The discussion above does not apply to dissenting U.S. holders of IQinVision capital stock who properly perfect appraisal rights with respect to such stockholder’s shares of IQinVision stock. Generally, a U.S. holder of IQinVision capital stock who perfects appraisal rights and receives cash in exchange for such stockholder’s IQinVision capital stock will recognize capital gain or loss measured by the difference between the amount of cash received and such stockholder’s adjusted tax basis in those shares. Such gain or loss will generally be long-term capital gain or loss, provided the shares of IQinVision capital stock were held for more than one year before the disposition of the shares. The deductibility of any capital losses that might be realized or recognized by an IQinVision shareholder is subject to limitations.

Cash in Lieu of Fractional Shares of Vicon Common Stock

A U.S. holder who receives cash in lieu of a fractional share of Vicon common stock will be treated as having received the fractional share of Vicon common stock pursuant to the Merger and then as having exchanged the fractional share of Vicon common stock for such cash in a redemption by Vicon. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of IQinVision capital stock allocable to such fractional interest in Vicon common stock. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the IQinVision capital stock exchanged by such U.S. holder is more than one year as of the Effective Time. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% and short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 39.6%. The deductibility of capital losses is subject to limitations.

3.8% Medicare Tax on “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain recognized or amounts received with respect to their shares of IQinVision capital stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S holders of IQinVision capital stock should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received and/or gain recognized by such shareholder.

Tax Consequences to IQinVision Shareholders If the Mergers Fail to Qualify as a Reorganization Under Section 368(a) of the Code

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the Merger will constitute a fully taxable transaction to U.S. holders of IQinVision capital stock for U.S. federal income tax purposes. As such, a U.S. holder of IQinVision capital stock would generally recognize capital gain or loss with respect to shares of IQinVision capital stock surrendered by such shareholder based on the difference between the shareholder’s adjusted tax basis in its shares of IQinVision capital stock (generally equal to the price the shareholder paid for such shares, in the case of shares acquired by purchase) and the sum of the fair market value, as of the Effective Time, of shares of Vicon common stock and cash and other property consideration received in exchange for shares of IQinVision capital stock (including any cash received in lieu of a fractional share of Vicon common stock). Such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder held the shares of IQinVision capital stock for more than one year as of the Effective Date. There are limitations on the deductibility of capital losses. In addition, a U.S. holder’s aggregate basis in the shares of Vicon common stock so received would equal the fair market value of such common stock upon receipt and the U.S. holder’s holding period for such common stock would begin the day after the Effective Time.

Information Reporting and Backup Withholding

Cash payments received in the Merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will generally be allowed as a credit against the U.S. holder’s U.S. federal income tax liability, to the extent that the required information is timely furnished to the IRS.

TAX MATTERS CAN BE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGERS, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGERS. ACCORDINGLY, EACH IQINVISION SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH IQINVISION SHAREHOLDER.
Accounting Treatment
Vicon and IQinVision each prepares its respective financial statements in accordance with accounting principles generally accepted in the United States of America, referred to as “GAAP.” The Merger will be accounted for using the acquisition method of accounting. Vicon will be treated as the acquirer for accounting purposes. This determination was made by Vicon in accordance with the applicable accounting guidance. In making this determination, numerous factors were considered including, but not limited to, the relative ownership of the combined company by the Vicon shareholders and former IQinVision shareholders, the composition of the management team and board of directors of the combined company, the structure of the Merger in which IQinVision will become a wholly owned subsidiary of Vicon, the location of the corporate offices of the combined company, and the continued listing of the Vicon common stock on the NYSE MKT.
Dissenters’ Rights of IQinVision Shareholders
If the Merger Agreement is approved by the required vote of IQinVision shareholders and is not abandoned or terminated, holders of IQinVision common stock and preferred stock who did not approve the Merger via written consent may, by complying with Sections 1300 through 1313 of the CGCL, be entitled to dissenters’ rights as described therein and receive cash for the fair market value of their IQinVision common stock and preferred stock. The record holders of the shares of IQinVision common stock and preferred stock that are eligible to, and do, exercise their dissenters’ rights with respect to the Merger are referred to herein as “dissenting shareholders,” and the shares with respect to which they exercise dissenters’ rights are referred to herein as “dissenting shares.”
The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CGCL and is qualified in its entirety by reference to Sections 1300 through 1313 of the CGCL, the full text of which are attached as Annex D to this proxy statement/prospectus/consent solicitation and incorporated herein by reference. Annex D should be reviewed carefully by any IQinVision shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures required by the CGCL will result in the loss of dissenters’ rights.
ANY HOLDER OF IQINVISION COMMON STOCK OR PREFERRED STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

Shares of IQinVision capital stock must satisfy each of the following requirements to qualify as dissenting shares under California law:

•	the shares of IQinVision common stock or preferred stock must have been outstanding on July 15, 2014;

•
the shares of IQinVision common stock or preferred stock must not have voted in favor of the Merger Agreement (if an IQinVision shareholder returns a signed written consent without voting instructions or with instructions to vote “FOR” the Merger Agreement, his, her or its shares will be automatically voted in favor of the Merger Agreement and such shareholder will lose his, her or its dissenters’ rights);

•
the holder of such shares of IQinVision common stock or preferred stock must make a written demand that IQinVision repurchase such shares of IQinVision common stock or preferred stock at fair market value (as described below); and

•	the holder of such shares of IQinVision common stock or preferred stock must submit certificates for endorsement (as described below).
Refusal to approve the Merger Agreement by written consent does not in and of itself constitute a demand for appraisal under California law.
Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require IQinVision to repurchase their dissenting shares at a price equal to the fair market value of such shares which shall be determined as of, and immediately prior to, the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, as adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.
Within 10 days following approval of the Merger Agreement by the IQinVision shareholders, IQinVision will mail a dissenters’ notice to each shareholder who did not vote or abstained from voting in favor of or voted against the Merger Agreement. The IQinVision dissenters’ notice must contain the following:

•	notice of the approval of the Merger Agreement;

•
a statement of the price determined by IQinVision to represent the fair market value of dissenting shares (which shall constitute an offer by IQinVision to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedures for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.
Within 30 days after the date on which the dissenters’ notice was mailed by IQinVision to each shareholder who did not vote or abstained from voting in favor of, or voted against, the Merger Agreement, a dissenting shareholder must:

•	demand that IQinVision repurchase such shareholder’s dissenting shares;

•	include in that demand the number and class of dissenting shares held of record that the dissenting shareholder demands that IQinVision purchase;

•
include in that demand a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed Merger. The statement of fair market value constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price; and

•
submit to IQinVision certificates representing any dissenting shares that the dissenting shareholder demands IQinVision purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. The demand statement and IQinVision certificates should be delivered to IQinVision’s legal counsel at:

Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attention: Brandon Sanders, Esq.
If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, IQinVision and the dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the completion of the Merger are satisfied.
If IQinVision and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the Merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of IQinVision common stock and preferred stock held by such shareholder are dissenting shares, the fair market value of such shares of IQinVision common stock or preferred stock, or both, or may intervene in any action pending on such a complaint. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters’ rights are lost.
In determining the fair market value of the dissenting IQinVision shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated between IQinVision and dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of IQinVision shares exceeds the price offered by IQinVision in the notice of approval, then IQinVision shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125.0% of the price offered by IQinVision, then the court may in its discretion impose additional costs on IQinVision, including attorneys’ fees, fees of expert witnesses and interest.
IQinVision shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their IQinVision common stock and preferred stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of merger consideration to be paid in connection with the Merger, as set forth in the Merger Agreement. Also, IQinVision reserves the right to assert in any appraisal proceedings that, for purposes thereof, the fair market value of IQinVision common stock is less than the value of the merger consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.
Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. IQinVision shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any IQinVision shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex D to this proxy statement/prospectus/consent solicitation, will forfeit the right to exercise dissenters’ rights and will, instead, receive the merger consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.
IQinVision shareholders should be aware that California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless IQinVision consents to such request for withdrawal.

THE MERGER AGREEMENT
The following is a summary of selected provisions of the Merger Agreement. While Vicon and IQinVision believe that this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you. The Merger Agreement has been attached as Annex A to this proxy statement/prospectus/consent solicitation to provide you with information regarding its terms. It is not intended to provide any other factual information about Vicon or IQinVision. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger.
The Merger Agreement contains representations and warranties that Vicon, on the one hand, and IQinVision, on the other hand, have made to the other as of specific dates. In your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. The representations and warranties in the Merger Agreement will not survive the completion of the Merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this proxy statement/prospectus/consent solicitation. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus/consent/solicitation.
General
Under the Merger Agreement, Merger Sub, a wholly owned subsidiary of Vicon incorporated by Vicon in connection with the Merger, will merge with and into IQinVision, with IQinVision continuing as a wholly owned subsidiary of Vicon.
Effective Time of the Merger
The Merger Agreement requires the parties to consummate the merger on the second business day after all of the conditions to the consummation of the merger contained in the Merger Agreement are satisfied or waived, including the adoption and the approval of the Merger Agreement by IQinVision’s shareholders and the approval by Vicon’s shareholders of the issuance of Vicon common stock, or such other date as Vicon and IQinVision may mutually agree in writing. The Merger will become effective upon the filing of a properly executed agreement of merger conforming to Chapter 11 of the CGCL with the Secretary of State of the State of California, or at such other time as is agreed by Vicon and IQinVision and specified in writing. Neither Vicon nor IQinVision can predict the exact timing of the consummation of the Merger.
Merger Consideration
Conversion of IQinVision Common Stock and Preferred Stock
Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, all issued and outstanding shares of common and preferred stock of IQinVision (other than shares owned by IQinVision and any subsidiaries of IQinVision, which will be cancelled and cease to exist) will be converted into the right to receive such total number of outstanding shares of Vicon common stock equal to the total number of outstanding shares of Vicon common stock immediately prior to the Effective Time, with cash paid in lieu of fractional shares. Shares held by IQinVision shareholders who voted against the Merger and are entitled to and who properly exercise a demand for dissenters’ rights under the CGCL, will have the right to receive the payment described under “The Merger—Dissenters’ Rights of IQinVision Shareholders” above. Based on 4,522,335 shares of Vicon common stock outstanding and 12,929,025 shares of IQinVision capital stock outstanding (including 5,766,922 shares of common stock, 920,051 shares of Series A preferred stock, 3,295,428 shares of Series B preferred stock, 1,444,212 shares of Series C preferred stock and 1,502,412 shares of Series D preferred stock), as of the close of business on July 16, 2014, the last trading day before the date of this proxy statement/prospectus/consent solicitation, as of the Effective Time, the issued and outstanding shares of common and preferred stock of IQinVision will be converted into such total number of outstanding shares of Vicon common stock in accordance with a conversion formula of approximately 0.2525 for each share of IQinVision common stock and of approximately 0.4013 for each share of common stock into which each share of preferred stock of IQinVision is convertible, subject to adjustment for changes in Vicon common stock and IQinVision capital stock through the Effective Time of the Merger and adjustment for fractional shares of Vicon common stock pursuant to the Merger Agreement. Each outstanding share of IQinVision Series A preferred stock is convertible into approximately 1.5203 shares of IQinVision common stock and each outstanding share of IQinVision Series B, Series C and Series D preferred stock is convertible into one share of IQinVision common stock. Based on the foregoing and assuming no dissenters’ rights are exercised, it is anticipated that, immediately following the Merger, the current shareholders of IQinVision will own approximately 50% of the outstanding common stock of Vicon. The Merger will not result in the payment of any liquidation preferences of the IQinVision preferred stock.
Conversion of IQinVision Options
Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, each outstanding option to purchase IQinVision common stock under the IQinVision 2011 Stock Incentive Plan and the IQinVision 2001 Stock Incentive Plan (the “IQinVision Stock Incentive Plans”), whether vested or unvested, and the IQinVision Stock Incentive Plans, will be assumed by Vicon and each outstanding option will converted into an option to acquire that number of shares of Vicon common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of IQinVision common stock for which such option was exercisable immediately prior to the Effective Time and (y) the exchange ratio between Vicon common stock and IQinVision common stock, which, based on Vicon’s and IQinVision’s outstanding securities as of July 16, 2014, is 0.2525. The exercise price per share of Vicon common stock for each assumed stock option will equal the quotient obtained by dividing (x) the exercise price per share of IQinVision common stock subject to such option immediately prior to the Effective Time and (y) the exchange ratio between Vicon common stock and IQinVision common stock, which, based on Vicon’s and IQinVision’s outstanding securities as of July 16, 2014, is 0.2525 (rounded up to the nearest whole cent). Each assumed stock option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such assumed stock option (consistent with the terms of the applicable IQinVision Stock Incentive Plan and the applicable stock option agreement) immediately prior to the Effective Time of the Merger. Assuming the exercise of all outstanding options assumed by Vicon under the Merger Agreement and all outstanding options issued by Vicon immediately following the Merger, the shareholders and option holders of IQinVision would own approximately 50% of the outstanding common stock of Vicon.
Conversion of IQinVision Stock Appreciation Rights
Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, each outstanding IQinVision Stock Appreciation Right (SAR) under the IQinVision Stock Incentive Plans, whether vested or not, will be assumed by Vicon and converted into a stock appreciation right with respect to shares of Vicon common stock (each, an “Assumed SAR”) equal to the product of (x) the number of shares of IQinVision common stock subject to such Assumed SAR immediately prior to the Effective Time and (y) the exchange ratio between Vicon common stock and IQinVision common stock, which, based on Vicon’s and IQinVision’s outstanding securities as of July 16, 2014, is 0.2525. The base value per share of the Assumed SAR will equal the quotient obtained by dividing (x) the base value per share of the Assumed SAR immediately prior to the Effective Time and (y) the exchange ratio between Vicon common stock and IQinVision common stock, which, based on Vicon’s and IQinVision’s outstanding securities as of July 16, 2014, is 0.2525 (rounded up to the nearest whole cent). Each Assumed SAR will be subject to, and exercisable and vested on, the same terms and conditions applicable to such Assumed SAR (consistent with the terms of the applicable IQinVision Stock Incentive Plan and the applicable stock appreciation rights agreement) immediately prior to the Effective Time of the Merger.

Fractional Shares
No fractional shares of Vicon common stock will be issuable pursuant to the Merger to IQinVision’s shareholders. Instead, each IQinVision shareholder who would otherwise be entitled to receive a fraction of a share of Vicon common stock, after aggregating all fractional shares of Vicon common stock issuable to such shareholder, will be entitled to receive in cash (without interest) in an amount determined by multiplying such fraction by the closing price of a share of Vicon common stock as quoted on NYSE MKT on the last trading day preceding the Effective Time.
Exchange of Stock Certificates
The Merger Agreement provides that, at the Effective Time, Vicon will deposit with Vicon’s exchange agent, Computershare, stock certificates representing the shares of Vicon common stock issuable to the IQinVision shareholders.
The Merger Agreement provides that, promptly after the Effective Time, and in any event within five business days, the exchange agent will mail to each record holder of IQinVision capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s IQinVision stock certificates for shares of Vicon common stock. Upon surrender of an IQinVision stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent may reasonably require, the IQinVision stock certificate surrendered will be cancelled and the holder of the IQinVision stock certificate will be entitled to receive the following:

•	a certificate representing the number of whole shares of Vicon common stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement; and

•	cash in lieu of any fractional share of Vicon common stock to which such holder may be otherwise entitled (without interest).

If any IQinVision stock certificate has been lost, stolen or destroyed, Vicon may, in its discretion, and as a condition to the delivery of any shares of Vicon common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed.
From and after the Effective Time, until it is surrendered, each certificate that previously evidenced IQinVision stock will be deemed to represent only the right to receive shares of Vicon common stock and cash in lieu of any fractional share of Vicon common stock. Vicon will not pay dividends or other distributions on any shares of Vicon common stock to be issued in exchange for any unsurrendered IQinVision stock certificate until the IQinVision stock certificate is surrendered as provided in the Merger Agreement.
Indemnification Obligations
Neither Vicon nor IQinVision will have any obligation to indemnify the other party’s shareholders for any breach of any representation or warranty made by, or any covenant or agreement of, Vicon or IQinVision under the Merger Agreement.
Directors and Executive Officers of Vicon following the Merger
Pursuant to the Merger Agreement, the board of directors of the combined company immediately following the Effective Time will consist of six members, comprised of three directors of Vicon immediately prior to the Effective Time, and three directors of IQinVision immediately prior to the Effective Time. The terms of the directors designated by Vicon and the terms of the directors designated by IQinVision shall be equal as nearly as practicable within the classified board structure of Vicon. In lieu of one of the three directors to be appointed by Vicon or IQinVision from the existing board members of Vicon or IQinVision, as applicable, either Vicon or IQinVision may appoint a person not currently serving on such party’s board of directors if such person would qualify as an independent director under NYSE MKT rules and such person is approved by the other party not appointing such director. Vicon has also consented to the appointment of IQinVision’s chief executive officer in lieu of one of IQinVision’s current directors. After the Effective Time, the composition of the board of directors of the combined company shall be determined in accordance with applicable law.
Concurrently and in connection with the execution of the Merger Agreement, W. Gregory Robertson and Bernard F. Reynolds delivered to Vicon written resignations from the Vicon board of directors, which resignations are in each case contingent and effective upon the completion of the Merger. David Wright also executed a written resignation in connection with the execution of the Merger Agreement, which was to be contingent and effective upon the completion of the Merger, however, on May 5, 2014 he delivered to Vicon a separate written resignation from the Vicon board of directors effective as of May 15, 2014. The three directors of Vicon immediately prior to the Effective Date who will serve on the board of directors of the combined company are Kenneth M. Darby, Julian A. Tiedemann and Arthur D. Roche. The three IQinVision directors who will serve on the board of directors of the combined company are Gioia Messinger, Charles Chestnutt and Joseph Budano.
Certain information relating to Ms. Messinger and Messrs. Chestnutt and Budano is set forth below.
Gioia Messinger – Director. Ms. Messinger has been a director of IQinVision since 2012. Ms. Messinger is the Chief Executive Officer of LinkedObjects, Inc., a technology and business strategy firm specializing in wireless Internet enabled devices, which she founded in 2012. Prior to being acquired by NETGEAR in 2012, Ms. Messinger served as the Chairman and Chief Executive Officer of Avaak, Inc., a company she founded in 2004. Prior to that, Ms. Messinger was the founder and Chief Executive Officer of an engineering services firm and a medical information systems company, and brings extensive knowledge and experience in operating and administration matters.
Charles Chestnutt – President and Chief Executive Officer. Mr. Chestnutt has been President and Chief Executive Officer of IQinVision since June 2013. Prior to that time, Mr. Chestnutt served as IQinVision’s interim Chief Executive Officer since January 2012. Mr. Chestnutt brings extensive knowledge of IQinVision and industry experience having served as Chief Operating Officer and Chief Financial Officer since joining IQinVision in 2002. Mr. Chestnutt also brings extensive experience leading the operations and finances of high-tech companies. Prior to joining IQinVision, Mr. Chestnutt served for 10 years as Vice President of Product Management and Vice President, Controller of a publicly traded manufacturer of multimedia projectors. Prior to that, Mr. Chestnutt held the position of Vice President and Chief Financial Officer with other private companies.
Joseph Budano. Mr. Budano has been the President and Chief Executive Officer of Indyme Solutions LLC, a supplier of retail customer service and loss prevention solutions, since 2012. From 2009 to 2012, Mr. Budano served as Chief Executive Officer of Energy Innovations. Prior to that, Mr. Budano served as Chief Executive Officer of Elgar Electronics from 2002 to 2008. Mr. Budano has served as a senior executive at a diverse group of both publicly listed and private equity backed high tech companies. Prior to his leadership roles, Mr. Budano was a management consultant at the Boston Consulting Group and served in several engineering management and engineering roles at Motorola. Mr. Budano brings extensive experience with merger and acquisition transactions and in post-merger integration. Mr. Budano also provides particular insight into product and sales growth strategies from his consulting background and significant operational experience growing technology companies.
Conditions to Completion of the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or before the Merger, of various conditions, which include the following:

•	shareholders of IQinVision must have approved and adopted the Merger;

•	shareholders of Vicon must have approved the issuance of Vicon common stock in the Merger;

•	there must not be any law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction that prohibits the consummation of the Merger;

•	the shares of Vicon common stock to be issued in the Merger must be approved for listing on NYSE MKT, subject to official notice of issuance; and

•
the registration statement on Form S-4, of which this proxy statement/prospectus/consent solicitation is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•
representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the party making the representations and warranties;

•
the other party to the Merger Agreement must have performed or complied with in all material respects all obligations and agreements required to be performed or complied with by it on or before the closing of the Merger;

•	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger; and

•
there shall have been no change, effect, event, occurrence, or state of facts that is or would reasonably be expected to be materially adverse to the assets, properties, business or financial condition or results of operations of such party or prevent or materially delay the performance by such party of any of its obligations under the Merger Agreement.

In addition, the obligation of Vicon to complete the merger is further subject to the satisfaction or waiver of the condition that no more than 10% of the total issued and outstanding shares of IQinVision’s capital stock have delivered written demand for the repurchase of their shares of IQinVision capital stock in accordance with Section 1300 of the California General Corporation Law.
No Solicitation
Each of Vicon and IQinVision agreed that, except as described below, it will not, and will not permit any of its subsidiaries, or authorize or permit any of its or their officers, directors, employees, or other agents to, directly or indirectly:

•	solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, as defined in the Merger Agreement and summarized below;

•
provide any non-public information regarding itself or its subsidiaries to any third party, or participate in any negotiations or discussions regarding, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal;

•	enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal; or

•
withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the other party, the recommendation by its board of directors to vote in favor of the Merger or the Merger Consideration.

Notwithstanding the foregoing, the boards of directors of Vicon and IQinVision may, at any time prior to obtaining the consent of the Vicon shareholders to the Merger Consideration or the consent of the IQinVision shareholders to the Merger Agreement and Merger, as applicable, advise its shareholders that it no longer believes the Merger is advisable and withdraw its recommendation to its shareholders and approve or recommend a superior proposal if its board of directors, in response to a superior proposal, determines in good faith, after receipt of advice from its outside financial advisor and outside counsel, that failing to take the following action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.
A “superior proposal” is defined in the Merger Agreement to mean any proposal or offer from any person relating to any acquisition proposal involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of Vicon or IQinVision, as applicable, that the company’s board of directors determines in good faith is reasonably likely to be consummated on a timely basis and determines in its good faith judgment to be more favorable from a financial point of view to its shareholders than the Merger taking into account all relevant factors.
The Merger Agreement also provides that neither Vicon nor IQinVision will withdraw its recommendation to proceed with the Merger for purposes of entering into an agreement with respect to a superior proposal unless it has first given the other party three business days’ advance notice and the opportunity to propose terms that are at least as favorable as those of the superior proposal.
Shareholder Approval
Vicon is obligated under the Merger Agreement to take all action necessary in accordance with the New York Business Corporation Law and Vicon’s Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders for the purposes of obtaining the approval of the issuance of shares of Vicon common stock in the Merger, as promptly as reasonably practicable after the mailing of this proxy statement/prospectus/consent solicitation.
IQinVision is obligated under the Merger Agreement to take all action necessary in accordance with the CGCL and IQinVision’s Articles of Incorporation and Bylaws to solicit written consent of its shareholders sufficient to adopt and approve the Merger Agreement and the Merger, within a reasonable period after the effective date of the registration statement of which this proxy statement/prospectus/consent solicitation forms a part.
Covenants; Conduct of Business Pending the Merger
Vicon and IQinVision each agreed that it will operate its business only in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact its current business organization and assets and maintain its rights and franchises, and to take other agreed upon actions. Each party also agreed that, subject to certain limited exceptions and except as contemplated by the Merger Agreement, without the consent of the other party, it would not, during the period prior to closing of the Merger:

•
repurchase, redeem, or otherwise acquire or exchange, any shares, or securities convertible into shares or any capital stock, or declare, or pay any dividends on, or make any other distribution in respect of, any shares of capital stock, except that the Vicon board of directors may declare a special cash dividend payable with respect to shares of Vicon common stock held by Vicon shareholders as of a record date prior to the Effective Time, in an amount not to exceed $0.55 per share;

•
adjust, split, combine, or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

•
grant, or commit to grant, any stock options, stock appreciation rights, warrants or other equity-based awards with respect to such party’s capital stock, under any equity incentive plan or otherwise, except for grants pursuant to the exercise of outstanding stock options;

•
incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business consistent with past practices, or impose, or suffer the imposition, on any asset of any lien or permit any such lien to exist, other than existing liens disclosed under the Merger Agreement;

•	issue any shares of capital stock, or grant any increase in compensation or benefits to its employees or officers, except in accordance with past practice as disclosed or as required by law;

•	pay any severance or termination pay or any bonus other than pursuant to existing written policies or written contracts disclosed pursuant to the Merger Agreement;

•
enter into or amend any severance agreements with officers or grant any material increase in fees or other increases in compensation or other benefits to any of its directors except in accordance with past practice disclosed pursuant to the Merger Agreement;

•	enter into or amend any employment contract, unless such amendment is required by law, that cannot be terminate without liability at any time on or after the Effective Time;

•
adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

•
make any significant change in any tax or accounting methods or systems of internal accounting controls, except as required by generally accepted accounting principles, SEC rule or policy or applicable law;

•	adopt any amendments to such party’s Articles of Incorporation or Bylaws;

•
sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any subsidiary or any asset other than in the ordinary course of business for reasonable and adequate consideration;

•
purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any person, except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three months or less;

•	except in the ordinary course of business, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

•	commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material money damages or restrictions upon the operations;

•	agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

In addition, IQinVision agreed not to permit any shares of its capital stock to be issued or transferred on its books in the five business days preceding the Effective Time of the Merger.
Other Agreements
Each of Vicon and IQinVision has agreed to:

•	keep the other party advised of all material developments relevant to its business and to the consummation of the Merger;

•
permit the other party to make or cause to be made such investigation of the business and properties of it and its subsidiaries and of their respective financial and legal conditions as the other party reasonably requests, provided that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations; and

•	in the case of Vicon, maintain its existing listing on NYSE MKT and give all notices and make all filings with the NYSE MKT required in connection with the Merger.

Vicon and IQinVision also agreed that:

•
each of the parties will use reasonable best efforts to take or cause to be taken such actions as may be required under federal securities laws and any applicable state securities or “blue sky” laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•
Vicon will indemnify, defend and hold harmless all individuals who are present or former directors, officers, employees or agents of IQinVision, to the fullest extent permitted by applicable law and IQinVision’s Articles of Incorporation and Bylaws (including provisions relating to advances of expenses) for a period of six years after the Effective Time;

•
Vicon will use its reasonable efforts to cause the shares of Vicon common stock to be issued in the Merger to be approved for listing on NYSE MKT, subject to official issuance, prior to the Effective Time; and

•
Vicon agreed to take all requisite action to cause, effective immediately following the Effective Time, the Board of Directors of Vicon to consist of directors described under “— Directors and Officers of Vicon Following the Merger” above.

Termination
The Merger Agreement may be terminated at any time before the completion of the Merger, as set forth below:

•	by mutual written consent of each of Vicon and IQinVision;

•
by either Vicon or IQinVision if the Merger has not been consummated by September 28, 2014, provided however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been the cause of the failure of the Merger to be completed on or before such date, and this right to terminate will not be available for an additional 60 days upon request of either party if the SEC has not declared the registration statement, of which this proxy statement/prospectus/consent solicitation forms a part, effective by September 28, 2014;

•
by either Vicon or IQinVision upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the other party which cannot be or has not been cured within a 30-day cure period; provided that this right is not available to a party that is then itself in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

•
by either Vicon or IQinVision if a regulatory authority has issued a final and nonappealable injunction, order, decree or ruling that permanently restrains, enjoins or otherwise prohibits the Merger, or has denied any consent required for consummation of the Merger by final nonappealable action;

•
by either Vicon or IQinVision if the shareholders of Vicon have not approved the issuance of the shares pursuant to the Merger Agreement at the Vicon annual meeting, or any adjournments or postponements thereof, or if the shareholders of IQinVision fail to approve of the Merger and the transactions contemplated thereby, in each case where such matter was presented to such shareholders for approval and voted upon;

•	by Vicon if:

◦
the board of directors of IQinVision shall have failed to recommend approval of the Merger or to take all action necessary in accordance with the CGCL and IQinVision’s Articles of Incorporation and Bylaws to solicit approval by written consent from its shareholders for the approval of the Merger;

◦	the board of directors of IQinVision shall have authorized any acquisition proposal other than the Merger;

◦	IQinVision shall have breached the no solicitation provisions set forth in the Merger Agreement; or

◦
prior to the receipt of the Vicon shareholder approval, if the Vicon board of directors shall have authorized Vicon to accept or enter into a written agreement for a transaction constituting a superior proposal; provided that, at least two business days before any such termination, Vicon shall negotiate with IQinVision to make such adjustments to the Merger Agreement to enable Vicon to proceed with the Merger on such adjusted terms and Vicon shall have paid the termination fee.

•	by IQinVision if:

◦
the board of directors of Vicon shall have failed to recommend approval of the issuance of the Merger Consideration or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to IQinVision, the recommendation of the Vicon board of directors that the Vicon shareholders vote in favor of the approval of the issuance of the Merger Consideration;

◦	the board of directors of Vicon shall have authorized any acquisition proposal other than the Merger;

◦	Vicon shall have breached the no solicitation provisions set forth in the Merger Agreement;

◦
Prior to the receipt of the IQinVision shareholder approval, if the IQinVision board of directors shall have authorized IQinVision to accept or enter into a written agreement for a transaction constituting a superior proposal; provided that, at least two business days before any such termination, IQinVision shall negotiate with Vicon to make such adjustments to the Merger Agreement to enable IQinVision to proceed with the Merger on such adjusted terms and IQinVision shall have paid the termination fee.

Termination Fee
Fee payable by Vicon
Vicon must pay IQinVision a break-up fee of $750,000 if the Merger Agreement is terminated:

•
by either party because the Vicon shareholders have not approved the Merger Consideration or the IQinVision shareholders have not approved the Merger (where such matters were presented to such shareholders for approval and voted upon), the Merger has not been completed prior to the outside closing date or any of the conditions precedent to the consummation of the Merger cannot be satisfied or fulfilled by the outside closing date, but only if another acquisition proposal with respect to Vicon has been announced and not withdrawn and, within nine months of such termination, Vicon either consummates the acquisition transaction or enters into a letter of intent or other agreement for an acquisition transaction regardless of whether such acquisition transaction is subsequently consummated;

•	by IQinVision in the event that Vicon breaches its non-solicitation obligations under the Merger Agreement or the Vicon board of directors:

◦	fails to include in its proxy statement its recommendation that the Vicon shareholders approve the Merger Consideration;

◦
withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to IQinVision, its recommendation that the Vicon shareholders approve the Merger Consideration; or

◦	affirms, recommends or authorizes entering into any acquisition transaction other than the Merger.

•
by Vicon, if prior to obtaining the Vicon shareholders’ approval of issuance of the Merger Consideration, the Vicon board of directors authorizes Vicon to accept or enter into an agreement for a transaction that constitutes a superior proposal;

•	by IQinVision if the reason for such termination is Vicon’s failure to have delivered letters of resignation, effective immediately prior to the Closing, from the non-continuing directors of Vicon.

Fee payable by IQinVision
IQinVision must pay Vicon a break-up fee of $750,000 if the Merger Agreement is terminated:

•
by either party because the IQinVision shareholders have not approved the Merger Consideration or the Vicon shareholders have not approved the Merger (where such matters were presented to such shareholders for approval and voted upon), the Merger has not been completed prior to the outside closing date or any of the conditions precedent to the consummation of the Merger cannot be satisfied or fulfilled by the outside closing date, but only if another acquisition proposal with respect to IQinVision has been announced and not withdrawn and, within nine months of such termination, IQinVision either consummates the acquisition transaction or enters into a letter of intent or other agreement for an acquisition transaction regardless of whether such acquisition transaction is subsequently consummated;

•	by Vicon in the event that IQinVision breaches its non-solicitation obligations under the Merger Agreement or the IQinVision board of directors:

◦	fails to recommend that the IQinVision shareholders approve the Merger;

◦	withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to Vicon, its recommendation that the IQinVision shareholders approve the Merger; or

◦	affirms, recommends or authorizes entering into any acquisition transaction other than the Merger.

•
by IQinVision, if prior to obtaining the IQinVision shareholders’ approval of the Merger Agreement, the IQinVision board of directors authorizes IQinVision to accept or enter into an agreement for a transaction that constitutes a superior proposal.

Indemnification and Insurance of IQinVision Directors and Officers
The Merger Agreement provides that Vicon shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of IQinVision against all liabilities arising out of their service as directors, officers, employees or agents of IQinVision, or at IQinVision’s or another corporation’s request, occurring at or prior to the Effective time to the fullest extent permitted under applicable law and IQinVision’s Articles of Incorporation and Bylaws, including advancement of expenses incurred in the defense of any litigation and regardless of insurance coverage.
The Merger Agreement also provides that Vicon will, for a period of six years after the Effective Time, use reasonable efforts to maintain IQinVision’s existing directors’ and officers’ liability insurance policy. However, in no case shall Vicon be required to spend more than 300% of the annual premium payments on IQinVision’s current policy in effect on the date the Merger Agreement was signed.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Vicon and IQinVision for a transaction of this type relating to, among other things:

•	corporate organization and power and similar corporate matters;

•	ownership of subsidiaries;

•	authorized and outstanding capital stock, options and warrants;

•	authority to enter into the Merger Agreement and the related agreements;

•	approval by the board of directors;

•	any conflicts or violations of each party’s agreements as a result of the Merger or the Merger Agreement;

•	financial statements and, with respect to Vicon, documents filed with the SEC and the accuracy of information contained in those documents;

•	with respect to Vicon, disclosure controls and procedures;

•	any undisclosed liabilities;

•	compliance with legal requirements;

•	compliance with environmental laws;

•	employee benefits and related matters;

•	privacy of customer information;

•	material changes or events;

•	litigation matters;

•	accuracy of the information provided by such party to be included in this proxy statement/prospectus/consent solicitation;

•	filing of tax returns and payment of taxes;

•	employee relations matters;

•	ownership of assets;

•	ownership of intellectual property;

•	ownership of real property and leasehold interests;

•	votes required for completion of the Merger and approval of the proposals that will come before each of the Vicon annual meeting and the IQinVision written shareholder consent;

•	absence of any provision in governing law or documents that would prohibit or restrict the ability of such party to consummate the Merger;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	any brokerage or finder’s fee or other fee or commission in connection with the merger;

•	insurance policies, policy cancellations and claims; and

•	regulatory compliance.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Vicon and IQinVision to complete the merger.
Amendment
The Merger Agreement may be amended by the parties at any time, except that after the Merger Agreement has been adopted or approved by the shareholders of Vicon or shareholders of IQinVision, no amendment which by law requires further approval by the shareholders of Vicon or shareholders of IQinVision, as the case may be, shall be made without such further approval.
VOTING AND OTHER AGREEMENTS
Voting and Lock-up Agreements
In order to induce IQinVision to enter into the Merger Agreement, concurrently and in connection with the execution of the Merger Agreement, Kenneth Darby, David W. Wright, Article 6 Marital Trust, Henry Partners, L.P. and Matthew Partners, L.P., shareholders of Vicon holding an aggregate of approximately 28% of the outstanding shares of Vicon common stock as of March 28, 2014, entered into voting and lock-up agreements with IQinVision (the “Vicon Voting Agreements”). Pursuant to the Vicon Voting Agreements, each shareholder agreed to vote their respective shares of Vicon common stock (i) in favor of the issuance of the Merger Consideration pursuant to the Merger Agreement and any actions required in furtherance thereof, (ii) against any proposal or transaction involving Vicon, the effect of which proposal or transaction is to delay, impair, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement and (iii) against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty of the Merger Agreement.
In addition to the Vicon Voting Agreements, certain of IQinVision’s shareholders, who in the aggregate held approximately 72% of the outstanding shares of IQinVision common stock and 54% of the outstanding shares of IQinVision preferred stock, as of March 28, 2014 (including 60% of the outstanding shares of IQinVision Series A preferred stock, 76% of the outstanding shares of IQinVision Series B preferred stock, 42% of the outstanding shares of IQinVision Series C preferred stock and 9% of the outstanding shares of IQinVision Series D preferred stock), entered into voting and lock-up agreements with Vicon (the “IQinVision Voting Agreements”). Pursuant to the IQinVision Voting Agreements, each shareholder agreed to vote their respective shares of IQinVision capital stock (i) in favor of the adoption of the Merger, the Merger Agreement and any actions required in furtherance thereof, (ii) against any other proposal or transaction involving IQinVision, the effect of which proposal or transaction would be to delay, impair, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement, and (iii) against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty of the Merger Agreement.
Both the Vicon Voting Agreements and the IQinVision Voting Agreements provide that the Vicon shareholders and the IQinVision shareholders, as applicable, will not transfer any of their shares of Vicon common stock or IQinVision capital stock, respectively, prior to the Effective Time or the termination of the Merger Agreement.
Both the Vicon Voting Agreements and the IQinVision Voting Agreements will terminate upon, among other things, the earlier of the Effective Time or termination of the Merger Agreement. As to the Vicon Voting Agreement entered into by Mr. Wright, Henry Partners, L.P., and Matthew Partners, L.P., the agreement will terminate earlier in the event Vicon enters into any material amendment to the Merger Agreement without Mr. Wright’s approval and certain restrictions on transfer of their shares of Vicon common stock set forth in such Vicon Voting Agreement will terminate no later than September 28, 2014. As to the voting and lock-up agreement entered into by Werner Wolfen, the agreement will terminate early if IQinVision enters into any material amendment to the Merger Agreement without the approval of Werner Wolfen.
Copies of the Vicon Voting Agreements and IQinVision Voting Agreement are attached as Annex E and Annex F, respectively, to this proxy statement/prospectus/consent solicitation.

Vicon Post-Closing Lock-Up Agreements
Concurrently and in connection with the execution of the Merger Agreement, certain shareholders of IQinVision and the directors of Vicon following the Merger, who, in the aggregate, will hold approximately 31% of the outstanding shares of Vicon common stock immediately following the Merger as of July 16, 2014, entered into post-closing lock-up agreements with Vicon. Pursuant to these agreements, subject to certain limited exceptions, each such shareholder will be subject to lock-up restrictions on the sale of Vicon common stock acquired in the Merger and/or owned by such shareholder immediately prior to the Effective Time, pursuant to which such shareholder may not, subject to certain exceptions, sell any of such Vicon common stock for a period of six months after the Effective Time. A copy of the form of Post-Closing Lock-up Agreement is attached as Annex G to this proxy statement/prospectus/consent solicitation.
The post-closing lock-up agreements each provide for termination upon the earliest to occur of:

•
immediately prior to the consummation of any acquisition or purchase from Vicon by any person of a 50% or more interest in the total outstanding voting securities (other than the Merger), any merger or similar transaction pursuant to which the Vicon shareholders immediately preceding the transaction will hold securities representing less than 50% of the total outstanding voting power of the surviving entity (other than the Merger), or any sale representing 50% or more of the aggregate fair market value of the consolidated assets of Vicon and its subsidiaries taken as a whole;

•	immediately following the launch of any tender offer that, if consummated, would result in any person owning securities representing 50% or more of the total outstanding voting power of Vicon;

•	the filing of a petition by or against Vicon under any law relating to bankruptcy;

•	the six month anniversary of the closing on the Merger;

•
as to the directors of Vicon and IQinVision who signed the post-closing lock-up agreement, the date after the Effective Time that such person is not appointed to serve or does not continue to serve, as a director of Vicon following the Effective Time; or

•
as to the persons who will be directors of Vicon following the Merger and who signed the post-closing lock-up agreement, the date such party stops serving as a director of Vicon following the Effective Time.

IQINVISION’S BUSINESS
IQinVision has been designing, manufacturing and marketing the IQeye line of HD megapixel IP cameras since 1998. The Company’s customers include security integrators, network integrators, industrial distributors, value-added resellers, original equipment manufacturers and end users. A world leader in IP network camera products, IQinVision is renowned for image quality, stability, and reliability in the harshest environments. ONVIF and PSIA compliant, IQeye cameras are integrated with all leading Network Video Recorders (NVR) and are backed by one of the most comprehensive warranty programs in the industry. IQinVision is a privately-held corporation headquartered in San Juan Capistrano, California.
IQinVision is committed to Quality Engineering, Quality Service and Quality Support. IQinVision ensures consistent camera quality through the thorough on-site testing of each and every camera shipped from their San Juan Capistrano, California headquarters. As a result of these high-quality standards, IQinVision has established the industry’s best 5-year and 3-year “all-inclusive” warranty programs. In addition, IQinVision’s operations include 14-hour live service, support and training which is available in 6 languages: English, Spanish, German, French, Dutch and Portuguese.
IQinVision has many Market Leading Innovations and continues to be a market leader in mega pixel imaging:

•	1999 CMOS Progressive Scan Network Camera

•	1999 Power-over-Ethernet Security Camera

•	2000 Live Digital PTZ

•	2003 HDTV Images / Digital Image Cropping

•	2003 No-Client-Software Recording/Playback

•	2004 Multi-Megapixel IP Network Camera

•	2004 Analytics-Ready Camera

•	2005 On-Camera Image Authentication

•	2007 PoE Weatherproof Megapixel Network Camera

•	2008 Fully-Integrated Vandal-Resistant Multi-Megapixel Dome Network Camera

•	2009 Main Profile H.264 Encoding Camera

•	2010 Access Control Integrated Camera

•	2011 Edge Server Enabled Camera

•	2012 Mini Dome with Varifocal Lens

•	2013 First Security Market App for Google Glass

•	2014 12MP/4K Dual Core IP Camera with USB Storage

All components, suppliers and subassembly products sourced and qualified by IQinVision are certified to the ISO9001 quality management system.

IQINVISION MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following management’s discussion and analysis of IQinVision’s financial condition and results of operations together with IQinVision’s unaudited condensed financial statements and related notes for the three month periods ended March 31, 2014 and 2013 and IQinVision’s audited financial statements and related notes for the years ended December 31, 2013 and 2012, which are attached as Annex H to this proxy statement/prospectus/consent solicitation. Statements contained in this management’s discussion and analysis or set forth elsewhere in this proxy statement/prospectus/consent solicitation, including information with respect to IQinVision’s plans and strategy for its business, future events and future financial performance, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this proxy statement/prospectus/consent solicitation for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Basis of Presentation
IQinVision Management's Discussion and Analysis of Financial Condition and Results of Operations discusses IQinVision’s financial statements for the periods indicated, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, bad debts, product warranties, inventories, long lived assets, income taxes and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors including general market conditions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Results for the periods reported herein are not necessarily indicative of results that may be expected in future periods.
Overview
IQinVision has been designing, manufacturing, and marketing the IQeye line of HD megapixel IP cameras since 1998. A world leader in IP network camera products, IQinVision is renowned for image quality, stability, and reliability in the harshest environments. ONVIF and PSIA compliant, IQeye cameras are integrated with all leading video management software systems and network video recorders and are backed by one of the most comprehensive warranty programs in the industry. IQinVision’s products are widely deployed in schools, banking, city surveillance, commercial/industrial, critical infrastructure, gaming, government/law enforcement, healthcare, retail and transportation applications.
IQinVision sells video surveillance system components in a highly competitive worldwide marketplace principally to authorized security distributors, dealers and system integrators. Such dealers and integrators typically resell and install IQinVision’s products directly to end users, among other services. IQinVision’s sales include a large project based business that is dependent upon customers winning projects, construction activities and the timing of funding. Sales will vary from period to period depending upon many factors including seasonal and geographic trends in construction activities and the timing of deliveries due to changes in project schedules and funding. IQinVision usually does not have a large backlog as its customer orders are typically deliverable within three months or often upon receipt of order.
IQinVision competes in a market of rapid technology shifts which enhance the performance capability of security cameras. As a result, IQinVision spends a significant amount on new product development. During the years ended December 31, 2013 and 2012, IQinVision incurred $2.3 million and $2.6 million, respectively, of research and development expense or 12% of net sales. IQinVision’s expenditures for product development are substantially less than its major competitors. The ongoing market shift to higher megapixel IP cameras will continue to burden IQinVision’s development resources and increase ongoing annual expense for product development. Further, IQinVision’s sales effort requires a high level of customer service and technical support for its products.

Results of Operations
Three Months Ended March 31, 2014 Compared with March 31, 2013

Net sales for the first three months of 2014 decreased $1.5 million (32%) to $3.2 million compared with $4.6 million in 2013.  Order intake for 2014 decreased $1.3 million (25%) to $3.7 million compared with $5.0 million in 2013. The sales and order rate declines in 2014 were partially due to increased competition in camera distribution markets and were affected by, among other things, project delays by IQinVision’s customers and cyclical weakness in certain vertical markets served. The backlog of unfilled orders increased $586,000 to $1.4 million at March 31, 2014 compared with $850,000 at December 31, 2013.

Gross profit margins for the first three months of 2014 decreased to 43.0% compared with 53.7% in 2013. The margin decline was principally due to higher fixed costs associated with reduced sales and market price competition that forced IQinVision to institute product line pricing reductions in the latter half of 2013. Such reduced pricing is expected to be maintained for the foreseeable future.

Total operating expenses for the first three months of 2014 increased $89,000 to $2.4 million compared with $2.3 million in 2013. Marketing and selling expense for 2014 decreased $138,000 to $1.1 million compared with $1.2 million in 2013. Research and development expense for 2014 decreased $14,000 to $549,000 compared with $563,000 in 2013. General and administrative (“G&A”) expense for 2014 increased $241,000 to $798,000 compared with $557,000 in 2013. Non G&A related expense reductions of $152,000 principally resulted from reduced personnel and lower variable selling costs associated with reduced sales. IQinVision incurred $455,000 of merger related costs in 2014. Excluding such non-recurring costs, G&A expense for 2014 decreased $214,000 to $343,000 compared with $557,000 in 2013. The G&A expense reduction included $78,000 of reduced bad debt exposures along with a $78,000 reduction in personnel costs.

IQinVision incurred an operating loss of $1.0 million for the first three months of 2014 compared with an operating profit of $183,000 in 2013.

Other income was $42,000 for the first three months of 2014 relating to the recovery of export shipment duties, while the $13,000 loss in 2013 was due principally to foreign currency translation adjustments.

IQinVision recorded income tax benefit of $398,000 for the first three months of 2014 compared to $83,000 expense in 2013.

As a result of the foregoing, IQinVision reported a net loss of $599,000 for the first three months of 2014 compared with a net profit of $88,000 in 2013.
Year Ended December 31, 2013 Compared with December 31, 2012
Net sales for 2013 decreased $2.4 million (11%) to $19.0 million compared with $21.4 million in 2012.  Order intake for 2013 decreased $2.7 million (12%) to $19.1 million compared with $21.8 million in 2012. The sales and order rate declines in 2013 were partially due to increased competition in camera distribution markets and were affected by, among other things, cyclical weakness in certain vertical markets served. The backlog of unfilled orders increased to $850,000 at December 31, 2013 compared with $698,000 at December 31, 2012.

Gross profit margins for 2013 decreased slightly to 50.4% compared with 50.5% in 2012. Although IQinVision was able to maintain its margins in 2013, increased market price competition had forced IQinVision to reduce its product line pricing towards the close of the year, which is expected to generate lower margins in 2014.

Total operating expenses for 2013 decreased $468,000 to $9.0 million compared with $9.5 million in 2012. Marketing and selling expense for 2013 decreased $455,000 to $4.7 million compared with $5.2 million in 2012. Research and development expense for 2013 decreased $337,000 to $2.3 million compared with $2.6 million in 2012. General and administrative expense for 2013 increased $324,000 to $2.0 million compared with $1.7 million in 2012.

Non G&A related expense reductions principally resulted from reduced personnel and lower variable selling costs associated with reduced sales. Increases in G&A expenses included a $214,000 increase in bad debt expense relating to identified account exposures.
IQinVision generated an operating profit of $555,000 for 2013 compared with operating income of $1.3 million in 2012.
Other income increased to $20,000 for 2013 compared with $8,000 in 2012 due principally to foreign currency translation adjustments.
IQinVision recorded income tax expense of $4,000 for 2013 compared to $526,000 in 2012. The substantially reduced effective tax rate for 2013 reflects the recognition of certain unrecorded previous year tax benefits. IQinVision would expect that its normalized effective tax rates for 2013 and 2012 would have approximated 16% and 34%, respectively.
As a result of the foregoing, IQinVision reported a net profit of $570,000 for 2013 compared with a net profit of $769,000 in 2012.
Liquidity and Capital Resources
Three Months Ended March 31, 2014
Net cash used in operating activities was $90,000 for the first three months of 2014. IQinVision generated $1.3 million and $222,000 of cash from accounts receivable and inventory reductions, respectively, substantially offset by $612,000 of cash operating losses for the period and $954,000 of cash usages from changes in other assets and liabilities. The $612,000 cash operating loss included a $600,000 reported net loss plus $12,000 of non-cash credits. Net cash used in investing activities was $16,000 for the first three months of 2014 consisting principally of routine capital expenditures. As a result of the foregoing, cash decreased by $106,000 to $3.0 million at March 31, 2014.
Year Ended December 31, 2013
Net cash provided by operating activities was $505,000 for 2013. IQinVision generated $1.5 million of cash operating profits for the year that included a $570,000 net profit and $934,000 of non-cash charges. IQinVision further generated $967,000 of cash from inventory reductions offset by $2.0 million of cash usages from changes in other assets and liabilities. Such cash usages included a $571,000 increase in trade accounts receivable and a $891,000 reduction in accounts payable and accrued liabilities. Net cash used in investing activities was $268,000 for 2013 consisting principally of routine capital expenditures. Net cash provided by financing activities was $23,000 for 2013 consisting of proceeds from the exercise of stock options. As a result of the foregoing, cash increased by $260,000 to $3.1 million at the close of 2013.
IQinVision believes that it will have sufficient cash to meet its anticipated operating costs and capital expenditure requirements for at least the next twelve months.
Off-Balance Sheet Arrangements
IQinVision does not have any off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have, a material effect on IQinVision’s financial condition, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies
IQinVision's significant accounting policies are described in Note 1 to IQinVision's December 31, 2013 audited financial statements attached as Annex H to this proxy statement/prospectus/consent solicitation. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.
Method of accounting - The financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
Cash and cash equivalents - IQinVision considers highly-liquid instruments with maturities of three months or less at acquisition to be cash equivalents. Cash equivalents consist of a money market account.
Revenue recognition - IQinVision’s customers include network integrators, security integrators, industrial distributors, value-added resellers, original equipment manufacturers and end users. Revenue from product sales is recognized when persuasive evidence of an arrangement exists, including: a fixed price to the buyer; delivery, which is generally made on a point-of-origin basis; and determining that collection of the receivable is reasonably assured. IQinVision uses either a binding purchase order or signed purchase agreement as evidence of an arrangement. With the exception of distributors, IQinVision generally grants no right to return its products without defect. Defective products may be returned under IQinVision’s warranty policy. On sales to distributors with a specific right of return where historical information is not available to adequately estimate the volume of such returns, IQinVision defers recognition of revenue and the related gross profit until the distributor resells the product.
Shipping and handling - IQinVision recognizes shipping and handling billed to its customers as a component of net sales and the cost of shipping and handling as a component of cost of sales.
Receivables - Receivables are recorded when products are shipped or services are provided and are presented in the balance sheet, net of the allowance for doubtful accounts and the future returns reserve. Credit terms for payment of products and services are extended to customers in the normal course of business, and no collateral is required. The allowance for doubtful accounts is estimated based on IQinVision’s historical losses, existing economic conditions, and the financial stability of its customers. The future returns reserve is estimated based on IQinVision’s historical product returns and reduces sales in the statement of operations. Receivables are written off in the year deemed uncollectible.
Other accounts receivable - Other accounts receivable consists of raw materials that have been shipped to IQinVision’s contract manufacturers for production of its products. Title to raw materials transfers to the contract manufacturers upon shipment. IQinVision purchases finished goods from the contract manufacturers, and title to those products transfers upon shipment. No revenue or costs of sales are recorded on these transactions. Other receivables are presented as gross in the balance sheet.
Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market value.
Property and equipment - Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally two to five years. Leasehold improvements are depreciated over the lesser of their estimated useful life or lease term.
Research and development - IQinVision is engaged in new product development efforts. Research and development expense relating to future products is expensed as incurred. IQinVision has determined that technological feasibility for its products is reached shortly before products are released to manufacturing. Costs incurred after technological feasibility is established are not material and are expensed when incurred.
Stock-based compensation - IQinVision recognizes compensation costs for all stock awards based upon each award’s estimated fair market value on the grant date. The compensation cost is amortized on a straight-line basis over the service period required to obtain full vesting.
Impairment of long-lived assets - IQinVision evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.
Income taxes - Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and the tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. IQinVision evaluates the ability to realize its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.
IQinVision applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, Income Taxes, relating to accounting for uncertain tax positions. IQinVision recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. IQinVision recognizes interest and penalties related to income tax matters in income tax expense.
Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of income and expenses during the reported period. Actual results might differ from those estimates.

MANAGEMENT OF THE COMBINED COMPANY
Pursuant to the Merger Agreement the board of directors of the combined company immediately following the Effective Time will consist of six members, comprised of three directors of Vicon immediately prior to the Effective Time, and three directors of IQinVision immediately prior to the Effective Time. The terms of the directors designated by Vicon and the terms of the directors designated by IQinVision shall be equal as nearly as practicable within the classified board structure of Vicon. In lieu of one of the three directors to be appointed by Vicon or IQinVision from the existing board members of Vicon or IQinVision, as applicable, either Vicon or IQinVision may appoint a person not serving on such party’s board of directors as of the date of the Merger Agreement if such person would qualify as an independent director under NYSE MKT rules and such person is approved by the other party not appointing such director. Vicon has also consented to the appointment of IQinVision’s chief executive Officer in lieu of one of IQinVision’s current directors. After the Effective Time, the composition of the board of directors of the combined company shall be determined in accordance with applicable law.
Concurrently and in connection with the execution of the Merger Agreement, W. Gregory Robertson and Bernard F. Reynolds delivered to Vicon written resignations from the Vicon board of directors, which resignations are in each case contingent and effective upon the completion of the Merger. David Wright also executed a written resignation in connection with the execution of the Merger Agreement, which was to be contingent and effective upon the completion of the Merger, however, on May 5, 2014 he delivered to Vicon a separate written resignation from the Vicon board of directors effective as of May 15, 2014. The three directors of Vicon immediately prior to the Effective Time who will serve on the board of directors of the combined company are Kenneth M. Darby, Julian A. Tiedemann and Arthur D. Roche, assuming the reelection of Messrs. Darby and Roche under Proposal No. 3 at the Vicon annual meeting. The three IQinVision directors who will serve on the board of directors of the combined company are Gioia Messinger, Charles Chestnutt and a third person who has not yet been determined.
Following the Merger, Kenneth M. Darby and John M. Badke will continue to serve as Vicon’s Chief Executive Officer and Chief Financial Officer, respectively. Mr. Darby had previously announced his retirement, but has agreed to serve as Chairman and Chief Executive Officer until a replacement is named. IQinVision’s Chief Executive Officer, Charles Chestnutt, and Executive Vice President, Robert Ledenko, are expected to be named as Vicon’s Executive Vice President and Chief Operating Officer and Senior Vice President of Sales and Marketing, respectively.
The following table lists the names and ages as of July 16, 2014 and positions of the individuals who are expected to serve as executive officers of the combined company upon completion of the Merger:

Name	Age	Position
Kenneth M. Darby	68	Chief Executive Officer
John M. Badke	55	Senior Vice President, Finance and Chief Financial Officer
Charles Chestnutt	57	Executive Vice President and Chief Operating Officer
Robert Ledenko	51	Senior Vice President of Sales and Marketing

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VICON
The following table sets forth information, as it was available to Vicon on July 16, 2014, based on information furnished by the persons named below, obtained from Vicon’s transfer agent or obtained from certain beneficial ownership filings made by the persons named below with the SEC, with respect to the beneficial ownership of shares of Vicon’s common stock by (i) each person known by Vicon to be the beneficial owner of more than 5% of its outstanding shares of common stock (inclusion in this table shall not be deemed an admission of affiliate status), (ii) each director and named executive officer of Vicon and (iii) all directors and executive officers of Vicon as a group.

Name and Address Of Beneficial Owner(1)	Number of Shares Beneficially Owned		% of Class(2)
5% Shareholders
CBC Co., Ltd. and affiliates 2-15-13 Tsukishima, Chuo-ku, Tokyo, Japan 104	543,715		11.22%
Anita G. Zucker, as Trustee of the Article 6 Marital Trust, a successor of the Jerry Zucker Revocable Trust c/o The InterTech Group, Inc. 4838 Jenkins Avenue North Charleston, SC 29405	507,122	(3)	10.47%
Henry Investment Trust, L.P. 255 South 17th Street, Suite 2608 Philadelphia, PA 19103	435,200	(4)	8.98%
Dimensional Fund Advisors 1299 Ocean Avenue Santa Monica, CA 90401	378,030	(5)	7.80%
Directors and Executive Officers
Kenneth M. Darby	347,903	(6)	7.18%
Arthur D. Roche	97,071	(7)	2.00%
John M. Badke	71,646	(8)	1.48%
W. Gregory Robertson	56,400	(9)	1.16%
Bernard F. Reynolds	45,000	(10)	*
Bret M. McGowan	36,035	(11)	*
Julian A. Tiedemann	19,000	(12)	*
All Executive Officers and Directors as a Group (10 persons)	783,691	(13)	16.17%

*	Less than 1%

(1)	Unless otherwise indicated in other footnotes, the address for each beneficial owner is c/o Vicon, 131 Heartland Blvd., Edgewood, NY 11717.

(2)
Based on 4,845,535 shares of Vicon common stock as of July 16, 2014. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying warrants, notes or subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)	These shares are owned directly by the Article 6 Marital Trust, a successor of the Jerry Zucker Revocable Trust and indirectly by Anita Zucker, as trustee and as a beneficiary of the trust.

(4)
Henry Investment Trust, L.P. (“HIT”) is the beneficial owner of 256,000 shares held by Henry Partners, L.P. and 179,200 shares held by Matthew Partners, L.P. because HIT is the sole general partner of those partnerships. David W. Wright, who is the President and Managing Member of HIT, was a member of the Company’s Board of Directors.

(5)
Dimensional Fund Advisors had voting control over 374,430 shares and investment control over 378,030 shares as investment advisor and manager for various mutual funds and other clients. These shares are beneficially owned by such mutual funds or other clients.

(6)	On March 28, 2014, Mr. Darby entered into an agreement whereby he agreed to the cancellation of his options to purchase 60,000 shares of common stock.

(7)	Includes 15,000 shares held by Mr. Roche’s wife and currently exercisable options to purchase 24,500 shares.

(8)	Includes currently exercisable options to purchase 26,800 shares.

(9)	Includes currently exercisable options to purchase 24,500 shares.

(10)	Includes currently exercisable options to purchase 25,000 shares.

(11)	Includes currently exercisable options to purchase 17,800 shares.

(12)	Includes currently exercisable options to purchase 15,000 shares.

(13)	Includes currently exercisable options to purchase 190,800 shares.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IQINVISION
The following table sets forth certain information regarding the beneficial ownership of IQinVision’s capital stock as of July 16, 2014, by (i) each person known to IQinVision to be a beneficial owner of more than 5% of its capital stock, (ii) each IQinVision director, (iii) each IQinVision executive officer and (iv) all IQinVision directors and executive officers as a group.
To IQinVision’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of IQinVision capital stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
Unless otherwise indicated, the address of each of the individuals named below is c/o IQinVision, Inc., 33122 Valle Road, San Juan Capistrano, California 92675.

	Number of Shares of Beneficial Owned(1)	Percentage of Shares Beneficially Owned
5% Shareholders
Gordian, Inc.(2)	4,091,167	31.6%
Directors and Executive Officers
Buddy Flerl(3)	79,435	*
Charles Chestnutt(4)	590,000	4.5%
Dick Fryling	239,565	1.9%
Gioia Messinger	41,228	*
John Moss	40,408	*
Ken Olson	208,268	1.6%
Marty Gray(5)	1,387,821	10.7%
Pete DeAngelis(6)	1,361,787	10.1%
Robert Ledenko(7)	195,000	1.5%
All Executive Officers and Directors as a Group (10 persons)	4,143,512	29.7%

*	Represents beneficial ownership of less than 1%

(1)
Based on an aggregate of 12,929,025 shares of IQinVision capital stock, including common stock and preferred stock, on an as-converted-to-common stock basis. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying warrants, notes or subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Beneficial ownership of preferred stock is reflected on an as-converted to common stock basis.

(2)
Represents 300,055 shares of common stock held by Gregg Bone. Gregg Bone is the President and shareholder of Gordian, Inc. The address for Gordian, Inc. is 424 Peachtree Lane Paso Robles, CA 93446, attention: Gregg Bone.

(3)	Includes options to purchase 40,000 shares of common stock that are exercisable within 60 days of July 1, 2014.

(4)	Includes options to purchase 251,668 shares of common stock that are exercisable within 60 days of July 1, 2014.

(5)	Includes options to purchase 20,000 shares of common stock that are exercisable within 60 days of July 1, 2014.

(6)	Includes options to purchase 510,000 shares of common stock that are exercisable within 60 days of July 1, 2014.

(7)	Includes options to purchase 195,000 shares of common stock that are exercisable within 60 days of July 1, 2014.

DESCRIPTION OF VICON STOCK
The following describes the material terms of the capital stock of Vicon. This description is not complete. For more detailed information, see Vicon’s Certificate of Incorporation and Vicon’s Bylaws. See “Where You Can Find More Information.” Please also see the section entitled “Comparison of Rights of Holders of Vicon Stock and IQinVision Stock” of this proxy statement/prospectus/consent solicitation.
Vicon’s authorized capital stock consists of 25,000,000 shares of common stock, par value $0.01 per share. As of the record date for the Vicon annual meeting, 4,522,335 shares of Vicon common stock were outstanding. In addition, as of the record date, (i) 856,198 shares of Vicon common stock were held in Vicon’s treasury, (ii) 409,000 shares of Vicon common stock were subject to outstanding options to purchase Vicon’s common stock, of which 323,200 such options were exercisable, (iii) 24,850 shares of Vicon common stock were reserved for issuance pursuant to Vicon’s sales compensation plans and, (iv) 16,320 shares of Vicon common stock were reserved for issuance pursuant to certain Vicon employment agreements.
Each share of Vicon common stock has the same relative rights as, and is identical in all respects with, each other share of Vicon common stock.
Holders of Vicon common stock are entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of directors. Holders of Vicon common stock are not entitled to cumulate their votes for the election of directors.
Holders of Vicon common stock are entitled to receive ratably such dividends as may be declared by the Vicon board of directors out of funds legally available for the payment of dividends.
Holders of Vicon common stock are not entitled to a liquidation preference in respect of their shares of Vicon common stock. Upon liquidation, dissolution or winding up of Vicon, the holders of Vicon common stock would be entitled to receive pro rata all assets remaining for distribution to shareholders after the payment of all liabilities of Vicon.
Holders of Vicon common stock have no preemptive or subscription rights, and have no rights to convert their common stock into any other securities. Vicon common stock is not subject to call or redemption.
Transfer Agent
The transfer agent for Vicon common stock is Computershare.
Listing
Vicon’s common stock is listed on the NYSE MKT under the symbol “VII.”

COMPARISON OF RIGHTS OF HOLDERS OF VICON
STOCK AND IQINVISION STOCK
This section of the proxy statement/prospectus/consent solicitation describes the material differences between the rights of holders of IQinVision capital stock and holders of Vicon common stock. While IQinVision and Vicon believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus/consent solicitation and the other documents we refer to in this proxy statement/prospectus/consent solicitation for a more complete understanding of the differences between being a shareholder of IQinVision and being a shareholder of Vicon.
Upon consummation of the Merger, the holders of issued and outstanding IQinVision common stock and preferred stock will be entitled to receive Vicon common stock. The rights of the holders of Vicon common stock are generally governed by Vicon’s Certificate of Incorporation, Vicon’s Bylaws and New York law, while the rights of holders of IQinVision common stock and preferred stock are generally governed by IQinVision’s Articles of Incorporation, IQinVision’s Bylaws and California law.
If you are a holder of shares of IQinVision preferred stock, you will be receiving shares of Vicon common stock in exchange for your shares of IQinVision preferred stock. As such, there are certain rights you will be foregoing as a holder of IQinVision preferred stock (which may further vary depending upon which series of IQinVision preferred stock you hold), including, without limitation, liquidation preferences, anti-dilution protection, the right to vote as a separate class or series of IQinVision preferred stock and to elect one or more directors, certain protective provisions that may require your consent before various corporate actions are taken, the right to accrued dividends and preemptive rights.
Although it is impractical to compare all aspects in which New York law and California law and Vicon’s and IQinVision’ governing documents differ with respect to rights of shareholders, the following is a brief discussion summarizing certain differences between them.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Authorized Capital Stock	The authorized capital stock of Vicon consists of 25,000,000 shares of common stock, par value $0.01 per share.	The authorized capital stock of IQinVision consists of 30,000,000 shares, of which 20,000,000 are common stock, no par value, and 10,000,000 are preferred stock, no par value.
Number and Classification of Directors
Vicon’s Bylaws state that the number of directors shall be not less than three nor more than ten. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The number of directors shall be determined by resolution of the board of directors. Until otherwise determined by the board of directors, the number of directors shall be six.
Currently, there are five directors and one vacancy.

IQinVision’s Bylaws state that the number of directors shall be three until changed by an amendment to IQinVision’s Bylaws or IQinVision’s Articles of Incorporation by the affirmative vote or written consent of a majority of the outstanding IQinVision capital stock entitled to vote; provided that the number of directors cannot be reduced below five if the votes cast against its adoption at a meeting, or the shares not consenting by written consent, are at least 16-2/3% of the outstanding IQinVision capital stock entitled to vote.

IQinVision’s Articles of Incorporation sets IQinVision’s board of directors at seven.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Currently there are seven directors.
Rights of Holders of Preferred Stock to Elect Directors	Vicon does not have any preferred stock authorized.
Under IQinVision’s Articles of Incorporation: (i) the holders of Series D preferred stock, voting as a separate class, shall be entitled to elect two directors; (ii) the holders of Series C preferred stock, voting as a separate class, shall be entitled to elect two directors; (iii) the holders of Series B preferred stock, voting as a separate class, shall be entitled to elect one director; and (iv) the holders of Series A preferred stock and common stock, voting together on an as-converted-to-common stock basis, shall be entitled to elect two directors.

Vacancy of Directors
Under Vicon’s Bylaws, a vacancy resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

Under IQinVision’s Bylaws, a vacancy may be filled by the shareholders entitled to elect such director, or if such shareholders do not fill the vacancy within 10 days, by a majority of the remaining directors, unless the vacancy is created by the removal of a director by the vote or written consent of the shareholders or by court order, in which case the vacancy may be filled only by: (i) a vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present; or (ii) by the unanimous written consent of the holders of outstanding shares entitled to vote.

Shareholder Nomination of Directors
Under IQinVision’s Bylaws, directors are elected at each annual meeting of the shareholders to hold office until the expiration of the term for which such director is elected and until such director’s successor has been elected and qualified or until such director’s prior resignation or removal.
The NYBCL, Vicon’s Articles of Incorporation and Vicon’s Bylaws do not contain specific provisions relating to the procedures for shareholder nomination of directors.

Under IQinVision’s Bylaws, directors are elected at each annual meeting of the shareholders to hold office until the next annual meeting.
The CGCL, IQinVision’s Articles of Incorporation and IQinVision’s Bylaws do not contain specific provisions relating to the procedures for shareholder nomination of directors.

Removal of Directors
Under Vicon’s Bylaws, directors may be removed, with cause, by the affirmative vote of the holders of record of a majority if the combined voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a class. Under Vicon’s Bylaws and Certificate of Incorporation, directors may be removed, without cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

IQinVision’s directors may be removed from office in any manner prescribed by the CGCL. Under IQinVision’s Bylaws, no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Shareholder Action without a Meeting
Under Vicon’s Bylaws, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all the outstanding shares entitled to vote thereon or signed by such lesser number of holders as may be provided for in the certificate of incorporation.

Under IQinVision’s Bylaws, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

Special Meetings of Shareholders
Under Vicon’s Bylaws, a special meeting of the shareholders may be called by Vicon’s Board of Directors or by Vicon’s President or Secretary at the written request of a majority of Vicon’s Board of Directors.

Under IQinVision’s Bylaws, a special meeting of the shareholders may be called at any time by IQinVision’s board of directors, the Chairman of the board of directors or the President.
A special meeting may also be called by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting, by delivering to the Chairman of the board of directors, President or any Vice President or Secretary of IQinVision a written request specifying the time and general nature of the business proposed to be transacted at the special meeting.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Amendment of Articles / Certificate of Incorporation
Under Section 803 of the NYBCL, subject to limited exceptions, amendments to the certificate of incorporation must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that certificate of incorporation provisions requiring a greater or class vote may only be amended by such greater or class vote. In addition, Section 804 of the NYBCL provides that an amendment that negatively affects in certain ways holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of the affected class or series.

IQinVision’s Articles of Incorporation may be amended in accordance with the provisions of the CGCL; provided, however, that certain amendments shall require: (i) the affirmative vote of the majority of the IQinVision Series D preferred stock, voting as a separate class, where there are at least an aggregate of 150,000 shares of IQinVision Series D preferred stock, subject to certain adjustments, outstanding; (ii) the affirmative vote of the majority of the IQinVision Series C preferred stock, voting as a separate class, where there are at least an aggregate of 150,000 shares of IQinVision Series C preferred stock, subject to certain adjustments, outstanding; (iii) the affirmative vote of the majority of the IQinVision Series B preferred stock, voting as a separate class, where there are at least an aggregate of 150,000 shares of IQinVision Series B preferred stock, subject to certain adjustments, outstanding; (iv) the affirmative vote of the majority of the IQinVision Series A preferred stock, voting as a separate class, where there are at least an aggregate of 150,000 shares of IQinVision Series A preferred stock, subject to certain adjustments, outstanding; and/or (v) the affirmative vote of the majority of all of the IQinVision preferred stock, voting together as a single class on an as-converted-to common stock basis, where there are at least an aggregate of 150,000 shares of IQinVision preferred stock, subject to certain adjustments, outstanding.

Amendment of Bylaws
Vicon’s Bylaws may be amended, repealed or adopted by a majority of the votes cast.
Vicon’s board of directors may also adopt, amend or repeal the Bylaws, subject to the rights of the shareholders to amend any such Bylaws adopted. If any bylaw regulating an impending election of directors is adopted, amended or repealed by the board of directors, the notice of the next meeting of the shareholders for the election of directors shall contain the bylaw so adopted, amended or repealed, together with a concise statement of the changes made.

Shareholders may adopt, amend or repeal bylaws by the vote or written consent of the holders of at least a majority of the outstanding shares entitled to vote; provided, however, that so long as IQinVision’s Articles of Incorporation set forth the number of authorized directors, the number of authorized directors may only be changed by an amendment of IQinVision’s Articles of Incorporation.
IQinVision’s board of directors may adopt, amend or repeal bylaws, subject to the rights of the shareholders to do so; provided, however, that IQinVision’s board of directors may not adopt, amend or repeal bylaws or an amendment of a bylaw that changes the authorized number of directors.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Voting Rights	Under Vicon’s Bylaws, every shareholder of record is entitled to one vote for every share standing in his name on the record of shareholders.
Under IQinVision’s Articles of Incorporation, each holder of IQinVision common stock is entitled to one vote for each share of common stock held of record and each holder of IQinVision preferred stock is entitled to one vote for each share of common stock into which such share of preferred stock held of record is convertible. See “Comparison of Rights of Shareholders—Rights of Holders of Preferred Stock to Elect Directors” above for descriptions of additional voting rights.

Dividends	Under Vicon’s Bylaws, dividends on the outstanding shares of Vicon’s stock may be declared in such amounts and at such time or times as the board may determine.
Subject to limitations provided by the CGCL, IQinVision’s Articles of Incorporation provide for the following:
When, as and if declared by IQinVision’s board of directors, holders of Series D preferred stock shall be entitled to receive dividends at the rate of $0.12 per share of IQinVision Series D preferred stock, subject to certain adjustments, per annum. These Series D dividends shall be payable in preference and priority to any payment of any dividend on the IQinVision Series A, Series B and Series C preferred stock or the common stock. Such dividends shall not be cumulative. No dividends may be made with respect to the IQinVision Series A, Series B and Series C preferred stock or the common stock, other than dividends payable solely in common stock, in any fiscal year until all such IQinVision Series D dividends have been paid or declared and set apart in such fiscal year.

After the holders of the IQinVision Series D preferred stock have received their full dividend preference, the holders of IQinVision Series C preferred stock shall be entitled to receive, when, as and if declared by IQinVision’s board of directors, dividends at the rate of $0.08 per share of IQinVision Series C preferred stock, subject to certain adjustments, per annum. These IQinVision Series C dividends shall be payable in preference and priority to any payment of any dividend on the IQinVision Series A and Series B preferred stock or the common stock. Such dividends shall not be cumulative. No dividends may be made with respect to the IQinVision Series A and Series B preferred stock or the common stock, other than dividends payable solely in common stock, in any fiscal year until all such IQinVision Series C dividends have been paid or declared and set apart in such fiscal year.

Vicon Shareholder Rights	IQinVision Shareholder Rights

After the holders of the IQinVision Series D and Series C preferred stock have received their full dividend preference, the holders of IQinVision Series B preferred stock shall be entitled to receive, when, as and if declared by IQinVision’s board of directors, dividends at the rate of $0.04 per share of IQinVision Series B preferred stock, subject to certain adjustments, per annum. These IQinVision Series B dividends shall be payable in preference and priority to any payment of any dividend on the IQinVision Series A preferred stock or the common stock. Such dividends shall not be cumulative. No dividends may be made with respect to the IQinVision Series A preferred stock or the common stock, other than in the case of the common stock, dividends payable solely in common stock, in any fiscal year until all such IQinVision Series B dividends have been paid or declared and set apart in such fiscal year.

After the holders of the IQinVision Series D, Series C and Series B preferred stock have received their full dividend preference, the holders of IQinVision Series A preferred stock shall be entitled to receive, when, as and if declared by IQinVision’s board of directors, dividends at the rate of $0.18 per share of IQinVision Series A preferred stock, subject to certain adjustments, per annum. These IQinVision Series A dividends shall be payable in preference and priority to any payment of any dividend on the IQinVision common stock. Such dividends shall not be cumulative. No dividends may be made with respect to the IQinVision common stock, other than dividends payable solely in common stock, in any fiscal year until all such IQinVision Series A dividends have been paid or declared and set apart in such fiscal year.

After the holders of the IQinVision Series D, Series C, Series B and Series A preferred stock have received their full dividend preference, any additional dividends declared by IQinVision’s board of directors shall be shared equally among all shares on an as-converted-to-common stock basis.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Liquidation Preference
Under Section 1005 of the NYBCL, after dissolution, after paying or adequately providing for the payment of its liabilities, (i) a New York corporation, if authorized at a meeting of shareholders by a majority of the votes of all outstanding shares entitled to vote thereon, may sell its remaining assets for shares, bonds or other securities or partly for cash and partly for shares, bonds or other securities, and distribute the same among the shareholders according to their respective rights, and/or (ii) a New York corporation may distribute any remaining assets, in cash or in kind or partly each, among its shareholders according to their respective rights.

Under IQinVision’s Articles of Incorporation, the affirmative vote or written consent of the majority of all of the IQinVision preferred stock, voting together as a single class on an as-converted-to-common stock basis, where there are at least an aggregate of 150,000 shares of IQinVision preferred stock, subject to certain adjustments, outstanding, is required to authorize IQinVision to: (i) liquidate or dissolve; (ii) sell or otherwise convey all or substantially all of its assets; or (iii) enter into any transaction which results in its shareholders owning less than 50% of the voting power of IQinVision’s capital stock after such transaction.
Upon any liquidation, dissolution or winding up of IQinVision (“Liquidation”), IQinVision’s Articles of Incorporation further provide for the following:

The holders of IQinVision Series D preferred stock shall be paid an amount equal to $1.50 per share of IQinVision Series D preferred stock, subject to certain adjustments, plus any declared but unpaid dividends thereon. This Series D Liquidation payment shall be payable in preference and priority to any payment to the IQinVision Series A, Series B and Series C preferred stock or the common stock. No Liquidation payment may be made with respect to the IQinVision Series A, Series B and Series C preferred stock or the common stock until all such Liquidation payments have been made to the holders of IQinVision Series D preferred stock. If IQinVision’s assets are insufficient to make such Liquidation payment in full to all holders of IQinVision Series D preferred stock, then such assets shall be distributed among such holders of IQinVision Series D preferred stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Vicon Shareholder Rights	IQinVision Shareholder Rights

After the holders of the IQinVision Series D preferred stock have received their full Liquidation payment, holders of IQinVision Series C preferred stock shall be paid an amount equal to $0.95 per share of IQinVision Series C preferred stock, subject to certain adjustments, plus any declared but unpaid dividends thereon. This Series C Liquidation payment shall be payable in preference and priority to any payment to the IQinVision Series A and Series B preferred stock or the common stock. No Liquidation payment may be made with respect to the IQinVision Series A and Series B preferred stock or the common stock until all such Liquidation payments have been made to the holders of IQinVision Series C preferred Stock. If IQinVision’s assets are insufficient to make such Liquidation payment in full to all holders of IQinVision Series C preferred stock, then such assets shall be distributed among such holders of IQinVision Series C preferred stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After the holders of the IQinVision Series D and Series C preferred stock have received their full Liquidation payment, holders of IQinVision Series B preferred stock shall be paid an amount equal to $0.54 per share of IQinVision Series B preferred stock, subject to certain adjustments, plus any declared but unpaid dividends thereon. This Series B Liquidation payment shall be payable in preference and priority to any payment to the IQinVision Series A preferred stock or the common stock. No Liquidation payment may be made with respect to the IQinVision Series A preferred stock or the common stock until all such Liquidation payments have been made to the holders of IQinVision Series B preferred Stock. If IQinVision’s assets are insufficient to make such Liquidation payment in full to all holders of IQinVision Series B preferred stock, then such assets shall be distributed among such holders of IQinVision Series B preferred stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

	Vicon Shareholder Rights	IQinVision Shareholder Rights

After the holders of the IQinVision Series D, Series C and Series B preferred stock have received their full Liquidation payment, holders of IQinVision Series A preferred stock shall be paid an amount equal to $2.25 per share of IQinVision Series A preferred stock, subject to certain adjustments, plus any declared but unpaid dividends thereon. This Series A Liquidation payment shall be payable in preference and priority to any payment to the IQinVision common stock. No Liquidation payment may be made with respect to the IQinVision common stock until all such Liquidation payments have been made to the holders of IQinVision Series A preferred Stock. If IQinVision’s assets are insufficient to make such Liquidation payment in full to all holders of IQinVision Series A preferred stock, then such assets shall be distributed among such holders of IQinVision Series A preferred stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After the holders of the IQinVision Series D, Series C, Series B and Series A preferred stock have received their full Liquidation preference, any remaining assets of IQinVision shall be distributed equally among all shares on an as-converted-to-common stock basis until the IQinVision Series D, Series C, Series B and Series A preferred stock have received Liquidation payments in the aggregate of $3.00 per share, $1.90 per share, $1.08 per share and $4.50 per share, respectively, subject to certain adjustments; after which all assets remaining shall be distributed among the holders of IQinVision common stock ratably.

Right to Convert	Not applicable.
IQinVision’s Articles of Incorporation provides that each holder of IQinVision preferred stock has the option, at any time, to convert any shares of IQinVision preferred stock held into shares of IQinVision common stock according to a conversion formula set forth in IQinVision’s Articles of Incorporation.

A mandatory conversion of the IQinVision preferred stock shall occur in the event IQinVision effects a firm commitment underwritten public offering in which the price of the common stock is at least $4.50 per share and such offering results in at least $10,000,000 of gross proceeds to IQinVision. The conversion formula for the mandatory is also set forth in IQinVision’s Articles of Incorporation.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Appraisal and Dissenters’ Rights
Under Section 910 of the NYBCL, holders of Vicon common stock are not entitled to appraisal rights in connection with a merger because Vicon’s shares of common stock are listed on a national securities exchange.
IQinVision shareholders are entitled to appraisal and dissenters’ rights under Sections 1300 through 1313 of the CGCL in connection with the Merger.
Indemnification of Officers and Directors
Under Vicon’s Bylaws, Vicon shall, to the fullest extent permitted by law (as amended from time to time), indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that such person is or was a director or officer of Vicon or served any other corporation or entity at the request of Vicon, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceedings. No indemnification may be made if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled. No indemnification shall be required in connection with the settlement of any pending or threatened action or proceeding unless Vicon has consented to such settlement or other disposition. Further, Vicon shall not be obligated to indemnify any person if and to the extent such person is entitled to be indemnified under an insurance policy.
Under Vicon’s Bylaws, reasonable expenses, including attorneys’ fees incurred in defending any action or proceeding, shall be paid or reimbursed by Vicon in advance of the final disposition upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount to Vicon if such person is ultimately found not to be entitled to indemnification.

Under IQinVision’s Bylaws, IQinVision shall indemnify its executive officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of IQinVision. Executive officers include persons who are or were: (i) directors and officers serving a chief policy function of IQinVision; (ii) directors and officers serving a chief policy function of a predecessor corporation of IQinVision; or (iii) serving as a director or officer serving a chief policy function of another entity at the request of IQinVision or a predecessor corporation of IQinVision.
Under IQinVision’s Bylaws, IQinVision shall also have the power to indemnify each of its agents. Agents include persons (other than a director or officer serving a chief policy function) who are or were: (i) an officer, employee or other agent of IQinVision; (ii) an officer employee or other agent of a predecessor corporation of IQinVision; or (iii) serving as an officer employee or agent of another entity at the request of IQinVision or a predecessor corporation of IQinVision.
Under IQinVision’s Bylaws, IQinVision shall pay any expenses incurred in defending any civil or criminal action or proceeding for which indemnification is either required by IQinVision’s Bylaws or permitted and approved by IQinVision’s board of directors under IQinVision’s Bylaws, in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it is ultimately determined that they are not entitled to be indemnified as authorized in IQinVision’s Bylaws.

	Vicon Shareholder Rights	IQinVision Shareholder Rights
Notice of Shareholder Meetings	Under Vicon’s Bylaws, notice shall be delivered to each shareholder entitled to vote at such meeting not less than 10 nor more than 50 days before the date of the meeting.	Under IQinVision’s Bylaws, notice shall be delivered to each shareholder entitled to notice of or to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.
Shareholder Proposals	Neither the NYBCL, Vicon’s Articles of Incorporation nor Vicon’s Bylaws contain specific provisions providing for procedures with respect to shareholder proposals.	Neither the CGCL, IQinVision’s Articles of Incorporation nor IQinVision’s Bylaws contain specific provisions providing for procedures with respect to shareholder proposals.
Anti-Takeover Provisions
Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested shareholder’s becoming such, or within thirty (30) days thereafter, if a good faith proposal regarding a business combination is made in writing.
Neither IQinVision’s Articles of Incorporation nor IQinVision’s Bylaws contain specific anti-takeover provisions.

Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested shareholder is generally a shareholder owning at least 20% of a corporation’s outstanding voting stock.

In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting for that purpose no earlier than five (5) years after the stock acquisition; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements.

VICON ANNUAL MEETING PROPOSALS
VICON PROPOSAL NO. 1:
APPROVAL OF THE ISSUANCE OF VICON COMMON STOCK TO IQINVISION SHAREHOLDERS
IN CONNECTION WITH THE MERGER
At the Vicon annual meeting, Vicon shareholders will be asked to approve the issuance of Vicon common stock pursuant to the Merger Agreement to IQinVision shareholders in connection with the Merger. Immediately following the Merger, the shareholders of Vicon immediately prior to the Effective Time of the Merger and the shareholders of IQinVision immediately prior to the Effective Time of the Merger will each own approximately 50% of the outstanding shares of common stock of Vicon after the Merger.
The terms of, reasons for and other aspects of the issuance of Vicon common stock to IQinVision shareholders pursuant to the Merger Agreement are described in detail in other sections of this proxy statement/prospectus/consent solicitation.
Vote Required; Recommendation of Board of Directors
Proposal No. 1 to approve the issuance of shares of Vicon common stock pursuant to the Merger Agreement requires approval of a majority of the total votes cast, in person or by proxy, at the Vicon annual meeting at which a quorum is present. You may vote either “FOR” or “AGAINST” the proposal or “ABSTAIN” as to the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Brokerage firms do not have the authority vote uninstructed shares on this proposal, so if you hold your shares in street name and do not give voting instructions to the broker, bank or nominee holding your shares, your shares will not be voted with respect to this proposal. Broker non-votes will not count for purposes of determining the number of votes cast.
Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the issuance or Vicon common stock to IQinVision shareholders in connection with the Merger.
THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” VICON PROPOSAL NO. 1. TO APPROVE THE ISSUANCE OF SHARES OF VICON COMMON STOCK TO IQINVISION SHAREHOLDERS IN CONNECTION WITH THE MERGER.

VICON PROPOSAL NO. 2:
APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF THE VICON ANNUAL MEETING,
IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES
Vicon is asking its shareholders to approve the adjournment or postponement of the Vicon annual meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Vicon annual meeting to approve Vicon Proposal No. 1.
Vote Required; Recommendation of Board of Directors
The affirmative vote of the holders of the majority of the votes cast, in person or by proxy, at the Vicon annual meeting, whether or not a quorum is present, is required to approve the adjournment or postponement of the Vicon annual meeting. You may vote either “FOR” or “AGAINST” the proposal or “ABSTAIN” as to the proposal. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote uninstructed shares on this proposal.
Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the adjournment of the Vicon annual meeting, if necessary or appropriate, to solicit additional proxies.
THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” VICON PROPOSAL NO. 2 TO ADJOURN OR POSTPONE THE VICON ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

VICON PROPOSAL NO. 3:
ELECTION OF DIRECTORS
The Vicon board of directors is currently comprised of five directors and one vacancy: two directors whose terms expire in 2014; two directors whose terms expire in 2015; and one director whose term expires in 2016. Directors elected by the shareholders serve for a term of three years or until their successors are elected and qualified. The nominees proposed for election at the Vicon annual meeting for a term expiring in 2017 are Mr. Kenneth M. Darby and Mr. Arthur D. Roche.
If the issuance of Vicon common stock pursuant to the Merger Agreement to IQinVision shareholders in connection with the Merger is approved under Proposal No. 1, the composition of the Vicon board of directors will change immediately following the Merger. Specifically, the resignations of Mr. Robertson and Mr. Reynolds will become effective upon the Effective Time of the Merger and Mr. Chestnutt will be appointed to fill the vacancy left by Mr. Reynolds, whose term of office will expire in 2015, Ms. Messinger will be appointed to fill the vacancy left by Mr. Robertson, whose term of office will expire in 2016, and Mr. Budano will be appointed to fill the vacancy resulting from Mr. Wright’s resignation on May 15, 2014, whose term of office will expire in 2016.
In the event that these nominees are unable or decline to serve for any reason, the Vicon board of directors may appoint a replacement to fill the vacancy. The Vicon board of directors has no reason to believe that the persons named will be unable or unwilling to serve. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and Vicon.
Vote Required
Proposal No. 3 nominees for director who receive the most votes (also known as a “plurality” of the votes cast), without regard to either broker non-votes or proxies to the extent they withhold authority to vote for one or more of the nominees being proposed, will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the director nominees named in this proxy statement.
THE VICON BOARD OF DIRECTORS RECOMMENDS THAT VICON SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT
Information with Respect to Nominees and Continuing Directors
The following sets forth the names of the director nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of Vicon.

Nominees and Principal Occupation	Director Since	Age
Kenneth M. Darby
Chairman and CEO - Vicon Industries, Inc.	1987	68

Arthur D. Roche
Retired Executive Vice President - Vicon Industries, Inc.
Retired Partner - Arthur Andersen & Co.	1992	75

Continuing Directors whose Terms of Office Expire in 2015
Bernard F. Reynolds
Retired President - Aon Consulting,
Human Resources Outsourcing Group	2009	72

Julian A. Tiedemann
Executive Vice President and Chief Operating Officer -
The InterTech Group	2011	50

Continuing Directors whose Terms of Office Expire in 2016
W. Gregory Robertson
Chairman - TM Capital Corp.	1991	70

Director Nominee Biographies
Kenneth M. Darby - Chairman of the Board, President and Chief Executive Officer. Mr. Darby has served as Chairman of the Board since April 1999, as Chief Executive Officer since April 1992 and as President since October 1991. He has served as a director since 1987. Mr. Darby also served as Chief Operating Officer and Executive Vice President and as Vice President, Finance and Treasurer since joining the Company in 1978. Mr. Darby brings extensive knowledge of the Company and industry experience having served in various executive capacities prior to becoming Chairman of the Board and Chief Executive Officer. Mr. Darby’s current term on the Vicon board of directors ends at the Vicon annual meeting.
Arthur D. Roche - Director. Mr. Roche has been a director of Vicon since 1992. He served as Executive Vice President and co-participant in the Office of the President of the Company from August 1993 until his retirement in November 1999. For the six months prior to that time, Mr. Roche provided consulting services to the Company. In October 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960. Mr. Roche brings extensive Company knowledge and financial experience having served as the Company’s Executive Vice President and formerly serving as a partner with an international public accounting firm. Mr. Roche brings particular insight to the Vicon board of directors based on his former management responsibilities and provides strategic planning and financial oversight. His current term on the Vicon board of directors ends at the Vicon annual meeting.
Continuing Director Biographies
Bernard F. Reynolds - Director. Mr. Reynolds has been a director of Vicon since 2009. He has been retired since 2004 and had previously served as the President of Aon Consulting’s Human Resources Outsourcing Group. Prior to the merger of Aon Consulting Worldwide and ASI Solutions Incorporated in May 2001, Mr. Reynolds served as the Chairman and Chief Executive Officer of ASI, a company he founded in 1978. Mr. Reynolds has extensive business knowledge having served as the President of a division of a global risk management services, insurance brokerage and human resources management consulting company. Prior to that, Mr. Reynolds served as the Chairman of the Board and Chief Executive Officer of a publicly traded human resources outsourcing company, and brings general business experience and a particular knowledge of human resources and compensation matters. Mr. Reynolds’ current term on the Vicon board of directors will end at the 2015 annual meeting of shareholders.
W. Gregory Robertson - Director. Mr. Robertson has been a director of Vicon since 1991. He is the Chairman of TM Capital Corporation, a financial services company which he founded in 1989. From 1985 to 1989, he was employed by Thomson McKinnon Securities, Inc. as head of investment banking and public finance. Mr. Robertson has extensive experience in investment banking and public finance having served as President and now Chairman of a financial services company. Mr. Robertson has worked with a diverse group of both publicly listed and private companies in merger, acquisition, divestiture and finance transactions and provides valuable insight into the shareholder’s perspective on value creation and strategic decisions. Mr. Robertson’s current term on the Vicon board of directors will end at the 2016 annual meeting of shareholders..
Julian A. Tiedemann - Director. Mr. Tiedemann was appointed to the Vicon board of directors in May 2011. He has served as Executive Vice President and Chief Operating Officer of The InterTech Group, a holding company and operator of a diverse global group of companies, since 2008. From 1996 to 2008, Mr. Tiedemann was Vice President of Human Resources, Risk Management and Administration for The InterTech Group. In addition, he previously served on the Board of Directors of Hudson’s Bay Company, a multi-billion dollar Canadian national retailer. Mr. Tiedemann brings extensive knowledge and experience in operating and administration matters having served as Chief Operating Officer of a diverse group of global companies and having previously served as a director of a multi-billion dollar retailer. His current term on the Vicon board of directors will end at the 2015 annual meeting of shareholders.
The Role of the Vicon Board of Directors
The Vicon board of directors has the responsibility for establishing broad corporate policies and for oversight of the overall performance of Vicon. Outside members of the Vicon board of directors are kept informed of Vicon’s business through various reports and documents sent to them, as well as through operating and financial reports made at board and committee meetings by Mr. Darby and other officers.
Vicon Board of Directors Leadership Structure
The Vicon board of directors has appointed Vicon’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Darby has primary responsibility for the day-to-day operations of Vicon and provides consistent leadership on Vicon’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Vicon board of directors, presides over its meetings and communicates its strategic findings and guidance to management. The Vicon board of directors believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying Vicon’s strategy behind a single vision.
In addition, Vicon has found that its CEO is the most knowledgeable member of its board of directors regarding risks it may be facing and is best able to facilitate the Vicon board of directors’ oversight of such risks in his role as its Chairman. However, no single leadership model is right for all companies at all times, and Vicon has no bylaw or policy in place that mandates that the CEO serve as the Chairman of the Board. The Vicon board of directors recognizes that other leadership models such as a separate independent Chairman of the Board might be appropriate depending on the circumstances. Accordingly, the Vicon board of directors periodically evaluates its leadership structure to ensure that it remains the optimal structure for Vicon and its shareholders.
Vicon has not found it necessary to appoint a lead independent director due principally to the limited size of the Vicon board of directors, the long tenure of its members and the fact that all Board Committees are comprised of independent directors. The Vicon board of directors is comfortable that its existing leadership structure provides for an appropriate balance that best serves Vicon and its shareholders.

Vicon Board of Directors Oversight of Risk
The Vicon board of directors recognizes that although risk management is primarily the responsibility of the Vicon’s management team, the board plays a critical role in the oversight of risk. The Vicon board of directors believes that an important part of its responsibilities is to assess the major risks which Vicon faces and review Vicon’s options for monitoring and controlling these risks. The Vicon board of directors has delegated responsibility for Vicon’s overall risk assessment and risk management policies to the Audit Committee. The Audit Committee also has specific responsibility for oversight of risks associated with financial accounting and audits, internal control over financial reporting and Vicon’s major financial risk exposures. The Compensation Committee oversees the risks relating to Vicon’s compensation policies and practices, as well as management development and leadership succession in Vicon. The Vicon board of directors as a whole examines specific business risks in its periodic reviews of the individual business units and also on a company-wide basis as part of its regular reviews.
Outside of formal meetings, the Vicon board of directors and its committees have regular access to senior executives, including Vicon’s Chief Executive Officer and Chief Financial Officer. The Vicon board of directors believes that this structure allows it to maintain effective oversight over Vicon’s risks and ensures that management personnel are following prudent and appropriate risk management practices.
Vicon Board of Directors Composition
The Vicon board of directors is comprised of individuals with diverse experience at policy-making levels in a variety of industries and businesses in areas that are relevant to Vicon’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he brings to the board, as well as how those factors blend with those of the others on the Board as a whole.
Meetings of the Vicon Board of Directors and Committees of the Board
The Vicon board of directors has a number of committees including the Executive Committee, the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Special Committee, which was formed for the purpose of evaluating strategic alternatives for Vicon. Each member of each of the Committees, other than the Special Committee, is an “independent director” as defined by the NYSE MKT Listing Standards.
The Executive Committee is chaired by Mr. Darby and meets to address special situations when the full Vicon board of directors cannot be convened. The Executive Committee does not operate pursuant to a written charter. The Executive Committee did not meet during the last fiscal year.
The Compensation Committee consists of Messrs. Reynolds (Chairman), Robertson, Roche and Tiedemann, all of whom are “independent directors” as defined by the NYSE MKT Listing Standards. The function of the Compensation Committee is to establish and approve the appropriate compensation for Mr. Darby, recommend to the Vicon board of directors the award of stock options, and to review and approve the recommendations of Mr. Darby with respect to the compensation of all other officers. A copy of the Compensation Committee Charter is available on Vicon’s website at http://www.vicon-security.com. The Committee met twice during the last fiscal year.
Vicon’s Audit Committee consists of Messrs. Roche (Chairman), Reynolds, Robertson and Tiedemann, each of whom is an “independent director” as defined by NYSE MKT Listing Standards. The primary function of the Audit Committee is to assist the Vicon board of directors in fulfilling its responsibility to oversee management’s conduct of Vicon’s financial reporting process, including review of the financial reports and other financial information of Vicon, Vicon’s system of internal accounting controls, Vicon’s compliance with legal and regulatory requirements and the qualifications, independence and performance of Vicon’s independent registered public accountants. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accountants. The Vicon board of directors has determined that Mr. Roche is an “Audit Committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee will periodically review the Audit Committee Charter in light of new developments in applicable regulations and may make additional recommendations to the Vicon board of directors for further revision of the Audit Committee Charter to reflect evolving best practices. A copy of the Audit Committee Charter is available on Vicon’s website at http://www.vicon-security.com. The Committee met four times during the last fiscal year.
The Nominating and Corporate Governance Committee consists of Messrs. Tiedemann (Chairman), Reynolds, Robertson and Roche. The primary function of the Committee is to recommend individuals qualified to serve as directors and on committees of the Vicon board of directors; to advise the Vicon board of directors with respect to board composition, procedures and committees; to evaluate the overall board and committee effectiveness and to evaluate and monitor Vicon’s corporate governance policies and programs. All director candidates, including those recommended by shareholders, are evaluated on the same basis. In its evaluation of director candidates, the Committee considers a variety of characteristics, including, but not limited to, core competencies, experience, independence, level of commitment, Board and company needs and considerations, and personal characteristics. The Committee may engage a third party to assist it in identifying potential director nominees. The Committee has generally identified nominees based upon recommendations from existing directors and will consider candidates recommended by shareholders if submitted to the Committee in writing and complying with shareholder proposal requirements outlined elsewhere in this proxy statement. The Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. The Committee also makes recommendations to the Vicon board of directors on changes to Vicon’s corporate governance principles based upon emerging governance trends. The Vicon board of directors has determined that each member of the Committee meets the definition of an “independent director” as defined by NYSE MKT Listing Standards. A copy of the Nominating and Corporate Governance Committee Charter is available on Vicon’s website at http://www.vicon-security.com. The Committee met twice during the last fiscal year.
The Special Committee consists of Messrs. Tiedemann (Chairman), Reynolds and Roche. The primary function of the Committee is to review and evaluate, and to negotiate the terms of, strategic transactions with other parties. The Special Committee does not operate pursuant to a written charter. The Committee met sixteen times during the last fiscal year.
The Vicon board of directors held sixteen meetings in the last fiscal year, including all regularly scheduled and annual meetings. No board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Vicon board of directors (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served). The prior year annual meeting was attended by all of the current directors.
Director Compensation
The non-employee directors are each compensated at the rate of $22,400 per year retainer for regular board meetings and $1,600 per Committee meeting (other than Special Committee meetings) attended in person or by teleconference. The Chairman of the Audit Committee receives an additional annual retainer of $8,000. The members of the Special Committee receive a flat fee in the amount of $10,000 for serving on the Special Committee for the entire duration of its existence and until it is terminated by the Vicon board of directors, except that the Chairman of the Special Committee receives a flat fee in the amount of $15,000 for such service. Employee directors are not compensated for board or committee meetings.
Term Limits
Directors may not stand for re-election after 70, except that any director may serve additional three-year terms after age 70 with the unanimous consent of the Vicon board of directors.

Certain Relationships and Related Transactions
Vicon and CBC Co., Ltd. (CBC), a Japanese corporation which beneficially owns approximately 11.22% of the outstanding shares of Vicon, have been conducting business with each other since 1979. During this period, CBC has served as a lender, a product supplier and a private label reseller of Vicon’s products. In fiscal 2013, Vicon purchased approximately $2.4 million of products from or through CBC. CBC competes with Vicon in various markets, principally in the sale of video products and systems. Sales of Vicon products to CBC were $12,000 in fiscal 2013.
Vicon entered into an agreement with TM Capital Corporation in June 2013 to provide financial advisory services. The agreement provides for a contingent success fee of $250,000 upon the close of a transaction, non-refundable retainer fees aggregating $125,000 through the first three months of the agreement, and $10,000 monthly retainer fees thereafter. Retainer fees in excess of $125,000 will be credited against any earned success fee. Under the agreement, Vicon is also required to reimburse TM Capital for its out-of-pocket expenses, which are not to exceed $20,000 in the aggregate without Vicon’s prior consent. The agreement also provides Vicon with an option to request a fairness opinion relating to any proposed transaction for a fee of $50,000. Vicon has paid TM Capital total fees aggregating $105,000 through September 30, 2013 under this agreement. Mr. W. Gregory Robertson, who is a member of the Vicon board of directors, is the Chairman and holder of 10.32% of the capital stock of TM Capital. Mr. Robertson did not vote on the retention of TM Capital, and has agreed to abstain on any Vicon board of directors vote with respect to any such strategic transaction.
To date, Vicon has not adopted a formal written policy with respect to related party transactions. However, an informal policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Vicon board of directors (other than any interested director).
All directors other than Mr. Darby are “independent directors” as determined in accordance with the NYSE MKT Listing Standards.
Code of Ethics and Business Conduct
Vicon has adopted a Code of Ethics and Business Conduct that applies to all its employees, including its chief executive officer, chief financial and accounting officer, controller, and any persons performing similar functions. Such Code of Ethics and Business Conduct is published on Vicon’s website at http://www.vicon-security.com.
Ability of Shareholders to Communicate with the Vicon Board of Directors
Shareholders may contact the Vicon board of directors by sending a written communication addressed to the Vicon board of directors in care of the Secretary of Vicon at Vicon Industries, Inc., 131 Heartland Blvd., Edgewood, NY 11717. Vicon’s Corporate Secretary will relay all such communications to the Vicon board of directors, or individual members, as appropriate.
Report of the Audit Committee
The Audit Committee reviews Vicon’s financial reporting process on behalf of the Vicon board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.
In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements as of and for the fiscal year ended September 30, 2013. Additionally, the Committee has reviewed and discussed with management and the independent registered public accountants Vicon’s unaudited interim financial statements as of and for the end of each fiscal quarter. Such discussions occur prior to issuance of news releases reporting quarterly results.

The Committee has discussed with the independent registered public accountants the matters required to be discussed under generally accepted auditing standards, including Auditing Standard No. 16, “Communication with Audit Committees” (which superseded Statement on Auditing Standards No. 61 for fiscal years beginning after December 15, 2012) of the Public Company Accounting Oversight Board.
The Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.
Based on the reviews and discussions referred to above, the Committee recommended to the Vicon board of directors that the audited fiscal year-end financial statements referred to above be included in Vicon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.
Submitted by the Audit Committee,
Arthur D. Roche, Chairman    Bernard F. Reynolds
W. Gregory Robertson    Julian A. Tiedemann

OTHER OFFICERS OF VICON
In addition to Mr. Darby, Vicon has six other officers. They are:

Name	Age	Office
John M. Badke	55	Senior Vice President, Finance and Chief Financial Officer
Bret M. McGowan	48	Senior Vice President, Sales and Marketing (Americas)
Peter A. Horn	59	Vice President, Operations
Frank L. Jacovino	55	Vice President, Corporate Engineering
Mark S. Provinsal	47	Managing Director, Vicon Industries, Ltd.

Mr. Badke has been Senior Vice President, Finance since May 2004 and Chief Financial Officer since December 1999. Previously, he was Vice President, Finance since October 1998 and served as Controller since joining Vicon in 1992. Prior to joining Vicon, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.
Mr. McGowan has been Senior Vice President, Sales and Marketing (Americas) since June 2012. Previously, he served in varying Sales and Marketing vice president capacities since 2001. Previously, he served as Director of Marketing since 1998 and as Marketing Manager since 1994. He joined Vicon in 1993 as a Marketing Specialist.
Mr. Horn has been Vice President, Operations since June 1999. From 1995 to 1999, he was Vice President, Compliance and Quality Assurance. Prior to that time, he served as Vice President in various capacities since his promotion in May 1990.
Mr. Jacovino has been Vice President, Corporate Engineering since February 2010. Prior to joining Vicon, Mr. Jacovino served as Vice President of Engineering of Tactronics International, LLC since 2008. From 2005 to 2008, Mr. Jacovino served as Vice President Technology & Operations of RVSI Inspection, and from 2001 to 2005 he served as Vice President/General Manager Inspection Products for Robotic Vision Systems, Inc. and held other positions within the company since joining it in 1985.

Mr. Provinsal joined Vicon in January 2010 as its Vice President, Marketing and Product Management. In January 2012, Mr. Provinsal transferred to Vicon’s U.K. based subsidiary, Vicon Industries, Ltd., to serve as its Director of Sales and Marketing and, effective June 2014, as its Managing Director. Prior to joining Vicon, Mr. Provinsal served as Executive Vice President of Dedicated Micros Inc. (U.S.) since 2008 and prior as its Vice President Marketing and Product Strategy since joining the company in 2006. From 2000 to 2006, he served as the Director of Marketing and Product Development of IPIX Corporation.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives of Our Compensation Program
Vicon’s compensation programs are intended to enable it to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is Vicon’s policy to provide incentives to senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the business. To attain these objectives, the executive compensation program includes four key components:
Base Salary. Base salary for Vicon’s executives is intended to provide competitive remuneration for services provided to Vicon over a one-year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within Vicon.
Cash Incentive Bonuses. Vicon’s bonus programs are intended to reward executive officers for the achievement of various annual performance goals approved by the Vicon board of directors. For fiscal 2013, a performance based bonus plan was established for certain of Vicon’s executive officers, including among others Kenneth M. Darby, Chief Executive Officer and John M. Badke, Chief Financial Officer, whereby the participants would share a bonus pool equal to 25% of consolidated pretax earnings, subject to certain adjustments. Messrs. Darby and Badke earned no bonuses under such plan for fiscal 2013. In addition, a performance based bonus plan was established for Bret M. McGowan, Senior Vice President, Sales and Marketing (Americas), whereby he could earn an amount up to $100,000 for the achievement of certain U.S. and export sales targets. Mr. McGowan earned no bonus under such plan for fiscal 2013. However, Messrs. Darby, Badke and McGowan were granted discretionary bonuses of $50,000, $40,000 and $30,000, respectively, for fiscal 2013. Such bonuses were approved by the Vicon board of directors upon the recommendation of its Compensation Committee.
For fiscal 2012, a performance based bonus plan was established for the same executive officers whereby the participants would share a maximum bonus pool of $500,000 for the achievement of an annual consolidated pretax loss of up to $750,000, inclusive of any such earned bonuses. Messrs. Darby and Badke earned no bonuses under such plan for fiscal 2012. However, a discretionary bonus of 15,000 shares of restricted stock was awarded to Mr. Darby while Mr. Badke received a discretionary cash bonus of $30,000. Such bonuses were approved by the Vicon board of directors upon the recommendation of its Compensation Committee. In addition, a performance based bonus plan was established for Mr. McGowan whereby he would earn an amount up to $75,000 for the achievement of certain annual U.S. and export sales targets. Mr. McGowan earned his maximum bonus under such plan for fiscal 2012.
Equity-based Compensation. Equity-based compensation is designed to provide incentives to Vicon’s executive officers to build shareholder value over the long term by aligning their interests with the interest of shareholders. The Compensation Committee of the Vicon board of directors believes that equity-based compensation provides an incentive that focuses the executive’s attention on managing the company from the perspective of an owner with an equity stake in the business. Among our executive officers, the number of shares of stock awarded or common stock subject to options granted to each individual generally depends upon the level of that officer’s responsibility. The largest grants are generally awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on Vicon’s profitability and growth. Previous grants of stock options or stock grants are reviewed in determining the size of any executive’s award in a particular year.

In March 2007, the Vicon board of directors adopted Vicon’s 2007 Stock Incentive Plan, which was approved by Vicon’s shareholders at its 2007 annual meeting of shareholders. Under such plan, a total of 500,000 shares of common stock were reserved for issuance, which grants may include stock options, restricted stock and other types of stock awards as determined by the Compensation Committee. The purpose of the Stock Incentive Plan is to attract and retain executive management by providing them with appropriate equity-based incentives and rewards for superior performance and to provide incentive to a broader range of employees. In fiscal 2013, the Compensation Committee awarded a total of 15,000 stock options to named executive officers, consisting of 10,000 to Mr. Badke and 5,000 to Mr. McGowan, and awarded the discretionary bonus of 15,000 shares of restricted stock to Mr. Darby. In fiscal 2012, the Compensation Committee awarded a total of 13,000 stock options to named executive officers, consisting of 6,500 each to Mr. Badke and Mr. McGowan.
Retirement, Health and Welfare Benefits and Other Perquisites. Vicon’s executive officers are entitled to a specified retirement/severance benefit pursuant to employment agreements as detailed below.
In addition, the executive officers are entitled to participate in all of Vicon’s employee benefit plans, including medical, dental, group life, disability, accidental death and dismemberment insurance and Vicon’s sponsored 401(k). Vicon also provides its Chief Executive Officer with a country club membership and certain additional insurances not covered by primary insurance plans available to other employees and Vicon’s named executive officers are provided either a leased car or auto allowance.
Say on Pay Voting Results from 2013 Annual Meeting. In 2013, Vicon’s shareholders voted to approve its 2013 advisory vote on compensation for its named executive officers, with 98.62% of the votes cast in favor of the advisory proposal. Vicon considered this voting result in deciding not to make any significant design changes to the executive compensation program for awards made during fiscal year 2014.
Employment Agreements
Vicon has entered into employment agreements with certain of its named executive officers that provide certain benefits upon termination of employment or change in control of Vicon without board approval. All such agreements provide the named executive officer with a payment of three times their average annual compensation for the previous five year period if there is a change in control of Vicon without board approval, as defined. Such payment can be taken in a present value lump sum or equal installments over a three year period. The agreements also provide the named executive officers with certain severance/retirement benefits upon certain occurrences including termination of employment without cause as defined, termination of employment due to Vicon’s breach of specified employment conditions (good reason termination), death, disability or retirement at a specified age. Such severance/retirement benefit provisions survive the expiration of the agreements and include a fixed stated benefit of $350,000 for Mr. Badke and $290,000 for Mr. McGowan. In addition, Mr. Badke receives an additional deferred compensation benefit upon such employment termination occurrences in the form of 6,561 shares of Vicon’s common stock.
On March 28, 2014, Mr. Darby entered into an agreement with Vicon whereby he agreed to resign from his position as Chief Executive Officer and as a director of Vicon upon Vicon’s hiring of his replacement. Pursuant to the agreement, Mr. Darby’s options to purchase 60,000 shares of Vicon’s common stock were immediately terminated and cancelled. Further, Vicon has agreed to continue to pay Mr. Darby’s base salary ($225,000 per annum) and medical benefits for four months following his termination of employment with Vicon.
On March 28, 2014, Vicon entered into employment agreements with Charles Chestnutt (IQinVision’s current Chief Executive Officer) for his employment as Vicon’s Executive Vice President and Chief Operating Officer and with Robert Ledenko (IQinVision’s current Executive Vice President) for his employment as Vicon’s Senior Vice President, Sales and Marketing America’s, each of which will be effective upon completion of the Merger. Each of the employment agreements has a three year term and provides Messrs. Chestnutt and Ledenko with the following compensation and benefits:

•
In the case of Mr. Chestnutt, annual base salary of $248,000 per annum, and in the case of Mr. Ledenko, annual base salary of $200,000 per annum, each subject to periodic adjustment by Vicon’s CEO and the Vicon board of directors;

•	In the case of Mr. Ledenko, a non-contingent incentive bonus of $100,000 payable on January 1, 2015 so long as Mr. Ledenko is a full-time employee of Vicon at such date; and

•	Participation in any life insurance, medical, dental, hospital, disability, 401(k) or other benefit plans made available to Vicon’s officers;

Each of the employment agreements contains a covenant by Messrs. Chestnutt and Ledenko not to compete with Vicon during the term of the respective agreement.
In the event Mr. Chestnutt retires or his employment is terminated for reasons other than “misconduct”, Mr. Chestnutt will be entitled to retirement/severance payment in an amount equal to six months of his annual base pay plus $200,000, which shall be payable in equal installments over twenty-four months. In the event Mr. Ledenko retires or his employment is terminated for reasons other than “misconduct”, Mr. Ledenko will be entitled to retirement/severance payment in an amount equal to six months of his annual base pay plus $100,000, which shall be payable in equal installments over twenty-four months.
Each of the employment agreements provides that, in the event of a “change of control,” Mr. Chestnutt and Mr. Ledenko, as applicable, may elect to terminate his rights under the employment agreement and receive a termination payment in an amount equal to three times his average annual base salary for the five years preceding the change of control. The termination payment may be paid, at Mr. Chestnutt’s or Mr. Ledenko’s option, as applicable, in either present value lump sum or extended payments over three years.
2013 Summary Compensation Table
The following table sets forth all compensation for the fiscal year ended September 30, 2013 awarded to or earned by Vicon’s Chief Executive Officer and by each of our other named executive officers whose total compensation exceeded $100,000 during such period.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Kenneth M. Darby Chairman and Chief Executive Officer	2013	225,000	50,000(1)	—	—	23,418(5)	298,418
	2012	292,019	36,750(2)	—	—	22,493(5)	351,262
John M. Badke Senior Vice President and Chief Financial Officer	2013	190,000	40,000(1)	16,080	—	8,094(6)	254,174
	2012	190,000	30,000(1)	13,208	—	8,013(6)	241,221
Bret M. McGowan Senior Vice President, Sales and Marketing (Americas)	2013	190,000	30,000(1)	8,040	—	6,000(6)	234,040
	2012	183,269	—	13,208	75,000	6,000(6)	277,477

(1)	Represents discretionary cash bonus approved by the Vicon board of directors upon the recommendation of its Compensation Committee.

(2)
Represents discretionary bonus in the form of 15,000 shares of restricted stock based on a per share price of $2.45 as of the grant date approved by the Vicon board of directors upon the recommendation of its Compensation Committee.

(3)
Represents the aggregate grant date fair value of option awards computed in accordance with ASC 718. See Note 1 to the accompanying financial statements for assumptions made in the valuation of these awards.

(4)	Represents bonus earned for achievement of certain U.S. and export sales targets.

(5)
Represents: (a) automobile expense of $12,843 and $12,660 for fiscal 2013 and fiscal 2012, respectively, and (b) country club membership of $10,575 and $9,833 for fiscal 2013 and fiscal 2012, respectively.

(6)	Represents automobile expense.
Outstanding Equity Awards at Fiscal 2013 Year-End
The following table sets forth information with respect to the outstanding equity awards of the named executive officers as of September 30, 2013.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Kenneth M. Darby Chairman and Chief Executive Officer	20,000(1)(2)	—(1)(2)	—	$4.79	5/22/2018
	20,000(1)(2)	5,000(1)(2)	—	$5.00	11/5/2018
	6,000(1)(2)	9,000(1)(2)	—	$4.06	10/15/2020

John M. Badke Senior Vice President and Chief Financial Officer	10,000(1)	—(1)	—	$4.79	5/22/2018
	6,400(1)	1,600(1)	—	$5.00	11/5/2018
	2,800(1)	4,200(1)	—	$4.06	10/15/2020
	1,300(1)	5,200(1)	—	$3.31	10/25/2021
	—(1)	10,000(1)	—	$2.62	12/4/2022

Bret M. McGowan Senior Vice President, Sales and Marketing (Americas)	5,000(1)	—(1)	—	$4.79	5/22/2018
	5,000(3)	—(3)	—	$5.00	11/5/2014
	2,800(1)	4,200(1)	—	$4.06	10/15/2020
	1,300(1)	5,200(1)	—	$3.31	10/25/2021
	—(1)	5,000(1)	—	$2.62	12/4/2022

(1)	Options vest over a five year period in five equal annual installments beginning on the first anniversary of the grant date. Options expire after the tenth anniversary of the grant date.

(2)	On March 28, 2014, Mr. Darby entered into an agreement whereby he agreed to the cancellation of his options to purchase 60,000 shares of common stock.

(3)
Options vest over a four year period at 30% of the shares on the second anniversary of the grant date, 30% of the shares on the third anniversary of the grant date and the remaining 40% of the shares on the fourth anniversary of the grant date. Options expire after the sixth anniversary of the grant date.

Fiscal 2013 Directors’ Compensation
The table below summarizes the compensation paid by Vicon to non-employee directors for the fiscal year ended September 30, 2013.

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)(3)	Total ($)
Bernard F. Reynolds	32,000		—	32,000
W. Gregory Robertson	32,000		—	32,000
Arthur D. Roche	40,000		—	40,000
Julian A. Tiedemann	32,000		—	32,000
David W. Wright	10,000	(4)	—	10,000

(1)
Directors who are not employees of Vicon received an annual fee of $22,400 for regular Vicon board of directors meetings and $1,600 per committee meeting attended in person or by teleconference. The Chairman of the Audit Committee also received an additional annual retainer of $8,000.

(2)
Represents the aggregate grant date fair value of option awards computed in accordance with ASC 718. See Note 1 to the accompanying financial statements for assumptions made in the valuation of these awards.

(3)
As of September 30, 2013, the aggregate number of outstanding option awards for each director were as follows: Mr. Reynolds - 25,000; Messrs. Robertson and Roche - 24,500 each; and Mr. Tiedemann - 15,000.

(4)	Mr. Wright was first elected to the Vicon board of directors in May 2013 and resigned from the Vicon board of directors effective as of May 15, 2014.
Equity Compensation Grants Not Approved by Shareholders
Through September 30, 2013 Vicon had granted certain of its officers with deferred compensation benefits aggregating 16,320 shares of common stock currently held by Vicon in treasury. Such shares vest upon retirement. All shares vest earlier under certain occurrences including death, involuntary termination or a change in control of Vicon.
Board Compensation Committee Report
The Compensation Committee's compensation policies applicable to the Company's officers for 2013 were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.
Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself. The Committee reviews these recommendations with Mr. Darby and, after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him. For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels for similarly situated officers at comparable companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers. Also, the Company has established incentive compensation plans for certain officers, which provide for a specified bonus upon the Company's achievement of certain annual sales and/or profitability targets.
The Compensation Committee grants options to officers to link compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options to officers based on significant contributions of such officer to the performance of the Company. In addition, in determining Mr. Darby's salary and bonus for service as Chief Executive Officer, the Committee considers the responsibility assumed by him in formulating, implementing and managing the operational and strategic objectives of the Company.

Vicon’s Compensation Committee, composed entirely of independent directors, has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Vicon’s management. Based on such review and discussion, the Committee has recommended to the Vicon board of directors that the Compensation Discussion and Analysis be included in Vicon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.
Submitted by the Compensation Committee,

Bernard F. Reynolds, Chairman	W. Gregory Robertson
Arthur D. Roche	Julian A. Tiedemann
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus/consent solicitation into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Vicon board of directors consists of Messrs. Reynolds, Robertson, Roche and Tiedemann, none of whom has ever been an officer of Vicon except for Mr. Roche, who served as Executive Vice President from August 1993 until his retirement in November 1999.

VICON PROPOSAL NO. 4:
APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables Vicon’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of its named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules.
Vicon’s compensation programs are designed to enable it to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is Vicon’s policy to provide incentives to senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the businesses. Please see the “Executive Compensation - Compensation Discussion and Analysis” section and the related compensation tables above for additional details about Vicon’s executive compensation programs, including information about the fiscal year 2013 compensation of named executive officers.
Vicon is asking its shareholders to indicate their support for its named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on Vicon’s named executive officers’ compensation. Vicon currently conducts an advisory vote on the compensation of its named executives annually and the next such shareholder advisory vote after the Vicon annual meeting will take place at its 2015 annual meeting of shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Vicon’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, Vicon requests that its shareholders vote “FOR” the following resolution at the Vicon annual meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory (nonbinding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
The say-on-pay vote is advisory, and therefore not binding on Vicon, the Vicon Compensation Committee or the Vicon board of directors. The Vicon board of directors and Compensation Committee value the opinions of its shareholders and they will consider the results of the vote in future compensation deliberations.
Vote Required
Proposal No. 4 to approve, on a non-binding, advisory basis, the compensation of Vicon’s named executive officers requires approval by a majority of the total votes cast, in person or by proxy, at the Vicon annual meeting at which a quorum is present. You may vote either “FOR” or “AGAINST” the proposal or “ABSTAIN” as to the proposal. Because this proposal is a non-routine matter, brokerage firms and other nominees do not have the discretion to vote uninstructed shares held by beneficial owners. Accordingly, broker non-votes may result for this proposal. Abstentions and broker non-votes will not have any effect on the results of this vote.
Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR approval, on an advisory basis, of the compensation of Vicon’s named executive officers as disclosed in this Proxy Statement.

VICON PROPOSAL NO. 5:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Vicon board of directors has appointed BDO USA, LLP as its independent registered public accountants for fiscal year ending September 30, 2014 and further directed that management submit the board’s appointment of public accountants to the shareholders at the Vicon annual meeting for ratification. BDO USA, LLP has served as Vicon’s independent registered public accountants since February 2004.
A representative of BDO USA, LLP is expected to attend the Vicon annual meeting and have an opportunity to make a statement and/or respond to appropriate questions from Vicon shareholders.
The following table details: the aggregate fee arrangements with BDO USA, LLP for professional services rendered for the audit of Vicon’s consolidated annual financial statements and review of the financial statements included in Vicon’s quarterly reports on Form 10-Q; the aggregate fees billed by BDO USA, LLP for audit related matters and; the aggregate fees billed by BDO USA, LLP for tax compliance, tax advice and tax planning during fiscal years ended September 30, 2013 and 2012:

	2013	2012
Audit fees	$254,000	$254,000
Audit related fees	—	—
Tax fees	58,000	47,000
Totals	$312,000	$301,000

Vicon’s Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants
Vicon’s Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval generally is provided for an annual period and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limit. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis, which must be accompanied by a detailed explanation for each proposed service. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.
The Audit Committee has concluded that non-audit services provided by BDO USA, LLP were compatible with maintaining their independence. BDO USA, LLP will have a representative at the Vicon annual meeting, who will have an opportunity to make a statement, if they should so desire.
Vote Required
Proposal No. 5 to approve the ratification of the appointment of BDO USA, LLP as Vicon’s independent registered public accounting firm requires a majority of the votes cast, in person or by proxy, at the Vicon annual meeting at which a quorum is present. You may vote either “FOR” or “AGAINST” the proposal or “ABSTAIN” as to the proposal. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote uninstructed shares on this proposal.
Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of the appointment of BDO USA, LLP as Vicon’s independent registered public accountants.

THE VICON BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS VICON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

OTHER MATTERS
As of the date of this proxy statement/prospectus/consent solicitation, the Vicon board of directors knows of no matters that will be presented for consideration at the Vicon annual meeting other than as described in this proxy statement/prospectus/consent solicitation. If any other matters come before the Vicon annual meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of the Vicon annual meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.
Deadline for Submission of Shareholder Proposals for the 2015 Annual Meeting
Vicon currently anticipates holding its 2015 Annual Meeting of Shareholders in May 2015, as it has historically done. Accordingly, proposals of shareholders intended to be presented at the next Vicon annual meeting of shareholders must be received by the Corporate Secretary of Vicon at Vicon Industries, Inc., 131 Heartland Boulevard, Edgewood New York 11717, no later than December 1, 2014 and must comply with all other legal requirements in order to be included in Vicon’s proxy statement and form of proxy for that meeting. Proposals of shareholders not meeting the requirements of Rule 14a‑8 of Regulation 14A must comply with the requirements set forth in Vicon’s Bylaws relating to business conducted at the Vicon annual meeting of shareholders.

OTHER INFORMATION
LEGAL MATTERS
Fox Rothschild LLP, legal counsel to Vicon, has rendered an opinion regarding the legality of the shares of Vicon common stock offered by this proxy statement/prospectus/consent solicitation and an opinion regarding certain material U.S. federal income tax consequences of the Merger.  Such legal opinions are more fully described herein.
EXPERTS
The consolidated financial statements incorporated into this proxy statement/prospectus/consent solicitation by reference from Vicon’s Annual Report on Form 10-K for the year ended September 30, 2013, have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of IQinVision as of and for the years ended December 31, 2013 and 2012, attached as Annex H to this proxy statement/prospectus/consent solicitation, have been audited by Moss Adams LLP, independent auditors, as set forth in their report included elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Vicon has filed a Registration Statement (Registration No. 333-196386), of which this proxy statement/prospectus/consent solicitation is a part, under the Securities Act, to register the issuance of Vicon common stock in the Merger. However, this proxy statement/prospectus/consent solicitation does not contain all of the information contained in the Registration Statement and the exhibits and schedules to the Registration Statement. Vicon and IQinVision encourage you to carefully read the Registration Statement and the exhibits and schedules to the Registration Statement.
As a public company, Vicon is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public via the Internet at the SEC’s website at http://www.sec.gov. Vicon’s materials are also on file with the SEC and may be obtained for reading and/or copying at the

SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
You should rely only on the information contained in this proxy statement/prospectus/consent solicitation to vote your shares at the Vicon annual meeting or by written consent. Neither Vicon nor IQinVision has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus/consent solicitation. You should not assume that the information contained in this proxy statement/prospectus/consent solicitation is accurate as of any date other than the date of this proxy statement/prospectus/consent solicitation, and neither the mailing of this proxy statement/prospectus/consent solicitation to shareholders nor the issuance of shares of Vicon common stock in the Merger will create any implication to the contrary.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows Vicon to “incorporate by reference” information into this proxy statement/prospectus/consent solicitation, meaning that Vicon can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus/consent solicitation, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus/consent solicitation. This proxy statement/prospectus/consent solicitation incorporates by reference the documents set forth below that Vicon has previously filed with the SEC, each of which has been delivered to you with this proxy statement/prospectus/consent solicitation.

VICON INDUSTRIES, INC. SECURITIES AND EXCHANGE COMMISSION FILINGS	PERIOD/FILING DATE
Annual Report on Form 10-K	Fiscal Year ended September 30, 2013-filed on December 30, 2013

Quarterly Reports on Form 10-Q	Three months ended December 31, 2013 filed on February 13, 2014; Six months ended March 31, 2014 filed on May 14, 2014

Current Report on Form 8-K	Filed on March 31, 2014

Vicon will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus;
Vicon is also incorporating by reference additional documents that it may file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this proxy statement/prospectus/consent solicitation is a part and the Vicon annual meeting.
All information contained or incorporated by reference in this proxy statement/prospectus/consent solicitation relating to Vicon has been supplied by Vicon, and all information relating to IQinVision has been supplied by IQinVision.
If you are a shareholder of Vicon, you may have already received some of the documents incorporated by reference. Alternatively, you can obtain any of these documents through Vicon or the SEC. See the section entitled “WHERE YOU CAN FIND ADDITIONAL INFORMATION.”

ANNEX A

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
by and among
VICON INDUSTRIES, INC.,
VI MERGER SUB, INC.
and
IQINVISION, INC.
Dated as of March 28, 2014

Article and Page Numbers
Article 1 TRANSACTIONS AND TERMS OF MERGER                            A-6
1.1    Merger.                                                A-6
1.2    Time and Place of Closing.                                    A-6
1.3    Effective Time.                                            A-7
Article 2 EFFECT OF MERGER                                        A-7
2.1    Charter.                                                A-7
2.2    Bylaws.                                                A-7
2.3    Directors and Officers.                                        A-7
Article 3 MANNER OF CONVERTING SHARES                                A-7
3.1    Conversion of Shares.                                        A-7
3.2    Reserved.                                            A-8
3.3    Shares Held by Target or Buyer.                                    A-8
3.4    Dissenting Shareholders.                                        A-8
3.5    Fractional Shares.                                        A-8
3.6    Target Stock Options and Stock Appreciation Rights.                            A-8
Article 4 EXCHANGE OF SHARES                                    A-9
4.1    Exchange Procedures.                                        A-9
4.2    Rights of Former Target Shareholders.                                A-10
Article 5 REPRESENTATIONS AND WARRANTIES OF TARGET                    A-10
5.1    Organization, Standing, and Power.                                    A-10
5.2    Authority of Target; No Breach By Agreement.                            A-10
5.3    Capital Stock.                                            A-11
5.4    Target Subsidiaries.                                        A-11
5.5    Financial Statements.                                        A-11
5.6    Absence of Undisclosed Liabilities.                                    A-11
5.7    Absence of Certain Changes or Events.                                A-11
5.8    Tax Matters.                                            A-12
5.9    Real Property.                                            A-13
5.10    Assets.                                                A-13
5.11    Intellectual Property.                                        A-13
5.12    Environmental Matters.                                        A-14
5.13    Compliance with Laws.                                        A-14
5.14    Labor Relations.                                            A-15
5.15    Employee Benefit Plans                                        A-15
5.16    Material Contracts.                                        A-17
5.17    Privacy of Customer Information                                    A-17
5.18    Legal Proceedings.                                        A-17
5.19    Statements True and Correct.                                    A-17
5.20    Tax and Regulatory Matters.                                    A-18
5.21    Required Vote of Target Shareholders.                                A-18
5.22    Board Recommendation.                                        A-18
Article 6 REPRESENTATIONS AND WARRANTIES OF BUYER                        A-18
6.1    Organization, Standing, and Power.                                    A-18
6.2    Authority; No Breach By Agreement.                                A-18
6.3    Capital Stock.                                            A-19
6.4    Buyer Subsidiaries.                                        A-19
6.5    SEC Filings; Financial Statements.                                    A-20
6.6    Absence of Undisclosed Liabilities.                                    A-21

6.7    Absence of Certain Changes or Events.                                A-21
6.8    Tax Matters.                                            A-21
6.9    Real Property.                                            A-22
6.10    Assets.                                                A-22
6.11    Intellectual Property.                                        A-23
6.12    Environmental Matters.                                        A-23
6.13    Compliance with Laws.                                        A-23
6.14    Labor Relations.                                            A-24
6.15    Employee Benefit Plans.                                        A-24
6.16    Material Contracts.                                        A-26
6.17    Privacy of Customer Information                                    A-26
6.18    Legal Proceedings.                                        A-26
6.19    Reports.                                                A-27
6.20    Statements True and Correct.                                    A-27
6.21    Vote of Buyer Shareholders.                                    A-27
6.22    Authority of Sub.                                            A-27
6.23    Tax and Regulatory Matters.                                    A-28
6.24    Board Recommendation.                                        A-28
Article 7 CONDUCT OF BUSINESS PENDING CONSUMMATION                    A-28
7.1    Affirmative Covenants of Target.                                    A-28
7.2    Negative Covenants of Target.                                    A-28
7.3    Affirmative Covenants of Buyer.                                    A-29
7.4    Negative Covenants of Buyer.                                    A-29
7.5    Adverse Changes in Condition.                                    A-30
Article 8 ADDITIONAL AGREEMENTS                                    A-30
8.1    Registration Statement; Proxy Statement; Shareholder Approval.                    A-30
8.2    Other Offers, Etc.                                            A-32
8.3    Exchange Listing.                                        A-32
8.4    Consents of Regulatory Authorities.                                    A-32
8.5    Filings with State Offices.                                        A-32
8.6    Agreement as to Efforts to Consummate.                                A-33
8.7    Investigation and Confidentiality.                                    A-33
8.8    Press Releases.                                            A-33
8.9    Tax Treatment.                                            A-33
8.10    State Takeover Laws.                                        A-33
8.11    Employee Benefits and Contracts.                                    A-33
8.12    Indemnification of Target Directors and Officers.                            A-34
8.13    Buyer Board.                                            A-35
8.14    Section 16 Matters.                                        A-35
Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE                A-35
9.1    Conditions to Obligations of Each Party.                                A-35
9.2    Conditions to Obligations of Buyer.                                    A-35
9.3    Conditions to Obligations of Target.                                A-36
Article 10 TERMINATION                                        A-36
10.1    Termination.                                            A-36
10.2    Effect of Termination.                                        A-38
Article 11 RESERVED                                            A-38
Article 12 MISCELLANEOUS                                        A-38
12.1    Definitions.                                            A-38
12.2    Expenses.                                            A-46
12.3    Brokers and Finders.                                        A-47
12.4    Entire Agreement.                                        A-47
12.5    Amendments.                                            A-47

12.6    Waivers.                                                A-47
12.7    Assignment.                                            A-48
12.8    Notices.                                                A-48
12.9    Governing Law.                                            A-48
12.10    Counterparts.                                            A-49
12.11    Captions; Articles and Sections.                                    A-49
12.12    Interpretations.                                            A-49
12.13    Enforcement of Agreement.                                    A-49
12.14    Severability.                                            A-49

EXHIBIT INDEX
Exhibit        Description

Exhibit 1    Target Voting Agreement
Exhibit 2    Buyer Voting Agreement
Exhibit 3    Post Closing Lock-Up Agreement

Annex A     Approving Target Shareholders
Annex B     Approving Buyer Shareholders
Annex C     Lock-Up Shareholders
Annex D    Non-Continuing Directors

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 28, 2014, by and among VICON INDUSTRIES, INC. (“Buyer”), a New York corporation; VI MERGER SUB, INC. (“Sub”), a California corporation; and IQINVISION, INC. (“Target”), a California corporation.
Preamble
The respective Boards of Directors of Target, Sub and Buyer are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Sub with and into Target. At the effective time of such Merger, the outstanding shares of the capital stock of Target shall be converted into the right to receive shares of the common stock of Buyer (except as provided herein). As a result, shareholders of Target shall become shareholders of Buyer and Target shall continue to conduct its business and operations as a wholly owned subsidiary of Buyer. The transactions described in this Agreement are subject to the approvals of the shareholders of Target, the shareholders of Buyer, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
Concurrently with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, the holders of Target Common Stock and Target Preferred Stock listed on Annex A (the “Approving Target Shareholders”) have entered into a Voting Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 1 hereto (the “Target Voting Agreement”), pursuant to which such Approving Target Shareholders have, among other things, agreed to vote all of the stock of Target owned by such Approving Target Shareholders in favor of the adoption of the Target Shareholder Approval Matters;
Concurrently with the execution and delivery of this Agreement and as a condition to Target’s willingness to enter into this Agreement, the shareholders of Buyer listed on Annex B (the “Approving Buyer Shareholders”) have entered into a Voting Agreement, dated as of the date of this Agreement, substantially in the form which is attached as Exhibit 2 hereto, pursuant to which such Approving Buyer Shareholders have, among other things, agreed to vote all of the stock of Buyer owned by such Approving Buyer Shareholders in favor of the adoption of the Buyer Shareholder Approval Matters;
Concurrently with the execution and delivery of this Agreement and as a condition to the Parties’ willingness to enter into this Agreement, the shareholders of Buyer and Target listed on Annex C have entered into a Post-Closing Lock-Up Agreement, dated as of the date of this Agreement, substantially in the form which is attached as Exhibit 3 hereto, pursuant to which such Persons have, among other things, agreed not to transfer any shares of Buyer Common Stock to any third party for the periods following the Effective Time set forth therein; and
Certain capitalized terms used in this Agreement are defined in Section 12.1 of this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:
ARTICLE 1TRANSACTIONS AND TERMS OF MERGER

1.1    Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged (the “Merger”) with and into Target in accordance with the provisions of Section 1100 of the General Corporation Law of the State of California (the “CGCL”). Target shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Buyer and shall continue to be governed by the Laws of the State of California. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target, Sub and Buyer.
1.2    Time and Place of Closing.
The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3    Effective Time.
The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time a properly executed agreement of merger conforming to Chapter 11 of the CGCL shall be filed with the Secretary of State of the State of California (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the second business day following the satisfaction or waiver (to the extent waiver is permitted by applicable law), of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (if legally permissible) of those conditions) or at such other place, date and time as Buyer and Target may agree in writing.
ARTICLE 2EFFECT OF MERGER

2.1    Charter.
The Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.
2.2    Bylaws.
The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.
2.3    Directors and Officers.
The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.
ARTICLE 3MANNER OF CONVERTING SHARES

3.1    Conversion of Shares.
Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:
(a)Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
(b)Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Surviving Corporation Common Stock.
(c)Each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of Buyer Common Stock as set forth below:
(i)Each share of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series D Per Share Merger Consideration for each share of Target Common Stock into which such share of Series D Preferred Stock is convertible;
(ii)Each share of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series C Per Share Merger Consideration for each share of Target Common Stock into which such share of Series C Preferred Stock is convertible;
(iii)Each share of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series B Per Share Merger Consideration for each share of Target Common Stock into such share of Series B Preferred Stock is convertible;
(iv)Each share of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Series A Per Share Merger Consideration for each share of Target Common Stock into which such share of Series A Preferred Stock is convertible; and

(v)Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Common Stock Per Share Merger Consideration;

provided, however, that each of the Series D Per Share Merger Consideration, Series C Per Share Merger Consideration, Series B Per Share Merger Consideration, Series A Per Share Merger Consideration and Common Stock Per Share Merger Consideration shall be increased (pro rata based on the number of Adjusted Series D Conversion Shares, Adjusted Series C Conversion Shares, Adjusted Series B Conversion Share, Adjusted Series A Conversion Shares and Common Stock Conversion Shares as a proportion of the total number of shares of Target Capital Stock outstanding, on an as-converted to Target Common Stock basis) to the extent necessary to increase the number of shares of Buyer Common Stock included in the aggregate Merger Consideration by the aggregate number of shares of Buyer Common Stock that would be cashed out as fractional interests under Section 3.5 if such increase to the Series D Per Share Merger Consideration, Series C Per Share Merger Consideration, Series B Per Share Merger Consideration, Series A Per Share Merger Consideration and Common Stock Per Share Merger Consideration was not made, in each case upon surrender of the certificate(s) representing the shares of Target Capital Stock as provided in Article 4, and all shares of Target Capital Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall automatically be cancelled and shall cease to exist.
3.2    Reserved.

3.3    Shares Held by Target or Buyer.
Each of the shares of Target Capital Stock held by any Target Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.4    Dissenting Shareholders.
Any holder of shares of Target Capital Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 1300(b) of the CGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the CGCL and surrendered to Target the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Target fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Buyer shall issue and deliver the consideration to which such holder of shares of Target Capital Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Target Capital Stock held by such holder. If and to the extent required by applicable Law, the Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.
3.5    Fractional Shares.
Notwithstanding any other provision of this Agreement, each holder of shares of Target Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the market value of one share of Buyer Common Stock at the Effective Time. The market value of one share of Buyer Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Buyer) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
3.6    Target Stock Options and Stock Appreciation Rights.
(a)    At the Effective Time, each outstanding option to purchase Target Common Stock under the Target Stock Incentive Plan (each, a “Target Stock Option”), and each outstanding stock appreciation right under the Target Stock Incentive Plan (each, a “Target SAR”), whether vested or unvested, and the Target Stock Incentive Plan, shall be assumed by Buyer, and Target shall take all corporate action necessary to ensure that each such Target Stock Option and Target SAR shall become an option to acquire or stock appreciation right with respect to, as applicable, on the same terms and conditions as were applicable under such Target Stock Option or Target SAR immediately prior to the Effective Time, a number of shares of Buyer Common Stock equal to the number of shares of Target Common Stock subject to such Target Stock Option or Target SAR immediately prior to the Effective Time, multiplied by the Common Stock Per Share Merger Consideration, with the result rounded down to the nearest whole number. The exercise price per share of Buyer Common Stock for each assumed Target Stock Option will equal the quotient obtained from dividing (i) the exercise price per share for the shares of Target

Common Stock purchasable pursuant to the assumed Target Stock Option immediately prior to the Effective Time by (ii) the Common Stock Per Share Merger Consideration, with the result rounded up to the nearest whole cent, and the base value per share of Buyer Common Stock for each assumed Target SAR will equal the quotient obtained from dividing (i) the base value per share pursuant to the assumed Target SAR immediately prior to the Effective Time, by (ii) the Common Stock Per Share Merger Consideration, with the result rounded up to the nearest whole cent. Such Target Stock Options and Target SARs shall continue in effect on the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Target Stock Incentive Plan and the applicable stock option or stock appreciation rights agreement) to which they are subject (subject to the adjustments required by this Section 3.6 after giving effect to the Merger), except that all references to Target therein shall be deemed to mean Buyer. To the extent permitted by applicable Law, all assumed Target Stock Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code.
(b)    As soon as practicable after the Effective Time, Buyer shall deliver to the holders of the Target Stock Options and Target SARs an appropriate notice evidencing the foregoing assumption setting forth the specific adjustments made to the assumed Target Stock Options and Target SARs, as provided in this Section 3.6.
(c)    Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Target Stock Options and Target SARs (to the extent such Target SARs may be settled in shares of Buyer Common Stock) assumed in accordance with this Section 3.6. As soon as practicable (but in no event more than ten (10) business days after the Effective Time), Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such assumed Target Stock Options and Target SARs (to the extent such Target SARs may be settled in shares of Buyer Common Stock) and thereafter shall use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any such assumed Target Stock Options and Target SARs remain outstanding.

ARTICLE 4EXCHANGE OF SHARES
4.1    Exchange Procedures.
(a)    Promptly after the Effective Time (and in any event within five (5) business days), Buyer shall make available to Buyer’s transfer agent or another exchange agent selected by Buyer (the “Exchange Agent”) for exchange in accordance with this Section 4.1 the shares of Buyer Common Stock issuable pursuant to this Agreement and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 3.5. Promptly after the Effective Time (and in any event within five (5) business days), Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Target Capital Stock immediately prior to the Effective Time (the “Certificates”) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Target Capital Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Target Capital Stock represented by Certificates that is not registered in the transfer records of Target, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.
(b)    After the Effective Time, each holder of shares of Target Capital Stock (other than shares as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1. To the extent required by Section 3.5, each holder of shares of Target Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Buyer Common Stock to which such holder may be otherwise entitled (without interest). Buyer shall not be obligated to deliver the consideration to which any former holder of Target Capital Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1.
(c)    Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal

Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.
(d)    Any other provision of this Agreement notwithstanding, neither Buyer, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Target Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of Target shall constitute ratification of the appointment of the Exchange Agent.
4.2    Rights of Former Target Shareholders.
At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Capital Stock immediately prior to the Effective Time and no transfer of Target Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Target Capital Stock (other than shares as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

ARTICLE 5REPRESENTATIONS AND WARRANTIES OF TARGET
Except as set forth in the corresponding sections or subsections of the Target Disclosure Memorandum, Target hereby represents and warrants to Buyer as follows:
5.1    Organization, Standing, and Power.
Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. The minute book and other organizational documents for Target have been made available to Buyer for its review and, except as disclosed in Section 5.1 of the Target Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.
5.2    Authority of Target; No Breach By Agreement.
(a)    Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Target’s shareholders in accordance with this Agreement and California law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target, subject to the approval of this Agreement by the (i) holders of a majority of the outstanding shares of Target Common Stock, (ii) holders of at least a majority of the outstanding shares of Target Preferred Stock (voting on an as−converted to Target Common Stock basis) and (iii) holders of at least a majority of the outstanding shares of each series of the Target Preferred Stock (voting separately on an as−converted to Target Common Stock basis), as contemplated by Section 8.1, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Target. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)    Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of any Target Entity, or (ii) except as disclosed in Section 5.2 of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Target Entity or any of their respective material Assets (including any Buyer Entity or any Target Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Target Entity being reassessed or revalued by any Regulatory Authority).
(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.
5.3    Capital Stock.
(a)    The authorized capital stock of Target consists of (i) 20,000,000 shares of Target Common Stock, of which 5,766,922 shares are issued and outstanding as of the date of this Agreement and (i) 10,000,000 shares of preferred stock, no par value per share, of which 7,162,103 shares of Target Preferred Stock are outstanding as set forth in Section 5.3(a) of the Target Disclosure Memorandum, which are convertible into an aggregate of 7,640,769 shares of Target Common Stock. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the CGCL. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target.
(b)    Except as set forth in Section 5.3(b) of the Target Disclosure Memorandum, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital stock of Target. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Target.

5.4    Target Subsidiaries.
Target has no Subsidiaries.
5.5    Financial Statements.
Target has disclosed in Section 5.5 of the Target Disclosure Memorandum all Target Financial Statements for periods ended prior to the date hereof and will deliver to Buyer copies of all Target Financial Statements prepared subsequent to the date hereof. The Target Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be, in accordance with the books and records of Target, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly in all material respects the financial position of Target as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of Target for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect). Target maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of Target’s Financial Statements in accordance with GAAP. Target’s external auditors have not identified to Target any material weakness in Target’s internal controls impacting the reliability of Target’s financial statements.
5.6    Absence of Undisclosed Liabilities.
No Target Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, except Liabilities (i) which are accrued or reserved against in the balance sheet of Target (the “Target Interim Balance Sheet”) as of December 31, 2013 (the “Interim Balance Sheet Date”), included in the Target Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or (ii) incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement.
5.7    Absence of Certain Changes or Events.

Since the Interim Balance Sheet Date, except as disclosed in the Target Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Target Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and (ii)  none of the Target Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Target provided in Article 7.
5.8    Tax Matters.
(a)    All Target Entities have filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, such Tax Returns have been filed timely to the extent such jurisdictions are in the United States, and such Tax Returns are correct and complete in all material respects. None of the Target Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Target Entities (whether or not shown on any Tax Return) have been fully paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Target Entities. No claim is pending by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.
(b)    None of the Target Entities has received any notice of assessment or proposed assessment in connection with any Taxes that have not been settled or paid, and there are not, to Target’s Knowledge, any threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Target Entity or the assets of any Target Entity. No officer or employee responsible for Tax matters of any Target Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Target Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)    Each Target Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.
(d)    The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.
(e)    None of the Target Entities is a party to any Tax allocation or sharing agreement and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor, by contract or otherwise.
(f)    During the five-year period ending on the date hereof, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.
(g)    None of the Target Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Target has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2). None of the Target Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Target Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
(h)    Each of the Target Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.
(i)    No Target Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country, or if no treaty or convention between the United States and such foreign country exists, any presence sufficient to constitute a taxable presence under the laws of such foreign jurisdiction.

5.9    Real Property.
(a)    No Target Entity owns any real property.
(b)    Each Target Entity has a good leasehold estate in each lease of real property (“Real Property Leases”), under which such Target Entity is a tenant or a subtenant, in each case free and clear of all Liens. No Target Entity is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. To the knowledge of Target, no other party to any Real Property Lease is in breach of or default under the terms of any such Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Each Real Property Lease to which a Target Entity is a party is a valid and binding obligation of such Target Entity and, to the knowledge of Target, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
5.10    Assets.
(a)    Except as disclosed in Section 5.10 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements delivered prior to the date of this Agreement, the Target Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to their respective businesses, except for any such Liens or other defects of title which are not reasonably likely to have a Target Material Adverse Effect. All tangible properties used in the businesses of the Target Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target’s past practices.
(b)    All items of inventory of the Target Entities reflected on the most recent balance sheet included in the Target Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and are expected to consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Target Entities are a part, except inventory for which there is an appropriate reserve or accrual in such Target Financial Statements.
(c)    The accounts receivable of the Target Entities as set forth on the Target Interim Balance Sheet included in the Target Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and to Target’s Knowledge are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such Target Interim Balance Sheet has been determined in accordance with GAAP.
(d)    All Assets which are material to Target’s business on a consolidated basis, held under leases or subleases by any of the Target Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.
(e)    The Target Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Target Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Target Entity under such policies.
(f)    The Assets of the Target Entities include all Assets required to operate the business of the Target Entities as presently conducted.
5.11    Intellectual Property.
Each Target Entity owns or has a license to use all of the Intellectual Property used by such Target Entity in the course of its business, including sufficient rights in each copy possessed or otherwise used by each Target Entity. Each Target Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Target Entity in connection with such Target Entity’s business operations, and such Target Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Target Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Target threatened, which challenge the rights of any Target Entity with respect to Intellectual Property used, sold or licensed by such Target Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Target, the conduct of the business of the Target Entities does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, no Target Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, every officer, director, or employee of any Target Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Target Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Target Entity, and, to the Knowledge of Target, no such officer, director or employee is party to any Contract with any Person other than a Target Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Target Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Target Entity. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, to the Knowledge of Target, no officer, director or employee of any Target Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person (other than any Target Entity).
5.12    Environmental Matters.
(a)    Each Target Entity, and each property or facility leased or operated by it is, and has been, in compliance with all Environmental Laws, except for any such noncompliance which is not reasonably likely to have a Target Material Adverse Effect.
(b)    There is no Litigation pending or to the Knowledge of Target, threatened, before any court, governmental agency, or authority or other forum in which any Target Entity or any property or facility leased or operated by it has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Target Entity nor, to the Knowledge of Target, is there any reasonable basis for any Litigation of a type described in this sentence.
(c)    During the period of any Target Entity’s ownership or operation of any of their respective current or former properties or facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of any Target Entity’s ownership or operation of any of their respective current or former properties or facilities, to the Knowledge of Target, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property or facility.

5.13    Compliance with Laws.
Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Target Material Adverse Effect. Except as disclosed in Section 5.13 of the Target Disclosure Memorandum, none of the Target Entities:
(a)    is in Default under any of the provisions of its articles or certificate of incorporation or bylaws (or other governing instruments);
(b)    is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Target Material Adverse Effect; or
(c)    has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Target Entity is not, or may not be, in compliance with any Laws or Orders (ii) threatening to revoke any Permits, or (iii) requiring any Target Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or
(d)    has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Target Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Target Entity; and no Target Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section 5.13 of the Target Disclosure Memorandum, none of any Target Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.
Section 5.13 of the Target Disclosure Memorandum contains a list of all independent contractors of each Target Entity (separately listed by Target Entity) and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Target Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Buyer.

5.14    Labor Relations.
(a)    No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or, to the Knowledge of Target, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Target, in the past five years, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity. Except as required by applicable Law or pursuant to employment agreements identified on Section 5.15 of the Target Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Target Entity is terminable at will by the relevant Target Entity without any penalty, liability or severance obligation incurred by any Target Entity. No Target Entity will owe any amounts for wages or severance obligations to any of its employees or independent contractors as of the Closing Date outside of the ordinary course of business.
(b)    All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
5.15    Employee Benefit Plans
(a)    Target has disclosed in Section 5.15 of the Target Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Target Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.” Each Target ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Target Pension Plan.”

(b)    Target has delivered to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Target Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.
(c)    Each Target Benefit Plan is in compliance with the terms of such Target Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Each Target ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Target ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Target ERISA Plan as amended and as administered. Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws. No Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that such Target Benefit Plan failed to comply with applicable Laws.
(d)    There has been no oral or written representation or communication with respect to any aspect of the Target Benefit Plans made to employees of the Target which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Target or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan.
(e)    All Target Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Target Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or distributed to participants of the Target Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.
(f)    No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).
(g)    For any Target Pension Plan, the fair market value of such Target Pension Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Target Pension Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of all benefits, rights and features protected under Internal Revenue Code Section 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all “benefit liabilities” as defined in ERISA Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of the Target Pension Plan, (ii) no change in the actuarial assumptions with respect to any Target Pension Plan, and (iii) no increase in benefits under any Target Pension Plan as a result of Target Pension Plan amendments or changes in any applicable Law which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such Target Pension Plan. All contributions with respect to an Employee Benefit Plan of Target, or any of its ERISA Affiliates that is subject to Internal Revenue Code Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Target Pension Plan has a “liquidity shortfall” as defined in Internal Revenue Code Section 412(m)(5). Neither Target nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Internal Revenue Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by Target and by its ERISA Affiliates.
(h)    No Liability under Title IV of ERISA has been or is expected to be incurred by Target or its ERISA Affiliates and no event has occurred that could reasonably be anticipated to result in Liability under Title IV of ERISA being incurred by Target or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of Target or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of Target or of an ERISA Affiliate.
(i)    Except as disclosed in Section 5.15 of the Target Disclosure Memorandum, no Target Entity has any Liability for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Target Benefit Plan and no circumstance exists which could give rise to such Taxes.
(j)    Except as disclosed in Section 5.15 of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Target Entity from any Target Entity under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
(k)    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Target Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.
(l)    All individuals who render services to any Target Entity and who are authorized to participate in a Target Benefit Plan pursuant to the terms of such Target Benefit Plan are in fact eligible to and authorized to participate in such Target Benefit Plan. All individuals participating in (or eligible to participate in) any Target Benefit Plan are common-law employees of a Target Entity.
(m)    Neither the Target nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).
(n)    All Target stock options have an exercise price per share that was not less than the “fair market value” of one share of Target Common Stock on the date of grant. All such stock options have been properly accounted for in accordance with GAAP in all material respects, and no change is expected in respect of any prior financial statements relating to expenses for stock−based compensation.
(o)    Each Target Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Internal Revenue Code) subject to section 409A of the Internal Revenue Code has been operated since January 1, 2005 in good faith compliance with section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.
5.16    Material Contracts.
Except as disclosed in Section 5.16 of the Target Disclosure Memorandum or otherwise reflected in the Target Financial Statements, none of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment agreement that is not, subject to applicable Law, terminable at-will, or severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Target Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Target Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or vendors, including “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Target Entity entered into outside the ordinary course of business, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business involving payments under any individual Contract not in excess of $100,000 per annum or that may be terminated at any time by a Target Entity without any material payment or penalty), and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10‑K filed by Target with the SEC as of the date of this Agreement if Target were subject to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 5.9(b) and 5.15(a), the “Target Contracts”). With respect to each Target Contract and except as disclosed in Section 5.16 of the Target Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Target Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; (C) no Target Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Target, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium.
5.17    Privacy of Customer Information
(a)    Target is the sole owner of all IIPI relating to customers, former customers and prospective customers of Target, subject only to the rights of such customers. For purposes of this Agreement, “IIPI” means any information relating to an identified or identifiable natural Person.
(b)    Target’s collection and use of such IIPI and the use of such IIPI by the Surviving Corporation as contemplated by this Agreement complies in all material respects with Target’s privacy policy and all applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.
5.18    Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Target Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, nor are there any Orders outstanding against any Target Entity, which are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Section 5.18 of the Target Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Target Entity is a party and which names a Target Entity as a defendant or cross-defendant or for which any Target Entity has any potential Liability. Section 5.18 of the Target Disclosure Memorandum contains a summary of all Orders to which any Target Entity is subject.
5.19    Statements True and Correct.
(a)    No representation or warranty or other statement made by Target in this Agreement, the Target Disclosure Memorandum or the certificates delivered pursuant to Section 9.2(d) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.
(c)    None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Buyer’s shareholders in connection with the Buyer Shareholders’ Meeting, and any other documents to be filed by a Target Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Buyer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Buyer Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Buyer Shareholders’ Meeting.
(d)    All documents that any Target Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
5.20    Tax and Regulatory Matters.
No Target Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
5.21    Required Vote of Target Shareholders.
Except for the approval (“Target Shareholder Approval”) by the written consent of (i) holders of at least a majority of the outstanding shares of Target Common Stock, (ii) holders of at least a majority of the outstanding shares of Target Preferred Stock (voting on an as−converted to Target Common Stock basis) and (iii) holders of at least a majority of the outstanding shares of each series of the Target Preferred Stock (voting separately on an as−converted to Target Common Stock basis) in favor of the adoption of this Agreement and the Merger (the “Target Shareholder Approval Matters”), no vote of the shareholders of Target or the holders of any other securities of Target (equity or otherwise) is required by the CGCL or any other applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Target to consummate the transactions contemplated hereby.
5.22    Board Recommendation.
The Board of Directors of Target, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Target Common Stock and Target Preferred Stock approve this Agreement, the Merger and the transactions contemplated hereby and thereby.
ARTICLE 6REPRESENTATIONS AND WARRANTIES OF BUYER
Except as expressly set forth in (i) Buyer’s Annual Reports on Form 10−K, (ii) Buyer’s Quarterly Reports on Form 10−Q, (iii) Buyer’s Proxy Statements on Form DEF 14A, and (iv) Buyer’s Current Reports on Form 8−K, in each case filed since January 1, 2013 and in each case including the exhibits thereto (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but not to the extent that they consist of facts describing the current state of Buyer); or (b) the corresponding sections or subsections of the Buyer Disclosure Memorandum, Buyer and Sub hereby represent and warrant to Target as follows:
6.1    Organization, Standing, and Power.
Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
6.2    Authority; No Breach By Agreement.
(a)    Buyer has the corporate power and authority necessary to execute, deliver and enter into this Agreement and, subject to the Buyer Shareholder Approval, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, subject to the Buyer Shareholder Approval, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Buyer. Subject to such requisite Buyer Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Target Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Target Entity being reassessed or revalued by any Regulatory Authority).
(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.
6.3    Capital Stock.
(a)    The authorized capital stock of Buyer consists of (i) 25,000,000 shares of Buyer Common Stock, of which 5,360,083 shares are issued as of the date of this Agreement of which 856,198 shares are treasury stock. All of the 4,503,885 issued and outstanding shares of Buyer Common Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Capital Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the laws of the State of New York. None of the outstanding shares of Buyer Common Stock has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Target Capital Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer.
(b)    Except as set forth in Section 6.3(a), or as disclosed in Section 6.3 of the Buyer Disclosure Memorandum, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer.
6.4    Buyer Subsidiaries.
Buyer has disclosed in Section 6.4 of the Buyer Disclosure Memorandum all of the Buyer Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Buyer Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the Buyer Disclosure Memorandum, Buyer or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Buyer Subsidiary. No capital stock (or other equity interest) of any Buyer Subsidiary are or may become required to be issued (other than to another Buyer Entity) by reason of any Equity Rights, and there are no Contracts by which any Buyer Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Buyer Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Buyer Subsidiary. All of the shares of capital stock (or other equity interests) of each Buyer Subsidiary held by a Buyer Entity are fully paid and nonassessable free and clear of any Lien. Each Buyer Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Buyer

Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
6.5    SEC Filings; Financial Statements.
(a)    Buyer has timely filed and made available to Target all SEC Documents required to be filed by Buyer since October 1, 2010 (together with all such SEC Documents filed, whether or not required to be filed, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, none of the Buyer SEC Reports is the subject of any outstanding SEC comments or outstanding SEC investigation. No Buyer Subsidiary is required to file any form or report with the SEC. Buyer has made available to Target all material correspondence (if such correspondence has occurred since October 1, 2010) between the SEC, on the one hand, and any of the Buyer Entities, on the other hand, received by Buyer prior to the date of this Agreement. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) Section 906 of the Sarbanes-Oxley Act relating to the Buyer SEC Reports are accurate and complete in all material respects and comply as to form and content with applicable Laws. As used in this Section 6.5, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)    Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10‑Q of the SEC), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(c)    Buyer has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Buyer’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP. Buyer’s principal executive officer and its principal financial officer have disclosed, based on their then-most recent evaluation of internal control over financial reporting, to Buyer’s auditors and the audit committee of Buyer’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.
(d)    Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), and such disclosure controls and procedures are designed to ensure that material information relating to Buyer required to be included in reports filed by Buyer under the Exchange Act is accumulated and communicated to Buyer’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure.
(e)    Except as set forth on Section 6.5 of the Buyer Disclosure Memorandum, Buyer is in compliance with all applicable NYSE listing rules and requirements and continued listing standards, and, to the Knowledge of Buyer, except for the Merger and the transactions contemplated thereby, or as set forth on Section 6.5 of the Buyer Disclosure Memorandum, there are no facts that cause or could reasonably be expected to cause Buyer to be non-compliant with any applicable NYSE listing rules and requirements and continued listing standards.
(f)    Buyer’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Buyer, “independent” with respect to Buyer within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(g)    Since October 1, 2010, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Buyer, the Board of Directors of Buyer or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Since October 1,

2010, neither Buyer nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer, or (iii) any claim or allegation regarding any of the foregoing.
6.6    Absence of Undisclosed Liabilities.
No Buyer Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, except Liabilities (i) which are accrued or reserved against in the consolidated balance sheet of Buyer (the “Buyer Balance Sheet”) as of December 31, 2013 (the “Buyer Balance Sheet Date”), included in the Buyer Financial Statements or reflected in the notes thereto, or (ii) incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement.
6.7    Absence of Certain Changes or Events.
Since the Buyer Balance Sheet Date, except as disclosed in the Buyer Financial Statements filed with the SEC prior to the date of this Agreement or as disclosed in Section 6.7 of the Buyer Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer provided in Article 7.
6.8    Tax Matters.
(a)    All Buyer Entities have filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, such Tax Returns have been filed timely to the extent such jurisdictions are in the United States, and such Tax Returns are correct and complete in all material respects. None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities. No claim is pending by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.
(b)    None of the Buyer Entities has received any notice of assessment or proposed assessment in connection with any Taxes that have not been settled or paid, and there are not, to Buyer’s Knowledge, any threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Buyer Entity or the assets of any Buyer Entity. No officer or employee responsible for Tax matters of any Buyer Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes, nor agreed to a Tax assessment or deficiency.
(c)    Each Buyer Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.
(d)    The unpaid Taxes of each Buyer Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Buyer Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Buyer Entities in filing their Tax Returns.
(e)    None of the Buyer Entities is a party to any Tax allocation or sharing agreement and none of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Buyer is parent), or as a transferee or successor, by contract or otherwise.
(f)    During the five-year period ending on the date hereof, none of the Buyer Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.
(g)    None of the Buyer Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Buyer has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2). None of the Buyer Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Buyer Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations

dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
(h)    Each of the Buyer Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.
(i)    No Buyer Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country, or if no treaty or convention between the United States and such foreign country exists, any presence sufficient to constitute a taxable presence under the laws of such foreign jurisdiction.
6.9    Real Property.
(a)    Section 6.9 of the Buyer Disclosure Memorandum sets forth all material real property owned by each Buyer Entity (the “Owned Real Property”). Each Buyer Entity has good and marketable fee simple title to the Owned Real Property owned by it, free and clear of all Liens, except as set forth on Section 6.9 of the Buyer Disclosure Memorandum.
(b)    Each Buyer Entity has a good leasehold estate in each Real Property Lease under which such Buyer Entity is a tenant or a subtenant, in each case free and clear of all Liens. No Buyer Entity is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. To the knowledge of Buyer, no other party to any Real Property Lease is in breach of or default under the terms of any such Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Real Property Lease to which a Buyer Entity is a party is a valid and binding obligation of such Buyer Entity and, to the knowledge of Buyer, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
6.10    Assets.
(a)    Except as disclosed in Section 6.10 of the Buyer Disclosure Memorandum or as disclosed or reserved against in the Buyer Financial Statements, the Buyer Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to its respective business, except for any such Liens or other defects of title which are not reasonably likely to have a Buyer Material Adverse Effect. All tangible properties used in the businesses of the Buyer Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer’s past practices.
(b)    All items of inventory of the Buyer Entities reflected on the most recent balance sheet included in the Buyer Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and are expected to consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Buyer Entities are a part, except inventory for which there is an appropriate reserve or accrual in such Buyer Financial Statements.
(c)    The accounts receivable of the Buyer Entities as set forth on the Buyer Balance Sheet included in the Buyer Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and to Buyer’s Knowledge are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on such Buyer Balance Sheet has been determined in accordance with GAAP.
(d)    All Assets which are material to Buyer’s business on a consolidated basis, held under leases or subleases by any of the Buyer Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.
(e)    The Buyer Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations. None of the Buyer Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Buyer Entity under such policies.
(f)    The Assets of the Buyer Entities include all assets required to operate the business of the Buyer Entities as presently conducted.

6.11    Intellectual Property.
Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business including sufficient rights in each copy possessed or otherwise used by each Buyer Entity. Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Buyer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Buyer, the conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 6.11 of the Buyer Disclosure Memorandum, no Buyer Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.11 of the Buyer Disclosure Memorandum, every officer, director, or employee of any Buyer Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Buyer Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Buyer Entity, and, to the Knowledge of Buyer, no such officer, director or employee is party to any Contract with any Person other than a Buyer Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Buyer Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Buyer Entity. Except as disclosed in Section 6.11 of the Buyer Disclosure Memorandum, to the Knowledge of Buyer, no officer, director or employee of any Buyer Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person (other than any Buyer Entity).
6.12    Environmental Matters.
(a)    Each Buyer Entity, each Owned Real Property and each property or facility leased or operated by a Buyer Entity is, and has been, in compliance with all Environmental Laws, except for any such noncompliance which is not reasonably likely to have a Buyer Material Adverse Effect.
(b)    There is no Litigation pending or to the Knowledge of Buyer, threatened, before any court, governmental agency, or authority or other forum in which any Buyer Entity, any Owned Real Property or any property or facility leased or operated by a Buyer Entity has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Buyer Entity nor, to the Knowledge of Buyer, is there any reasonable basis for any Litigation of a type described in this sentence.
(c)    During the period of any Buyer Entity’s ownership or operation of any of their respective current or former properties or facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of any Buyer Entity’s ownership or operation of any of their respective current or former properties or facilities, to the Knowledge of Buyer, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property or facility.
6.13    Compliance with Laws.
Each Buyer Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as disclosed in Section 6.13 of the Buyer Disclosure Memorandum, none of the Buyer Entities:
(a)    is in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);
(b)    is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Buyer Material Adverse Effect; or
(c)    has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not, or may not be, in compliance with any Laws or Orders (ii) threatening to revoke any Permits, or (iii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or
(d)    has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Buyer Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Buyer Entity; and no Buyer Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section 6.13 of the Buyer Disclosure Memorandum, none of any Buyer Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

Section 6.13 of the Buyer Disclosure Memorandum contains a list of all independent contractors of each Buyer Entity (separately listed by Buyer Entity) and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Buyer Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Target.

6.14    Labor Relations.
(a)    No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Buyer Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Buyer’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Buyer Entity pending or, to the Knowledge of Buyer, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Buyer, in the past five years, there has not been any attempt by any Buyer Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Buyer Entity. Except as required by applicable Law or pursuant to employment agreements identified on Section 6.15 of the Buyer Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Buyer Entity is terminable at will by the relevant Buyer Entity without any penalty, liability or severance obligation incurred by any Buyer Entity. No Buyer entity will owe any amounts for wages or severance obligations to any of its employees or independent contractors as of the Closing Date outside of the ordinary course of business.
(b)    All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
6.15    Employee Benefit Plans.
(a)    Buyer has disclosed in Section 6.15 of the Buyer Disclosure Memorandum, and has delivered or made available to Target prior to the execution of this Agreement, (i) copies in each case of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Buyer Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Buyer Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Buyer Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Buyer ERISA Plan.”) Each Buyer ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Buyer Pension Plan.”) No Buyer Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.
(b)    Buyer has delivered to Target prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Buyer Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.
(c)    Each Buyer Benefit Plan is in compliance with the applicable terms of such Buyer Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code in material compliance with the terms of ERISA, and in compliance with any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Buyer ERISA Plan which is intended to be qualified under Internal Revenue Code Section 401(a) has received a favorable determination letter from the IRS that is still in effect and applies to the Buyer ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Buyer ERISA Plan as amended and administered. Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Buyer has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Buyer Benefit Plan with applicable Laws. No Buyer Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that such Buyer Benefit Plan failed to comply with applicable Laws.
(d)    There has been no oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans made to employees of the Buyer which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Buyer nor any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Buyer or Target to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Buyer Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Buyer Benefit Plan.
(e)    All Buyer Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Buyer Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or distributed to participants of the Buyer Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.
(f)    No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).
(g)    For any Buyer Pension Plan, the fair market value of such Buyer Pension Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Buyer Pension Plan. For this purpose the funding status shall be determined assuming the Buyer Pension Plan will be continued indefinitely and by using the assumption set forth in the most recent actuarial statement for such Buyer Pension Plan. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Buyer Pension Plan, (ii) no change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no increase in benefits under any Buyer Pension Plan as a result of Buyer Pension Plan amendments or changes in any applicable Law which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such Buyer Pension Plan. All contributions with respect to an Employee Benefit Plan of Buyer, or of any of its ERISA Affiliates that is subject to Internal Revenue Code Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Buyer Pension Plan has a “liquidity shortfall” as defined in Internal Revenue Code Section 412(m)(5). Neither the Buyer nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Internal Revenue Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by the Buyer and by each of its ERISA Affiliates.
(h)    No Liability under Title IV of ERISA has been or is expected to be incurred by any of Buyer or its ERISA Affiliates and no event has occurred that could reasonably be anticipated to result in Liability under Title IV of ERISA being incurred by Buyer or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen or terminated single employer plan of Buyer or of any ERISA Affiliate.
(i)    Except as disclosed in Section 6.15 of the Buyer Disclosure Memorandum, no Buyer Entity has any Liability for retiree health and life benefits under any of the Buyer Benefit Plans and there are no restrictions on the rights of such Buyer Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Buyer Benefit Plan and no circumstance exists which could give rise to such Taxes.
(j)    Except as disclosed in Section 6.15 of the Buyer Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Buyer Entity from any Buyer Entity under any Buyer Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
(k)    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Buyer Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Buyer Financial Statements to the extent required by and in accordance with GAAP.
(l)    All individuals who render services to any Buyer Entity and who are authorized to participate in a Buyer Benefit Plan pursuant to the terms of such Buyer Benefit Plan are in fact eligible to and authorized to participate in such Buyer Benefit Plan. All individuals participating in (or eligible to participate in) any Buyer Benefit Plan are common-law employees of a Buyer Entity.
(m)    Neither the Buyer nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).
(n)    All Buyer stock options have an exercise price per share that was not less than the “fair market value” of one share of Buyer Common Stock on the date of grant. All such stock options have been properly accounted for in accordance with GAAP in all material respects, and no change is expected in respect of any prior financial statements relating to expenses for stock−based compensation.
(o)    Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Internal Revenue Code) subject to section 409A of the Internal Revenue Code has been operated since January 1, 2005 in good faith compliance with section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

6.16    Material Contracts.
Except as disclosed in Section 6.16 of the Buyer Disclosure Memorandum or otherwise reflected in the Buyer Financial Statements, none of the Buyer Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment agreement that is not, subject to applicable Law, terminable at-will, or severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Buyer Entity or the guarantee by any Buyer Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Buyer Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Buyer Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or vendors, including “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Buyer Entity entered into outside the ordinary course of business, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business involving payments under any individual Contract not in excess of $100,00 per annum or that may be terminated at any time by a Buyer Entity without any material payment or penalty), or (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10‑K filed by Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to Buyer’s Form 10‑K filed for the fiscal year ended September 30, 2013, or in an SEC Document and identified to Target (together with all Contracts referred to in Sections 6.9(b), and 6.15(a), the “Buyer Contracts”). With respect to each Buyer Contract and except as disclosed in Section 6.16 of the Buyer Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Buyer Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; (C) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Buyer Entity for money borrowed is prepayable at any time by such Buyer Entity without penalty or premium.
6.17    Privacy of Customer Information
(a)    Buyer is the sole owner of all IIPI relating to customers, former customers and prospective customers of Buyer, subject only to the rights of such customers.
(b)    Buyer’s collection and use of IIPI relating to Buyer’s customers, former customers and prospective customers complies in all material respects with Buyer’s privacy policy and all applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.

6.18    Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Buyer Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Section 6.18 of the Buyer Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Buyer Entity is a party and which names a Buyer Entity as a defendant or cross-defendant or for which any Buyer Entity has potential Liability. Section 6.18 the Buyer Disclosure Memorandum contains a summary of all Orders to which any Buyer Entity is subject.
6.19    Reports.
Since January 1, 2011, each Buyer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
6.20    Statements True and Correct.
(a)    No representation or warranty or other statement made by Buyer in this Agreement, the Buyer Disclosure Memorandum or the certificates delivered pursuant to Section 9.3(c) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.
(c)    None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Buyer’s shareholders in connection with the Buyer Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Buyer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Buyer Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Buyer Shareholders’ Meeting.
(d)    All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
6.21    Vote of Buyer Shareholders.
Except for the approval (“Buyer Shareholder Approval”) by the vote of holders of a majority of the outstanding shares of Buyer Common Stock in favor of the issuance of the aggregate Merger Consideration (the “Buyer Shareholder Approval Matters”) no vote of the shareholders of Buyer or the holders of any other securities of Buyer (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Buyer to consummate the transactions contemplated hereby.
6.22    Authority of Sub.
Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California as a wholly owned Subsidiary of Buyer. The authorized capital stock of Sub shall consist of 100 shares of Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Buyer free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Buyer, as the sole shareholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of approval of the Merger and this Agreement, as and to the extent required by applicable Law.

6.23    Tax and Regulatory Matters.
No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
6.24    Board Recommendation.
The Board of Directors of Buyer, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Buyer Common Stock approve the issuance of the Merger Consideration.
ARTICLE 7CONDUCT OF BUSINESS PENDING CONSUMMATION
7.1    Affirmative Covenants of Target.
From the date of this Agreement until the earlier of (i) the Effective Time, or (ii) the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target shall (A) operate its business only in the usual, regular, and ordinary course, (B) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (C) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
7.2    Negative Covenants of Target.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do any of the following:
(a)    amend the articles of incorporation, bylaws or other governing instruments of Target, or
(b)    incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Entity to another Target Entity) in excess of an aggregate of $50,000 (for the Target Entities on a consolidated basis) except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, on any Asset of any Target Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Target Disclosure Memorandum); or
(c)    repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or repurchases of shares of Target Common Stock from employees, officers, directors, consultants or other persons performing services for Target pursuant to agreements under which Target has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Entity, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; or
(d)    except for this Agreement, or pursuant to the exercise of stock options or conversion of Target Preferred Stock outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Target Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, or amend the terms of any Target SAR (as amended to date) outstanding as of the date hereof; or
(e)    adjust, split, combine or reclassify any capital stock of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration; or
(f)    except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three months or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person; or
(g)    grant any increase in compensation or benefits to the employees or officers of any Target Entity, except in accordance with past practice disclosed in Section 7.2(g) of the Target Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Target Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Target Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Target Entity except in accordance with past practice disclosed in Section 7.2(g) of the Target Disclosure Memorandum; or
(h)    enter into or amend any employment Contract between any Target Entity and any Person (unless such amendment is required by Law) that the Target Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or
(i)    adopt any new employee benefit plan of any Target Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Target Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or
(j)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or
(k)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Target Entity for material money damages or restrictions upon the operations of any Target Entity; or
(l)    except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or
(m)    permit any shares of Target Common Stock or Target Preferred Stock to be issued or transferred on its books in the five business days preceding the Effective Time.
7.3    Affirmative Covenants of Buyer.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular and ordinary course, (b) use all reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
7.4    Negative Covenants of Buyer.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it will not do or agree or commit to do any of the following:
(a)    amend the certificate or articles of incorporation, bylaws or other governing instruments of any Buyer Entity, or
(b)    incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Buyer Entity to another Buyer Entity) in excess of an aggregate of $50,000 (for the Buyer Entities on a consolidated basis) except in the ordinary course of the business of the Buyer Entities consistent with past practices, or impose, or suffer the imposition, on any Asset of any Buyer Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Buyer Disclosure Memorandum); or
(c)    repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or repurchases of shares of Buyer Common Stock from employees, officers, directors, consultants or other persons performing services for Buyer pursuant to agreements under which Buyer has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Buyer Entity, or declare or pay any dividend or make any other distribution in respect of Buyer’s capital stock except that prior to the Effective Time, the Board of Directors of Buyer may declare a special cash dividend payable with respect to shares of Buyer Common Stock held by shareholders of Buyer as of a record date prior to the Effective Time and payable after the Effective Time, in an amount not to exceed $0.55 per share; or
(d)    except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.4(d) of the Buyer Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Buyer Common Stock or any other capital stock of any Buyer Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e)    adjust, split, combine or reclassify any capital stock of any Buyer Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Buyer Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Buyer Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or
(f)    except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three months or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person; or
(g)    grant any increase in compensation or benefits to the employees or officers of any Buyer Entity, except in accordance with past practice disclosed in Section 7.4(g) of the Buyer Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.4(g) of the Buyer Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Buyer Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Buyer Entity except in accordance with past practice disclosed in Section 7.4(g) of the Buyer Disclosure Memorandum; or
(h)    enter into or amend any employment Contract between any Buyer Entity and any Person (unless such amendment is required by Law) that the Buyer Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or
(i)    adopt any new employee benefit plan of any Buyer Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Buyer Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or
(j)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or
(k)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Buyer Entity for material money damages or restrictions upon the operations of any Buyer Entity; or
(l)    except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.
7.5    Adverse Changes in Condition.
Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
ARTICLE 8ADDITIONAL AGREEMENTS
8.1    Registration Statement; Proxy Statement; Shareholder Approval.
(a)    Each of Target and Buyer shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the parties hereto shall prepare and cause to be filed with the SEC the Proxy Statement and the Registration Statement in which the Proxy Statement will be included as a prospectus; provided, however, that prior to the filing of the Proxy Statement and the Registration Statement, Buyer shall consult with Target with respect to such filings and shall afford Target and its Representatives reasonable opportunity to comment thereon. Each of Target and Buyer shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations under the Securities Act and Exchange Act and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The parties hereto shall use reasonable best efforts to cause the Proxy Statement to be mailed to Buyer’s shareholders and Target’s shareholders, all as promptly as reasonably practicable after the date on which the Registration Statement is declared effective under the Securities Act (the “S−4 Effective Date”).

Target shall provide Buyer with any information for inclusion in the Proxy Statement and the Registration Statement that may be required under applicable Law or that is reasonably requested by Buyer. Buyer shall notify Target promptly after the receipt of notice of the S-4 Effective Date from the SEC, or the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement, the Registration Statement or for additional information, and Buyer will promptly supply to Target copies of all correspondence between Buyer or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. Each of Target and Buyer shall use reasonable best efforts to promptly resolve all SEC comments with respect to the Proxy Statement, the Registration Statement and any other required filings as promptly as practicable after receipt thereof. Each of Target and Buyer agree to correct any information provided by it for use in the Proxy Statement or the Registration Statement, which shall have become false or misleading in any material respect. Target will promptly notify the Buyer if at any time prior to the Buyer Shareholders’ Meeting Target becomes aware of any event which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement. In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Buyer’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to its shareholders under applicable Law.
Subject to the other provisions of this Agreement, not sooner than a reasonable period after the S−4 Effective Date, but prior to the Buyer Shareholders’ Meeting, Target shall take all action necessary in accordance with the CGCL and the Target’s Articles of Incorporation and Bylaws to solicit approval by written consent from Target’s shareholders for the purpose of obtaining the Target Shareholder Approval.
(b)    Subject to the other provisions of this Agreement, Buyer shall (i) take all action necessary in accordance with the New York Business Corporation Law and Buyer’s Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Buyer Shareholder Approval (the “Buyer Shareholders’ Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the S−4 Effective Date and holding the Buyer Shareholders’ Meeting as soon as reasonably practicable after mailing the Proxy Statement, unless otherwise mutually agreed by Target and by Buyer), (ii) include in the Proxy Statement the recommendation of Buyer’s board of directors that its shareholders grant the Buyer Shareholder Approval and (iii) use all reasonable best efforts to solicit from its shareholders proxies to secure the Buyer Shareholder Approval. Buyer shall, in its capacity as the sole shareholder of Sub, approve this Agreement and the consummation of the transactions contemplated hereby. Buyer shall not submit any proposals to its shareholders at the Buyer Shareholders’ Meeting other than the Buyer Shareholder Approval Matters without the prior written consent of Target.
(c)    Neither the Board of Directors of Target, the Buyer nor any respective committee thereof shall (i) except as expressly permitted by this Article 8, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer or Target, as the case may be, the approval or recommendation of such Board of Directors with respect to the Buyer Shareholder Approval Matters or Target Shareholder Approval Matters, as applicable, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Target or Buyer to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to obtaining the Buyer Shareholder Approval or Target Shareholder Approval, as applicable, the Board of Directors of Target or Buyer determines in good faith, after it has received a Superior Proposal and, after receipt of advice from outside counsel and outside financial advisor, that the failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of Target or Buyer to the Target shareholders or Buyer shareholders, respectively, under applicable Law, the Board of Directors of Target or Buyer, as applicable, may (subject to this and the following sentences) inform its shareholders that it no longer believes that the Merger is advisable and no longer recommends approval of the Buyer Shareholder Approval Matters or Target Shareholder Approval Matters, as applicable, and may (subject to this and the following sentences) approve or recommend a Superior Proposal and in connection therewith withdraw or modify its approval or recommendation with respect to the Buyer Shareholder Approval Matters or Target Shareholder Approval Matters (a “Subsequent Determination”), but only at a time that is after the third business day following Target or Buyer’s receipt of written notice advising Buyer or Target that the Board of Directors of Target or Buyer has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, during such three business day period, Target or Buyer shall provide a reasonable opportunity to the other Party to make such adjustments in the terms and conditions of this Agreement as would enable Target or Buyer to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Party making such adjustment. Any material amendment to an Acquisition Proposal shall require Buyer or Target, as applicable, to deliver a new notice to the other Party and, after such new notice, the other Party shall have an additional three business day period to make adjustments to the terms and conditions of this Agreement before the Buyer or Target, as applicable, may make a Subsequent Determination.

8.2    Other Offers, Etc.
(a)    No Target Entity or Buyer Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to this Article 8, approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 8.2(a) shall not prohibit a Target Entity or Buyer Entity from furnishing nonpublic information regarding such Party to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) such Target Entity, Buyer Entity or their respective Representatives or Affiliates has not violated any of the restrictions set forth in this Section 8.2, (B) the Board of Directors of Target or Buyer, as applicable, determines in good faith (based on, among other things, the advice of its financial advisor) that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, (C) its Board of Directors concludes in good faith, after consultation with its outside legal counsel and outside financial advisor, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties, as such duties would exist in the absence of this Section 8.2, to the shareholders of such Party under applicable Law, (D) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, such Party gives the other Party written notice of the identity of such Person or Group and of such Party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) such Party receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). In addition to the foregoing, each of Target and Buyer shall provide the other Party with at least two business days prior written notice of a meeting of the Board of Directors of such Party at which meeting such Board of Directors is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that both Parties hereby agree promptly to provide the other Party with any revised documentation and any Acquisition Agreement.
(b)    In addition to the obligations of Target and Buyer set forth in Section 8.2(a), as promptly as practicable, and in any event within one business day after any of the executive officers of Target or Buyer become aware thereof, such Party shall advise the other Party of any request received by such Party for nonpublic information which such Party reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Each Party shall keep the other Party informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

8.3    Exchange Listing.
Buyer shall use its reasonable best efforts to maintain its existing listing on the NYSE and to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of Target Capital Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.
8.4    Consents of Regulatory Authorities.
The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
8.5    Filings with State Offices.
Upon the terms and subject to the conditions of this Agreement, Target and Sub shall execute and file a copy of this Agreement with the Secretary of State of the State of California in connection with the Closing.

8.6    Agreement as to Efforts to Consummate.
Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
8.7    Investigation and Confidentiality.
(a)    Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Notwithstanding the foregoing, neither Party shall be required to provide such information or access to the extent it would cause a violation of any agreement to which such Party is a party (although each Party shall use commercially reasonable efforts to obtain any necessary consent so that such violation would not occur), would cause reasonable risk of a loss of a privilege to such Party, or would constitute a violation of any applicable Law. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.
(b)    In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(c)    Each Party shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to such Party to preserve the confidentiality of the information relating to the Target Entities or Buyer Entities provided to such Persons and their Affiliates and Representatives.
(d)    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
8.8    Press Releases.
Prior to the Effective Time, Target and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
8.9    Tax Treatment.
Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and to report the Merger for federal, state and local income tax purposes in a manner consistent therewith.
8.10    State Takeover Laws.
Each Target Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.
8.11    Employee Benefits and Contracts.
Following the Effective Time, Buyer shall provide generally to officers and employees of the Target Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Target Entities to such officers and employees. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer’s employee benefit plans, the service of the employees of the Target Entities prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans. Buyer also shall cause the Surviving Corporation to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the Target Disclosure Memorandum to Buyer between any Target Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Target Benefit Plans. With respect to Buyer’s benefit plans, subject to any applicable plan provisions, contractual requirements or laws, Buyer shall, (a) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements, waiting periods, any evidence of insurability requirements or pre-existing conditions would apply under the analogous Target benefit plan in which any such participating Target employee was a participant or eligible to participate as of immediately prior to the Effective Time, and (b) give effect, in determining any deductibles, co-insurance or maximum out of pocket limitations, to amounts paid by such participating Target employee prior to the Effective Time under a Target benefit plan in which any such employee was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such Target benefit plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs.
8.12    Indemnification of Target Directors and Officers.
(a)    For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law and Target’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.
(b)    Buyer shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and Target shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Target given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Buyer nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 300% of the annual premium payments on Target’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer or the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld; and provided further that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(d)    If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 8.12.

(e)    The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.
8.13    Buyer Board.
Buyer shall take all requisite action to cause, effective immediately following the Effective Time, the board of directors of Buyer to consist of six (6) members, comprised of three directors of Buyer immediately prior to the Effective Time, subject to Section 9.3(e), and three directors of Target immediately prior to the Effective Time. The terms of the directors designated by Target and the terms of the directors designated by Buyer shall be equal as nearly as practicable within the classified board structure of Buyer under applicable Law. In lieu of one of the three directors to be appointed by Buyer or Target from the existing board members of Buyer or Target, as applicable, either Buyer or Target may appoint a person not currently serving on such Party’s board of directors if such person would qualify as an independent director under NYSE rules and such person is approved by the other Party not appointing such director. After the Effective Time, the composition of the Board shall be determined in accordance with applicable Law.
8.14    Section 16 Matters.
Prior to the Effective Time, the Board of Directors of Buyer, or an appropriate committee of non-employee directors, shall adopt a resolution in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, so that the acquisition by any officer or director of Target who may become a covered person of Buyer for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Buyer Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
ARTICLE 9CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
9.1    Conditions to Obligations of Each Party.
The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:
(a)    Shareholder Approval. The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments. The shareholders of Buyer shall have approved the Merger and the issuance of shares of Buyer Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE.
(b)    Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.
(c)    Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
(d)    Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.
(e)    Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.
(f)    Exchange Listing. The Buyer Common Stock has been continually listed on the NYSE during the period commencing with the date of this Agreement to the Effective Time and remains listed on the NYSE as of the Effective Time and there is no order or notice outstanding that would result in or cause the Buyer Common Stock to be not listed on the NYSE or suspended from trading immediately following the Effective Time. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
9.2    Conditions to Obligations of Buyer.
The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 12.6(a):

(a)    Representations and Warranties. The representations and warranties of Target set forth in this Agreement (other than those contained in Sections 5.2(a), 5.3(a), and 5.20, which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Target Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The representations and warranties of Target set forth in Sections 5.2(a), 5.3(a), and 5.20 shall be true and correct in all respects (except, in the case of Section 5.3(a), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, as of such date).
(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    Certificates. Target shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Target and in Sections 9.2(a), and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.
(d)    No Material Adverse Effect. Since the date hereof, no Target Material Adverse Effect shall have occurred.
(e)    Dissenters’ Rights. No more than ten percent (10%) of the total issued and outstanding shares of Target Capital Stock have delivered written demand for the repurchase of their shares of Target Capital Stock in accordance with Section 1300 of the CGCL.
(f)    FIRPTA Certificate. Target shall have delivered to Buyer (a) a certification from Target, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Target, that Target is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2), and (b) proof reasonably satisfactory to Buyer that Target has provided notice of such certification to the IRS in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).
9.3    Conditions to Obligations of Target.
The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 12.6:
(a)    Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement (other than those contained in Sections 6.2(a), 6.3(a), and 6.23 which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Buyer Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The representations and warranties set forth in Sections 6.2(a), 6.3(a), and 6.23 shall be true and correct in all respects (except, in the case of Section 6.3(a), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if given as of a specific date, as of such date).
(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    Certificates. Buyer shall have delivered to the Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Buyer and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall request.
(d)    No Material Adverse Effect. Since the date hereof, no Buyer Material Adverse Effect shall have occurred.
(e)    Board Resignations. Each of the members of the Board of Directors of Buyer identified on Annex D (the “Non-Continuing Directors”) shall have submitted an irrevocable letter of resignation, effective at the Effective Time.

ARTICLE 10TERMINATION
10.1    Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target and shareholders of Buyer or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a)    By mutual written agreement of Buyer and Target; or
(b)    By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2(a) or 9.3(a) as applicable; or
(c)    By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2(b) or 9.3(b) as applicable; or
(d)    By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of Buyer fail to vote their approval of the Buyer Shareholder Approval Matters at the Buyer Shareholders’ Meeting, or the shareholders of Target fail to approve the Target Shareholder Matters, where such matters were presented to such shareholders for approval and voted upon; or
(e)    By either Party in the event that the Merger shall not have been consummated by September 28, 2014, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); provided, that in the event that the Registration Statement has not been declared effective under the Securities Act by September 28, 2014, then either Party shall be entitled to extend the date for termination pursuant to this Section 10.1(e) for an additional sixty (60) days, unless the Party electing such extension has breached Section 8.1(a); or
(f)    By Buyer in the event that (i) the Board of Directors of Target shall have failed to recommend, without modification or qualification, that shareholders of Target approve the Target Shareholder Approval Matters or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors, or (ii) the Board of Directors of Target shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger, or (iii) Target breaches any of its obligations under Sections 8.1 or 8.2; or
(g)    By Target in the event that (i) the Board of Directors of Buyer shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that shareholders of Buyer approve the Buyer Shareholder Approval Matters or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Target, the recommendation of such Board of Directors in favor of the Buyer Shareholder Approval, or (ii) the Board of Directors of Buyer shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger, or (iii) Buyer breaches any of its obligations under Sections 8.1 or 8.2; or
(h)    By Target, (provided that Target has complied with its obligations under Sections 8.1 and 8.2), if prior to obtaining the Target Shareholder Approval, the Board of Directors of Target has authorized Target to accept or enter into a written agreement for a transaction constituting a Superior Proposal; provided, however, that (i) at least two business days prior to any such termination, Target shall, and shall cause its advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Target to proceed with the transactions contemplated herein on such adjusted terms, and (ii) Target shall have tendered to Buyer payment in full of the amount specified in Section 12.2(b) concurrently with delivery of notice of termination pursuant to this Section 10.1(h); or
(i)    By Buyer, (provided that Buyer has complied with its obligations under Sections 8.1 and 8.2), if prior to obtaining the Buyer Shareholder Approval, the Board of Directors of Buyer has authorized Buyer to accept or enter into a written agreement for a transaction constituting a Superior Proposal; provided, however, that (i) at least two business days prior to any such termination, Buyer shall, and shall cause its advisors to, negotiate with Target to make such adjustments in the terms and conditions of this Agreement as would enable Buyer to proceed with the transactions contemplated herein on such adjusted terms, and (ii) Buyer shall have tendered to Target payment in full of the amount specified in Section 12.2(b) concurrently with delivery of notice of termination pursuant to this Section 10.1(i).

(j)    By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e).
10.2    Effect of Termination.
In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2, Section 8.7(b), and Article 12, shall survive any such termination and abandonment. Notwithstanding the foregoing, to the extent that any termination of this Agreement results from the willful and material breach by a Party of any representation or warranty or covenant set forth in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Party as a result of such breach.
ARTICLE 11RESERVED

ARTICLE 12MISCELLANEOUS
12.1    Definitions.
(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“Acquisition Proposal” means any proposal (whether communicated to either Party or publicly announced to either Parties’ shareholders) by any Person (other than Buyer, Target or any Party or their Affiliates) for an Acquisition Transaction involving Target, Buyer or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute fifteen percent (15%) or more of the consolidated assets of Target or Buyer as reflected on such Parties’ consolidated statement of condition prepared in accordance with GAAP.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Target or Buyer by any Person or “Group” (other than Buyer, Target or any of their Affiliates) of 15% or more in interest of the total outstanding voting securities of Target, Buyer or any of their Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Buyer, Target or any of their Affiliates) beneficially owning 15% or more in interest of the total outstanding voting securities of Target, Buyer or any of their Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Target or Buyer pursuant to which the shareholders of Target or Buyer immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the assets of Target or Buyer; or (iii) any liquidation or dissolution of Target or Buyer.
“Adjusted Series A Conversion Shares” means the sum of (i) the Series A Conversion Shares plus (ii) the Series A Adjustment Shares.
“Adjusted Series B Conversion Shares” means the sum of (i) the Series B Conversion Shares plus (ii) the Series B Adjustment Shares.
“Adjusted Series C Conversion Shares” means the sum of (i) the Series C Conversion Shares plus (ii) the Series C Adjustment Shares.
“Adjusted Series D Conversion Shares” means the sum of (i) the Series D Conversion Shares plus (ii) the Series D Adjustment Shares.
“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Buyer Common Stock” means the $0.01 par value common stock of Buyer.
“Buyer Disclosure Memorandum” means the written information entitled “Vicon Disclosure Memorandum” delivered on or prior to the date of this Agreement to Target describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Notwithstanding the foregoing, information disclosed with respect to one Section shall also be deemed to be disclosed with respect to any other Section to which the relevance of such item is reasonably apparent on the face of such disclosure.
“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.
“Buyer Financial Statements” means the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2013, and as of September 30, 2013, and the related statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended December 31, 2013 and each of the three fiscal years ended September 30, 2013, 2012 and 2011, as filed by Buyer in SEC Documents.
“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Buyer Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior informed written Consent of Target in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Buyer to, this Agreement or any of the transactions contemplated by this Agreement, (F) failure of Buyer to meet the revenue or earnings projections provided to Target, the revenue or earnings predictions of equity analysts or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, or (G) changes, solely in and of themselves, in the market price or trading volume of Buyer Common Stock (it being understood that the cause of any such changes may be deemed to constitute, in and of itself, a Buyer Material Adverse Effect and may be taken into consideration in determining whether a Buyer Material Adverse Effect has occurred).
“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in the Buyer Financial Statements.
“Closing Date” means the date on which the Closing occurs.
“Common Stock Aggregate Merger Consideration” means the product of (i) the Common Stock Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Common Stock Conversion Shares” means the difference of (i) the total number of shares of Target Common Stock outstanding immediately prior to the Effective Time, less (ii) the number of Preferred Adjustment Shares.
“Common Stock Per Share Merger Consideration” means the quotient of (i) the Common Stock Aggregate Merger Consideration divided by (ii) the total number of shares of Target Common Stock outstanding immediately prior to the Effective Time.
“Common Stock Pro Rata Portion” means (i) the Common Stock Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 9, 2013, between Target and Buyer.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which together with a Target Entity would be treated as a single employer under Code Section 414.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exhibits” 1 through 3, inclusive, means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.
“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing; (ii) domain names and other Internet addresses or identifiers; (iii) patents and patent applications; (iv) copyrights (registered and unregistered) and applications for registration; (v) know-how, inventions, methods, processes, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge of the chairman, president, chief financial officer, chief accounting officer or chief operating officer of such Person.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Owned Real Property, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Merger Consideration” means a number of shares of Buyer Common Stock equal to the Outstanding Equity of Buyer immediately prior to the Effective Time, which shall be issued to the holders of shares of Target Capital Stock in accordance with Section 3.1 of this Agreement.
“NYSE” means the NYSE MKT LLC.
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.
“Outstanding Equity” means (i) with respect to Buyer, the total number of shares of Buyer Common Stock then issued and outstanding, excluding outstanding options to purchase Buyer Common Stock, and any other securities convertible into Buyer Common Stock, and (ii) with respect to Target, the total number of shares of Target Common Stock then issued and outstanding plus the total number of shares of Target Common Stock into which the Target Preferred Stock is convertible, excluding outstanding options to purchase Target Common Stock, and any other securities convertible into Target Common Stock.
“Party” means any of Target, Sub or Buyer, and “Parties” means Target, Sub and Buyer.
“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
“Preferred Adjustment Shares” means 1,450,000 shares of Target Common Stock.
“Pro Rata Share” means a percentage equal to (i) the Merger Consideration payable to such Target Shareholder divided by (ii) the aggregate Merger Consideration.
“Proxy Statement” means the letter to shareholders of Buyer, notice of meeting with respect to the Buyer Shareholders’ Meeting, proxy statement/prospectus, forms of proxy and any other proxy solicitation materials to be filed with the SEC and distributed to shareholders of Buyer in connection with the Merger.
“Registration Statement” means the Registration Statement on Form S‑4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the shareholders of Target in connection with the transactions contemplated by this Agreement.
“Regulatory Authorities” means, collectively, the SEC, the NYSE and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.
“Representative” means any investment banker, financial advisor, attorney, accountant, employee, consultant, or other representative or agent engaged by a Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“Series A Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series A Pro Rata Adjustment Amount.
“Series A Aggregate Merger Consideration” means the product of (i) the Series A Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Series A Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series A Preferred Stock outstanding immediately prior to the Effective Time are convertible.

“Series A Per Share Merger Consideration” means the quotient of (i) the Series A Aggregate Merger Consideration divided by (ii) the Series A Conversion Shares.
“Series A Pro Rata Adjustment Amount” means the quotient of (i) the Series A Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series A Pro Rata Portion” means the quotient of (i) the Adjusted Series A Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Series B Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series B Pro Rata Adjustment Amount.
“Series B Aggregate Merger Consideration” means the product of (i) the Series B Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Series B Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series B Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series B Per Share Merger Consideration” means the quotient of (i) the Series B Aggregate Merger Consideration divided by (ii) the Series B Conversion Shares.
“Series B Pro Rata Adjustment Amount” means the quotient of (i) the Series B Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series B Pro Rata Portion” means (i) the Adjusted Series B Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Series C Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series C Pro Rata Adjustment Amount.
“Series C Aggregate Merger Consideration” means the product of (i) the Series C Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Series C Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series C Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series C Per Share Merger Consideration” means the quotient of (i) the Series C Aggregate Merger Consideration divided by (ii) the Series C Conversion Shares.
“Series C Pro Rata Adjustment Amount” means the quotient of (i) the Series C Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series C Pro Rata Portion” means (i) the Adjusted Series C Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Series D Adjustment Shares” means the product of (i) the Preferred Adjustment Shares multiplied by (ii) the Series D Pro Rata Adjustment Amount.
“Series D Aggregate Merger Consideration” means the product of (i) the Series D Pro Rata Portion multiplied by (ii) the Merger Consideration.
“Series D Conversion Shares” means the total number of shares of Target Common Stock into which all shares of Target Series D Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series D Per Share Merger Consideration” means the quotient of (i) the Series D Aggregate Merger Consideration divided by (ii) the Series D Conversion Shares.

“Series D Pro Rata Adjustment Amount” means the quotient of (i) the Series D Conversion Shares divided by (i) the total number of shares of Target Common Stock into which all shares of Target Preferred Stock outstanding immediately prior to the Effective Time are convertible.
“Series D Pro Rata Portion” means (i) the Adjusted Series D Conversion Shares divided by (ii) the Outstanding Equity of Target.
“Sub Common Stock” means the $1.00 par value common stock of Sub.
“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Target Entities or the Buyer Entities and (ii) with respect to which the Board of Directors of Target or Buyer, as applicable (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable from a financial point of view to such Party’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of such Party, after obtaining the advice of its financial advisor, any proposed changes to this Agreement that may be proposed by the other Party in response to such Acquisition Proposal).
“Surviving Corporation” means Target as the surviving corporation resulting from the Merger.
“Target Capital Stock” means, collectively, the Target Common Stock, the Target Series A Preferred Stock, the Target Series B Preferred Stock, the Target Series C Preferred Stock and the Target Series D Preferred Stock.
“Target Common Stock” means the common stock, no par value, of Target.
“Target Disclosure Memorandum” means the written information entitled “IQinVision Disclosure Memorandum” delivered on or prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Notwithstanding the foregoing, information disclosed with respect to one Section shall also be deemed to be disclosed with respect to any other Section to which the relevance of such item is reasonably apparent on the face of such disclosure.
“Target Entities” means, collectively, Target and all Target Subsidiaries.
“Target Financial Statements” means the balance sheets (including related notes and schedules, if any) of Target as of December 31, 2013, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2013.
“Target Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Target and its Subsidiaries, taken as a whole, or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Target Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of Target (or any of its Subsidiaries) taken with the prior informed written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Target, including expenses incurred by Target in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Target to, this Agreement or any of the transactions contemplated by this Agreement, or (F) failure of Target to meet the revenue or earnings projections provided to Buyer for any period ending on or after the date of this Agreement,.
“Target Preferred Stock” means, collectively, the Target Series A Preferred Stock, the Target Series B Preferred Stock, the Target Series C Preferred Stock and the Target Series D Preferred Stock.
“Target Series A Preferred Stock” means the Series A preferred stock, no par value, of Target.
“Target Series B Preferred Stock” means the Series B preferred stock, no par value, of Target.
“Target Series C Preferred Stock” means the Series C preferred stock, no par value, of Target.
“Target Series D Preferred Stock” means the Series D preferred stock, no par value, of Target.
“Target Shareholders” means the shareholders of Target as of the Closing Date.
“Target Stock Incentive Plan” means the IQinVision 2011 Stock Incentive Plan and 2001 Stock Incentive Plan.
“Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Effective Time.
“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

(b)    The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page	Term	Page
Acquisition Agreement	45	Individually Identifiable
Agreement	1	Personal Information	20, 36
Approving Buyer Shareholders	1	IRS	17
Approving Target Shareholders	1	Maximum Amount	50
Buyer	1	Merger	2
Buyer Benefit Plans	33	Owned Real Property	28
Buyer Contracts	36	Real Property Leases	12
Buyer ERISA Plan	33	S-4 Effective Date	43
Buyer Pension Plan	33	Sub	1
Buyer SEC Reports	25	Subsequent Determination	45
Buyer Shareholder Approval	38	Target	1
Buyer Shareholder Approval Matters	38	Target Benefit Plans	16
Buyer Shareholders' Meeting	44	Target Contracts	20
Certificates	6	Target ERISA Plan	17
CGCL	2	Target Pension Plan	17
Closing	2	Target Shareholder Approval	22
DOL	17	Target Shareholder Approval Matters	22
Effective Time	2	Target Voting Agreement	1
Exchange Agent	6	Termination Fee	69
Indemnified Party	49	WARN Act	15

(c)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
12.2    Expenses.
(a)    Except as otherwise provided in this Section 12.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
(b)    Notwithstanding the foregoing, if:
(i)    Either Target or Buyer terminates this Agreement pursuant to Section 10.1(d)(iii), 10.1(e) or 10.1(j) and there has been publicly announced and not withdrawn another Acquisition Proposal with respect to Target , and within nine months of such termination Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 15% and 85% amounts in the definition of Acquisition Transaction to 50%); or

(ii)    Either Target or Buyer terminates this Agreement pursuant to Section 10.1(d)(iii), 10.1(e) or 10.1(j) and there has been publicly announced and not withdrawn another Acquisition Proposal with respect to Buyer, and within nine months of such termination Buyer shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 15% and 85% amounts in the definition of Acquisition Transaction to 50%); or
(iii)    Buyer shall terminate this Agreement pursuant to Section 10.1(f); or
(iv)    Target shall terminate this Agreement pursuant to Section 10.1(g); or
(v)    Target shall terminate this Agreement pursuant to Section 10.1(h);
(vi)    Buyer shall terminate this Agreement pursuant to Section 10.1(i); or

(vii)    Target shall terminate this Agreement pursuant to Section 10.1(c), (e) or (j) if the reason for such termination is Buyer’s failure to have delivered irrevocable letters of resignation, effective immediately prior to the Closing, from each of the Non-Continuing Directors, then, in the case of a termination under clauses (i),(iii), or (v) above, Target shall pay to Buyer an amount equal to $750,000.00 (the “Termination Fee”), and in the case of a termination under clauses (ii),(iv), (vi) or (vii) above, Buyer shall pay to Target the Termination Fee. The Party required to pay the Termination Fee hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (b)(i) or (b)(ii) of this Section 12.2, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (b)(iii) or b(iv) of this Section 12.2, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of an Acquisition Agreement with respect to such Acquisition Transaction or (ii) two business days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(v) or (b)(vi) of this Section 12.1(c), the Termination Fee shall be paid in same-day funds at or prior to the termination of this Agreement.
(c)    The Parties acknowledge that the agreements contained in paragraph (b) of this Section 12.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if any Party fails to pay promptly any fee payable by it pursuant to this Section 12.2, then such Party shall pay to the other Party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the Termination Fee at a rate per annum equal to the “U.S. Prime Rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.
(d)    On any termination of this Agreement pursuant to subsections (b)(i)-(b)(vi) of this Section 12.2, subject to (i) Section 10.2 and (ii) the payment of any amounts owing pursuant to this Section 12.2, there shall be no other liability on the part of Target or Buyer to the other except as provided in the Confidentiality Agreement.
12.3    Brokers and Finders.
Except as set forth in Sections 12.3 of the Buyer Disclosure Memorandum and the Target Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Target or by Buyer, each of Target and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.
12.4    Entire Agreement.
Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12.
12.5    Amendments.
To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, provided, however, that after obtaining the Buyer Shareholder Approval or the Target Shareholder Approval, there shall not be made any amendment that requires further approval by the shareholders of Buyer or Target, as applicable, without the further approval of such shareholders.
12.6    Waivers.
(a)    Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer
(b)    Prior to or at the Effective Time, Target, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer or Sub, to waive or extend the time for the compliance or fulfillment by Buyer or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c)    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

12.7    Assignment.
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
12.8    Notices.
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered, except that if sent by registered or certified mail, such notices or communications shall be deemed to have been delivered three (3) business days following such mailing:

Target:	IQinVision, Inc.
33122 Valle Road
San Juan Capistrano, CA 92675
Facsimile Number: (949) 334-3311
Attention: Charles Chestnutt

Copy to Counsel:	Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive
Suite 1600
Newport Beach, CA 92660
Facsimile Number: (949) 725-4100
Attention: Christopher D. Ivey

Buyer:	Vicon Industries, Inc.
131 Heartland Blvd.
Edgewood, New York 11717
Facsimile Number: (631) 951-2288
Attention: Kenneth M. Darby

Copy to Counsel:	Fox Rothschild LLP
100 Park Avenue
New York, New York 10016
Facsimile Number: (212) 692-0940
Attention: Alison Newman

12.9    Governing Law.
Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York, except to the extent required under the CGCL. The Parties all expressly agree and acknowledge that the State of New York has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of New York, New York. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
12.10    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
12.11    Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
12.12    Interpretations.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
12.13    Enforcement of Agreement.
The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
12.14    Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

VICON INDUSTRIES, INC.

By:    /s/ Kenneth M. Darby
Name: Kenneth M. Darby
Title: Chairman and CEO

VI MERGER SUB, INC.

By:    /s/ Kenneth M. Darby
Name: Kenneth M. Darby
Title: Chairman and CEO

IQINVISION, INC.

By:    /s/ Charles Chestnutt
Name: Charles Chestnutt
Title: Chief Executive Officer

Annex A
Approving Target Shareholders

Charles Chestnutt
Rob Ledenko
Gregg Bone
Gioia Messinger
Peter DeAngelis
Martin Gray
Richard Fryling
John L. Moss
Ken Olson
Buddy Flerl
Gordian, Inc.
Wolfen Revocable Trust Dated 7-22-02
The Lawrence P. Wolfen Testamentary Trust

Annex B
Approving Buyer Shareholders

Kenneth M. Darby
Julian A. Tiedemann
David W. Wright
Henry Partners, L.P.
Matthew Partners, L.P.
Article 6 Marital Trust

Annex C
Lock-Up Shareholders

Kenneth M. Darby
Julian A. Tiedemann
Arthur D. Roche

Charles Chestnutt
Rob Ledenko
Gregg Bone
Gioia Messinger
Peter DeAngelis
Martin Gray
Richard Fryling
John L. Moss
Ken Olson
Buddy Flerl
Gordian, Inc.

Annex D
Non-Continuing Directors

David W. Wright
W. Gregory Robertson
Bernard F. Reynolds

ANNEX B

PERSONAL AND CONFIDENTIAL
March 28, 2014

The Special Committee of the Board of Directors and the Board of Directors
Vicon Industries, Inc.
131 Heartland Blvd.
Edgewood, NY 11717

Gentlemen:

We understand that Vicon Industries Inc. (“Vicon”) intends to enter an agreement and plan of merger and reorganization (the “Merger Agreement”) with IQinVision, Inc., (“IQinVision”) pursuant to which a wholly-owned subsidiary of Vicon will be merged (the “Merger”) with and into IQinVision, and the outstanding capital stock of IQinVision shall be converted into the right to receive shares of Vicon common stock constituting approximately 50% of the pro forma shares of Vicon common stock outstanding upon completion of the Merger. We further understand that pursuant to the Merger Agreement, Vicon’s Board of Directors will be permitted to and intends to pay a special cash dividend to the holders of its common stock of $0.55 per share.

You have asked our opinion (the “Opinion”) as to whether the consideration to be paid by Vicon pursuant to the Merger is fair, from a financial point of view, to the shareholders of Vicon. In arriving at the Opinion set forth below, we have, among other things:

(1)	Reviewed Vicon’s Annual Reports on Form 10-K and the related unaudited financial information for the periods ended September 30, 2013, September 30, 2012 and September 30, 2011;

(2)	Reviewed Vicon’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended December 31, 2013, June 30, 2013, March 31, 2013 and December 31, 2012;

(3)	Reviewed Vicon’s Proxy Statement on Schedule 14A for Vicon’s Annual Meeting of Stockholders held on May 23, 2013;

(4)	Reviewed audited financial statements for IQinVision for the years ended December 31, 2013, December 31, 2012 and December 31, 2011;

(5)
Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Vicon and IQinVision, furnished to us by the companies’ respective management teams, or publicly available;

(6)	Reviewed combined projected financial statements for Vicon and IQinVision prepared on a pro forma basis to reflect the Merger;

(7)	Conducted discussions with members of senior management of Vicon and IQinVision concerning their businesses and prospects and visited certain of Vicon’s and IQinVision’s properties and operations;

(8)	Reviewed the historical market prices and trading activity of Vicon’s common stock;

(9)	Compared certain financial and market information for Vicon and IQinVision with that of certain publicly traded companies which we deemed to be relevant;

(10)	Reviewed the financial terms of certain merger and acquisition transactions which we deemed to be relevant;

(11)	Reviewed a draft of the Merger Agreement dated March 28, 2014; and

(12)
Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our Opinion, we have relied upon and assumed, without independent verification, the representations of management of Vicon and IQinVision that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Vicon and IQinVision, respectively. Management of Vicon and IQinVision have advised us, and we have assumed for purposes of rendering this Opinion, that there has not been, nor is management aware of any likely, material change (whether favorable or adverse), either individually or in the aggregate, in the assets, business, properties, liabilities, financial condition, results or prospects of Vicon or IQinVision since December 31, 2013.

In preparing our Opinion, with your consent, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Vicon and IQinVision, and we have not assumed any responsibility to independently verify such information. We have also relied upon assurances of the management of Vicon and IQinVision that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have not made any independent appraisal of the assets or liabilities (contingent or otherwise) of Vicon or IQinVision. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of Vicon and IQinVision are as set forth in the consolidated financial statements of the companies or have otherwise been disclosed to us by management. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us.

This Opinion is directed to the Special Committee of the Board of Directors of Vicon and does not constitute a recommendation to stockholders of Vicon concerning actions they may take with regard to their holdings. This Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of Vicon as alternatives to the Merger or the decision of the Board of Directors of Vicon with respect to the Merger.

TM Capital Corp. is currently acting as financial advisor to the Special Committee of the Board of Directors of Vicon in connection with the Merger and will be receiving a fee in connection with the rendering of this Opinion, and will receive an additional fee upon consummation of the Merger.

W. Gregory Robertson, the Chairman of TM Capital Corp., serves as a member of the Board of Directors of Vicon.

This Opinion has been reviewed and approved by the fairness opinion committee of TM Capital Corp.

On the basis of, and subject to the foregoing, we are of the opinion that the consideration to be paid by Vicon pursuant to the Merger is fair, from a financial point of view, to the shareholders of Vicon.

This Opinion has been prepared for the information of the Special Committee of the Board of Directors of Vicon in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of TM Capital Corp., provided, however, that this letter may be reproduced in full and/or a summary thereof approved by TM Capital Corp. may be included in any filing required to be made with the Securities and Exchange Commission related to the Merger.

Very truly yours,

/s/ TM CAPITAL CORP.

TM CAPITAL CORP.

ANNEX C

March 26, 2014
The Board of Directors of IQinVision, Inc.
33122 Valle Road
San Juan Capistrano, CA 92675-4853

Members of the Board:

We understand that Vicon Industries Inc. (“Vicon”), and IQinVision, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger and Reorganization, draft dated as of March 24, 2014 (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Vicon will merge with and into the Company resulting in the Company becoming a wholly-owned subsidiary of Vicon (the “Transaction”). Under the terms of the Merger Agreement, the stockholders of the Company will receive that number of shares of Vicon common stock, par value $0.001 per share, equal to the total number of shares of Vicon common stock then issued and outstanding, excluding outstanding options to purchase Vicon common stock and any other securities convertible into Vicon common stock (the “Merger Consideration”).

The Company has requested that we provide you with our opinion as to the fairness, from a financial point of view, to the stockholders of the Company of the Merger Consideration in the Transaction. We are not opining on, and this opinion does not constitute an opinion with respect to, the Company’s underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, or any terms of the Transaction (other than the Merger Consideration).

In connection with this opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. We have, among other things:

(i)
Analyzed certain information of the Company that we believe to be relevant to our analysis, including the Company’s financial statements for the fiscal years ending December 31, 2011, December 31, 2012, and December 31, 2013;

(ii)
Analyzed certain publicly available information of Vicon that we believe to be relevant to our analysis, including Vicon’ annual report on Form 10-K for the fiscal year ending September 30, 2011, September 30, 2012, and September 30, 2013 and Vicon’ quarterly report on Form 10-Q for the quarter ended December 31, 2013;

(iii)	Reviewed certain internal financial forecasts and budgets, including anticipated cost savings, prepared and provided by the Company’s and Vicon’s managements;

(iv)	Met with and held discussions with certain members of the Company’s and Vicon’s managements to discuss the companies’ operations and future prospects;

(v)	Reviewed industry reports and publications;

(vi)	Reviewed public information with respect to certain other public companies with business lines and financial profiles which we deemed to be relevant;

(vii)	Reviewed current and historical market prices of Vicon common stock, as well as the trading volume and public float of such common stock;

(viii)	Reviewed the draft definitive Merger Agreement, including material schedules and exhibits, dated March 24, 2014; and

(ix)
Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic and monetary conditions.

In giving our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of the Company or Vicon or any

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appraisal or estimate of liabilities of the Company or Vicon. With respect to the financial forecasts , including anticipated cost savings, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Vicon as to the future financial performance of the companies. We have also relied upon the assurances of management of both companies that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based.

Our opinion is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Merger Consideration as of any other date. The financial markets in general, and the markets for the securities of the companies in particular, are subject to volatility, and our opinion does not purport to address potential developments in the financial markets or in the markets for the securities of the companies after the date hereof. We express no opinion as to what the value of Vicon common stock will be when issued pursuant to the Transaction or the prices at which Company common stock, Company preferred stock or Vicon common stock will trade at any time. We also express no opinion as to the allocation of the Merger Consideration among the common stock and the various classes of preferred stock of the Company. In rendering this opinion, we have assumed, with your consent that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Vicon, the Company or the Transaction.

Our opinion expressed herein has been prepared at the request of the Company for the information of the Board of Directors of the Company in connection with their consideration of the Transaction. Our opinion does not constitute a recommendation as to any action the Company or any shareholder of the Company should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of any alternatives discussed by the Board of Directors of the Company. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent, except that a copy of the opinion may be reproduced in full and otherwise referred to in the Company’s proxy statement and related filings describing the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Transaction closes. In addition, the Company has agreed to indemnify us for certain liabilities arising from our engagement.

In the ordinary course of our business, we may actively trade the debt and equity securities of Vicon for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of Imperial Capital.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair from a financial point of view to the stockholders of the Company.

Very truly yours,

/s/ Imperial Capital, LLC

Imperial Capital, LLC

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ANNEX D

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
Chapter 13. Dissenters’ Rights

§ 1300. Right to Require Purchase-“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price-Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Appraisers’ Report-Payment-Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days'

prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX E
VICON INDUSTRIES, INC. VOTING AND LOCK-UP AGREEMENT
This VICON INDUSTRIES, INC. VOTING AND LOCK-UP AGREEMENT (this “Agreement”), dated as of March 28, 2014, is by and between IQinVision, Inc., a California corporation (the “Company”), and each of the undersigned shareholders (each, a “Shareholder,” and, collectively, the “Shareholders”) of Vicon Industries, Inc., a New York corporation (“Vicon”), identified on the signature page hereto.
A. The Company, Vicon and VI Merger Sub, Inc., a California corporation and direct, wholly owned subsidiary of Vicon (“Merger Sub”) are entering into an Agreement and Plan of Merger and Reorganization (as amended from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), after which time the Company will be a direct, wholly owned subsidiary of Vicon;
B. As of the date hereof, each Shareholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of each class of the issued and outstanding capital stock of Vicon (the “Vicon Shares”) set forth opposite such Shareholder’s name on Schedule A hereto; and
C. Concurrently with the entry by the Company, Vicon and Merger Sub into the Merger Agreement, and as a condition and inducement to the willingness of the Company to enter into the Merger Agreement and incur the obligations set forth therein, the Company has required that the Shareholders enter into this Agreement.
Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I.
Definitions
Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:
“Affiliate” means, with respect to any specified Person, a Person who, at the time of determination, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, with respect to a Shareholder, “Affiliate” does not include Vicon and the Persons that directly, or indirectly through one or more intermediaries, are controlled by Vicon. For the avoidance of doubt, no officer or director of Vicon will be deemed an Affiliate of another officer or director of Vicon by virtue of his or her status as an officer or director of Vicon.
“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person include securities Beneficially Owned by (i) all Affiliates of such Person, and (ii) all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.
“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.
“Subject Shares” means, with respect to a Shareholder, without duplication, (i) the Vicon Shares owned by such Shareholder on the date hereof as described on Schedule A, (ii) any additional shares of Vicon acquired by such Shareholder, over which such Shareholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements, warrants or otherwise, and (iii) any shares into which the Vicon Shares may be converted, exchanged or reclassified. Without limiting the other provisions of this Agreement, in the event that Vicon changes the number of Vicon Shares issued and outstanding prior to the Termination Date (as defined in Article VI) as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, combination, recapitalization, subdivision, or other similar transaction, the number of Subject Shares subject to this Agreement will be equitably adjusted to reflect such change.
“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” has a correlative meaning.
ARTICLE II.
Covenants of Shareholders
2.1 Irrevocable Proxy. Concurrently with the execution of this Agreement, each Shareholder agrees to deliver to the Company a proxy in the form attached hereto as Exhibit A (the “Proxy”), which will be irrevocable to the extent provided in Section 609 of the Business Corporation Law of the State of New York with respect to the Subject Shares referred to therein.
2.2 Agreement to Vote.
(a) At each and every meeting of the shareholders of Vicon held prior to the Termination Date, however called, and at every adjournment or postponement thereof prior to the Termination Date, or in connection with each and every written consent of, or any other action by, the shareholders of Vicon given or solicited prior to the Termination Date, each Shareholder will vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) in favor of the issuance of the aggregate Merger Consideration pursuant to the Merger Agreement, and any actions required in furtherance thereof, and (ii) against any proposal or transaction involving Vicon, the effect of which proposal or transaction is to delay, impair, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement, and (iii) against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Vicon or its shareholders under the Merger Agreement.
(b) No Shareholder will enter into any agreement with any Person (other than the Company) prior to the Termination Date (with respect to periods prior to or after the Termination Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2(a) hereof, or the effect of which would be inconsistent with or violate any provision contained in this Section 2.2. Any vote or consent (or withholding of consent) by any Shareholder that is not in accordance with this Section 2.2 will be considered null and void, and the provisions of the Proxy will be deemed to take immediate effect.
2.3 Revocation of Proxies. Each Shareholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and such Shareholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Termination Date, such Shareholder will not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to the Company), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).
2.4 No Transfer of Subject Shares; Publicity. Each Shareholder agrees that:
(a) It (i) will not Transfer or agree to Transfer any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares,

(ii) will take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge, and (iii) will not take any action that would make in a material respect any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or disabling such Shareholder from performing any of its material obligations hereunder; provided, however, that Shareholder may (x) Transfer shares to Affiliates or charitable organizations, (y) if Shareholder is an individual, Transfer the Subject Shares to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family for estate planning purposes or for the purposes of personal tax planning, and (z) Transfer Subject Shares upon the death of Shareholder (any such transferee permitted under clause (x), (y) and (z), a “Permitted Transferee”); provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the Permitted Transferee agrees in writing to be bound by all of the terms of this Agreement.
(b) Unless required by applicable Law or permitted by the Merger Agreement, such Shareholder will not, and will not authorize or direct any of its Affiliates or Representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the Company in each instance.
ARTICLE III.
Representations, Warranties and Additional Covenants of Shareholders
Each Shareholder represents, warrants and covenants to the Company that:
3.1 Ownership. Such Shareholder is the sole Beneficial Owner and the record and legal owner of the Subject Shares identified opposite such Shareholder’s name on Schedule A and such shares constitute all of the capital stock of Vicon Beneficially Owned by such Shareholder. Such Shareholder has good and valid title to all of the Subject Shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares, except, with respect to a Shareholder that is a partnership, limited partnership, a limited liability company or similar entity, under the partnership agreement, limited partnership agreement, operating agreement or other governing document governing Shareholder and applicable Law (a “Partnership Agreement”), the terms of which Partnership Agreement do not conflict with the terms hereof or the obligations of such Shareholder.
3.2 Authority and Non-Contravention.
(a) Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
(b) Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c) Such Shareholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this

Agreement or obtain any permit or approval from any Regulatory Authority for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder.
(d) Neither the execution and delivery of this Agreement by such Shareholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by such Shareholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Shareholder is a party or by which it or any of the Subject Shares are bound, or violate any permit of any Regulatory Authority, or, to such Shareholder’s knowledge, any applicable Law to which such Shareholder, or any of the Subject Shares, may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the Subject Shares; except, in each case, for conflicts, violations, defaults or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by such Shareholder of its obligations hereunder.
(e) Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights.
3.3 Total Shares. Except as set forth on Schedule A, no Shareholder is the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, any Vicon Shares or any securities convertible into or exchangeable or exercisable for Vicon Shares. No Shareholder has any other interest in or voting rights with respect to any Vicon Shares or any securities convertible into or exchangeable or exercisable for Vicon Shares.
3.4 Reliance. Each Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Shareholders’ execution, delivery and performance of this Agreement.
ARTICLE IV.
Representations, Warranties and Covenants of the Company
The Company represents, warrants and covenants to Shareholders that:
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
(b) Assuming due authorization, execution and delivery of this Agreement by the Shareholders, this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
ARTICLE V.
[Reserved]
ARTICLE VI.

Term and Termination
6.1 This Agreement will become effective upon its execution by the Shareholders and the Company. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement, or (c) written notice by the Company to the Shareholders of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b), and (c), the “Termination Date”). Notwithstanding the foregoing, Article VII of this Agreement shall survive any termination hereof.
ARTICLE VII.
General Provisions
7.1 Action in Shareholder Capacity Only. Each Shareholder is entering into this Agreement solely in such Shareholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Shares and not in such Shareholder’s capacity as a director or officer of Vicon. Notwithstanding any asserted conflict, nothing herein will limit or affect any Shareholder’s ability to act as an officer or director of Vicon, or to make any presentations to the Vicon Board of Directors or take any other action that he or she determines to be necessary or appropriate in his or her discretion, without regard to this Agreement or any conflict of interest.
7.2 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Shareholders, and neither the Company nor any of its Affiliates will have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Vicon or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.
7.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (including facsimile or similar writing) and must be given:

If to the Company, to:
IQinVision, Inc.
33122 Valle Road
San Juan Capistrano, CA 92675
Facsimile Number: (949) 334-3311

with a copy (which will not constitute notice) to:
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive
Suite 1600
Newport Beach, CA 92660
Facsimile Number: (949) 725-4100
Attention: Christopher D. Ivey

If to any Shareholder, to such Shareholder at its address set forth on Schedule A, or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement will be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

7.4 Further Actions. Upon the reasonable request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Each Shareholder hereby agrees that the Company and Vicon may publish and disclose in the Registration Statement and Proxy Statement (including all documents and schedules filed with the SEC) such Shareholder’s identity and ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by the Company and/or Vicon with the SEC relating to the Merger Agreement or the transactions contemplated thereby. Each Shareholder agrees to notify the Company promptly of any additional shares of capital stock of Vicon of which such Shareholder becomes the record or beneficial owner after the date of this Agreement.
7.5 Entire Agreement and Modification. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties will not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.
7.6 Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.
7.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.
7.8 No Third-Party Rights. No Shareholder may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations under this Agreement with respect to any Shareholder without the prior written consent of such Shareholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of any Shareholder and the successors and permitted assigns of the Company. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.
7.9 Enforcement of Agreement. Each Shareholder acknowledges and agrees that the Company could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Shareholder could not be adequately compensated by monetary damages. Accordingly, each Shareholder agrees that, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which the Company may be entitled, at law or in equity, the Company will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
7.10 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.
7.11 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflict or choice of laws.
7.12 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby will be brought exclusively in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Courts of the State of New York, in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 7.3 will be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. A facsimile or electronic copy of a party’s signature printed by a receiving facsimile machine or printer (including signatures in Adobe PDF or similar format) shall be deemed an original signature for purposes hereof.
7.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.
7.15 Headings; Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) ”it” or “its” or words denoting any gender include all genders and (c) the word “including” means “including without limitation,” whether or not expressed.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Vicon Industries, Inc. Voting and Lock-Up Agreement to be duly executed as of the day and year first above written.

THE COMPANY:	IQINVISION, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Vicon Industries, Inc. Voting and Lock-Up Agreement to be duly executed as of the day and year first above written.

SHAREHOLDER:

SCHEDULE A
STOCKHOLDERS

NAME AND ADDRESS OF STOCKHOLDERS	VICON SHARES BENEFICIALLY OWNED

EXHIBIT A
IRREVOCABLE PROXY
From and after the date hereof and until the Termination Date (as defined below), on which date this proxy will terminate and be of no further force or effect, the undersigned shareholder (“Shareholder”) of Vicon Industries, Inc., a New York corporation (“Vicon”), hereby irrevocably (to the full extent permitted by Section 609 of the New York Business Corporation Law) grants to, and appoints, IQinVision, Inc., a California corporation (the “Company”), and any designee of the Company, and each of them individually, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and re-substitution, to vote the Subject Shares (as defined in the Voting Agreement (as defined below)) of the Shareholder, or grant a consent or approval in respect of the Subject Shares of the Shareholder, in a manner consistent with Section 2.2 of the Voting Agreement, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner inconsistent with the terms of Section 2.2(a) of the Voting Agreement. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Subject Shares relating to the voting rights expressly provided herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Subject Shares relating to such voting rights at any time prior to the Termination Date, on which date this proxy will terminate and be of no further force or effect.
This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Vicon Voting and Lock-Up Agreement (as amended from time to time, the “Voting Agreement”) of even date herewith, by and among the Company and Shareholder, and is granted in consideration of the Company entering into the Merger Agreement (as defined in the Voting Agreement). As used herein, the term “Termination Date,” and all capitalized terms used herein and not otherwise defined, will have the meanings set forth in the Voting Agreement. The Shareholder agrees that this proxy will be irrevocable until the Termination Date, on which date this proxy will terminate and be of no further force or effect, and is coupled with an interest sufficient at law to support an irrevocable proxy and given to the Company as an inducement to enter into the Merger Agreement and, to the extent permitted under applicable law, will be valid and binding on any Person to whom Shareholder may transfer any of his, her or its Subject Shares in breach of the Voting Agreement. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.
The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, on which date this proxy will terminate and be of no further force or effect, to act as the undersigned’s attorney and proxy to vote the Subject Shares, and to exercise all voting and other rights of the undersigned with respect to the Subject Shares at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of such meeting in a manner consistent with Section 2.2 of the Voting Agreement.
This Proxy will be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Shareholder (including any transferee of any of the Subject Shares), and all authority herein conferred or agreed to be conferred will survive the death or incapacity of the Shareholder.
If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof will, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.
Dated: ______________, 2014

_____________________________
Shareholder Signature

_____________________________
Shareholder Name

___________________________
Title of Signatory (if applicable)

ANNEX F

IQINVISION, INC. VOTING AND LOCK-UP AGREEMENT
This IQinVision, INC. VOTING AND LOCK-UP AGREEMENT (this “Agreement”), dated as of March 28, 2014, is by and between Vicon Industries, Inc., a New York corporation (the “Company”), and each of the undersigned shareholders (each, a “Shareholder,” and, collectively, the “Shareholders”) of IQinVision, Inc., a California corporation (“IQinVision”), identified on the signature page hereto.
A.    The Company, IQinVision and VI Merger Sub, Inc., a California corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”) are entering into an Agreement and Plan of Merger and Reorganization (as amended from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will merge with and into IQinVision (the “Merger”), after which time IQinVision will be a direct, wholly owned subsidiary of the Company;
B.    As of the date hereof, each Shareholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of each class of the issued and outstanding capital stock of IQinVision (the “IQinVision Shares”) set forth opposite such Shareholder’s name on Schedule A hereto; and
C.    Concurrently with the entry by the Company, IQinVision and Merger Sub into the Merger Agreement, and as a condition and inducement to the willingness of the Company to enter into the Merger Agreement and incur the obligations set forth therein, the Company has required that the Shareholders enter into this Agreement.
Accordingly, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions
Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:
“Affiliate” means, with respect to any specified Person, a Person who, at the time of determination, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, with respect to a Shareholder, “Affiliate” does not include IQinVision and the Persons that directly, or indirectly through one or more intermediaries, are controlled by IQinVision. For the avoidance of doubt, no officer or director of IQinVision will be deemed an Affiliate of another officer or director of IQinVision by virtue of his or her status as an officer or director of IQinVision.
“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person include securities Beneficially Owned by (i) all Affiliates of such Person, and (ii) all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.
“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Subject Shares” means, with respect to a Shareholder, without duplication, (i) the IQinVision Shares owned by such Shareholder on the date hereof as described on Schedule A, (ii) any additional shares of IQinVision acquired by such Shareholder, over which such Shareholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements, warrants or otherwise, and (iii) any shares into which the IQinVision Shares may be converted, exchanged or reclassified. Without limiting the other provisions of this Agreement, in the event that IQinVision changes the number of IQinVision Shares issued and outstanding prior to the Termination Date (as defined in Article VI) as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, combination, recapitalization, subdivision, or other similar transaction, the number of Subject Shares subject to this Agreement will be equitably adjusted to reflect such change.
“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” has a correlative meaning.

ARTICLE II

Covenants of Shareholders
2.1    Irrevocable Proxy. Concurrently with the execution of this Agreement, each Shareholder agrees to deliver to the Company a proxy in the form attached hereto as Exhibit A (the “Proxy”), which will be irrevocable to the extent provided in Section 705 of the General Corporation Law of the State of California with respect to the Subject Shares referred to therein.
2.2    Agreement to Vote.
(a)    At each and every meeting of the shareholders of IQinVision held prior to the Termination Date, however called, and at every adjournment or postponement thereof prior to the Termination Date, or in connection with each and every written consent of, or any other action by, the shareholders of IQinVision given or solicited prior to the Termination Date, each Shareholder will vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) in favor of the Merger, the Merger Agreement, and any actions required in furtherance thereof, (ii) the amendment of the Articles of Incorporation of IQinVision to permit the conversion of each series of Target Preferred Stock upon the election of the holders of a majority of the outstanding shares of such series, (iii) the conversion of the shares of Target Preferred Stock into Target Common Stock at the applicable conversion price in accordance with the Articles of Incorporation of IQinVision, and (iii) against any proposal or transaction involving IQinVision, the effect of which proposal or transaction is to delay, impair, prevent or nullify the Merger or the transactions contemplated by the Merger Agreement, and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of IQinVision or its shareholders under the Merger Agreement.
(b)    No Shareholder will enter into any agreement with any Person (other than the Company) prior to the Termination Date (with respect to periods prior to or after the Termination Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2(a) hereof, or the effect of which would be inconsistent with or violate any provision contained in this Section 2.2. Any vote or consent (or withholding of consent) by any Shareholder that is not in accordance with this Section 2.2 will be considered null and void, and the provisions of the Proxy will be deemed to take immediate effect.
2.3    Revocation of Proxies. Each Shareholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and such Shareholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Termination Date, such Shareholder will not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to the Company), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).

2.4    No Transfer of Subject Shares; Publicity. Each Shareholder agrees that:
(a)    It (i) will not Transfer or agree to Transfer any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares, (ii) will take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge, and (iii) will not take any action that would make in a material respect any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or disabling such Shareholder from performing any of its material obligations hereunder; provided, however, that Shareholder may (x) Transfer shares to Affiliates or charitable organizations, (y) if Shareholder is an individual, Transfer the Subject Shares to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family for estate planning purposes or for the purposes of personal tax planning, and (z) Transfer Subject Shares upon the death of Shareholder (any such transferee permitted under clause (x), (y) and (z), a “Permitted Transferee”); provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the Permitted Transferee agrees in writing to be bound by all of the terms of this Agreement.
(b)    Unless required by applicable Law or permitted by the Merger Agreement, such Shareholder will not, and will not authorize or direct any of its Affiliates or Representatives to, make any press release or public announcement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the Company in each instance.

ARTICLE III
Representations, Warranties and
Additional Covenants of Shareholders
Each Shareholder represents, warrants and covenants to the Company that:
3.1    Ownership. Such Shareholder is the sole Beneficial Owner and the record and legal owner of the Subject Shares identified opposite such Shareholder’s name on Schedule A and such shares constitute all of the capital stock of IQinVision Beneficially Owned by such Shareholder. Such Shareholder has good and valid title to all of the Subject Shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares, except, with respect to a Shareholder that is a partnership, limited partnership, a limited liability company or similar entity, under the partnership agreement, limited partnership agreement, operating agreement or other governing document governing Shareholder and applicable Law (a “Partnership Agreement”), the terms of which Partnership Agreement do not conflict with the terms hereof or the obligations of such Shareholder.
3.2    Authority and Non-Contravention.
(a)    Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
(b)    Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c)    Such Shareholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any Regulatory Authority for any of the transactions contemplated hereby.
(d)    Neither the execution and delivery of this Agreement by such Shareholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by such Shareholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Shareholder is a party or by which it or any of the

Subject Shares are bound, or violate any permit of any Regulatory Authority, or, to such Shareholder’s knowledge, any applicable Law to which such Shareholder, or any of the Subject Shares, may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the Subject Shares; except, in each case, for conflicts, violations, defaults or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by such Shareholder of its obligations hereunder.
(e)    Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights.
3.3    Total Shares. Except as set forth on Schedule A, no Shareholder is the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, any IQinVision Shares or any securities convertible into or exchangeable or exercisable for IQinVision Shares. No Shareholder has any other interest in or voting rights with respect to any IQinVision Shares or any securities convertible into or exchangeable or exercisable for IQinVision Shares.
3.4    Reliance. Each Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Shareholders’ execution, delivery and performance of this Agreement.
3.5    Marital Status. Each married Shareholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent in the form of that attached hereto, and should any other Shareholder hereafter become married, such Shareholder shall promptly cause his or her spouse to execute and deliver to the Company a Spousal Consent in such form.

ARTICLE IV
Representations, Warranties and Covenants of the Company
The Company represents, warrants and covenants to Shareholders that:
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
(b)    Assuming due authorization, execution and delivery of this Agreement by the Shareholders, this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE V
Dissenters’ Rights
5.1    Shareholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Shareholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

ARTICLE VI
Term and Termination
6.1    This Agreement will become effective upon its execution by the Shareholders and the Company. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement, or (c) written notice by the Company to the Shareholders of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b), and (c), the “Termination Date”). Notwithstanding the foregoing, Article VII of this Agreement shall survive any termination hereof.

ARTICLE VII
General Provisions
7.1    Action in Shareholder Capacity Only. Each Shareholder is entering into this Agreement solely in such Shareholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Shares and not in such Shareholder’s capacity as a director or officer of IQinVision. Notwithstanding any asserted conflict, nothing herein will limit or affect any Shareholder’s ability to act as an officer or director of IQinVision, or to make any presentations to the IQinVision Board of Directors or take any other action that he or she determines to be necessary or appropriate in his or her discretion, without regard to this Agreement or any conflict of interest.
7.2    No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Shareholders, and neither the Company nor any of its Affiliates will have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of IQinVision or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.
7.3    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (including facsimile or similar writing) and must be given:

If to the Company, to:
Vicon Industries, Inc.
131 Heartland Blvd.
Edgewood, New York 11717
Attention: Chairman

with a copy (which will not constitute notice) to:
Fox Rothschild LLP
100 Park Avenue
New York, New York 10016
Facsimile Number: (212) 878-7951
Attention: Alison Newman

If to any Shareholder, to such Shareholder at its address set forth on Schedule A, or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement will be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.
7.4    Further Actions. Upon the reasonable request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement. Each Shareholder hereby agrees that the Company and IQinVision may publish and disclose in the Registration Statement and Proxy Statement (including all documents and schedules filed with the SEC) such Shareholder’s identity and ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by the Company and/or IQinVision with the SEC relating to the Merger Agreement or the transactions contemplated thereby. Each Shareholder agrees to notify the Company promptly of any additional shares of capital stock of IQinVision of which such Shareholder becomes the record or beneficial owner after the date of this Agreement.
7.5    Entire Agreement and Modification. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties will not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.
7.6    Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.
7.7    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.
7.8    No Third-Party Rights. No Shareholder may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations under this Agreement with respect to any Shareholder without the prior written consent of such Shareholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of any Shareholder and the successors and permitted assigns of the Company. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.
7.9    Enforcement of Agreement. Each Shareholder acknowledges and agrees that the Company could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Shareholder could not be adequately compensated by monetary damages. Accordingly, each Shareholder agrees that, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which the Company may be entitled, at law or in equity, the Company will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
7.10    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.
7.11    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and enforced in accordance with the laws of the State of California, without giving effect to principles of conflict or choice of laws.
7.12    Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby will be brought exclusively in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Courts of the State of New York, in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 7.3 will be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
7.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same instrument. A facsimile or electronic copy of a party’s signature printed by a receiving facsimile machine or printer (including signatures in Adobe PDF or similar format) shall be deemed an original signature for purposes hereof.
7.14    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.
7.15    Headings; Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders and (c) the word “including” means “including without limitation,” whether or not expressed.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this IQinVision Voting and Lock-Up Agreement to be duly executed as of the day and year first above written.
THE COMPANY:                VICON INDUSTRIES, INC.
By:
Name:
Title:
SHAREHOLDERS:

SCHEDULE A
SHAREHOLDERS

NAME AND ADDRESS OF SHAREHOLDERS	SHARES BENEFICIALLY OWNED
	Target Common Stock	Target Preferred Stock

EXHIBIT A
IRREVOCABLE PROXY
From and after the date hereof and until the Termination Date (as defined below), on which date this proxy will terminate and be of no further force or effect, the undersigned shareholder (“Shareholder”) of IQinVision, Inc., a California corporation (“IQinVision”), hereby irrevocably (to the full extent permitted by Section 705 of the General Corporation Law of the State of California) grants to, and appoints, Vicon Industries, Inc., a New York corporation (the “Company”), and any designee of the Company, and each of them individually, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and re-substitution, to vote the Subject Shares (as defined in the Voting Agreement (as defined below)) of the Shareholder, or grant a consent or approval in respect of the Subject Shares of the Shareholder, in a manner consistent with Section 2.2 of the Voting Agreement, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of Section 2.2(a) of the Voting Agreement. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Subject Shares relating to the voting rights expressly provided herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Subject Shares relating to such voting rights at any time prior to the Termination Date, on which date this proxy will terminate and be of no further force or effect.
This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain IQinVision Voting and Lock-Up Agreement (as amended from time to time, the “Voting Agreement”) of even date herewith, by and among the Company and Shareholder, and is granted in consideration of the Company entering into the Merger Agreement (as defined in the Voting Agreement). As used herein, the term “Termination Date,” and all capitalized terms used herein and not otherwise defined, will have the meanings set forth in the Voting Agreement. The Shareholder agrees that this proxy will be irrevocable until the Termination Date, on which date this proxy will terminate and be of no further force or effect, and is coupled with an interest sufficient at law to support an irrevocable proxy and given to the Company as an inducement to enter into the Merger Agreement and, to the extent permitted under applicable law, will be valid and binding on any Person to whom Shareholder may transfer any of his, her or its Subject Shares in breach of the Voting Agreement. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.
The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, on which date this proxy will terminate and be of no further force or effect, to act as the undersigned’s attorney and proxy to vote the Subject Shares, and to exercise all voting and other rights of the undersigned with respect to the Subject Shares at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of such meeting in a manner consistent with Section 2.2 of the Voting Agreement.

This Proxy will be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Shareholder (including any transferee of any of the Subject Shares), and all authority herein conferred or agreed to be conferred will survive the death or incapacity of the Shareholder.
If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof will, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.
Dated: ______________, 2014

Name: ________________________________

FORM OF SPOUSAL CONSENT
I ____________________, spouse of ____________________, have read and approve the foregoing IQinVision Voting and Lock-Up Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws of the State of California or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.
Date: _______________
Signature of Spouse: ____________________________
Printed Name of Spouse: _________________________

ANNEX G
Post-Closing Lock-Up Agreement

Vicon Industries, Inc.
131 Heartland Blvd.
Edgewood, New York 11717

Ladies and Gentlemen:
This Post-Closing Lock-Up Agreement (this “Agreement”) is being delivered pursuant to that certain Agreement and Plan of Merger and Reorganization (as amended from time to time, the “Merger Agreement”), dated as of March 28, 2014, by and among Vicon Industries, Inc., a New York corporation (“Vicon”), VI Merger Sub, Inc., a California corporation and a direct, wholly owned subsidiary of Vicon (“Merger Sub”), and IQinVision, Inc., a California corporation (“IQinVision”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. Pursuant to the terms of this Agreement, the undersigned (“Shareholder”) is agreeing that (i) all shares of Vicon Common Stock issued to Shareholder as Merger Consideration in connection with the Merger, and/or (ii) all shares of Vicon Common Stock held by the Shareholder as of the Closing Date; in each case, including any shares issued in connection with any stock split, stock dividend, recapitalization, reorganization, or the like (collectively, the “Lock-Up Shares”), shall be subject to the restrictions and obligations as set forth in this Agreement.
As a material inducement to Vicon’s willingness to enter into the Merger Agreement and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, without the prior written consent of Vicon, the undersigned will not, directly or indirectly, or publicly announce an intention to, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any Lock-Up Shares or enter into any Hedging Transaction (as defined below) relating to the Lock-Up Shares (each of the foregoing referred to as a “Disposition”) for a period from the Effective Time until the six-month anniversary of the Closing Date (the “Lapse Date”).
The foregoing restrictions are expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition even if the securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares.
Notwithstanding the foregoing, the undersigned may transfer any or all of the Lock-Up Shares (i) by gift or to any member of the immediate family of the undersigned or to any trust or partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (including by will or intestate succession), provided that any such transfer shall not involve a disposition for value, (ii) to any limited partners, members or shareholders of the undersigned, (iii) in transactions relating to shares of Vicon Common Stock acquired in open market transactions or pursuant to employee benefit plans or incentive compensation plans after the execution of this Agreement; and (iv) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of Vicon Common Stock involving a change of control of Vicon; provided, however, that in any such case it shall be a condition to the transfer pursuant to clauses (i) and (ii) above, that (1) the transferee executes an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement and there shall be no further transfer of such Lock-Up Shares except in accordance with this Agreement, (2) any such transfers are not required to be reported with the SEC on Form 4 pursuant to Section 16 of the Exchange Act, and (3) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers (other than a filing on Form 5 made after the Lapse Date).
Without limiting the restrictions or obligations herein, any Disposition by the undersigned shall remain at all times subject to applicable securities laws.
The undersigned agrees that Vicon may place an appropriate restrictive legend on the stock certificates representing the Lock-Up Shares issued to the undersigned to indicate that such shares are subject to the terms of this Agreement. Vicon agrees that it will (or will instruct the transfer agent for Vicon to) promptly remove such restrictive legend upon the termination of this Agreement. The undersigned agrees that Vicon may, and the undersigned will, with respect to any Lock-Up Shares, cause the transfer agent for Vicon to note stop transfer instructions with respect to the Lock-Up Shares on the transfer books and records of Vicon.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of or constitute a default by the Shareholder under any mortgage, bond, indenture, agreement, instrument or obligation to which the Shareholder is a party or by which it or any of the Lock-Up Shares are bound, (ii) violate any applicable Law to which the Shareholder, or any of the Lock-Up Shares, may be subject, or (iii) result in the imposition or creation of any Lien upon or with respect to any of the Lock-Up Shares; except, in each case, for conflicts, violations, defaults or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by such Shareholder of its obligations hereunder.
If Shareholder is married and is resident in a state that has community property laws or similar laws relating to marital property, he or she shall cause his or her spouse to execute and deliver to Vicon a Spousal Consent in the form of that attached hereto, and should Shareholder hereafter become married, Shareholder shall promptly cause his or her spouse to execute and deliver to the Company a Spousal Consent in such form.
This Agreement shall terminate immediately and be of no further force or effect upon the earliest to occur of:
(a) immediately prior to the consummation of (i) any acquisition or purchase from Vicon by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act (“Group”)) of a 50% or more interest in the total outstanding voting securities of Vicon (other than as a result of the Merger), (ii) any merger, consolidation, business combination, share exchange or similar transaction involving Vicon pursuant to which the stockholders of Vicon immediately preceding such transaction will hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (or Vicon entity of such surviving or resulting entity) (other than as a result of the Merger), or (iii) any sale, lease, exchange, transfer, exclusive license or disposition of assets (including capital stock or other ownership interests in subsidiaries) representing 50% or more of the aggregate fair market value of the consolidated assets of Vicon and its subsidiaries taken as a whole;
(b) immediately following the launch of any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning securities representing 50% or more of the total outstanding voting power of Vicon; or
(c) (i) the filing of a petition by or against Vicon under any chapter of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar law relating to bankruptcy, insolvency or other relief for debtors, (ii) appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of Vicon, or (iii) the making of a general assignment for the benefit of creditors by Vicon;
(d) the Lapse Date;

(e) if the undersigned is a director of Vicon or IQinVision as of the date hereof, and is not appointed to serve, or does not continue to serve (as applicable), as a director of Vicon following the Effective Time pursuant to Section 8.13 of the Merger Agreement, the Effective Time; or
(f) if the undersigned serves (or continues to serve) as a director of Vicon following the Effective Time pursuant to Section 8.13 of the Merger Agreement, the date the undersigned ceases to be a director of Vicon.
This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature Page Follows]

Very truly yours,

Dated: March 28, 2014	_____________________________ Shareholder Signature _____________________________ Shareholder Name
___________________________ Title of Signatory (if applicable)

Acknowledged and Agreed:

VICON INDUSTRIES, INC.

By:______________________________
Name: Title:

FORM OF SPOUSAL CONSENT

I ____________________, spouse of ____________________, have read and approve the foregoing Post-Closing Lock-up Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws of the State of California or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date: ________________________________________

Signature of Spouse: ____________________________
Printed Name of Spouse: _________________________

ANNEX H

IQINVISION, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	THREE MONTHS ENDED MARCH 31,
	2014	2013

NET SALES	$3,168,215	$4,646,837

COST OF SALES	1,806,482	2,151,423

GROSS MARGIN	1,361,733	2,495,414

OPERATING EXPENSES
Marketing and selling	1,053,858	1,191,964
Research and development	549,144	563,347
General and administrative	798,067	556,967
	2,401,069	2,312,278

Income (loss) from operations	(1,039,336)	183,136

OTHER INCOME (LOSS)
Other income (loss), net	41,730	(12,729)

Income (loss) before income taxes	(997,606)	170,407

PROVISION (BENEFIT) FOR INCOME TAXES	(398,149)	82,609

Net income (loss)	$(599,457)	$87,798

See accompanying notes to condensed financial statements.

IQINVISION, INC.
CONDENSED BALANCE SHEETS
MARCH 31, 2014 AND DECEMBER 31, 2013

	March 31,	December 31,
	2014	2013
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$2,975,397	$3,081,621
Trade accounts receivable, net of allowance of $353,189
and $433,031 in 2014 and 2013, respectively	1,762,617	3,131,048
Other accounts receivable	349,085	154,351
Inventories	3,154,328	3,371,390
Deferred tax asset	1,408,786	1,035,415
Prepaid expenses and other current assets	234,879	174,391
Total current assets	9,885,092	10,948,216

Long-term Assets
Property and equipment, net	334,449	364,366
Deposits and other assets	60,307	60,307
Deferred tax asset	1,281,533	1,281,533
Total long-term assets	1,676,289	1,706,206

Total assets	$11,561,381	$12,654,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$839,510	$1,283,142
Accrued expenses	1,034,671	1,081,403
Income tax payable	—	26,386
Total current liabilities	1,874,181	2,390,931

Long-term Liabilities
Deferred rent	73,175	76,224
Total long-term liabilities	73,175	76,224

Total liabilities	1,947,356	2,467,155

Commitments and Contingencies - Note 2

Stockholders' Equity
Convertible preferred stock, no par value; Series D, 2,000,000 shares authorized; 1,502,412 shares issued and outstanding in 2014
and 2013; $2,253,610 aggregate liquidation preference	2,237,356	2,237,356

Convertible preferred stock, no par value; Series C, 1,445,000 shares authorized; 1,444,212 shares issued and outstanding in 2014
and 2013; $1,372,000 aggregate liquidation preference	1,348,800	1,348,800
Convertible preferred stock, no par value; Series B, 3,500,000 shares authorized; 3,295,428 issued and outstanding in 2014
and 2013; $1,779,531 aggregate liquidation preference	1,779,531	1,779,531
Convertible preferred stock, no par value; Series A, 921,000 shares authorized; 920,051 shares issued and outstanding in 2014
and 2013; $2,070,115 aggregate liquidation preference	2,070,115	2,070,115
Common stock, no par value; 20,000,000 shares authorized;
5,766,922 shares in 2014 and 5,737,413 shares in 2013 issued
and outstanding	1,089,117	1,070,447
Additional paid-in capital	2,172,601	2,165,056
Accumulated deficit	(1,083,495)	(484,038)
Total stockholders' equity	9,614,025	10,187,267

Total liabilities and stockholders' equity	$11,561,381	$12,654,422

See accompanying notes to condensed financial statements.

IQINVISION, INC.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2014 AND 2013

	THREE MONTHS ENDED MARCH 31,
	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$(599,457)	$87,798
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	46,356	126,674
Utilization and provision for obsolete and slow-moving inventory	(5,032)	104,695
Change in allowance for bad debts and future
returns reserve	(79,842)	78,990
Stock-based compensation	26,215	82,756
Changes in operating assets and liabilities:
Inventories	222,094	(118,205)
Prepaid expenses and other current assets	(60,488)	(74,959)
Deferred tax assets	(373,371)	—
Deferred revenue	—	(24,516)
Income tax payable	(26,386)	(124,106)
Accounts receivable	1,253,539	(399,422)
Accounts payable and accrued expenses	(493,413)	(1,047,545)
Net cash used in operating activities	(89,785)	(1,307,840)

INVESTING ACTIVITIES
Purchases of property and equipment	(16,439)	(47,367)
Net cash used in investing activities	(16,439)	(47,367)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	14,435
Net cash provided by financing activities	—	14,435

DECREASE IN CASH AND CASH EQUIVALENTS	(106,224)	(1,340,772)

CASH AND CASH EQUIVALENTS
Beginning of year	3,081,621	2,821,923

End of period	$2,975,397	$1,481,151

See accompanying notes to condensed financial statements.

IQINVISION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Organization and Summary of Significant Accounting Policies

Nature of operations - IQinVision, Inc. (the “Company”) has been designing, manufacturing, and marketing the IQeye line of HD megapixel IP cameras since 1998. A world leader in IP network camera products, IQinVision is renowned for image quality, stability, and reliability in the harshest environments. ONVIF and PSIA compliant, IQeye cameras are integrated with all leading Video Management Software Systems (“VMS”) and Network Video Recorders (“NVRs”) and are backed by the most comprehensive warranty program in the industry. The Company's products are widely deployed in schools, banking, city surveillance, commercial/industrial, critical infrastructure, gaming, government/law enforcement, healthcare, retail, and transportation applications.

Basis of Presentation - The accompanying interim unaudited condensed financial statements of the Company should be read in conjunction with the Company’s audited financial statements for the years ended December 31, 2013 and 2012. These interim unaudited condensed financial statements have been prepared in accordance with the accrual basis of accounting and accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, which are normal and recurring, necessary for a fair statement of the Company’s condensed results of operations, financial position and cash flows as of March 31, 2014 and for all periods presented.  Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ended December 31, 2014.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The estimates and judgment affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent liabilities. The Company evaluates estimates, including those related to customer programs and incentives, product returns, allowance for doubtful accounts, inventories and inventory reserves, impairments of long-lived assets, income taxes, warranty obligations, contingencies and litigation. Actual results could differ from those estimates.

Revenue recognition - The Company’s customers include network integrators, security integrators, industrial distributors, value-added resellers (“VARs”), original equipment manufacturers (“OEMs”), and end users. Revenue from product sales is recognized when persuasive evidence of an arrangement exists, including: a fixed price to the buyer; delivery, which is generally made on a point-of-origin basis; and determining that collection of the receivable is reasonably assured. The Company uses either a binding purchase order or signed purchase agreement as evidence of an arrangement. With the exception of distributors, the Company generally grants no right to return its products without defect. Defective products may be returned under the Company’s warranty policy. On sales to distributors with a specific right of return where historical information is not available to adequately estimate the volume of such returns, the Company defers recognition of revenue and the related gross profit until the distributor resells the product.

Stock-based compensation - The Company recognizes compensation costs for all stock awards based upon each award’s estimated fair market value on the grant date. The compensation cost is amortized on a straight-line basis over the service period required to obtain full vesting.

Income taxes - Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and the tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the ability to realize its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, Income Taxes, relating to accounting for uncertain tax positions. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Note 2 - Commitments and Contingencies

The Company provides a two-year to five-year manufacturer’s warranty covering product defects. Accruals for product warranties are estimated based upon historical warranty experience and are recorded at the time revenue is recognized. The estimated future warranty obligation at March 31, 2014 and December 31, 2013 was $365,220 and $344,441, respectively.

Note 3 - Income Taxes

The income tax provision differs from the amount of income tax determined by applying statutory federal income tax rates to pretax income for the three month periods ended March 31, 2014 and 2013 due to research and development tax credits, state taxes, changes to liabilities for unrecognized tax benefits, and nondeductible expenses.

The Company has net operating loss carryforwards (“NOLCs”) for income tax purposes related to California franchise taxes. These carryforwards may provide future tax benefits. The California NOLCs will begin to expire in 2020 if not utilized to offset taxable income. The Company also has research tax credit carryforwards related to federal income taxes and California franchise taxes. The federal credit carryforwards will begin to expire in 2029 unless previously utilized. The California research and development credits do not expire. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), the annual use of the net operating loss carryforwards and research and development tax credits could be limited by any greater than 50 percent ownership change during any three-year testing period. The Company believes it has not had any ownership changes that met this criterion.

The Company files income tax returns in the U.S. federal and various state tax jurisdictions. The Company is subject to U.S. federal examinations by tax authorities for years 2010 and later. The Company is subject to California examinations by tax authorities for years 2003 and later due to California NOLCs and California research and development credit carryforwards. The Company plans to reevaluate its unrecognized tax benefit upon execution of its pending merger with Vicon Industries, Inc. as further discussed in Note 4 - Merger Agreement. As of March 31, 2014, no interest or penalties for unrecognized tax benefits have been accrued in the financial statements.

Note 4 - Merger Agreement

On March 28, 2014, the Company entered into a merger agreement (“the Merger Agreement”) with Vicon Industries, Inc. (“Vicon”), a publicly traded New York based company. Pursuant to the terms of Merger Agreement, the issued and outstanding shares of capital stock of IQinVision will, in aggregate, be converted into the right to receive the total number of outstanding shares of Vicon’s common stock at the effective date of merger. The aforementioned exchange ratio will not be adjusted for changes in the market value of Vicon’s common stock and will provide IQinVision shareholders with a maximum 50% post combination common stock ownership interest in Vicon, subject to possible dissenter shareholder rights under the California Corporations Code in which certain shareholders may receive cash in lieu of shares. The Merger Agreement also provides for Vicon’s assumption of IQinVision’s stock incentive plans and conversion of IQinVision’s then outstanding stock options (“Options”) and Stock Appreciation Rights (“SAR”) into equivalent options and rights to shares of Vicon’s common stock. The number and price of such assumed Options and SAR’s will be adjusted by the Merger Agreement common stock exchange ratio. The existing terms and conditions of such Options and SAR’s will remain the same. The Merger Agreement also provides for Vicon to form a wholly owned California subsidiary for the sole purpose of effecting the merger, which will be merged with and into IQinVision who will survive the merger as a wholly owned subsidiary of Vicon. The Merger Agreement contains certain termination rights for both the Company and Vicon and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $750,000.

Completion of the merger is subject to a number of conditions, including, but not limited to (i) approval of the issuance of shares of Vicon’s common stock in connection with the merger by Vicon’s shareholders and the adoption and approval of the Merger Agreement and the transactions contemplated thereby by IQinVision’s shareholders; (ii) the effectiveness of a registration statement on Form S-4 to be filed by Vicon with the Securities and Exchange Commission to register Vicon’s issuance of the shares of common stock in connection with the merger, which will contain a proxy statement/prospectus; (iii) exercise of dissenters’ rights by no more than 10% of IQinVision’s shareholders; and (iv) other customary closing conditions.

CONTENTS

PAGE

REPORT OF INDEPENDENT AUDITORS	H-11

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Balance Sheets	H-12

Statements of Operations	H-14

Statements of Cash Flows	H-15

Statements of Changes in Stockholders’ Equity	H-17

Notes to Financial Statements	H-18

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
IQinVision, Inc.

Report on Financial Statements
We have audited the accompanying financial statements of IQinVision, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2013 and 2012, the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IQinVision, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/Moss Adams LLP

San Diego, California
March 4, 2014

IQINVISION, INC.
BALANCE SHEETS
DECEMBER 31, 2013 AND 2012

	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$ 3,081,621	$ 2,821,923
Trade accounts receivable, net of allowance of $433,031
and $250,571 in 2013 and 2012, respectively	3,131,048	2,470,884
Other accounts receivable	154,351	425,796
Inventories	3,371,390	4,552,797
Deferred tax asset	1,035,415	965,218
Prepaid expenses and other current assets	174,391	184,087
Total current assets	10,948,216	11,420,705

Long-term Assets
Property and equipment, net	364,366	290,059
Deposits and other assets	60,307	68,866
Deferred tax asset	1,281,533	1,232,306
Intangible assets, net	—	225,620
Total long-term assets	1,706,206	1,816,851

Total assets	$ 12,654,422	$ 13,237,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 1,283,142	$ 1,744,719
Accrued expenses	1,081,403	1,511,493
Income tax payable	26,386	295,620
Deferred revenue	—	133,218
Total current liabilities	2,390,931	3,685,050

Long-term Liabilities
Deferred rent	76,224	75,212
Total long-term liabilities	76,224	75,212

Total liabilities	2,467,155	3,760,262

Commitments and Contingencies (Note 6)

Stockholders' Equity
Convertible preferred stock, no par value; Series D, 2,000,000 shares authorized; 1,502,412 shares issued and outstanding in 2013
and 2012; $2,253,610 aggregate liquidation preference	2,237,356	2,237,356
Convertible preferred stock, no par value; Series C, 1,445,000 shares authorized; 1,444,212 shares issued and outstanding in 2013
and 2012; $1,372,000 aggregate liquidation preference	1,348,800	1,348,800
Convertible preferred stock, no par value; Series B, 3,500,000 shares authorized; 3,295,428 issued and outstanding in 2013
and 2012; $1,779,531 aggregate liquidation preference	1,779,531	1,779,531
Convertible preferred stock, no par value; Series A, 921,000 shares authorized; 920,051 shares issued and outstanding in 2013
and 2012; $2,070,115 aggregate liquidation preference	2,070,115	2,070,115
Common stock, no par value; 20,000,000 shares authorized;
5,737,413 shares in 2013 and 5,427,413 shares in 2012 issued
and outstanding	1,070,447	975,716
Additional paid-in capital	2,165,056	2,120,066
Accumulated deficit	(484,038)	(1,054,290)
Total stockholders' equity	10,187,267	9,477,294

Total liabilities and stockholders' equity	$ 12,654,422	$ 13,237,556

See accompanying notes.

IQINVISION, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2013 AND 2012

	Years Ended December 31,
	2013	2012

NET SALES	$ 19,009,141	$ 21,375,372

COST OF SALES	9,422,149	10,588,123

GROSS MARGIN	9,586,992	10,787,249

OPERATING EXPENSES
Marketing and selling	4,735,453	5,190,122
Research and development	2,295,566	2,632,518
General and administrative	2,001,327	1,677,689
	9,032,346	9,500,329

Income from operations	554,646	1,286,920

OTHER INCOME
Other income, net	19,633	7,824

Income before income taxes	574,279	1,294,744

PROVISION FOR INCOME TAXES	4,027	526,086

Net income	$ 570,252	$ 768,658

See accompanying notes.

IQINVISION, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2013 AND 2012

	Years Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$570,252	$768,658
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	419,164	512,241
Write-down of inventory	214,883	585,214
Change in allowance for bad debts and future
returns reserve	182,460	(36,445)
Stock-based compensation	116,990	151,109
Loss on disposal of assets	502	264
Changes in operating assets and liabilities:
Inventories	966,524	(2,316,022)
Prepaid expenses and other current assets	9,696	(64,210)
Deposits and other assets	8,559	—
Deferred tax assets	(119,424)	116,478
Deferred revenue	(133,218)	30,104
Income tax payable	(269,234)	238,863
Accounts receivable	(571,179)	368,105
Accounts payable and accrued expenses	(890,655)	(49,827)
Income tax receivable	—	53,043
Net cash provided by operating activities	505,320	357,575

INVESTING ACTIVITIES
Purchases of property and equipment	(268,353)	(160,145)
Net cash used in investing activities	(268,353)	(160,145)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	22,731	13,872
Payments on repurchase and retirement of
common shares	—	(4,680)
Net cash provided by financing activities	22,731	9,192

INCREASE IN CASH AND CASH EQUIVALENTS	259,698	206,622

CASH AND CASH EQUIVALENTS
Beginning of year	2,821,923	2,615,301

End of year	$3,081,621	$2,821,923

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income tax payments	$393,011	$111,882

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Note receivable for purchase of common stock	$—	$16,298

See accompanying notes.

IQINVISION, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2013 AND 2012

	Preferred Stock										Additional		Total
	Series D		Series C		Series B		Series A		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

BALANCE, JANUARY 1, 2012	1,502,412	$2,237,356	1,444,212	$1,348,800	3,295,428	$1,779,531	920,051	$2,070,115	5,007,153	$848,765	$2,086,716	$(1,822,948)	$8,548,335
Issuance of common stock pursuant to exercise of stock options	—	—	—	—	—	—	—	—	169,784	30,170	(16,298)	—	13,872
Issuance of restricted stock	—	—	—	—	—	—	—	—	262,476	98,101	—	—	98,101
Repurchase and retirement of common shares	—	—	—	—	—	—	—	—	(12,000)	(1,320)	(3,360)	—	(4,680)
Expense of common stock option grants	—	—	—	—	—	—	—	—	—	—	53,008	—	53,008
Net income	—	—	—	—	—	—	—	—	—	—	—	768,658	768,658
BALANCE, DECEMBER 31, 2012	1,502,412	2,237,356	1,444,212	1,348,800	3,295,428	1,779,531	920,051	2,070,115	5,427,413	975,716	2,120,066	(1,054,290)	9,477,294
Issuance of common stock pursuant to exercise of stock options	—	—	—	—	—	—	—	—	150,000	22,731	—	—	22,731
Issuance of restricted stock	—	—	—	—	—	—	—	—	160,000	72,000	—	—	72,000
Expense of common stock option grants	—	—	—	—	—	—	—	—	—	—	44,990	—	44,990
Net income	—	—	—	—	—	—	—	—	—	—	—	570,252	570,252
BALANCE, DECEMBER 31, 2013	1,502,412	$2,237,356	1,444,212	$1,348,800	3,295,428	$1,779,531	920,051	$2,070,115	5,737,413	$1,070,447	$2,165,056	$(484,038)	$10,187,267

See accompanying notes.

IQINVISION, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and Summary of Significant Accounting Policies

Nature of operations - IQinVision, Inc. (the “Company”) has been designing, manufacturing, and marketing the IQeye line of HD megapixel IP cameras since 1998. A world leader in IP network camera products, IQinVision is renowned for image quality, stability, and reliability in the harshest environments. ONVIF and PSIA compliant, IQeye cameras are integrated with all leading Video Management Software Systems (“VMS”) and Network Video Recorders (“NVRs”) and are backed by the most comprehensive warranty program in the industry. The Company's products are widely deployed in schools, banking, city surveillance, commercial/industrial, critical infrastructure, gaming, government/law enforcement, healthcare, retail, and transportation applications.

Method of accounting - The financial statements have been prepared using the accrual basis of accounting.

Cash and cash equivalents - The Company considers highly-liquid instruments with maturities of three months or less at acquisition to be cash equivalents. Cash equivalents consist of a money market account.

Revenue recognition - The Company’s customers include network integrators, security integrators, industrial distributors, value-added resellers (“VARs”), original equipment manufacturers (“OEMs”), and end users. Revenue from product sales is recognized when persuasive evidence of an arrangement exists, including: a fixed price to the buyer; delivery, which is generally made on a point-of-origin basis; and determining that collection of the receivable is reasonably assured. The Company uses either a binding purchase order or signed purchase agreement as evidence of an arrangement. With the exception of distributors, the Company generally grants no right to return its products without defect. Defective products may be returned under the Company’s warranty policy. On sales to distributors with a specific right of return where historical information is not available to adequately estimate the volume of such returns, the Company defers recognition of revenue and the related gross profit until the distributor resells the product.

Shipping and handling - The Company recognizes shipping and handling billed to its customers as a component of net sales and the cost of shipping and handling as a component of cost of sales.

Receivables - Receivables are recorded when products are shipped or services are provided and are presented in the balance sheet, net of the allowance for doubtful accounts and the future returns reserve. Credit terms for payment of products and services are extended to customers in the normal course of business, and no collateral is required. The allowance for doubtful accounts is estimated based on the Company’s historical losses, existing economic conditions, and the financial stability of its customers. The future returns reserve is estimated based on the Company’s historical product returns and reduces sales in the statement of operations. Receivables are written off in the year deemed uncollectible.

Other accounts receivable - Other accounts receivable consists of raw materials that have been shipped to the Company’s contract manufacturers for production of its products. Title to raw materials transfers to the contract manufacturers upon shipment. The Company purchases finished goods from the contract manufacturers, and title to those products transfers upon shipment. No revenue or costs of sales are recorded on these transactions. Other receivables are presented as gross in the balance sheet.

Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market value.

Property and equipment - Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally two to five years. Leasehold improvements are depreciated over the lesser of their estimated useful life or lease term.

Patents - The Company’s patent number 8,411,151 was issued by the U.S. Patent and Trademark Office on April 2, 2013. The patent is comprised of 146 total claims, including a mix of apparatus and method claims. The Company follows a policy of capitalizing the legal fees and filing costs incurred in obtaining patents if the costs are expected to increase the usefulness or ability to defend the patent. Patents are amortized over their estimated useful lives. Capitalized legal fees and filing expenses were fully amortized for the years ended December 31, 2013 and 2012.

Research and development - The Company is engaged in new product development efforts. Research and development expense relating to future products is expensed as incurred. The Company has determined that technological feasibility for its products is reached shortly before products are released to manufacturing. Costs incurred after technological feasibility is established are not material and are expensed when incurred.

Stock-based compensation - At December 31, 2013, the Company had stock-based employee compensation which is described more fully in Note 8. The Company recognizes compensation costs for all stock awards based upon each award’s estimated fair market value on the grant date. The compensation cost is amortized on a straight-line basis over the service period required to obtain full vesting.

Impairment of long-lived assets - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. To date, no such write-downs have occurred.

Income taxes - Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and the tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the ability to realize its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740-10, Income Taxes, relating to accounting for uncertain tax positions. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense. See Note 10 for additional details.

Customer concentrations - For the years ended December 31, 2013 and 2012, the Company had three major customers who accounted for 26 percent and one major customer who accounted for 15 percent of the Company’s net sales, respectively. These same customers accounted for 36 and 18 percent of gross trade accounts receivable as of December 31, 2013 and 2012, respectively. Additionally, approximately 21 and 26 percent of sales originated from international customers during the years ended December 31, 2013 and 2012, respectively.

Vendor concentrations - The Company used two contract manufacturers to produce its cameras during the years ended December 31, 2013 and 2012.

Subsequent events - Subsequent events are events or transactions that occur after the balance sheet date, but before the financial statements are issued. The Company has evaluated subsequent events through March 4, 2014, which is the date the financial statements were issued.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of income and expenses during the reported period. Actual results might differ from those estimates.

Note 2 - Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts which exceed federally-insured deposit limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on its cash and cash equivalents.

Note 3 - Inventories

Inventories consist of:

	2013	2012

Finished goods	$3,093,855	$4,216,183
Raw materials	277,535	336,614

Total inventories	$3,371,390	$4,552,797

Note 4 - Property and Equipment

Property and equipment consist of:

	2013	2012

Computer equipment	$514,788	$499,817
Tooling	482,027	345,809
Leasehold improvements	376,616	376,616
Office furniture and equipment	299,080	281,350
Machinery and equipment	107,833	73,190
	1,780,344	1,576,782
Less accumulated depreciation	1,419,936	1,300,723
	360,408	276,059
Construction in process	3,958	14,000

Total property and equipment	$364,366	$290,059

Depreciation expense for the years ended December 31, 2013 and 2012 was $193,544 and $210,245, respectively.

Note 5 - Related-party Transactions

Intellectual property purchase agreement - On October 2, 2008, the Company entered into an intellectual property purchase agreement (the “IP Purchase Agreement”) to purchase Gordian intellectual property. At December 31, 2013 and 2012, Gordian was the largest single stockholder of the Company. The purchase was made for the following consideration: 1) $50,000 monthly payments for 36 months; and 2) 250,000 shares of common stock. The Company made its final payment to Gordian under the IP Purchase Agreement in September 2011. The recorded value of the asset purchased was $2,148,760, and the amortization is recorded as research and development expense.

Amortization expense for the years ended December 31, 2013 and 2012 was $225,620 and $301,996, respectively. The asset was fully amortized in 2013.

Contract manufacturer - In June 2007, one of the Company’s contract manufacturers acquired 333,333 shares of Series D Convertible Preferred Stock as part of the Preferred Stock Purchase Agreement. During the years ended December 31, 2013 and 2012, the Company invoiced the contract manufacturer for raw material inventory provided, of which $0 and $180,942 remained in other receivables at December 31, 2013 and 2012, respectively. In addition, during the years ended December 31, 2013 and 2012, the contract manufacturer invoiced the Company for camera production, of which $0 and $371,268 remained in the Company’s accounts payable balance at December 31, 2013 and 2012, respectively. The Company terminated its relationship with the contract manufacturer at the end of 2013.

Other payments - The Company makes certain payments to members of its Board of Directors (the “Board”) for consulting services. During the years ended December 31, 2013 and 2012, amounts paid to Board members for those services totaled $71,532 and $118,344, respectively. In addition, a shareholder was paid $0 and $39,768 for business development services during the years ended December 31, 2013 and 2012, respectively.

Included in issuance of common stock pursuant to exercise of stock options for the year ended December 31, 2012 are 69,954 shares issued to an officer of the Company for a $15,740 note receivable. The note, secured by the common stock, accrues interest at 4.25 percent and is due February 17, 2015.

Note 6 - Commitments and Contingencies

Lease agreement - In March 2012, the Company extended its lease agreement for a 22,017 square foot building which serves as the Company’s corporate headquarters. The 60-month extension is effective through December 2016, with early termination provisions for the Company in December 2014 and December 2015. In addition, the Company terminated the leased office space in the Netherlands effective February 2013. The Company recognizes rent expense on a straight‐line basis. Future minimum lease payments required under these operating lease agreements are as follows:

Years ending December 31,
2014	$528,408
2015	541,618
2016	554,828

$1,624,854

Rent expense under operating leases was $513,605 and $540,441 for the years ended December 31, 2013 and 2012, respectively.

Warranties - The Company provides a two-year to five-year manufacturer’s warranty covering product defects. Accruals for product warranties are estimated based upon historical warranty experience and are recorded at the time revenue is recognized. The estimated future warranty obligation at December 31, 2013 and 2012 was $344,441 and $410,025, respectively.

Unconditional purchase obligation - To assure long‐term supply of a particular component, the Company contracted with a vendor in 2010 to purchase an established quantity for use in the manufacturing of its products. Due to subsequent modifications in the camera designs, the Company has no current forecasted usage for the respective components. The Company had accrued $0 and $283,500 against the purchase commitment as of December 31, 2013 and 2012, respectively. As of December 31, 2013, the Company had no future purchase commitments for this particular component. A full inventory reserve was recorded for all of these parts upon purchase.

Note 7 - Capital Structure

The Company is authorized to issue 20,000,000 shares of common stock, at no par value, and up to 10,000,000 shares of preferred stock, at no par value. As of December 31, 2013, the Company has issued four series’ of preferred stock: Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred, and Series D Convertible Preferred.

Series A, B, C, and D convertible preferred shares - The Series A, B, C, and D stockholders have the right to receive non-cumulative dividends on their shares at $0.18, $0.04, $0.08, and $0.12 per annum, respectively, when and if declared by the Board. The holders of Series D shares have a liquidation preference over Series A, B, and C stockholders; the holders of Series C shares have a liquidation preference over Series A and B stockholders; and the holders of Series B shares have a liquidation preference over Series A stockholders. The holders of Series A, B, C, and D shares have a liquidation preference over the common stockholders, which is equal to the original issue price of the Series A, B, C, and D shares and any cumulative undeclared and unpaid dividends, as adjusted for certain anti-dilution provisions. The holders of Series A, B, C, and D Convertible Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the preferred stock converts. The Series A, B, C, and D stockholders each also have the option to convert the Series A, B, C, and D shares to common stock at any time, provided that they forego participation in liquidation preferences, which expire after the share value, on an as-converted basis to common stock, and are greater than two-times the original issue price of the Series A, B, C, and D shares (as adjusted for any stock dividends, stock splits, and other recapitalizations).

The Series A, B, C, and D shares will be automatically converted into common stock on a 1:1 basis under standard anti-dilution provisions in the event of the closing of an underwritten initial public offering of the Company’s common stock under the Securities Act of 1933, with aggregate proceeds of at least $10,000,000 at a public offering price of at least $4.50 per share. The Company has a right of first refusal to repurchase the Series A, B, C, and D Convertible Preferred Stock from the Series A, B, C, and D stockholders.

Note 8 - Stock Incentive Plan

In December 2011, the Board established the 2011 Stock Incentive Plan (the “Plan”) as a successor to the Amended and Restated 2001 Stock Incentive Plan, effective May 15, 2001, and amended and restated as of April 5, 2007. The Plan is intended to: (a) enhance the Company’s ability to attract and retain qualified personnel and (b) provide additional incentives to qualified personnel to devote their utmost effort and skill toward the advancement and betterment of the Company. The Plan provides for the grant of incentive stock options to officers and employees of the Company, as well as the grant of nonqualified stock options, restricted stock, and stock appreciation rights to Board members and service providers. The Plan is administered by the Board of Directors. The Board determines the number of options granted to officers, employees, Board members, and service providers at its sole discretion. Options granted by the Board under the Plan are granted at prices fixed by the Board, but not less than 100 percent of the estimated fair value of the underlying common stock. Options generally become exercisable over a three-year vesting period, commencing two to four months after the date of grant. The duration of options awarded under the Plan may not exceed ten years from the date of grant. As of December 31, 2013, the Company had reserved 900,000 common shares for issuance under the 2011 Stock Incentive Plan. Options under the Restated 2001 Stock Incentive Plan are removed from the pool upon exercise or forfeiture. As of December 31, 2013, the Company had 1,221,327 shares remaining outstanding under the Restated 2001 Stock Incentive Plan.

The Company uses the Black-Scholes option pricing model to estimate the fair value of each option grant on the date of grant or modification. The Company amortizes the estimated fair value to stock compensation expense using the straight-line method over the vesting period of the option. The following is a description of the significant assumptions used in the option pricing model:

•
Expected term - The expected term is the period of time that granted options are expected to be outstanding. The Company estimates the expected term based on historical patterns of option exercises as well as potential future events that may increase liquidity. These factors are believed to reflect future exercise behavior.

•
Expected volatility - Because the Company’s stock is not traded in an active market, the Company calculates volatility by using the historical stock prices of similar companies going back over the estimated life of the option and averaging the volatilities of these companies.

•
Risk-free interest rate - The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the market yield in effect at the time of option grant provided from the Federal Reserve Board’s Statistical Releases and historical publications from the Treasury constant maturities rates for the equivalent remaining terms.

•	Dividends - The Company does not have plans to pay cash dividends in the future. Therefore, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

The following assumptions were used to estimate the value of options granted for the years ended December 31:

	2013	2012

Average expected term	7 years	7 years
Expected stock price volatility	49%	50%
Risk-free interest rate	1.13 - 2.05%	1.05 - 1.33%
Expected dividends	Zero	Zero

Option activity under the Plan for the years ended December 31, 2013 and 2012 is summarized as follows:

		Weighted-average
			Remaining
	Number of	Exercise	Contractual
	Shares	Price	Term in Years

Balance outstanding, January 1, 2012	2,164,111	$ 0.59	4.90

Granted	471,000	0.43
Exercised	(169,784)	0.18
Canceled	(709,500)	1.68

Balance outstanding, December 31, 2012	1,755,827	0.45	5.12

Granted	33,000	0.51
Exercised	(150,000)	0.16
Canceled	(30,000)	1.32

Balance outstanding, December 31, 2013	1,608,827	0.62	4.59
Exercisable, December 31, 2013	1,292,320	0.65	3.54

The weighted-average grant date fair value of options granted during the years ended December 31, 2013 and 2012 was $0.26 and $0.22, respectively. The total intrinsic value of options exercised for the years ended December 31, 2013 and 2012 was $44,100 and $34,646, respectively.

As of December 31, 2013, there was $67,095 of total unrecognized compensation cost related to non-vested, share-based compensation arrangements granted under the Plan. Total unrecognized compensation costs will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost over a period of three years.

In December 2011, the Board approved the issuance of 1,020,000 stock appreciation rights (“SARs”) to certain key personnel of the Company. The SARs were granted with a base value of $0.74, which was two-times the fair value of the Company’s common stock. The SARs, which were issued with a January 1, 2012 grant date, vest and become exercisable as to 25 percent of the shares on each anniversary of the vesting commencement date beginning on January 1, 2013. The SARs will expire on January 31, 2016, unless terminated earlier as provided in the agreements. In December 2012, the Board approved the issuance of 300,000 SARs to officers of the Company, with a grant date of January 1, 2013. The SARs were granted with a base value of $0.90, which was two-times the fair value of the Company’s common stock. The SARs, which were issued with a January 1, 2013 grant date, vest and become exercisable as to 25 percent of the shares on each anniversary of the vesting commencement date beginning on January 1, 2014. The SARs will expire on January 31, 2017, unless terminated earlier as provided in the agreements. All of the SARs vest immediately prior to the consummation of a change in control event, as defined in the SARs agreements between the Company and each recipient. The SARs entitle the recipients to receive an amount payable in cash, determined in whole by the appreciation in the fair value of the stock in excess of the base value between the date of the award grant and the date of exercise. The Company has elected to use the intrinsic value method to account for the SARs. Under the intrinsic value method, no expense is recognized until the SARs reach their base value. At December 31, 2013, there was no value associated with these grants.

During the years ended December 31, 2013 and 2012, the Company issued a total of 160,000 and 262,476 shares as compensation to Board members. The shares were issued as restricted stock under the Plan, but were fully vested at the date of issuance and did not include any other restrictive terms. The fair value of the 2013 and 2012 shares issued was estimated by management to be $72,000 and $98,101, respectively, based on the estimated fair value of the common shares at each issuance date.

Note 9 - Shares Reserved for Future Issuance

The following common stock shares are reserved for future issuance at December 31, 2013:

Conversion of preferred stock	7,644,992
Stock options issued and outstanding	1,608,827
Stock options authorized for future grants	90,024

9,343,843

Note 10 - Income Taxes

The income tax provision differs from the amount of income tax determined by applying statutory federal income tax rates to pretax income for the years ended December 31, 2013 and 2012 due to research and development tax credits, state taxes, changes to liabilities for unrecognized tax benefits, and nondeductible expenses. The income tax expense provision for the years ended December 31, 2013 and 2012 consisted of:

	2013	2012
Current:
Federal	$106,623	$404,547
State	16,828	5,061
	123,451	409,608

Deferred:
Federal	(128,068)	90,906
State	8,644	25,572
	(119,424)	116,478

Total	$4,027	$526,086

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets consist of the following components at December 31, 2013 and 2012:

	2013	2012

Net operating loss carryforwards	$45,000	$85,000
Research and development credits	623,000	545,000
Depreciation	35,000	54,000
Intangibles	534,000	504,000
Inventory reserve	535,000	454,000
Other	545,000	556,000
Deferred tax assets	2,317,000	2,198,000

Net deferred tax assets	$2,317,000	$2,198,000

At December 31, 2013 and 2012, the Company had net operating loss carryforwards (“NOLCs”) for income tax purposes related to California franchise taxes of approximately $759,000 and $1,464,000, respectively. These carryforwards may provide future tax benefits. The California NOLCs will begin to expire in 2020 if not utilized to offset taxable income. At December 31, 2013 and 2012, the Company also had research tax credit carryforwards related to federal income taxes of approximately $291,000 and $226,000, respectively, and related to California franchise taxes of approximately $662,000 and $618,000, respectively. The federal credit carryforwards will begin to expire in 2029 unless previously utilized. The California research and development credits do not expire. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), the annual use of the net operating loss carryforwards and research and development tax credits could be limited by any greater than 50 percent ownership change during any three-year testing period. The Company did not have any ownership changes that met this criterion during the fiscal years ended December 31, 2013 and December 31, 2012.

The Company files income tax returns in the U.S. federal and various state tax jurisdictions. The Company is subject to U.S. federal examinations by tax authorities for years 2010 and later. The Company is subject to California examinations by tax authorities for years 2003 and later due to California NOLCs and California research and development credit carryforwards. The Company does not expect the unrecognized tax benefit to significantly increase or decrease within twelve months. As of December 31, 2013, no interest or penalties for unrecognized tax benefits have been accrued in the financial statements.